Exhibit 10.23

DEVELOPMENT AGREEMENT
Dated as of October 28, 2015
between
ERY DEVELOPER LLC, as developer
and
KKR HY LLC

TABLE OF CONTENTS
Page

ARTICLE 1

CERTAIN DEFINITIONS
Section 1.01Defined Terms    2
Section 1.02Rules of Construction    31
ARTICLE 2

DEVELOPER’S RESPONSIBILITIES
Section 2.01 Retention of Developer    32
Section 2.02Developer’s Responsibilities    33
Section 2.03Standard of Performance    36
Section 2.04Development Fee    36
Section 2.05Survival    37
ARTICLE 3

ARCHITECT AND CONSULTANTS; PLANS, AND CHANGES TO PLANS; 30 HY PROJECT DOCUMENTS
Section 3.01 Project Architect and Consultants; Construction Manager    37
Section 3.02Plans    37
Section 3.03Consultation with PE Member and PE’s Consultants    38
Section 3.04PE Member’s Approval Rights; Change Orders; Changes Required by Law    39
Section 3.05Field Changes; Force Majeure Changes    41
Section 3.06Developer’s Approval Over Design Changes Initiated by PE Member; Payment for Such Changes    42
Section 3.07Statement of Changes; Time for Approvals    43
Section 3.08PE Member’s Review of Plans Not a Representation or Assumption    45
Section 3.09Plans and Materials Available    46
Section 3.10ERY Site Plan    46
Section 3.11Delivery of Plans    48
Section 3.12Construction Loan Documents; 30 HY Project Documents.    48
ARTICLE 4

ACCESS TO INFORMATION; PAYMENT OF PE MEMBER TOTAL DEVELOPMENT COST AND PE MEMBER ADDITIONAL DEVELOPMENT COSTS; AUDIT RIGHTS; BOOKS AND RECORDS; ENVIRONMENTAL REPORTS
Section 4.01 Access to Information; Meeting with the Construction Lender    49
Section 4.02Draw Requests; Payment of PE Member Total Development Cost, PE Member Additional Development Costs and PE Member Additional Payment.    50
Section 4.03Audit of Construction Costs    53
Section 4.04Books and Records    54
Section 4.05Environmental Reports    54
Section 4.06Survival    56
ARTICLE 5

LABOR MATTERS
Section 5.01 Project Labor Agreement    56
Section 5.02MWBE    56
ARTICLE 6

SCHEDULE AND UPDATES; PE DELAY; HOLDOVER COSTS;
AUTOMATIC TERMINATION OF AGREEMENT
Section 6.01 Project Schedule; Updates    56
Section 6.02PE Delay    57
Section 6.03Delivery Blocks, Holdover Costs, Etc.    58
Section 6.04Automatic Termination    64
Section 6.05Survival    65
ARTICLE 7

SUBGUARD; DEVELOPER’S INSURANCE
Section 7.01 Subguard    65
Section 7.02Insurance Coverages    65
ARTICLE 8

PE FINISH WORK; SITE LOGISTICS
Section 8.01 Design of PE Finish Work    66
Section 8.02Intentionally Omitted    69
Section 8.03Site Logistics Procedures    69
Section 8.04Performance of PE Finish Work    70
Section 8.05Cost of Performing PE Finish Work    71
Section 8.06PE Member Violations    71
Section 8.07Survival    71
ARTICLE 9

INSPECTION RIGHTS DURING CONSTRUCTION; DELIVERY DATE, DELIVERY BLOCKS, DC PUNCH LIST; WARRANTIES; DEFECTIVE WORK
Section 9.01 Inspection by PE Member During Construction; On-Going Consultation    72
Section 9.02Delivery Date; DC Punch List; Acceptance Procedure    72
Section 9.03Contractor Warranties; Defective Work; Latent Defects    74
Section 9.04PE Member’s Right to Remove Developer Violations    75
ARTICLE 10

PE Member TOTAL DEVELOPMENT COST; PE MEMBER ADDITIONAL DEVELOPMENT COSTS; DEVELOPER DEFAULT
Section 10.01 PE Member Total Development Cost; PE Member Additional Development Costs    76
Section 10.02Developer Default    78
ARTICLE 11

SEVERANCE DATE CLOSING; PE DEPOSIT; RESCISSION
Section 11.01 Severance Date Transactions    81
Section 11.02Disclosures    85
Section 11.03PE Deposit.    85
Section 11.04Rescission Right.    86
ARTICLE 12

UNIT CLOSING; PAYMENT OF PE Unit Allocated Construction Loan Amount and PE MEMBER True-Up Payment
Section 12.01 PE Unit Closing    87
Section 12.02Unit Carry Costs    90
Section 12.03Repayment of PE Unit Allocated Construction Loan Amount; Release of PE Unit    91
Section 12.04Issuance of Severed Leasehold Interest for PE Unit    93
ARTICLE 13

DC PUNCH LIST WORK;
DELIVERIES AND PAYMENTS TO BE MADE FOLLOWING THE
CLOSING; FINAL ACCOUNTING
Section 13.01 Completion of DC Punch List Work    93
Section 13.02Payment of the Cost of Post-Distribution Work Properly Allocable to the PE Unit    94
Section 13.03Final Accounting at Final Completion; Final Payments    94
Section 13.04Developer’s Obligation to Discharge Liens and Remove Violations After the Closing    94
Section 13.05Survival    95
ARTICLE 14

DISPUTE RESOLUTION
Section 14.01 Dispute Resolution    95
ARTICLE 15

REPRESENTATIONS AND WARRANTIES OF DEVELOPER AND PE Member
Section 15.01 Developer’s Representations    97
Section 15.02PE Member’s Representations    99
ARTICLE 16

FLOOR AREA
Section 16.01 Floor Area    100
ARTICLE 17

EXCULPATION; INDEMNIFICATION
Section 17.01 Exculpation    101
Section 17.02Indemnification    101
Section 17.03Survival    102
ARTICLE 18

NOTICES
Section 18.01 Notices    102
Section 18.02Email Notices    103
Section 18.03Approvals    103
ARTICLE 19

MISCELLANEOUS
Section 19.01 Further Assurances    104
Section 19.02Governing Law    104
Section 19.03Submission to Jurisdiction; Waiver of Jury Trial    104
Section 19.04Amendments and Waivers in Writing    105
Section 19.05Confidentiality; Publicity    105
Section 19.06Non-Waiver of Rights    106
Section 19.07Execution in Counterparts    106
Section 19.08Exhibits and Schedules    107
Section 19.09Headings    107
Section 19.10Assignments of this Agreement    107
Section 19.11Successors and Assigns    108
Section 19.12Severability    108
Section 19.13No Third Party Beneficiaries    108
Section 19.14No Joint Venture or Partnership    108
Section 19.15No Construction Against Draftsperson    109
Section 19.16Brokerage    109
Section 19.17Authorized Representatives    109
Section 19.18Prevailing Party Entitled to Fees and Costs    109
Section 19.19Survival    109
Section 19.20Remedies    109

EXHIBITS

Exhibit A	LLC Amendment Term Sheet 101

Exhibit B	Form of Building Completion Guaranty 101

Exhibit C	Form of Certificate of Substantial Completion (Architect) 102

Exhibit D	Delivery Condition 102

Exhibit E	Statement of Changes 103

Exhibit F	Dual Obligee Rider 104

Exhibit G	Arbiters 104

Exhibit H	Work Dispute Arbiters 104

Exhibit I	Form of 50 HY Deed Restriction 105

Exhibit J	Form of 50 HY Mortgage Subordination 105

DEVELOPMENT AGREEMENT
DEVELOPMENT AGREEMENT (as the same may be amended in accordance herewith, this “Agreement”) made as of [--], 2015 by and between ERY DEVELOPER LLC, a Delaware limited liability company with an office at c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Developer”) and KKR HY LLC, a Delaware limited liability company with an office at 9 West 57th Street, Suite 4200, New York, NY 10019 (“PE Member”).
Introductory Statement
A.ERY Tenant LLC, a Delaware limited liability company (“ERY Tenant”), as ground lessee, entered into that certain Agreement of Lease (Eastern Rail Yard Section of the John D. Caemmerer West Side Yard), dated as of April 10, 2013, with the Metropolitan Transportation Authority, a body corporate and politic constituting a public benefit corporation of the State of New York (the “MTA”), as ground lessor, as amended by that certain First Amendment to Lease dated as of December 30, 2013, and as further amended by that certain Second Amendment to Lease dated as of March 17, 2014 (as modified, amended or restated from time to time in accordance with the terms of this Agreement and the Operating Agreement (as hereinafter defined), the “Initial Balance Lease”), pursuant to which ERY Tenant ground leased from the MTA certain airspace above and terra firma within the Eastern Rail Yard Section (the “ERY”) of the John D. Caemmerer West Side Yard in the City, County and State of New York, as more particularly described in the Initial Balance Lease (the “Initial Balance Lease Premises”);
B.    ERY Tenant, as lessee, entered into that certain Agreement of Lease (Eastern Rail Yard Section of the John D. Caemmerer West Side Yard – Tower A/Retail Parcel) dated as of March 17, 2014 with the MTA, as lessor (as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and the Operating Agreement, the “A/B Balance Lease”), pursuant to which ERY Tenant leases from the MTA the real property described therein (the “A/B Balance Lease Premises”);
C.    R/O Member, the Office Member and TW NY Properties LLC, a Delaware limited liability company (“TW Member”) entered into that certain Master Agreement of Limited Liability Company of Hudson Yards North Tower Holdings LLC (the “LLC”) dated as of January 16, 2014, as amended by the First Amendment to Master Agreement of Limited Liability Company of Hudson Yards North Tower Holdings LLC, dated as of March 17, 2014 (as so amended, the “Original Operating Agreement”) with respect to the LLC.
D.    R/O Member, the Office Member, TW Member and ERY North Tower Ob Deck Member LLC, a Delaware limited liability company (“Observation Deck Member”), entered into that certain Amended and Restated Master Agreement of Limited Liability Company of the LLC dated as of February 17, 2015 (as modified, amended or restated from time to time in accordance therewith, the “Operating Agreement”).
E.    Upon satisfaction of certain conditions more particularly set forth in the A/B Balance Lease and herein, R/O Member shall cause the MTA to (A) enter into the Initial Condominium Documents (as hereinafter defined) dividing the A/B Balance Lease Premises and the improvements to be constructed thereon into multiple Units (as hereinafter defined), currently intended to be four (4) Units, as more fully set forth in the Preliminary Submitted Condominium Documents (as defined herein) and subject to the Members’ rights to exercise the Multiple Unit Election (as defined in the Operating Agreement), and (B) effectuate Severances (as hereinafter defined) so as to create (i) a Severed Parcel (as defined in the A/B Balance Lease) for the Time Warner Unit, the Office Unit and the Ob Deck Unit (each as defined in the Preliminary Submitted Condominium Documents), with such Units collectively being referred to herein as the “Tower Units”), and, with respect to such Severed Parcel, to enter into, as landlord, a Severed Parcel Lease (as defined in the A/B Balance Lease) with Hudson Yards North Tower Tenant LLC, a Delaware limited liability company (“Tower A Tenant”), which is a wholly owned, direct or indirect subsidiary of the LLC, as tenant, substantially in the form and substance of the Severed Parcel Lease attached to the A/B Balance Lease (the “Tower A Lease,” and the premises demised thereunder being referred to as the “Tower A Severed Parcel”), and (ii) a Severed Parcel for the Retail Unit (as defined in the Preliminary Submitted Condominium Documents) (such Unit, the “Destination Retail Unit”), and, with respect to such Severed Parcel, to enter into, as landlord, a Severed Parcel Lease with ERY Retail Podium LLC, a Delaware limited liability company (“Destination Retail Tenant”), which is a wholly owned, direct or indirect subsidiary of Destination Retail JV (as hereinafter defined), as tenant, substantially in the form and substance of the Severed Parcel Lease attached to the A/B Balance Lease (the “Destination Retail Lease,” and the premises demised thereunder being referred to as the “Destination Retail Severed Parcel”). Simultaneously therewith and as a condition to Severance, Tower A Tenant and Destination Retail Tenant will enter into the Co-Construction Agreement.
F.    Subject to the satisfaction of the conditions set forth herein, concurrently with the effectuation of the Severance Date Transactions (as hereinafter defined), (i) Office Member and PE Member shall have executed the Assignment Agreement (as hereinafter defined), pursuant to which PE Member shall be admitted to the LLC as an Economic Member (as defined in the Operating Agreement) owning a Series (as defined in the Operating Agreement) representing beneficial ownership in the PE Unit and the Leasehold Estate (as hereinafter defined) with respect thereto, and (ii) PE Member and the Other Members shall have executed and delivered the LLC Amendment (as hereinafter defined).
G.    Developer will develop and construct, in accordance with the terms of this Agreement, the Tower Building and certain portions of the Destination Retail Building as more fully set forth herein and in the Co-Construction Agreement.
NOW, THEREFORE, in consideration of the promises and obligations of Developer and PE Member set forth in this Agreement, subject to the terms of this Agreement and intending to be legally bound hereby, the parties agree as follows:
ARTICLE 1

CERTAIN DEFINITIONS
Section 1.01    Defined Terms. For all purposes of this Agreement, except as otherwise expressly provided in this Agreement:
“30 HY Project Documents” has the meaning set forth in Section 15.01(g).
“50 HY Block” has meaning set forth in Section 15.01(j).
“50 HY Deed Restriction” means an Agreement Re: Restrictive Covenant in the form of Exhibit I attached hereto.
“50 HY Mortgage” has the meaning set forth in Section 11.01(a)(xv).
“50 HY Mortgage Subordination” has the meaning set forth in Section 11.01(a)(xv).
“50 HY Restrictive Covenant” has the meaning set forth in Section 3.10(d).
“A/B Balance Lease” has the meaning set forth in the Recitals.
“A/B Balance Lease Premises” has the meaning set forth in the Recitals.
“Actual PE Unit SF” means 343,328 RSF.
“Additional Lease Extension” means, with respect to any Additional Lease, any amendment or other agreement (including without limitation any occupancy agreement) entered into after the initial execution of an Additional Lease in accordance with the terms of this Agreement extending an Additional Lease Tenant’s right under such Additional Lease to occupy the premises under such Additional Lease, that has been approved (or deemed approved) by Developer as and to the extent required under Section 6.03(e).
“Additional Lease Tenant” means, individually or collectively, as the context may require, an Affiliate of PE Member which is the holder of the occupant’s interest under an Additional Lease.
“Additional Leases” means one or more leases entered into by PE Member or an Affiliate for space not exceeding one hundred thousand (100,000) rentable square feet in the aggregate that meets the following criteria: (i) such lease is coterminous with the Existing Leases, (ii) the lease is on commercially reasonable market terms, (iii) the gross rents payable under any such lease does not exceed One Hundred Dollars ($100) per rentable square foot, and (iv) the holdover provisions in such lease have been approved in writing by Developer (such approval not to be unreasonably withheld). Any such individual lease is referred to herein as an “Additional Lease”. Each “Additional Lease” shall include any amendment thereof entered into after the date of original execution thereof that constitutes an Additional Lease Extension entered into in accordance with Section 6.03(e).
“Additional Parties” has the meaning set forth in Section 19.03(a).
“Additional Rent” means, collectively, all amounts payable under any Existing Lease or Additional Lease other than “fixed rent” or its equivalent, including, without limitation, escalations or pass through payments with respect to taxes and operating expenses, porters wage escalations, charges for services and expense reimbursements.
“Additional Space” means, with respect to any Additional Lease entered into in accordance with the provisions of this Agreement, the space demised to the applicable Additional Lease Tenant under such Additional Lease as of the date of execution of such Additional Lease, as such space may be modified by any Additional Lease Extension.
“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such first Person. The LLC shall not be deemed an Affiliate of any of its Members (for the avoidance of doubt, the LLC shall be deemed an Affiliate of Developer), but each of Related Parent and Oxford Parent are Affiliates of Developer and R/O Member. For the purposes of Sections 17.01 and 19.10, an Affiliate of Oxford Parent and Oxford Guarantor shall include, without limitation, any Person in which OAC holds directly or indirectly at least a 50% economic interest.
“Agreement” has the meaning set forth in the Recitals.
“Ancillary Rights Agreement” means that certain Ancillary Rights Agreement, dated as of the date hereof (but effective only as of the Severance Date), by and between PE Member and Gen-Par, as the same may be amended or replaced from time to time.
“Anti-Terrorism Order” means Executive Order No. 13224, dated September 24, 2001, issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time.
“Approved Replacement Developer” has the meaning set forth in the Operating Agreement.
“Arbiter” has the meaning set forth in Section 14.01(a).
“Arbitration” means an arbitration in accordance with the provisions of Article 14.
“Area Charts and Area Diagrams” means the document titled Area Charts and Diagrams, in the form agreed by the Parties and dated as of the date hereof (which sets forth certain area charts and area diagrams relating to the Project, and the area calculation methodology applicable thereto).
“Assignment Agreement” means an agreement, in form and substance reasonably acceptable to PE Member and the Office Member, pursuant to which (i) “Series C” (as defined in the Operating Agreement) shall be subdivided into one or more Series collectively representing beneficial ownership in the Office Unit and (ii) Office Member shall assign, transfer and convey to PE Member the Series representing beneficial ownership in the PE Unit and the Leasehold Estate (as hereinafter defined) with respect thereto and PE Member shall be admitted to the LLC as an Economic Member.
“Assumption Agreement” has the meaning set forth in Section 6.04(a).
“Assumption Notice” has the meaning set forth in Section 6.04(a).
“Authorized Representative” means, with respect to each party, each Person relating thereto identified on the List of Authorized Representatives and Notice Addresses, as such list of Authorized Representatives may be amended upon a party’s giving to the other party not less than three (3) Business Days’ notice and otherwise in accordance with this Agreement.
“Base Building” has the meaning set forth in the Operating Agreement.
“Base Building Lighting” means the lighting plan for the Tower Building exterior that is part of the Plans.
“Base Building Work” means all items of work, labor, material, equipment and installation necessary to construct and complete the Base Building in accordance with the Plans and Schedule.
“Benefitted Parties” means Tower A Tenant, any owner of the Office Unit (prior to subdivision) or subdivided unit of the Office Unit comprising floors 74 through 83 (the “Upper Office Unit”) (from and after such subdivision), any Declarant Net Lessee (as defined in the Condominium Documents) of the Office Unit (prior to such subdivision) or the Upper Office Unit (from and after such subdivision), PE Member, and their respective successors and assigns.
“Best Efforts” means, as applied to Developer, those commercially reasonable efforts that a well-qualified and diligent development manager would use to fulfill the obligations of Developer hereunder, using its best professional skill and judgment and consistent with best practices in the industry.
“Broker” has the meaning set forth in Section 19.16.
“Building” has the meaning set forth in the Operating Agreement.
“Building Completion Guaranty” means a guaranty to be delivered on and dated as of the Severance Date by Related/Oxford Guarantor in favor of PE Member in the form of Exhibit B.
“Business Day” has the meaning set forth in the Operating Agreement.
“Cap” has the meaning set forth in Section 10.02(a).
“Certificate of Substantial Completion” means a certificate of substantial completion signed by the Project Architect in the form of Exhibit C.
“City” means the City of New York.
“Claims” has the meaning set forth in Section 17.02(a).
“Closing” has the meaning set forth in the Operating Agreement.
“Closing Date” has the meaning set forth in the Operating Agreement.
“Co-Construction Agreement” has the meaning set forth in the Operating Agreement.
“Co-Construction Term Sheet” has the meaning set forth in the Operating Agreement.
“Common Elements” has the meaning set forth in the Condominium Documents.
“Completion Deposits” means, with respect to any Construction Loan, collectively, any and all amounts required to be deposited from time to time pursuant to the Construction Loan Documents in order for such Construction Loan to be “in balance”. Each of the Completion Deposits is referred to herein as a “Completion Deposit”.
“Condominium” has the meaning set forth in the Condominium Documents.
“Condominium Board” has the meaning set forth in the Condominium Documents.
“Condominium Documents” means, (i) prior to Severance, the Preliminary Submitted Condominium Documents, and (ii) from and after Severance, the Initial Condominium Documents as the same may be amended, restated, supplemented, replaced or otherwise modified from time to time from and after Severance (it being understood and agreed that a modification or amendment to the Condominium Documents following Severance shall require the approval of PE Member to the extent that such modification or amendment would have required PE Member’s approval if, as of the date of such modification or amendment, PE Member were a Unit Owner thereunder and the PE Unit were a Unit thereunder).
“Condominium Warranty” has the meaning set forth in Section 9.03(a).
“Construction Agreement” has the meaning set forth in the Operating Agreement.
“Construction Lender” has the meaning set forth in the Operating Agreement.
“Construction Loan” has the meaning set forth in the Operating Agreement.
“Construction Loan Documents” has the meaning set forth in the Operating Agreement.
“Construction Management Agreement” means that certain Construction Agreement dated as of June 30, 2015, between Executive Construction Manager and Tishman Construction Corporation, as the same may be amended or replaced from time to time.
“Construction Manager” means each construction manager engaged by Developer relating to the construction of the Project.
“Consultant” means any or all of PE’s Consultants or Developer’s Consultants, as applicable in context.
“Contractor Warranty” has the meaning set forth in Section 9.03(a).
“Core & Shell TCO” means a temporary certificate of occupancy for the core and shell of the Tower Building issued pursuant to Section 645 of the New York City Charter.
“Covered Period” means, as to each Existing Lease and any Additional Lease, the period commencing on the Occupancy Date and continuing until the earlier to occur of (1) the date on which the applicable Affiliates of PE Member or PE Guarantors have moved into the PE Unit, or would have moved into the PE Unit if PE Member had complied with its obligations under Section 6.03(c) or (2) if Developer delivers a Holdover Termination Notice in accordance with Section 6.03(b)(i), the Holdover Termination Date.
“DC Punch List” means the Proposed DC Punch List for each Delivery Block, as amended following resolution by Developer and PE Member or by the Work Dispute Arbiter in an Arbitration of any dispute with respect thereto (including in respect of the dates for completion of the DC Punch List Work).
“DC Punch List Work” means, collectively, with respect to each Delivery Block or portion thereof, minor or insubstantial details of construction, decoration, mechanical adjustment, or installation, the non-completion of which does not prevent the use and occupancy of the PE Areas for their intended purposes.
“DC Punch List Work Completion Dates” has the meaning set forth in Section 9.02(b).
“Declaration of Easements” has the meaning set forth in the Operating Agreement.
“Default Rate” means interest at the rate of ten percent (10%) per annum.
“Defective Work” has the meaning set forth in Section 9.03(a).
“Deferred ERY Completion Condition” has the meaning set forth in Section 12.03(c).
“Delivery Block” means each of the First Delivery Block and the Second Delivery Block, each of which groups of floors shall be delivered to PE Member as a single block of floors or space (subject to Developer’s right to deliver full floor portions thereof in accordance with Section 9.02).
“Delivery Condition” means the conditions for delivery of each Delivery Block described on Exhibit D attached hereto.
“Delivery Date” means, with respect to each Delivery Block, the date on which such Delivery Block has been delivered to PE Member in Delivery Condition, as agreed to by Developer and PE Member (or as shall be deemed to have occurred in the event that PE Member fails to timely deliver an Exceptions Notice) in accordance with the provisions of Section 9.02, or, in the event PE Member timely delivers an Exceptions Notice and the parties do not agree on the Delivery Date, as determined by Arbitration as provided herein.
“Destination Retail Building” has the meaning set forth in the Co-Construction Agreement Term Sheet.
“Destination Retail JV” means ERY Retail Podium Holdings LLC, a Delaware limited liability company, together with its successors and assigns.
“Destination Retail JV Member” means any member of Destination Retail JV from time to time.
“Destination Retail Lease” has the meaning set forth in the Recitals.
“Destination Retail Severed Parcel” has the meaning set forth in the Recitals.
“Destination Retail Tenant” has the meaning set forth in the Recitals.
“Destination Retail Unit” has the meaning set forth in the Recitals.
“Developer” has the meaning set forth in the Preamble.
“Developer Default” means any failure by Developer, beyond any applicable notice and cure periods (if any), in fulfilling, achieving or complying with Developer’s obligations hereunder, including any Developer Misconduct Default and any Professional Standard Default.
“Developer Finish Work” means the items of PE Finish Work described in the Gensler Plans and Specifications Comments as being performed by Developer and such other items of PE Finish Work that may be performed by Developer as set forth in the Developer Finish Work Agreement.
“Developer Finish Work Agreement” means an agreement to be entered into between Developer and PE Member at or prior to Severance regarding the design, performance and construction of the Developer Finish Work which shall provide for (i) performance by Developer of the Developer Finish Work in accordance with the terms thereof in exchange for payment by PE Member to Developer of the actual costs of the Developer Finish Work plus a development fee equal to 3% of such costs and a payment in respect of Developer’s overhead equal to 3% of such costs, and (ii) such other terms and provisions regarding the design, performance and construction of the Developer Finish Work as reasonably agreed to by Developer and PE Member.
“Developer Indemnitees” means Developer, Related Parent, Oxford Guarantor, Construction Lender, and all Affiliates of Developer, Related Parent or Oxford Guarantor, Developer’s Consultants and the Project Architect, and the respective directors, officers, shareholders, principals, partners, members, managers, agents and employees of the foregoing, and their respective successors and assigns; and the term “Developer Indemnitee” means any one of the Developer Indemnitees, as the context requires.
“Developer Misconduct Default” means any failure by Developer in fulfilling, achieving or complying with Developer’s obligations hereunder arising from Developer’s gross negligence, willful misconduct, bad faith, intentional breach of this Agreement, or fraud.
“Developer Violations” means all Violations filed, noticed or notified to the PE Unit (or in respect of any PE Area) that would reasonably be expected to prevent or delay PE Member or its Affiliates from using or occupying the PE Areas or any Common Elements, or any portion thereof, for the normal conduct of PE Member’s (and its Affiliates’) business in the ordinary course, other than any Violations resulting from PE Finish Work or otherwise arising from any act or wrongful omission (i.e., where there is an obligation to affirmatively act) of PE Member, PE Member’s Architect or any of PE Member’s Consultants.
“Developer Work” means the completion by Developer of the following, in each case in accordance with the Plans to the extent applicable: (a) the core and shell of the Tower Building and any other Base Building Work; (b) such other portions of the Building as shall be necessary (i) to complete the PE Exclusive Areas or the PE Shared Building Systems and Areas or (ii) to cause any such areas or systems to be operational and reasonably accessible to PE Member and its Affiliates and their respective employees; (c) the Required Destination Retail Building Work (other than portions of such work to be exclusively used or occupied by Other Members); (d) the PE Areas; (e) the core bathrooms within the PE Unit; (f) all sidewalks, including paving, directly adjacent to the Tower Building; (g) all Landscaping; (h) all Base Building Lighting; (i) all entrances and points of ingress to and egress from the Tower Building; and (j) the Subway Entrance. For the avoidance of doubt, the Developer Work (i) shall not include any PE Finish Work, and (ii) shall include the foundation and entire exterior envelope of the Tower Building (including the curtain wall, windows and roofs (whether setback or otherwise)) and the entire superstructure of the Tower Building (including the columns, girders, beams, supports, all support and metal deck floor slabs).
“Developer’s Consultant(s)” means any or all of the architects, engineers, consultants, or advisors (other than the Construction Manager, the Executive Construction Manager, and the Project Architect) engaged by or on behalf of the LLC, Tower A Tenant, or Developer, as agent for Tower A Tenant, or by the Executive Construction Manager, with respect to the design and construction of the Developer Work.
“Development Management Agreement” has the meaning set forth in the Operating Agreement.
“Dispute” has the meaning set forth in Section 14.01(b).
“Dispute Notice” has the meaning set forth in Section 14.01(b).
“Disputing Party” has the meaning set forth in Section 14.01(b).
“DLLCA” means the Delaware Limited Liability Company Act.
“DMA Development Fee” has the meaning set forth in Section 2.04(a).
“DOB” means the New York City Department of Buildings or any successor agency responsible for conducting inspections and issuing building permits, certificates of occupancy or elevator or other like permits or certificates.
“Draw Request” means, as the context requires, (a) a requisition to any Member for a capital contribution to the LLC, made by a Member or Developer (on behalf of a Member), to fund Project Costs pursuant to and in accordance with the terms of the Operating Agreement and this Agreement, or (b) a requisition for an advance of proceeds under the Construction Loan to fund Project Costs, submitted by Tower A Tenant or Developer (on behalf of Tower A Tenant), in each case which complies with the applicable provisions of this Agreement, the Operating Agreement, and the Construction Loan Documents, to the extent applicable.
“DRB CM” has the meaning set forth in Section 2.02(e).
“DRB Construction Lenders” means all lenders advancing any DRB Construction Loan from time to time.
“DRB Construction Loan” means, collectively, any mortgage loans and any mezzanine loans to finance a portion of the costs of construction of the Destination Retail Building (including, without limitation, the Common Elements and exclusive easement areas located therein), secured (i) in the case of a mortgage loan, by one or more leasehold mortgages of Destination Retail Tenant’s Leasehold Estate in the Destination Retail Unit or (ii) in the case of a mezzanine loan, secured by pledges of equity in Destination Retail Tenant or one or more mezzanine borrowers.
“DRB Development Agreement” means, with respect to the Destination Retail Building, that certain Development Agreement, dated as of October 1, 2014, between Destination Retail Tenant and Developer, as the same may be amended or replaced from time to time.
“DRB ECM” has the meaning set forth in the definition of DRB ECM Agreement.
“DRB ECM Agreement” means, with respect to the Destination Retail Building, that certain Executive Construction Management Agreement, dated as of October 1, 2014, between Developer, as agent for Destination Retail Tenant, and Executive Construction Manager (the “DRB ECM”), as the same may be amended or replaced from time to time.
“Email Notice” has the meaning set forth in Section 18.02(b).
“Encumbrance” has the meaning set forth in the Operating Agreement.
“Environmental Laws” means, collectively, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601 et seq.), and any federal, state of local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic, radioactive, biohazardous or dangerous waste, substance or materials, including any regulations adopted and publications promulgated with respect thereto.
“ERY” has the meaning set forth in the Recitals.
“ERY Completion Condition” has the meaning set forth in Section 12.03(c).
“ERY Holdback Amount” has the meaning set forth in Section 12.03(c).
“ERY Site Logistics Plan” means the site logistics plan for the ERY, in the form agreed by the Parties and dated as of the date hereof.
“ERY Site Plan” means the site plan for the ERY, in the form agreed by the Parties and dated as of the date hereof.
“ERY Tenant” has the meaning set forth in the Recitals.
“Estimated Delivery Date” means (i) with respect to the First Delivery Block, January 31, 2019, and (ii) with respect to the Second Delivery Block, March 31, 2019.
“Exceptions Notice” has the meaning set forth in Section 9.02(c).
“Excluded Lease Costs” has the meaning set forth in the definition of Holdover Costs.
“Executive Construction Management Agreement” means that certain Executive Construction Management Agreement, dated as of February 17, 2015, between Developer, as agent for Tower A Tenant, and Executive Construction Manager, as the same may be amended, or replaced from time to time.
“Executive Construction Manager” means Hudson Yards Construction LLC, a Delaware limited liability company.
“Exhibits” means, collectively, the exhibits attached to this Agreement (or subsequently incorporated herein through amendments hereto), as the same may be amended from time to time in accordance with this Agreement.
“Existing Lease Disclosure Certificate” has the meaning set forth in Section 6.03(d).
“Existing Lease Estoppel” has the meaning set forth in Section 6.03(d).
“Existing Lease Expiration Date” means December 31, 2020.
“Existing Lease Extension” means, with respect to any Existing Lease, any amendment or other agreement (including without limitation any occupancy agreement) entered into after the date hereof extending the Existing Lease Tenant’s right under such Existing Lease to occupy the premises under such Existing Lease, that has been approved (or deemed approved) by Developer as and to the extent required under Section 6.03(e).
“Existing Lease Tenant” means, individually or collectively, as the context may require, an Affiliate of PE Member which is the holder of the occupant’s interest under an Existing Lease. Each Existing Lease Tenant in existence as of the date hereof is set forth on the Existing Lease Disclosure Certificate.
“Existing Leases” means, collectively, the leases for the Existing Space described on the Existing Lease Disclosure Certificate and “Existing Lease” means any of the Existing Leases, as the context requires. Each “Existing Lease” shall include any amendment thereof entered into after the date hereof that constitutes an Existing Lease Extension entered into in accordance with Section 6.03(e).
“Existing Space” means the space occupied by the Existing Lease Tenants at 9 West 57th Street, New York, New York 10019 pursuant to the Existing Leases, consisting of approximately 195,974 square feet in the aggregate as of the date hereof, as such space may be modified by any Existing Lease Extension.
“Field Changes” means changes necessitated by job conditions in the field which are customarily resolved by architects and construction managers and which have no material design ramifications and do not constitute discretionary scope changes.
“Field Office” means that certain office of Developer for the Project located at 511 West 33rd Street in New York, New York, or any replacement office for the Project maintained by Developer from time to time.
“Fifth Floor Entrance” means the fifth floor entrance to the Destination Retail Building from the Tower Building as shown on the Plans.
“Final Completion” means the stage in the development of the Project when all of the following have occurred:
(a)    the completion of all Developer Work (other than the Subway Entrance) and the achievement of Substantial Completion;
(b)    the completion of all DC Punch List work and all Punch List Work in accordance with (i) the Plans, (ii) this Agreement, and (iii) all applicable Laws;
(c)    the completion of all Base Building Lighting in accordance with (i) the Plans, (ii) this Agreement, and (iii) all applicable Laws;
(d)    the Executive Construction Manager, the Construction Manager, the Project Architect and Developer’s Consultants, and any executive construction manager, construction manager, project architect and any Developer’s consultants with respect to the Destination Retail Building, and all direct “hard cost” contractors and subcontractors retained or contracted in connection with the Developer Work and/or work in and to the PE Unit (other than PE Finish Work) have all delivered waivers of liens and claims for all work performed and paid for to the date of Final Completion (or, if not, Developer shall provide evidence of the bonding of any such lien(s) or the provision of other security (reasonably satisfactory to PE Member) sufficient to discharge any such liens);
(e)    Developer has delivered to PE Member all operations and maintenance manuals in Developer’s possession with respect to all PE Exclusive Areas (if any), to the extent not previously delivered; and
(f)    Developer has assigned or caused to be assigned to the Condominium Board all Condominium Warranties (to the extent not previously assigned to the Condominium Board or to the extent relating to portions of the Project not constituting Developer Work which are not yet complete, which Condominium Warranties shall be assigned to the Condominium Board when the applicable work is complete).
“Finish Work” means the installations, furnishing, fixtures, finishes, equipment, fitting-out and other improvements, if any, to be developed and constructed from time to time by or on behalf of a Member or its Affiliate and its contractors (as opposed to Developer on behalf of Tower A Tenant or Destination Retail Tenant) within any Unit owned or to be owned (directly or beneficially through Tower A Tenant or Destination Retail Tenant) in order to ready the same for initial use and occupancy by such Member or its Affiliate or any tenant of such Unit.
“Fireman’s Elevator” means that certain elevator designated as “SA1” on the Plans, which shall serve the Tower Units in accordance with the Condominium Documents.
“First Delivery Block” means the group of floors consisting of floors 74 through 79 of the Tower Building as shown on the Plans.
“Floor” has the meaning set forth in Section 10.02(a).
“Floor Area” has the meaning ascribed thereto in Section 12-10 of the Zoning Resolution and shall be measured in accordance with the standards set forth in the Zoning Resolution (notwithstanding that the Building may be exempt from application of the Zoning Resolution under Public Authorities Law Section 1266(8)).
“Force Majeure” means any failure of or delay in the availability of any public utility; any City-wide strikes or labor disputes; any unusual delays or shortages encountered in transportation, fuel, material or labor supplies; casualties; earthquake, hurricane, flood, tidal wave or other severe weather events and other acts of God; acts of a public enemy or of war or terrorism; governmental embargo restrictions; injunctions; other acts or occurrences beyond the reasonable control of a party; provided, however, that (i) any of the foregoing events or occurrences shall not be a Force Majeure event if caused by the party claiming Force Majeure or its Affiliate (and, if Developer is the party claiming Force Majeure, if caused by R/O Member, Destination Retail JV, Destination Retail Tenant, Related Parent, Oxford Parent or any Affiliate of any of the foregoing), (ii) in each case, Developer (if it is the party claiming Force Majeure) shall have given PE Member notice of any such claim on or prior to the date which is the earlier to occur of (y) five (5) Business Days after the cessation of such Force Majeure event and (z) ten (10) Business Days after the LLC, Tower A Tenant, Developer or any Affiliate of any of such Persons (other than PE Member or its Affiliates) has knowledge of the existence of the Force Majeure event, and (iii) in each case, Developer (if it is the party claiming Force Majeure) shall use Best Efforts to minimize the delay occasioned thereby. In no event shall a Force Majeure event result from (or be deemed to have occurred as a result of) (x) any failure or inability to fund, or any delay in funding, any construction or other work or (y) any breach or default by any party (other than PE Member or its Affiliates) to the 30 HY Project Documents (it being acknowledged and agreed that Developer shall not be deemed in default of its obligations under this Agreement solely as a result of any such breach or default under the 30 HY Project Documents by any party that is not Developer or an Affiliate of Developer).
“Force Majeure Change” has the meaning set forth in Section 3.05(b).
“Gen-Par” means Hudson Yards Gen-Par LLC, a Delaware limited liability company, together with its successors.
“General Common Elements” has the meaning set forth in the Condominium Documents.
“Gensler Plans and Specifications Comments” means the document prepared by Gensler titled “Project K Comments to Plans and Specifications,” dated October 23, 2015, in the form agreed by the Parties.
“Government Entity” means the United States of America; the State of New York; the City; any other political subdivision of any of the foregoing; and any agency, authority, department, court, commission or other legal entity of any of the foregoing.
“Hazardous Material(s)” means materials, substances, fluids, chemicals, gases, or other compounds the presence, use, storage, emission, drainage, leakage, effusion, modification or disposition of which is prohibited by applicable Law or is subject by applicable Law to specific procedures, controls or restrictions, or which are otherwise deemed toxic, poisonous or unsafe, and shall include asbestos, lead paint and polychlorinated biphenyls.
“Holdover” means, with respect to any Existing Lease or Additional Lease, any holdover by the Existing Lease Tenant or Additional Lease Tenant under such Existing Lease or Additional Lease, as applicable, beyond the Existing Lease Expiration Date.
“Holdover Cost Satisfaction Date” has the meaning set forth in Section 6.03(b).
“Holdover Cost Trigger Date” has the meaning set forth in Section 6.03(b).
“Holdover Cost Trigger Event” has the meaning set forth in Section 6.03(b).
“Holdover Costs” means (1) with respect to each Existing Lease and any Additional Lease entered into in accordance with the provisions of this Agreement, the Total Rent (including, without limitation, any holdover or other penalty or premium, increase to fair market rental value or “use and occupancy”, but expressly excluding any Excluded Lease Costs) actually paid or actually required to be paid in respect of the Covered Period by the applicable Existing Lease Tenant or Additional Lease Tenant under such Existing Lease or Additional Lease; and (2) in the event any Existing Lease Tenant or Additional Lease Tenant (or any Affiliate of PE Member) vacates any Existing Space or Additional Space with respect to one or more Existing Leases or Additional Leases and moves into PE Temporary Space, (a) the Total Rent actually paid or actually required to be paid by the applicable Existing Lease Tenant or Additional Lease Tenant (or any Affiliate of PE Member) (“Temporary Space Tenant”) under the occupancy agreement for such PE Temporary Space (“Temporary Space Agreement”) for the Covered Period (to the extent that (x) such Total Rent is at fair market rental rates and terms, taking into account all relevant factors, including the short-term nature of such occupancy agreement and available space in the market and (y) the holdover provisions in such Temporary Space Agreement are reasonably approved by Developer), plus (b) reasonable out-of-pocket moving expenses to relocate to the Temporary Space, plus (c) commercially reasonable third party transaction costs incurred in good faith by the Temporary Space Tenant (or any of its Affiliates) in connection with entering into such Temporary Space Agreement for such PE Temporary Space (including, without limitation, brokerage commissions, attorneys’ fees, alterations costs and amounts paid to telecommunications providers for relocation and temporary service), but expressly excluding any Excluded Lease Costs. “Holdover Costs” also includes (x) damages and indemnity payments (including indemnity payments to the landlord from claims, losses, damages, liabilities, costs and expenses such as attorney’s fees and disbursements and claims made by any succeeding tenant) actually paid or actually required to be paid by the applicable Existing Lease Tenant, Additional Lease Tenant or Temporary Space Tenant in respect of the Covered Period on account of such Holdover, but only to the extent the same are (1) provided for in the Existing Lease as in effect as of the date hereof (as the same may be modified by any Existing Lease Extension) or the Additional Lease entered into in accordance with the provisions of this Agreement (as the same may be modified by any Additional Lease Extension) or the Temporary Space Agreement, as applicable, and are applicable to such Holdover pursuant to such Existing Lease (as the same may be modified by any Existing Lease Extension), Additional Lease (as the same may be modified by any Additional Lease Extension) or Temporary Space Agreement, as applicable, or (2) awarded to the landlord by a court of competent jurisdiction, after exhaustion of all appeals, by reason of a Holdover under such Existing Lease (as modified by any Existing Lease Extension), Additional Lease (as the same may be modified by any Additional Lease Extension) or Temporary Space Agreement, as applicable, (y) any costs, without duplication, specified as “holdover costs” or the like in the Existing Lease (or Existing Lease Extension), any Additional Lease (or Additional Lease Extension) or Temporary Space Agreement, as applicable, and in each case claimed by the landlord, and (z) any legal fees or enforcement costs expressly required to be paid to the landlord under such Existing Lease (or Existing Lease Extension), any Additional Lease (or Additional Lease Extension), as applicable, and in each case to the extent resulting from such Holdover.
Notwithstanding the foregoing, “Holdover Costs” shall not include (and in no event shall Developer be liable for) any of the following items (or any holdover penalty or premium that is based on any of the following) (collectively, the “Excluded Lease Costs”): (i) any damages or additional rents or charges to the extent arising from a default or breach by the applicable Existing Lease Tenant, or those claiming by, through or under such Existing Lease Tenant, of the Existing Lease (or such Additional Lease Tenant of such Additional Lease or such Temporary Space Tenant of such Temporary Space Agreement) (other than the Holdover, subject to clause (ii) below), including, without limitation, any failure to make repairs, maintenance or improvements, any failure to clean or restore the applicable Existing Space, Additional Space, Temporary Space or any portion thereof, to the condition required under such Existing Lease, Additional Lease or Temporary Space and any failure to turn over plans, security codes, software or similar items, (ii) any damages or additional rents or charges that arise out of any holding over by any subtenant, licensee, or other occupant (in each such instance, other than an Affiliate of PE Member) claiming by, through or under the Existing Lease Tenant, Additional Lease Tenant, or Temporary Space Tenant, (iii) any additional rents or liability attributable to repairs, maintenance, or restoration with respect to the Existing Space or any Additional Space or any PE Temporary Space, including capital expenditures (other than operating expense pass-throughs charged by the landlord), (iv) any reimbursements of the landlord’s legal, architectural or other professional fees, including fees for approval of assignments, subleases or alterations or other consents, other than fees resulting from a Holdover, (v) additional rents in respect of the Existing Lease Tenant’s or any Additional Lease Tenant’s indemnification obligations under the Existing Lease or any Additional Lease (other than additional rent or indemnification obligations with respect to a Holdover), (vi) additional rents for any services requested of the landlord under such Existing Lease or Additional Lease or Temporary Space Agreement which are in excess of the ordinary and customary services obtained by the Existing Lease Tenant or Additional Lease Tenant or Temporary Space Tenant consistent with its past practices, (vii) rents that accrue in respect of a period other than the Covered Period, and (viii) any of the foregoing amounts to the extent directly and solely arising from PE Delay. For avoidance of doubt, Holdover Costs shall not include (and in no event shall Developer be liable for) any of PE Member’s, any Existing Lease Tenant’s or Additional Lease Tenant’s or any of their respective Affiliates’ (as opposed to the applicable landlord’s) consequential damages, special damages, punitive damages, lost opportunity costs, or other similar damages or costs.
“Holdover Delay Period” has the meaning set forth in Section 6.03(b).
“Holdover Termination Date” has the meaning set forth in Section 6.03(b)(i).
“Holdover Termination Notice” has the meaning set forth in Section 6.03(b)(i).
“IDA” has the meaning set forth in the Operating Agreement.
“IDA Documents” has the meaning set forth in the Operating Agreement.
“Initial Balance Lease” has the meaning set forth in the Recitals.
“Initial Balance Lease Premises” has the meaning set forth in the Recitals.
“Initial Condominium Documents” means the declaration and by-laws for the Building to be entered into by the MTA and recorded against the Property at Severance (including all schedules and exhibits thereto), which shall be approved by PE Member to the extent required under Section 11.01(a)(v).
“Insurance Coverage Specifications” means the document titled Insurance Coverage, in the form agreed by the Parties and dated as of the date hereof.
“Interest Rate” means, with respect to any amount advanced or contributed, interest at the rate of five percent (5%) per annum.
“KPF” means Kohn Pederson Fox Associates PC.
“Land” has the meaning set forth in the Operating Agreement.
“Landlord Claim” has the meaning set forth in Section 6.03(g).
“Landscaping” means the permanent landscaping and hardscaping described on the Plans.
“Law” or “Laws” means any law, rule, regulation, order, statute, ordinance, resolution, regulation, code, decree, judgment, injunction, mandate or other legally binding requirement of any Government Entity.
“Leasehold Estate” has the meaning set forth in the Operating Agreement.
“Leave-Out Hoists Plan” means the document titled Leave-Out Hoists Plan, in the form agreed by the Parties and dated as of the date hereof.
“LEED” means Leadership in Energy and Environmental Design.
“Legal Proceeding” means an action, litigation, arbitration, administrative proceeding or other legal or equitable proceeding of any kind.
“Lender Election Date” has the meaning set forth in Section 6.04(a).
“Lender Transfer Date” has the meaning set forth in Section 6.04(a).
“Letter of Credit” means a standby letter of credit that (a) is issued by a bank reasonably acceptable to Developer, (b) has an expiry date not earlier than December 15, 2015, (c) may be drawn upon by presentation by Developer of a sight draft in a location reasonably satisfactory to Developer, and (d) is otherwise in form and substance reasonably satisfactory to Developer.
“Limited Common Elements” has the meaning set forth in the Condominium Documents.
“List of Authorized Representatives and Notice Addresses” means the document titled List of Authorized Representatives and Notice Addresses, in the form agreed by the Parties and dated as of the date hereof.
“List of Qualified Developers” means the document titled List of Qualified Developers, in the form agreed by the Parties and dated as of the date hereof.
“LLC” has the meaning set forth in the Recitals.
“LLC Amendment” means an amendment to the Operating Agreement (or an amended and restated limited liability company agreement for the LLC), in form and substance reasonably satisfactory to PE Member and the Other Members, pursuant to which the Operating Agreement is amended (or amended and restated) to incorporate the matters described in the LLC Amendment Term Sheet.
“LLC Amendment Term Sheet” means the term sheet for the matters to be set forth in the LLC Amendment that is attached hereto as Exhibit A.
“Losses” means any actual loss, actual cost, actual damage, actual charge, actual liability or actual expense (including interest thereon at the Default Rate from the date incurred to the date of recovery).
“Management Change Event” has the meaning set forth in Section 10.02(d).
“Managing Member” has the meaning set forth in the Operating Agreement.
“Maximum PE Change Cost” has the meaning set forth in Section 3.07(b).
“Maximum PE Change Delay” has the meaning set forth in Section 3.07(b).
“Member” has the meaning set forth in the Operating Agreement.
“Member Designee” has the meaning set forth in Section 12.01(a)(ii).
“MTA” has the meaning set forth in the Recitals.
“MTA Parties” has the meaning set forth in the Operating Agreement.
“MTA Project Documents” has the meaning set forth in the Operating Agreement.
“Multiple Unit Election” has the meaning set forth in the Operating Agreement.
“Net Increased Cost” has the meaning set forth in Section 3.07(b).
“Non-Compete Agreement” means that certain Non-Compete Agreement, dated as of the date hereof (but effective only as of the Severance Date), by and between Related Guarantor and PE Guarantors, as the same may be amended or replaced from time to time.
“Northeast Building Entrance” means the entrance to the Building at 33rd Street and 10th Avenue as shown on the Plans.
“Northwest Building Entrance” means the entrance to the Building at 33rd Street and Hudson Boulevard as shown on the Plans.
“Notes and Acknowledgements” means, with respect to any set of the Plans, all notes and acknowledgements with respect thereto that are agreed to in writing by the parties.
“Notice” has the meaning set forth in Section 18.01.
“OAC” has the meaning set forth in the Operating Agreement.
“Observation Deck Member” has the meaning set forth in the Recitals.
“Ob Deck Member LLC Agreement” has the meaning set forth in Section 12.03(c).
“Ob Deck Pref Interest” has the meaning set forth in Section 12.03(c).
“Ob Deck Pref Pledge” has the meaning set forth in Section 12.03(c).
“Ob Deck Unit” has the meaning set forth in the Condominium Documents.
“Occupancy Date” means December 31, 2020, subject to extension on a day-for-day basis for each day that the Outside Delivery Date or the Outside Substantial Completion Date was delayed as a result of PE Delay.
“occupiable” means, with respect to any PE Areas or similar terms, that such area is intended for human occupancy, including office and studio space, lobbies, and rest rooms, but excluding risers, shafts, elevators or elevator shafts, fire stairs, mechanical or equipment rooms and other core areas.
“Office Member” has the meaning set forth in the Recitals.
“Office Unit” has the meaning set forth in the Condominium Documents.
“Office Unit Messenger Center” means the “Tower Messenger Center” as defined in the Condominium Documents.
“Operating Agreement” has the meaning set forth in the Recitals.
“Original Operating Agreement” has the meaning set forth in the Recitals.
“Other Disputing Party” has the meaning set forth in Section 14.01(b).
“Other Members” means the Members of the LLC other than PE Member or PE Member’s successors and assigns.
“Other Tower Units” means all Tower Units other than the PE Unit.
“Other Units” means all Units of the Condominium other than the PE Unit.
“Outside Delivery Date” means December 31, 2019, as such date is extended on a day-for-day basis for each day that delivery of any Delivery Block is delayed as a result of PE Delay.
“Outside Severance Date” has the meaning set forth in Section 11.03(a).
“Outside Substantial Completion Date” means August 31, 2020, as such date is extended on a day-for-day basis for each day that Substantial Completion is delayed as a result of PE Delay.
“Oxford Guarantor” has the meaning set forth in the Operating Agreement.
“Oxford Parent” has the meaning set forth in the Operating Agreement.
“PE Approval Areas has the meaning set forth in Section 3.04(a).
“PE Areas” means, collectively, (a) the Tower A Access Areas, (b) the PE Core Areas, (c) the PE Elevators, (d) the PE Exclusive Areas, and (e) the PE Shared Building Systems and Areas.
“PE Change Delay” has the meaning set forth in Section 3.07(b).
“PE Change Delay Cost” has the meaning set forth in Section 3.07(b).
“PE Change Development Fee” has the meaning set forth in Section 3.07(b).
“PE Change Order” has the meaning set forth in Section 3.06(a).
“PE Core Areas” means, as shown on the Plans, collectively, (a) those portions of the Tower Building in which are located the PE Elevators, (b) such other risers, air shafts, elevators, elevator shafts and elevator lobbies, electrical and other utility closets, equipment rooms, fire doors and fire stairways serving the PE Areas, and (c) the “core” bathrooms located in portions of the Tower Building that are to be used and/or occupied exclusively by PE Member and/or its Affiliates.
“PE Dedicated First Floor Lobby” means the dedicated lobby for the PE Unit located on the first floor of the Tower Building as shown on the Plans and the PE Exclusive Areas Plan.
“PE Delay” means any PE Change Delay, any PE Work Delay and/or any other delay expressly described in this Agreement as constituting PE Delay; provided, however, for all purposes of this Agreement, concurrent PE Delays shall be counted only once, as a single period of delay.
“PE Deposit LOC” has the meaning set forth in Section 11.03(a).
“PE Developer Guaranty” means the Member Guaranty (as defined in the Operating Agreement), dated as of the date hereof (but effective only as of the Severance Date), by PE Guarantors in favor of Developer and R/O Member.
“PE Elevators” means the PE Podium Elevators and the PE High-Rise Elevators, which shall be Limited Common Elements under the Condominium Documents.
“PE Exclusive Areas” means those portions in the Tower Building depicted on the PE Exclusive Areas Plan.
“PE Exclusive Areas Plan” means the document titled PE Exclusive Areas, in the form agreed by the Parties and dated as of the date hereof.
“PE Finish Work” means the Finish Work to be constructed or installed by or on behalf of PE Member or its Affiliates and their contractors (and not by Developer) within the PE Areas. For the avoidance of doubt, “PE Finish Work” does not include the Developer Work.
“PE Floor Area” has the meaning set forth in Section 16.01.
“PE Guarantors” means, collectively, KKR Fund Holdings L.P., a Cayman Islands limited partnership, KKR Management Holdings L.P., a Delaware limited partnership and KKR International Holdings L.P., a Cayman Islands limited partnership, or, if applicable, a Guarantor Successor (as defined in the PE Developer Guaranty).
“PE High-Rise Elevators” means the passenger elevators from the PE Sky Lobby to the PE Unit designated as elevators “G1” through “G9” on the Plans.
“PE Indemnitees” means PE Member, PE Guarantors, and all Affiliates of PE Member and PE Guarantors, and PE’s Architect, PE’s Consultants, and each of their respective directors, officers, shareholders, principals, partners, members, managers, agents and employees, and each of their respective successors and assigns; and the term “PE Indemnitee” means any one of the PE Indemnitees, as the context requires.
“PE Lobbies” means the PE Sky Lobby and the PE Dedicated First Floor Lobby.
“PE Member” has the meaning set forth in the Preamble.
“PE Member Additional Development Costs” has the meaning set forth in Section 10.01(b).
“PE Member Additional Payment” means an amount equal to $2,400,000.00.
“PE Member Condominium Term Sheet” means the term sheet for matters to be included in the Condominium Documents prior to the PE Unit Closing, in the form agreed by the Parties and dated as of the date hereof.
“PE Member Debt Funding Amount” means an amount equal to $292,566,955.20.
“PE Member Equity Funding Amount” means an amount equal to $157,536,052.80.
“PE Member Fixed Land Cost” means an amount equal to $67,292,288.00.
“PE Member Fixed MTA Deed Payment” means an amount equal to $25,406,272.00.
“PE Member Preliminary Equity Payments Schedule” means the preliminary schedule for payment of the PE Member Equity Funding Amount that is attached to the term sheet titled KKR Purchase at 30 Hudson Yards and dated as of June 3, 2015.
“PE Member Remaining Equity Amount” means the amount by which (i) the PE Member Equity Funding Amount, exceeds (ii) the PE Member Severance Date Payment.
“PE Member Remaining Equity Payments” means payments of the PE Member Remaining Equity Amount to be made by PE Member following the Severance Date, which shall be made in such amounts (not to exceed in the aggregate the PE Member Remaining Equity Amount) and at such times as set forth in the PE Member Remaining Equity Payments Schedule.
“PE Member Remaining Equity Payments Schedule” has the meaning set forth in Section 11.01(a)(x).
“PE Member Severance Date Payment” means the sum of (i) the PE Member Fixed Land Cost plus (ii) the PE Share of all Project Costs incurred on or prior to the Severance Date; provided, however, the PE Member Severance Date Payment shall not exceed the PE Member Equity Funding Amount.
“PE Member Total Development Cost” means an amount equal to $450,103,008.00.
“PE Member True-Up Payment” means the amount (if any) by which (x) the PE Member Total Development Cost exceeds (y) the sum of (in each case to the extent actually funded by the PE Member) (i) the PE Member Severance Date Payment, plus (ii) the PE Member Remaining Equity Payments, plus (iii) amounts (if any) to be funded by PE Member pursuant to Section 4.02(b)(iii) in respect of the PE Share in the event that the Construction Lender does not fund requisitioned Construction Loan proceeds in respect of the PE Share, plus (iv) the PE Unit Allocated Construction Loan Amount.
“PE Podium Elevators” means the passenger elevators from the first floor of the Tower Building to the PE Sky Lobby designated as elevators “D1”, “D2”, “D3” and “SA4” on the Plans.
“PE Punch List Delay” has the meaning set forth in Section 13.01(a).
“PE Share” means the share of Project Costs allocated (on a reasonable, equitable and non-discriminatory basis) to the PE Unit; provided, however, the PE Share shall not include any PE Member Additional Development Costs.
“PE Shared Building Systems and Areas” means, collectively, (a) the heating, ventilating, air conditioning, electrical, communications, plumbing, mechanical and fire protection systems within the Building or below the Platform, the Tower A Loading Docks/Bays and the Fireman’s Elevator, including, with respect to each of the foregoing, the fixtures, equipment and areas with respect thereto, in each case which are to be shared by the PE Unit and Other Units as shown on the Plans and set forth in the Condominium Documents, (b) the Office Unit Messenger Center, and (c) any other areas and facilities in the Tower Building or Retail Building to be shared by the PE Unit and Other Units, including, without limitation, the risers, air shafts, elevator shafts, freight elevators, lobbies, lobby escalators, electrical and other utility closets, equipment rooms, bathrooms, fire doors and fire stairways which contain (or in which are located) any such shared systems, fixtures, equipment or utilities as shown on the Plans and set forth in the Condominium Documents.
“PE Sky Lobby” means the dedicated portion of the lobby on the 35th floor of the Tower Building as shown on the Plans and the PE Exclusive Areas Plan.
“PE Temporary Space” means each short-term temporary space to which an Existing Lease Tenant or Additional Lease Tenant relocates which is a reasonable replacement under the circumstances for such Existing Lease Tenant’s Existing Space or such Additional Lease Tenant’s Additional Space, in each case for the reasonably expected period between the expiration of the Existing Lease or Additional Lease, as applicable, and relocation to the Tower Building, taking into account the availability of short-term temporary space.
“PE Unit” means the PE Exclusive Areas (which will include a condominium unit in the Condominium containing floors 74 through 79, a portion of floor 80 and floors 81 through 83 of the Tower Building as shown on the Plans and the PE Exclusive Areas Plan and the PE Podium Elevators) together with an undivided interest in the portions of the Building designated in the Condominium Documents as the “General Common Elements” and the rights to Limited Common Elements and exclusive easements (and other rights and interests) appurtenant thereto to be described in the Condominium Documents (as the same will be modified prior to the PE Unit Closing in accordance with Section 12.01(a)(iii)). The PE Unit shall initially (as of Severance) be a portion of the Office Unit described in the Initial Condominium Documents, and, prior to the PE Unit Closing, will be subdivided into a separate condominium unit pursuant to an amendment to the Condominium Documents to be entered into prior to the PE Unit Closing in accordance with Section 12.01(a)(iii).
“PE Unit Allocated Construction Loan Amount” means the total loan proceeds actually funded by Construction Lender in respect of the PE Share; provided, that the PE Unit Allocated Construction Loan Amount shall not exceed the PE Member Debt Funding Amount (less amounts (if any) funded by PE Member under Section 4.02(b)(iii)).
“PE Unit Closing” has the meaning set forth in Section 12.01(a).
“PE Unit Closing Date” has the meaning set forth in Section 12.01(b).
“PE Unit Lender Agreement” means a non-disturbance agreement to be entered into between PE Member and Construction Lender at Severance in form reasonably acceptable to Construction Lender and PE Member.
“PE Work Delay” has the meaning set forth in Section 8.04(b).
“PE’s Architect” means Gensler, or any successor architectural firm designated by PE Member.
“PE’s Consultant(s)” means any or all of the architects (other than PE’s Architect), engineers, consultants or advisors, and/or any of their respective subconsultants, engaged by PE Member with respect to the Project, as applicable in context. For the avoidance of doubt, certain of the foregoing persons have also been engaged by Developer (and/or its Affiliates) and/or other Members and such Persons shall only be deemed to be “PE’s Consultants” when acting for PE Member (or its Affiliates).
“Permitted Encumbrances” has the meaning set forth in the Operating Agreement.
“Person” has the meaning set forth in the Operating Agreement.
“PILOT” has the meaning set forth in the Operating Agreement.
“Plan Revision Cost” has the meaning set forth in Section 3.07(b).
“Plans” means, collectively, (i) the final construction drawings and final technical specifications for the Project (including the PE Unit and the Common Elements within the Tower Building), in the form agreed by the Parties and dated as of the date hereof, and the other documents (if any) agreed by the Parties to constitute the Plans as of the date hereof, (ii) the Basis of Design / Design Criteria prepared by Jaros, Baum & Bolles dated August 6, 2015 and (iii) the Area Charts and Area Diagrams, and further including, in each case, the Notes and Acknowledgements from PE Member thereon (which Notes and Acknowledgements are reflected in and consist of the Gensler Plans and Specifications Comments and will be incorporated into the final construction drawings subject to additional costs to be paid by the PE Member as noted therein).
“Platform” has the meaning set forth in the Operating Agreement.
“Platform Funding Agreement” has the meaning set forth in the Operating Agreement.
“Preliminary Submitted Condominium Documents” means the Condominium Declaration, Condominium By-Laws (Exhibit A to such Condominium Declaration) and Non-Competition Requirements (Exhibit D to such Condominium Declaration), in the form agreed by the Parties and dated as of the date hereof.
“Professional Standard Default” means any failure by Developer, beyond any applicable notice and cure periods (if any), in fulfilling Developer’s obligations hereunder, arising from Developer’s failure to comply in all material respects with the standards of a well-qualified diligent development manager, using its best professional skill and judgment consistent with the best practices in the industry, or Developer’s negligence. For avoidance of doubt, Professional Standard Default shall not include any Developer Misconduct Default.
“Professional Standard Default Claim” means any claim arising from or based on (i) a Professional Standard Default (but excluding any Developer Misconduct Default), including (without limitation) any increase in the actual cost of PE Finish Work arising from a Professional Standard Default and/or (ii) any negligence of R/O Member, Destination Retail JV, or Destination Retail Tenant under this Agreement.
“Professional Standard Default Liability” means any Losses arising out of any Professional Standard Default Claim.
“Project” means the design, construction, development and completion of the Tower Building and the Developer Work, each in accordance with the Plans, to the extent applicable. For avoidance of doubt, the Project does not include any Finish Work, the Destination Retail Building, the Platform or any other improvements being constructed by Developer or its Affiliates at the ERY, other than the Tower Building and the Developer Work.
“Project Architect” means KPF, which is the “core and shell” architect for the Building, or any other “core and shell” architect selected by Developer, on behalf of Tower A Tenant and Destination Retail Tenant.
“Project Architect Agreement” means that certain Architectural Services Agreement, dated as of July 22, 2013, between Developer and KPF with respect to the Tower Building (a true and complete copy of which Developer represents and warrants to PE Member was delivered to PE Member prior to the date hereof), as the same may be amended or replaced from time to time. The Project Architect Agreement was assigned by Developer to Tower A Tenant pursuant to an Assignment, Amendment and Assumption Agreement (30 Hudson Yards/Tower A) dated as of October 28, 2014.
“Project Costs” means all hard and soft costs of designing, constructing and developing the Project. For avoidance of doubt, such soft costs include all actual out-of-pocket costs (including legal fees) incurred in connection with establishing the Condominium, including without limitation, the preparation and filing of the Initial Condominium Documents and any amendment, supplement, restatement, replacement or other modification thereto entered into prior to the PE Unit Closing, and real estate taxes and PILOT accruing from and after Commencement of Construction (as defined in the Operating Agreement) and overhead payable by PE Member in respect of PE Change Orders to the extent set forth in this Agreement. Project Costs shall be allocated (on a reasonable, equitable and non-discriminatory basis) between the Office Unit and the Other Units (and, as to Project Costs allocated (on a reasonable, equitable and non-discriminatory basis) to the Office Unit, between the KKR Unit and other portions of the Office Unit on a reasonable, equitable and non-discriminatory basis).
“Project Data Site” means a data site for the Project using e-Builder, Buzzsaw or other similar software programs, reasonably approved by PE Member from time to time, and to which PE Member and PE’s Consultants have complete, uninterrupted and continuous access to the documents and information described in Section 4.01 and any other documents or information provided by Developer by posting to the Project Data Site pursuant to this Agreement (subject to password protection consistent with PE Member’s need to access the Project Data Site and outages beyond Developer’s control).
“Project Documents” has the meaning set forth in the Operating Agreement.
“Project Labor Agreement” has the meaning set forth in the Operating Agreement.
“Property” means the Land and the Tower Building, collectively (whether or not submitted to a condominium regime).
“Proposed DC Punch List” has the meaning set forth in Section 9.02(b).
“Proposed PE Delay Mitigation Estimate” has the meaning set forth in Section 6.02(b).
“Proposed PE Delay Mitigation Plan” has the meaning set forth in Section 6.02(b).
“Punch List Work” means, collectively, minor or insubstantial details of construction, decoration, mechanical adjustment, or installation, the non-completion of which does not prevent the use and occupancy of the Tower Building for its intended purposes.
“Qualified Developer” means either (i) a developer that is on the List of Qualified Developers or (ii) another reputable, experienced and nationally recognized real estate development company that is approved by PE Member (such approval not to be unreasonably withheld, conditioned or delayed).
“R/O Member” has the meaning set forth in the Recitals.
“R/O Parties” has the meaning set forth in Section 19.10(a).
“Related/Oxford Guarantor” means, collectively, Related Parent and Oxford Guarantor, together with their respective permitted successors and assigns.
“Related/Oxford Parties” has the meaning set forth in the Operating Agreement.
“Related Affiliate” means any Person (a) over which any Related Control Person exercises day-to-day operational and managerial control as a managing member or otherwise, and (b) of which one or more Related Beneficial Owners collectively own, directly or indirectly, at least two percent (2%) of the economic interests.
“Related Beneficial Owner” means any of Stephen M. Ross or Jeff T. Blau or Bruce A. Beal, Jr., and their respective spouses, descendants, heirs, legatees and devisees, and any trust created for the benefit of any of such persons.
“Related Control Person” means any of Stephen M. Ross or Jeff T. Blau or Bruce A. Beal, Jr.
“Related Parent” means The Related Companies, L.P., a New York limited partnership, together with its successors.
“Required Destination Retail Building Work” has the meaning set forth in the Co-Construction Term Sheet.
“Rescission Effective Date” has the meaning set forth in Section 11.04(a).
“Rescission Election” has the meaning set forth in Section 11.04(a).
“Rescission Election Notice” has the meaning set forth in Section 11.04(a).
“Rescission Open Date” means December 31, 2021, as such date is extended on a day-for-day basis for each day that delivery of any Delivery Block (in accordance with Section 11.04(a)) is delayed as a result of a Force Majeure event or PE Delay (provided, the Rescission Open Date shall not be extended for more than six (6) months in the aggregate due to Force Majeure events).
“Rescission Payment” has the meaning set forth in Section 11.04(a).
“Response Period” has the meaning set forth in Section 18.03(a).
“Retail Services Agreement” means that certain Retail Services Agreement, dated as of the date hereof (but effective only as of the Severance Date), by and between Retail Tenant and PE Member, as the same may be amended or replaced from time to time.
“RSF” means rentable square feet, determined on the basis of the Recommended Method of Floor Measurement for Office Buildings of the Real Estate Board of New York, effective January 1, 1987, using a twenty-nine percent (29%) loss factor.
“Satellite Dish Terrace” means the portion of the 80th floor of the Tower Building where TW Member’s satellite dishes are to be located, as shown on the Plans (which is referred to the Condominium Documents as the “TW Mechanical Terrace”).
“Schedule” means the schedule for the predevelopment, development and construction of the Project, in the form agreed by the Parties and dated as of the date hereof, as modified from time to time.
“Second Delivery Block” means the group of floors consisting of a portion of floor 80 and floors 81 through 83 of the Tower Building as shown on the Plans.
“Severance” has the meaning set forth in the A/B Balance Lease.
“Severance Date” means the date on which each the Severance Date Transactions have been consummated (including performance by PE Member of all its obligations under this Agreement to be performed at Severance).
“Severance Date Transactions” has the meaning set forth in the Operating Agreement.
“Severed Parcel” has the meaning set forth in the A/B Balance Lease.
“Severed Parcel Lease” has the meaning set forth in the A/B Balance Lease.
“Shop Drawings, Product Data and Samples” means (i) drawings, diagrams, schedules and other data to illustrate some portion of the construction work, (ii) illustrations, standard schedules, performance charts, instructions, brochures, diagrams and other information to illustrate materials or equipment for some portion of the construction work, and (iii) physical examples which illustrate materials, equipment or workmanship and establish standards by which the construction work will be evaluated, all as the same relate to construction of the Developer Work.
“Sign Off” means, with respect to the PE Finish Work, any approval (including by self-certification) required by applicable Government Entities (including the DOB, the New York City Department of Environmental Protection, the Fire Department of the City of New York, the Electrical Advisory Board, and the New York City Department of Transportation).
“Site Logistics Procedures” has the meaning set forth in Section 8.03.
“Specified Finish Work Costs” has the meaning set forth in Section 6.03(h).
“Standby Power Agreement” means an agreement to be entered into by the Condominium Board with respect to the purchase of backup power (and payment for reservation thereof) by each of the Tower Units from the “Cogen Facility” which shall be substantially on the terms set forth in the Terms for Standby Power Agreement and otherwise in form and substance reasonably acceptable to PE Member.
“State” means the State of New York.
“Statement of Changes” has the meaning set forth in Section 3.07(b).
“Subguard Insurer” has the meaning set forth in Section 7.01(a).
“Subguard Policy” has the meaning set forth in Section 7.01(a).
“Substantial Completion” means the stage in the development of the Project when all of the following have occurred, subject to completion of Punch List Work:
(a)    (x) both Delivery Blocks have been delivered to the PE Member in Delivery Condition, (y) the core and shell of the Tower Building and any other Base Building Work is substantially completed in accordance with the Plans, this Agreement and applicable Laws, and (z) Developer has obtained a Core & Shell TCO;
(b)    without limiting clause (a) above, the PE Shared Building Systems and Areas, inclusive of permanent lighting and life safety systems in the building stairwells, core mechanical equipment rooms, core tel/data rooms, core standpipe and core sprinkler systems and core toilet rooms, have been completed in accordance with the Plans, this Agreement and applicable Laws so that regular and permanent service is available, and all such systems have been turned over to PE Member for “Beneficial Use”, defined as the point when equipment has been installed in accordance with the Plans, this Agreement and all applicable Laws. Notwithstanding the foregoing, if certain PE Shared Building Systems and Areas are not complete but do not have a material adverse impact on PE Member’s or its Affiliates’ occupancy of the PE Unit, then Substantial Completion will be deemed to have occurred, and Developer shall complete the remaining work within 120 days;
(c)    the exterior envelope and curtain wall of the Building are complete and the Building is fully and permanently enclosed in a water and weather-tight manner and as shown on the Plans, except for leave-outs for hoists which shall be determined on or before the Severance Date and shall be reasonably acceptable to PE Member and shall be consistent with the Leave-Out Hoists Plan and/or shown on the Site Logistics Procedures (other than limited instances of scratched or failed glass panels that Developer will replace at Developer’s cost), and PE Member agrees that Developer shall have reasonable access to the PE Areas following Substantial Completion to remove leave-out hoists and replace any such glass panels;
(d)    except as provided in the Leave-Out Hoists Plan, any tower cranes affixed to or penetrating the PE Areas in the Tower Building (or the façade surrounding the same) and any brackets relating to any such tower cranes shall have been removed, and any penetrations through the core of such PE Areas (or the façade surrounding the same) resulting from any tower crane removal shall have been patched, any temporary enclosures facilitating use of the hoist (i.e., vestibules) within such PE Areas (or the façade surrounding the same) shall have been removed, and any penetrations through the core of such PE Areas (or the façade surrounding the same) resulting from such removal (which shall include, but is not limited to, fire proofing, fire stopping, rust proofing, slabs, penetrations and curtain wall) shall have been patched; except in the location of the northern hoist as described in the Leave-Out Hoists Plan;
(e)    except for the hoist complex and associated protection permitted to remain at Substantial Completion in accordance with the Site Logistics Procedures and/or the Leave-Out Hoists Plan, removal of construction trailers and sidewalk protection sheds surrounding the Tower Building and completion of all permanent sidewalks and pavement required by the New York City Department of Transportation to restore the street pursuant to the Builder’s Pavement Plan approved by DOB, except for certain limited construction logistics areas necessary to complete the base building, such areas configured to allow reasonable access to the building as shown on the document titled Condition of Areas Surrounding Building at Substantial Completion, in the form agreed by the Parties and dated as of the date hereof; provided, that if and to the extent the DOB requires any such sidewalk protection shed(s) to be maintained, the maintenance of such sidewalk protection shed(s) shall not be deemed a failure to satisfy this condition (provided that Developer shall use reasonable efforts to configure or locate the same in an area or areas that minimize any disruption of access to and use and occupancy of the PE Unit for the normal conduct of PE Members’ (and its Affiliates) business in the ordinary course);
(f)    PE Elevators sufficient to provide reasonable access for PE Member and its Affiliates to access the PE Unit and one Tower Building elevator providing access to the Tower Building roof: (i) have been finished, tested and adjusted, (ii) are operational, and (iii) have been inspected and certified for use by the DOB, provided that all PE Elevators and one Tower Building elevator shall satisfy the foregoing conditions within ninety (90) days after Substantial Completion;
(g)    the elevator frames and doors, and the hall call buttons and lanterns and associated devices, are permanently installed in or for the PE Elevators;
(h)    safe and continuous access is available to the office areas within the PE Exclusive Areas in the Tower Building through the PE Dedicated First Floor Lobby and safe and continuous access is available to all other PE Exclusive Areas; all “front of house” areas that will directly serve PE Member employees (excluding service corridors, loading dock space and mechanical areas) in PE Member dedicated office areas and shared Common Elements as required for access to PE Member dedicated office areas within the Tower Building (other than Limited Common Elements for the exclusive use of any Other Units) are cleared of any debris, construction materials or equipment (except as reasonably required for the completion of Punch List Work), surplus materials, rubbish, rubble, tools, discarded equipment, spillage of solid or liquid waste (except to the extent such debris or other items are present as a result of any PE Finish Work); access routes to all other PE Exclusive Areas will be cleared of debris, construction materials or equipment and surplus materials (except as reasonably required for the completion of Punch List Work or as necessary for the completion of the Building);
(i)    the removal of such Developer Violations as are required (subject to PE Member’s completion of the PE Finish Work) to obtain a temporary certificate of occupancy for the PE Unit; and
(j)    receipt by PE Member of a Certificate of Substantial Completion solely with respect to the Base Building Work and the Developer Work.
“Subway Entrance” means the passages (including entrances thereto) leading from the Tower Building to the number 7 subway station at Hudson Boulevard, as shown on the Plans and the document titled Subway Entrance, in the form agreed by the Parties and dated as of the date hereof, as modified from time to time in accordance with this Agreement.
“Temporary Space Agreement” has the meaning set forth in the definition of Holdover Costs.
“Temporary Space Tenant” has the meaning set forth in the definition of Holdover Costs.
“Terms for Standby Power Agreement” means the document titled Terms for Standpower Power Agreement, in the form agreed by the Parties and dated as of the date hereof.
“Title Insurer(s)” has the meaning set forth in the Operating Agreement.
“Title Policy” has the meaning set for in Section 12.01(a)(viii).
“Total Rent” means, with respect to any lease or occupancy agreement, the total rent and other charges, costs or amounts actually paid or actually required to be paid under such lease or occupancy agreement, including, without limitation, Additional Rent.
“Total PE Change Cost” has the meaning set forth in Section 3.07(b).
“Tower A Access Areas” means those areas located within the Tower Building that are reasonably required for access to or use, operation, maintenance, or repair of the PE Unit and any Limited Common Elements and any exclusive easements appurtenant thereto.
“Tower A Lease” has the meaning set forth in the Recitals.
“Tower A Loading Docks/Bays” means the loading bays within the Tower Building as shown on the Plans.
“Tower A Severed Parcel” has the meaning set forth in the Recitals.
“Tower A Tenant” has the meaning set forth in the Recitals.
“Tower Building” has the meaning set forth in the Co-Construction Agreement Term Sheet.
“Tower Unit(s)” has the meaning set forth in the Recitals.
“Transfer” has the meaning set forth in the Operating Agreement.
“Transfer Taxes” means the transfer taxes, including any interest or penalties thereon, payable in connection with the transactions contemplated hereunder, the Original Operating Agreement, and the Operating Agreement pursuant to the Transfer Tax Laws.
“Transfer Tax Laws” has the meaning set forth in the Operating Agreement.
“TW Agreements” has the meaning set forth in Section 3.04(b).
“TW Development Agreement” has the meaning set forth in the Operating Agreement.
“TW Member” has the meaning set forth in the Recitals.
“Unburdened Parcel” has the meaning set forth in Section 3.10(d).
“Unburdened Parcel Mortgage” has the meaning set forth in Section 3.10(d).
“Unburdened Parcel Mortgage Subordination” has the meaning set forth in Section 3.10(d).
“Unburdened Parcel Restriction” has the meaning set forth in Section 3.10(d).
“Unit(s)” has the meaning set forth in the Condominium Documents.
“Unit Carry Costs” has the meaning set forth in Section 12.02.
“Unit Closing Conditions” has the meaning set forth in Section 12.01(a).
“Unit Owner” means the owner of a Unit.
“UTEP” has the meaning set forth in the Operating Agreement.
“Violation” means any note or notice of any violation of law noted in or issued by any Government Entity against or with respect to the Building or any portion thereof.
“Walk-Through Date” has the meaning set forth in Section 9.02(b).
“Work Dispute Arbiter” has the meaning set forth in Section 14.01(a).
“ZLDA” has the meaning set forth in the Operating Agreement.
“Zoning Resolution” means the Zoning Resolution of the City of New York, effective December 15, 1961, as amended to date.
Section 1.02    Rules of Construction. Wherever used in this Agreement:
(a)    the word “day” means a calendar day unless otherwise specified;
(b)    the word “party” means one or more of the signatories to this Agreement, as the context requires;
(c)    the word “notice” means a notice in writing, whether or not specifically so stated;
(d)    unless otherwise specifically provided herein to the contrary, all consents and approvals to be granted hereunder shall, in order to be valid and recognized by the parties, be and be required to be in writing, whether or not specifically so stated. All references in this Agreement to a matter “approved” by a party (or “consented to” or words of similar import) shall include a matter that has been deemed approved pursuant to any provisions of this Agreement or the Operating Agreement providing for deemed approval;
(e)    “month” means a calendar month unless otherwise specified;
(f)    the word “amended” or “modified” means “amended, restated, replaced, supplemented, or otherwise modified from time to time”; and the word “amendment” or “modification” means “amendment, restatement, replacement, supplement, or other modification”;
(g)    the phrase “subject to the terms of this Agreement” means “upon and subject to all terms, covenants, conditions and provisions of this Agreement”;
(h)    the word “withheld” means “withheld, conditioned or delayed”;
(i)    the word “or” is not exclusive and the word “including,” and all variations thereof, are not limiting;
(j)    the word “approval” means “written approval”;
(k)    the word “delay” means a delay or interference to a particular schedule which (i) will require more than a minimal rearrangement of or delay in other activities or commitments by the affected party, (ii) was not caused by action or inaction of the affected party, and (iii) is the sole cause of the rearrangement of or delay in other activities or commitments by the affected party;
(l)    wherever a party has the right to give or withhold a consent or approval in its “sole discretion,” or words of similar import, the same shall be deemed to mean “sole but good faith discretion”;
(m)    wherever this Agreement refers to a “floor” of the Tower Building, the same shall be deemed to refer to a marketing floor, unless otherwise specified;
(n)    except as otherwise specifically provided herein, all references to sections are to those of this Agreement;
(o)    the words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision; and
(p)    all meanings attributed to defined terms herein are equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE 2

DEVELOPER’S RESPONSIBILITIES
Section 2.01    Retention of Developer. PE Member hereby retains Developer to act as PE Member’s developer in connection with the Developer Work and to provide the services hereinafter set forth. Developer hereby accepts the obligations set forth in this Agreement, including, without limitation, with respect to (a) the design, budgeting and scheduling of the Project, and (b) the performance of the Developer Work. Developer shall act in good faith, shall use Best Efforts and shall do all things necessary to perform its obligations and services under this Agreement. Notwithstanding anything to the contrary contained herein, all amounts required to be paid or contributed by PE Member pursuant to the provisions of this Agreement shall be deemed to be capital contributions to the LLC, and PE Member shall have no obligation to make any payments of the PE Member Total Development Cost or PE Member Additional Development Costs directly to Developer or any other Person, other than payments owed to Developer Indemnitees pursuant to any indemnification obligations of PE Member hereunder and other than payment of (i) the PE Unit Allocated Construction Loan Amount, which shall be paid directly to Construction Lender in accordance with the provisions of Section 12.01(b) below and (ii) the PE Member Fixed MTA Deed Payment which shall be paid to (or at the direction of) Developer in accordance with the provisions of Section 12.01(b) below.
Section 2.02    Developer’s Responsibilities. Developer shall (i) use Best Efforts to coordinate, supervise and facilitate such services as may be necessary to implement the development, construction and completion of the Project in accordance with this Agreement, the Plans and the Schedule, and (ii) provide consultation, advice and assistance to PE Member concerning all matters with respect to the development of the Project. Developer shall supply the personnel necessary to perform its responsibilities under this Agreement, and all such persons shall be employees of Developer or an Affiliate of Developer or Developer’s Consultants and shall not be, or be deemed to be, employees of PE Member or the LLC or any of their direct or indirect subsidiaries. Developer’s obligations under this Agreement shall include, but shall not be limited to, the following:
(a)    Developer, Tower A Tenant or the Executive Construction Manager, as applicable, shall: (i) employ or continue to employ the Project Architect pursuant to the Project Architect Agreement, and (ii) enforce its rights and remedies (as appropriate) under any such agreements, to the extent commercially reasonable to do so; provided, however, that this subparagraph shall not preclude Developer from terminating, or causing the termination of (in each case in accordance with the terms of this Agreement), the Project Architect Agreement or any future contracts entered into by Developer, on account of a breach thereof by any such Person or counter-party, nor shall this subparagraph preclude Developer from entering into additional contracts with architects or other consultants in accordance with this Agreement;
(b)    Developer, as agent for Tower A Tenant, shall: (i) employ or continue to employ the Executive Construction Manager pursuant to the Executive Construction Management Agreement; and (ii) cause the Executive Construction Manager to employ or continue to employ the Construction Manager pursuant to the Construction Management Agreement; and (iii) enforce, and cause the Executive Construction Manager to enforce, its rights and remedies (as appropriate) under the Construction Management Agreement to the extent commercially reasonable to do so;
(c)    Developer, as agent for Tower A Tenant (and as agent for Destination Retail Tenant), shall or shall cause the Executive Construction Manager to (i) retain such Persons, and (ii) make such purchases of materials, equipment and supplies, as shall be necessary or appropriate to design, construct and complete the Developer Work and to achieve Final Completion (and completion of the Subway Entrance) and (iii) enforce its (or their) rights and remedies (as appropriate) under any agreements with any such Persons, to the extent commercially reasonable to do so;
(d)    Developer, as agent for Tower A Tenant (and as agent for Destination Retail Tenant), shall, or shall cause the Executive Construction Manager, to comply in all material respects with their obligations under any contracts, letter agreements or purchase orders or other agreements they enter into (or have entered into) in connection with the construction of the Developer Work; provided, however, that nothing in this Agreement shall preclude Developer from terminating, or causing the termination of, the Construction Management Agreement or the Project Architect Agreement or any of the contracts or purchase orders entered into by Developer or the Executive Construction Manager, on account of a breach thereof by the Construction Manager or by any such other Person or counter-party, nor shall it preclude the Executive Construction Manager from terminating, or causing the termination of, any contract or canceling any purchase order entered into in connection with the Project on account of a breach by the applicable contractor, consultant or materialman;
(e)    Developer, as agent for Destination Retail Tenant, shall: (i) employ or continue to employ the Executive Construction Manager pursuant to the DRB ECM Agreement; (ii) cause the Executive Construction Manager, to employ or continue to employ the construction manager for the Required Destination Retail Building Work (“DRB CM”); (iii) cause the Executive Construction Manager, to employ or continue to employ contractors, subcontractors, consultants, advisors and suppliers which perform work or provide materials in connection with the Required Destination Retail Building Work pursuant to their respective applicable agreements; and (iv) enforce, and cause the Executive Construction Manager to enforce, its respective rights and remedies (as appropriate) under any such agreements, to the extent commercially reasonable to do so;
(f)    Developer shall oversee, manage and coordinate the development of the Project, so as to, without limiting the foregoing, (i) cause the Developer Work to be completed and cause Substantial Completion, Punch List Work, and Final Completion to be achieved, and cause the Subway Entrance to be completed (subject to and in accordance with the terms and conditions of Section 3.10(b)) in each case, in accordance with the Plans, the Schedule, the applicable Construction Loan Documents, this Agreement and all applicable Laws, free from fault or defect, on a lien-free basis (subject only to Permitted Encumbrances and Developer’s right to bond and contest liens in good faith by appropriate proceedings) in a good and workman-like manner and incorporating only new materials and equipment, and by means and methods complying with all applicable Laws and insurance requirements and the MTA Project Documents; (ii) apply for and obtain (or cause to be applied for and obtained) all building and other permits required for the Project, as and when required in accordance with the Schedule, including all certificates of occupancy to be obtained by Developer as required herein; (iii) manage and oversee the performance by (and enforce and pursue claims against, as appropriate and where reasonable to do so) the Executive Construction Manager, the Project Architect, the Construction Manager and all of Developer’s Consultants, contractors, subcontractors and vendors involved in the Project (except for any of the foregoing obtained or retained by any Member, in connection with the performance of any Finish Work for such Member); (iv) enforce the obligations of Destination Retail Tenant under the Co-Construction Agreement; and (v) cause the entire Building to be completed in accordance with a first-class standard;
(g)    Prior to the assignment of any Contractor Warranty as provided in Section 9.03, Developer shall use Best Efforts to enforce all such Contractor Warranties to the extent set forth in Section 9.03;
(h)    Developer shall or shall cause the Executive Construction Manager, the DRB ECM or the applicable contractor to remove or bond or satisfy all mechanic’s or materialmen’s liens filed (including, with respect to the PE Unit only, after the PE Unit Closing) against, or which encumber, the PE Unit or the Property (or any portion thereof) resulting from any work (other than PE Finish Work) performed by or on behalf of Developer, the LLC, Tower A Tenant, the Executive Construction Manager, the DRB ECM or any other Person, in each case within forty-five (45) days of delivery by Developer (or the LLC, Tower A Tenant, the Executive Construction Manager, the DRB ECM, or such other Person) of copies of any such lien (or shall cause the Title Insurer to insure over such lien(s), if permitted by the Construction Lender in order to have a Draw Request funded), or at the PE Unit Closing shall cause the title insurer of PE Member to insure over such liens with respect to the PE Unit and cause the title insurer of PE Member’s lenders, if any (if permitted by such lenders) to insure over such lien(s)) with respect to the PE Unit; and Developer shall cure and remove of record (or cause to be cured and removed of record) all Developer Violations within forty-five (45) days of delivery of copies of any such violation or as soon thereafter as is practicable. The costs to cure such liens and/or Violations shall be Project Costs;
(i)    Developer shall, or shall cause the Executive Construction Manager and/or the DRB ECM to, coordinate the safe and efficient performance, by all Unit Owners, of any Finish Work to be performed in the Building (in, except as otherwise provided in Section 8.03 of this Agreement, a reasonable, equitable and non-discriminatory manner and otherwise as required herein and in the Site Logistics Procedures), and shall coordinate the safe and efficient performance and completion of any Developer Work with any Finish Work being performed (likewise, except as otherwise provided in Section 8.03, in a reasonable, equitable and non-discriminatory manner but in a manner so as not to impede the completion of the Project, and otherwise as required herein and in the Site Logistics Procedures), which coordination, from and after the Severance Date, shall also be subject to the applicable provisions of the Condominium Documents and Co-Construction Agreement;
(j)    Developer shall, or shall cause the Executive Construction Manager and the DRB ECM to, be responsible for developing, with the approval of all requisite City departments, and implementing a site safety plan for all construction work being performed in and around the Building (including, without limitation, such netting and sidewalk sheds and other elements as required by applicable Law);
(k)    Developer shall arrange for the testing and inspecting and commissioning of all facilities, systems and equipment that are part of the Developer Work and promptly deliver to PE Member copies of all reports, results, sign-offs and certifications with respect thereto to PE Member;
(l)    Within one hundred eighty (180) days of achieving Final Completion, Developer shall cause to be prepared and delivered to PE Member a complete set of final “as built” construction drawings in a format reasonably acceptable to PE Member with respect to the Developer Work;
(m)    Developer shall cause the Project to be constructed so that the Building is eligible to achieve, at a minimum, LEED BD+C Gold for New Construction v2009 certification from the United States Green Building Council and shall use Best Efforts to obtain such certification. In addition, Developer shall cause the ERY to be constructed in a manner so that it is eligible to achieve LEED Neighborhood Development Certification from the United States Green Building Council and shall use Best Efforts to obtain such certification;
(n)    Developer shall pay, or shall cause Other Members or other Persons (other than PE Member) to pay, all Project Costs in excess of the PE Member Total Development Cost, other than any PE Member Additional Development Costs;
(o)    Upon request from PE Member, Developer shall provide (and Developer will use commercially reasonable efforts to cause its Affiliates to provide) reasonable assistance to (and shall reasonably cooperate with) PE Member to help facilitate PE Member’s financing of the PE Member Total Development Cost and any financing, leasing and/or sale of the PE Unit;
(p)    Upon request from PE Member, Developer shall provide (and Developer will use commercially reasonable efforts to cause its Affiliates to provide) reasonable assistance to PE Member to help facilitate PE Member’s search for up to 60,000 square feet of Additional Space during the period from and after the date hereof and prior to the PE Unit Closing Date;
(q)    Developer shall use reasonable efforts to provide temporary work space for 1-2 personnel of PE Member (and/or PE Member’s Consultants) at the Field Office to work for short periods of time upon reasonable advance request from PE Member (it being acknowledged that the foregoing is subject to availability of space and there will not be permanent work space or a permanent work station or office dedicated to PE Member in the Field Office); and
(r)    Developer shall perform all other obligations of Developer described elsewhere in this Agreement.
Section 2.03    Standard of Performance. Without limiting Developer’s obligations under this Agreement, Developer shall use Best Efforts in the performance of its obligations under Section 2.01 and Section 2.02.
Section 2.04    Development Fee.
(a)    The PE Member Total Development Cost includes and covers the PE Member’s share of the Development Fee as defined in the Development Management Agreement (the “DMA Development Fee”). Notwithstanding anything to the contrary contained in the Development Management Agreement, PE Member shall have no liability, as a Member of the LLC or otherwise, on account of the DMA Development Fee (or any other fee to Developer or its Affiliates) other than the fees included in and covered by the PE Member Total Development Cost and any PE Change Development Fee payable pursuant to Section 3.07(b).
(b)    In the event any PE Change Development Fee is payable in respect of PE Change Orders in accordance with the provisions of Section 3.07(b), such PE Change Development Fee shall be included in each Draw Request with respect to any PE Change Orders as to which such PE Change Development Fee is payable. Overhead with respect to any PE Change Orders shall be included in each Draw Request with respect to such PE Change Orders.
Section 2.05    Survival. The provisions of this Article 2 shall survive the PE Unit Closing.
ARTICLE 3

ARCHITECT AND CONSULTANTS; PLANS, AND CHANGES TO PLANS; 30 HY PROJECT DOCUMENTS
Section 3.01    Project Architect and Consultants; Construction Manager.
(s)    PE Member hereby acknowledges that KPF has been engaged as the Project Architect pursuant to the Project Architect Agreement. Developer, Tower A Tenant, Destination Retail Tenant and/or the LLC shall have the right to retain any substitute firm to act as the Project Architect and/or to amend to the Project Architect Agreement, and to amend or modify its separate contract with the Project Architect with respect to the Destination Retail Building, in each case without PE Member’s consent.
(t)    All costs associated with the performance of the Developer Work by the Developer, the Project Architect, the Executive Construction Manager, the Construction Manager or any substitute or additional Project Architect, Executive Construction Manager, Construction Manager or other contractor or consultant are included in (and covered by) the PE Member Total Development Cost.
(u)    PE Member acknowledges that Hudson Yards Construction LLC has been engaged as the Executive Construction Manager for the Project, Tishman Construction has been engaged as the Construction Manager for the Project, Tutor Perini Building Corp. has been engaged as the DRB CM and the Executive Construction Manager is the DRB ECM. Developer and/or the LLC shall have the right to (i) retain any substitute firm to act as executive construction manager, construction manager or general contractor for the Project or the Destination Retail Building, (ii) enter into the Construction Management Agreement, or (iii) enter into any amendment to the Executive Construction Management Agreement, Construction Management Agreement, any new contract with the initial Executive Construction Manager or Construction Manager or any substitute Executive Construction Manager or Construction Manager, or any amendment to any such new contract, in each case without the prior written approval of PE Member. For avoidance of doubt, Destination Retail Tenant and the DRB ECM shall have the right to amend or modify the contract with DRB CM without PE Member’s consent.
Section 3.02    Plans.
(a)    Each of PE Member, Tower A Tenant, Developer, the LLC, and Destination Retail Tenant acknowledges that it has approved the Plans. Developer shall have the right to amend or modify the Plans from time to time; provided, however, PE Member’s prior written approval shall be required for any amendment or modification to the Plans to the extent the approval of PE Member is expressly required therefor under the provisions of this Agreement.
(b)    Developer shall timely requisition, or cause to be requisitioned, funds from the LLC, Destination Retail Tenant, any Construction Lender and/or any DRB Construction Lender in order to cause the Project Architect, Developer’s Consultants, the Executive Construction Manager and the Construction Manager and all consultants and contractors performing the Developer Work to be paid amounts due to such Persons when due in order to ensure continuity and diligent prosecution of the design and development process; provided, however, that, so long as (after the Severance Date) the same is permitted pursuant to the applicable Construction Loan Documents and subject to compliance with the applicable provisions thereof, nothing herein shall preclude Developer or the LLC, on behalf of Tower A Tenant or Destination Retail Tenant, from withholding payment in connection with a valid dispute with any such Person.
Section 3.03    Consultation with PE Member and PE’s Consultants.
(c)    Developer shall cause Developer’s Consultants, the Executive Construction Manager and the DRB ECM to consult directly with PE Member and PE’s Architect and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) on matters affecting the PE Unit, the PE Areas or the PE Approval Areas, including, without limitation, the costs of design, construction, operation or maintenance or tax treatment thereof, the Developer Work, the Schedule, the schedule for TW Member’s Finish Work (as defined in the Operating Agreement), the timing for delivery of the Delivery Blocks and Substantial Completion (but in the case of the schedule for TW Member’s Finish Work (as defined in the Operating Agreement), only to the extent such information is made available to Developer and Developer is not subject to confidentiality restrictions with respect thereto prohibiting disclosure thereof), all on reasonable notice to, and in the presence of, Developer’s representatives. PE Member and PE’s Architect and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) shall have the right to attend weekly principal project and design meetings involving or affecting the PE Unit, PE Areas, the PE Approval Areas, the Developer Work, the timing for delivery of the Delivery Blocks and Substantial Completion and/or the Schedule or the overall Base Building design, as well as any design changes to any Other Units which would affect any of the PE Approval Areas, the PE Areas or the PE Unit, including, without limitation, the costs of design, construction, operation or maintenance or tax treatment thereof. Developer, PE Member, PE’s Architect and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) shall meet not less often than monthly (or more frequently at PE Member’s reasonable request), to review changes to the Plans and Schedule, and to evaluate the status and progress of the design, development or construction of the Project or the ERY. Developer will not be obligated to include PE Member in design meetings that do not involve or affect the PE Unit, the Schedule, any PE Areas, any Developer Work or any PE Approval Areas. Developer shall cause Developer’s Consultants, the Executive Construction Manager and the DRB ECM to promptly provide directly to PE Member, PE’s Architect and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) all plans, specifications and other materials prepared by any such Persons which relate to the Developer Work, the PE Unit (and the Limited Common Elements and exclusive easement areas appurtenant thereto and access thereto and therefrom), the PE Areas or the other PE Approval Areas or as otherwise provided herein.
(d)    PE Member shall cause PE’s Architect and PE’s Consultants to consult directly with Developer and the Project Architect and Developer’s Consultants with respect to any PE Finish Work impacting any areas of the Building other than the PE Areas.
Section 3.04    PE Member’s Approval Rights; Change Orders; Changes Required by Law.
(a)    Subject to the provisions of Sections 3.04(b), 3.04(c), 3.04(d) and 3.05, PE Member’s prior written approval shall be required for any change to the Plans which affects or impacts any PE Exclusive Area or any PE Approval Area other than to a de minimis extent, which approval shall not be unreasonably withheld (except with respect to the PE Approval Areas described in clauses (ii), (iii), (v), (vii) (but only to the extent relating to the PE Exclusive Areas), (viii) (but only with respect to access), (xii) and (xvi) below, for which approval may be given or withheld in PE Member’s sole discretion). For purposes of this Agreement, “PE Approval Area” means the following:
(i)    the Schedule for delivery of the Delivery Blocks, Substantial Completion, DC Punch List Work and/or Final Completion;
(ii)    the volume (including floor-to-ceiling heights), area, quality, lay-out, use, safety, functionality or efficiency of any of the PE Exclusive Areas and the finishes in any of the PE Exclusive Areas to the extent they are to be performed by Developer;
(iii)    the location and size of any columns and floor penetrations in or through PE Exclusive Areas;
(iv)    the specifications for, any of the systems, utilities or fixtures forming a part of the PE Shared Building Systems and Areas (but only as they affect the PE Exclusive Areas);
(v)    the location and specifications of any elevator, escalator, stairway and stairwell serving the PE Exclusive Areas (including, without limitation, the PE Elevators);
(vi)    any acoustical ratings for the curtain wall;
(vii)    the design of the PE Lobbies or other lobbies in the Tower Building, access from the occupiable PE Areas to the PE Lobbies, including without limitation the PE Sky Lobby, or signage at or in the PE Lobbies;
(viii)    the design of, or access from the occupiable PE Areas to, any shared Tower Building lobbies;
(ix)    the massing, envelope and superstructure of the Tower Building, the facade of the Tower Building (including any change to the exterior finishes and materials of the Tower Building), and any crown or treatment on the top of the Tower Building;
(x)    the Northeast Building Entrance, the Northwest Building Entrance, the Fifth Floor Entrance and any other entrance to the Tower Building by which the general public enters the Tower Building, or access from the occupiable PE Areas to any such entrances;
(xi)    subject to all applicable Laws, signage at the PE Lobbies and any lobby shared by PE Member and any other owner of a Tower Unit and signage at the Northeast Building Entrance, the Northwest Building Entrance, the Fifth Floor Entrance, and any other Tower Building entrance and signage at any lobby areas adjacent to such entrances;
(xii)    the total Floor Area allocated to the PE Unit;
(xiii)    the water proofing details or acoustical systems, as applicable, for any floor of any Other Tower Unit that is immediately above or immediately below an occupiable floor of the PE Unit, and any areas of the PE Unit that are immediately adjacent to a shared lobby, if such floor or areas are intended to be occupied for a use that will create an unreasonable risk of water leaks or unreasonable disturbance from noise or vibrations (in each case taking into account the intended use of the affected space within the PE Unit). Developer shall give advance Notice to PE of any elements proposed to be installed on any floors above the PE Unit that create any unreasonable risk of water leaks, transmission of sound or vibrations or fire, and will require the Member owning the Other Tower Units in which such floors are located to incorporate reasonable protections with respect to such risks, consistent with Class A buildings in New York City;
(xiv)    changes to the design of the Subway Entrance, or access from Tower Building lobby to the Subway Entrance, that in either case prevent or materially impair reasonable access from the Tower Building lobby to the number 7 subway station on Hudson Boulevard;
(xv)    the Tower Units’ qualification for any real estate tax abatements, including, without limitation, the tax abatement under UTEP; or
(xvi)    the configuration of and access to the Satellite Dish Terrace (including the screening).
(b)    If a change in the Plans is required by applicable Law or the MTA Parties or Construction Lender, and if such change would otherwise require the approval of PE Member under Section 3.04(a), Developer shall advise and promptly consult with PE Member as to the particular requirement and the solution or solutions it is considering. Unless there is only one clear way to comply with such requirement, Developer shall obtain PE Member’s prior written approval for the proposed change, which approval shall not be unreasonably withheld; provided, that, to the extent economically feasible, Developer shall use Best Efforts to make such change in the manner that has the least impact on (x) the Plans for the Developer Work, (y) the delivery of the Delivery Blocks on or prior to the Outside Delivery Date and (z) the PE Areas and the PE Approval Areas (so long as such manner does not discriminate in its impact on the Plans against any Other Unit or the cost of any Other Unit or result in a breach of any obligation of Developer or its Affiliates under any agreements with Time Warner and its Affiliates (the “TW Agreements”)). For the avoidance of doubt, Developer shall not be obligated to make any change to the Plans requested by PE Member if, and to the extent, such change would violate the terms of the MTA Project Documents, the IDA Documents, the Construction Loan Documents or the TW Agreements, as applicable, or which has been disapproved by the MTA Parties, the IDA, the Construction Lender, TW Member or its Affiliates, if and to the extent the MTA Parties, the IDA, Construction Lender or TW Member or its Affiliates has a discretionary right to disapprove such change under the MTA Project Documents, the IDA Documents, or the Construction Loan Documents, as applicable.
(c)    Except as otherwise provided in Section 3.05, if PE Member does not respond, object to, or comment on, any written request for approval of any change to the Plans requiring PE Member’s approval within ten (10) Business Days of delivery of a written request for approval from Developer (which may be given by Email Notice) and such request includes on the first page thereof (or in the Email Notice) in bold face print the phrase “REQUEST FOR APPROVAL OF CHANGE TO PLANS PURSUANT TO SECTION 3.04 OF THE DEVELOPMENT AGREEMENT; FAILURE TO RESPOND WITHIN 10 BUSINESS DAYS WILL RESULT IN DEEMED APPROVAL PURSUANT TO SECTION 3.04(c) OF THE DEVELOPMENT AGREEMENT”, then PE Member will be deemed to have approved the proposed change.
(d)    Any dispute as to whether any matter is subject (or not) to the approval of PE Member (or, if applicable, the reasonableness of any such approval) as set forth in Section 3.04(a) above shall be submitted to Arbitration to be resolved in accordance with the provisions of Article 14.
Section 3.05    Field Changes; Force Majeure Changes.
(a)    Field Changes. PE Member shall make a representative available to approve or disapprove Field Changes which are subject to PE Member’s approval in accordance with the provisions of Section 3.04 within two (2) Business Days following delivery to PE Member of Email Notice that a proposed Field Change is available on the Project Data Site together with such relevant information and materials as shall be reasonably required to consider such proposed Field Change, including the reason for the Field Change and the impact, if any, on (x) the occurrence of the Delivery Date for any Delivery Block on or prior to the Outside Delivery Date, or (y) the occurrence of Substantial Completion on or prior to the Outside Substantial Completion Date. It is understood and agreed that Field Changes are non-discretionary changes and accordingly any such approval by PE Member shall be limited to approving the appropriate means of addressing the event or events that necessitated the Field Change in question. If PE Member does not approve or disapprove a Field Change which is subject to PE Member’s approval (in accordance with the provisions of Section 3.04) within such two (2) Business Day period, then PE Member will be deemed to have approved such Field Change.
(b)    Force Majeure Changes.
(i)    If any Force Majeure event occurs, and any change is required that would otherwise be subject to PE Member’s approval under Section 3.04(a), PE Member shall have the right to approve (such approval not to be unreasonably withheld) the appropriate means of addressing such Force Majeure event, which means may include changes to the Plans, change orders, amendments to soft cost contracts or trade contracts, or new Plans required to address such Force Majeure event (each a “Force Majeure Change”). PE Member’s approval or disapproval shall be given within five (5) Business Days following delivery to PE Member of Email Notice that a Force Majeure event has occurred and proposing the means of addressing the same. If PE Member does not approve or disapprove any Force Majeure Change which is subject to PE Member’s approval within such five (5) Business Day period, then PE Member will be deemed to have approved such Force Majeure Change.
(ii)    Any dispute concerning the existence or duration of a Force Majeure event or the need for any Force Majeure Change shall be resolved by Arbitration.
(c)    Developer shall maintain a log of all Field Changes and Force Majeure Changes at the Field Office or on the Project Data Site, and shall keep such log current, and shall make such log available for inspection by PE Member, PE’s Architect, and PE’s Consultants promptly upon request therefor. Any dispute as to whether any Field Change or Force Majeure Change is (or is not) subject to the approval of PE Member, or as to the reasonableness of any approval shall be submitted to Arbitration to be resolved in accordance with the provisions of Article 14.
Section 3.06    Developer’s Approval Over Design Changes Initiated by PE Member; Payment for Such Changes.
(a)    PE Member may, from time to time, request changes in the design of the PE Exclusive Areas or the “core” bathrooms located in portions of the Building that are to be used and/or occupied exclusively by PE Member and/or its Affiliates as reflected in the Plans (a “PE Change Order”) by submitting to Developer a written request describing the change in question. Any such change shall be subject to Developer’s approval (not to be unreasonably withheld); provided, however, PE Member shall not have the right to request changes in the design of any PE Exclusive Areas if such change will require more than de minimis changes to any portion of the Building other than to the PE Exclusive Areas, or to the Platform or Subway Entrance. The aggregate Total PE Change Cost (if any) of implementing all PE Change Orders, determined in accordance with Section 3.07, will constitute PE Member Additional Development Costs and shall be paid for solely by PE Member. For the avoidance of doubt and without limiting the foregoing conditions of this Section 3.06(a), (1) PE Member shall not have the right to request changes to the Plans other than changes to the PE Exclusive Areas and the “core” bathrooms located in portions of the Building that are to be used and/or occupied exclusively by PE Member and/or its Affiliates, (2) Developer shall not be obligated to make any change to the Plans requested by PE Member if, and to the extent, such change would violate the terms of the MTA Project Documents, the IDA Documents, or the Construction Loan Documents, as applicable, or which has been disapproved by the MTA Parties, the IDA, or the Construction Lender, if and to the extent the MTA Parties, the IDA, or Construction Lender has a discretionary right to disapprove such change under the MTA Project Documents, the IDA Documents, or the Construction Loan Documents, as applicable, and (3) it shall be reasonable for Developer to disapprove of any change to the Plans requested by the PE Member if such change would not be permitted under Section 3.04(d) of the TW Development Agreement.
(b)    PE Member acknowledges that, in some cases, the ability of Developer to implement or consent to a PE Change Order may be subject to obtaining the consent of TW Member and/or other Unit Owners, the MTA Parties and/or the Construction Lender which, if Developer is otherwise prepared to approve, Developer shall promptly seek and use Best Efforts to obtain where same is required, shall keep PE Member reasonably apprised of the progress of obtaining such consent, and shall notify PE Member promptly if and when such consent is obtained or denied. Any consent granted by Developer to any change requested by PE Member shall be deemed a representation by Developer that it has obtained (or has determined that it was not required to obtain) the prior consent of the MTA Parties, the Construction Lender, and any other Unit Owner (including, without limitation, TW Member) to such change, unless, together with the giving of its consent, Developer notifies PE Member that the consent of the MTA Parties, the Construction Lender, or any other Unit Owner (including, without limitation, TW Member), as applicable, to such change is required and has not yet been obtained, in which event Developer shall advise PE Member if it has an estimate of the time required to obtain such consent. Any actual delay attributable to the process of obtaining such consents with respect to a PE Change Order shall be PE Delay, and PE shall pay any costs associated with obtaining such consents.
(c)    PE Member shall be responsible for depositing with Construction Lender any Completion Deposits that are required by Construction Lender as a result of any PE Change Order.
(d)    Subject to the terms of the TW Agreements, Developer shall also consult with, and consider in good faith, the views of, PE Member if PE Member wishes to propose changes to the Plans affecting the lobby space or elevators in the Tower Building that PE Member shares with Other Members (including, without limitation, the elevator bank screen walls, interiors of shared elevators, shared areas and floors within the PE Sky Lobby and entrance into the PE High-Rise Elevators from the shared sky lobby); provided, however, Developer shall not have any liability to PE Member for failure to implement PE Member’s views with respect to such changes. Developer and PE Member shall consult and coordinate with each other in good faith with respect to the foregoing areas.
Section 3.07    Statement of Changes; Time for Approvals.
(a)    Where PE Member’s approval of any change in the Plans (other than Field Changes or Force Majeure Changes) is required or requested by Developer hereunder, Developer shall provide (or cause the Project Architect to provide) PE Member, PE’s Architect and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) with notice of such change and shall make the documents reasonably required to evaluate such change available for review by PE Member, PE’s Architect and PE’s Consultants on the Project Data Site, in each case in order to solicit PE Member’s views and obtain PE Member’s written approval(s) thereto (to the extent required pursuant to the provisions of Section 3.04 and subject to the provisions of Section 3.05). Any Shop Drawings, Product Data and Samples with respect thereto shall be made available in accordance with Section 3.09.
(b)    With respect to any PE Change Order, as soon as practicable but no later than ten (10) Business Days after delivery to Developer of PE Member’s written request with respect thereto, Developer shall furnish (or cause the Executive Construction Manager to furnish) to PE Member, a reasonably detailed statement (a “Statement of Changes”) in the form of Exhibit E setting forth in reasonable detail Developer’s best reasonable estimate of (i) the net actual delay (the “PE Change Delay”), if any, that such proposed change will cause to the Schedule, including, without limitation, to the occurrence of Substantial Completion, which may be expressed as an anticipated range or maximum (the high end of such range or such maximum being referred to as the “Maximum PE Change Delay”), (ii) the actual net out-of-pocket cost that will be incurred, if any, solely as a result of any such net PE Change Delay, which cost shall include, without limitation, any costs required to be paid by Developer under the Construction Management Agreement or agreement with the DRB CM and to the Executive Construction Manager or the DRB ECM (collectively, the “PE Change Delay Cost”), (iii) the actual net out-of-pocket amount, if any, by which such proposed change will increase the cost of constructing the Project (including, without limitation, any increase in the Project Costs and overhead in the amount of three percent (3%) of the cost of the change (the amounts described in this clause (iii), the “Net Increased Cost”), and (iv) a development fee in the amount of three percent (3%) of the cost of the change (any such development fee, an “PE Change Development Fee”), (v) the actual out-of-pocket cost that shall be incurred by Developer, if any, in connection with the preparation of revised Plans as a result of such proposed change (such actual cost, the “Plan Revision Cost”) and (vi) any actual decrease in the cost of constructing the Project as a result of such change. The sum of the PE Change Delay Cost, the PE Change Development Fee, the Net Increased Cost and the actual Plan Revision Cost with respect to any PE Change Order (net of any actual decrease in the cost of constructing the Project resulting from such change) is referred to herein as the “Total PE Change Cost”. Notwithstanding the foregoing or anything to the contrary herein, in no event shall the Total PE Change Cost be less than zero and in the event shall the same reduce the PE Member Total Development Cost. Developer’s reasonable estimate of the foregoing costs or savings may be expressed as a reasonably anticipated range or maximum (with one hundred five percent (105%) of the high end of such range or such maximum being referred to as the “Maximum PE Change Cost”). PE Member shall pay, subject to the provisions of this Section 3.07(b), all actual out-of-pocket architectural, engineering and cost estimating fees incurred by Developer in connection with the preparation of the Statement of Changes, whether or not PE Member elects to proceed with the PE Change Order. All Total PE Change Costs with respect to any PE Change Order shall constitute PE Member Additional Development Costs. PE Member acknowledges that the Total PE Change Cost and the PE Change Delay Cost, calculated as set forth above, are good-faith estimates only and PE Member and Developer agree that Developer shall not undertake to perform any such change order work unless and until PE Member authorizes Developer in writing to proceed with such work and agrees in writing to pay (exclusive of the PE Member Total Development Cost) the Total PE Change Cost (which may be on a time and materials basis as if Developer was performing such work for its own account); provided, that notwithstanding the foregoing or anything contained in this Agreement to the contrary, in no event shall (i) any PE Change Delay in excess of the Maximum PE Change Delay be a PE Delay or (ii) any Total PE Change Cost in excess of the Maximum PE Change Cost be included in the PE Member Additional Development Costs or payable by PE Member. PE Member shall comply, to the extent compliance by PE Member (as opposed to compliance by Tower A Tenant or Developer) is required, with the funding provisions of the Construction Loan Documents applicable thereto; provided, that notwithstanding any such agreement, PE Member and Developer shall attempt in good faith to agree on the Total PE Change Costs as set forth in Section 3.07(c), which process for agreement shall not interrupt or delay Developer’s construction of the Project in accordance with the change requested by PE Member or limit PE Member’s rights hereunder.
(c)    Subject to Section 3.07(b), Developer and PE Member (and their respective Consultants) shall consult and attempt, in good faith, to agree on the Total PE Change Cost (with respect to any PE Change Order), any adjustment in the Schedule (which PE Member shall have the right to approve only if such change has the effect of delaying (x) the occurrence of the Delivery Date for any Delivery Block on or prior to the Outside Delivery Date, or (y) the occurrence of Substantial Completion on or prior to the Outside Substantial Completion Date) and any PE Delay arising therefrom, in each case as soon as practicable and within no more than ten (10) Business Days after PE Member receives a Statement of Changes and all additional information it may reasonably request in accordance with Section 18.03(a) to evaluate such Statement of Changes. Any such agreement (if, as and when reached) shall be memorialized in writing or in an amended and (to the extent PE Member has a right to approve the same) approved Schedule or set of Plans. Developer’s approval or implementation of a change pursuant to a PE Change Order, as aforesaid, shall be deemed a representation by Developer that it has obtained (or has determined that it was not required to obtain) the prior consent of the MTA Parties, the Construction Lender and any other Unit Owner to such change, unless, together with the giving of its consent, Developer notifies PE Member that the consent of the MTA Parties, the Construction Lender, or any other Unit Owner is required and has not yet been obtained. If Developer and PE Member are unable to agree on any Statement of Change, or on any component thereof, including, without limitation, any PE Change Delay or the Total PE Change Cost, within ten (10) Business Days, then either party may submit the dispute to Arbitration pursuant to the provisions of Article 14.
(d)    Developer shall keep accurate books and records in accordance with generally accepted accounting principles (or other accounting method reasonably acceptable to PE Member) consistently applied to all items included in all Statements of Changes and shall make such books and records and all invoices, receipts, contracts, subcontracts and other information pertaining to the computation thereof available to PE Member (and/or its agents, representatives and/or designees) in accordance with the provisions of this Agreement.
Section 3.08    PE Member’s Review of Plans Not a Representation or Assumption. The review and/or approval by PE Member (or PE’s Architect or any of PE’s Consultants on behalf of PE Member) of any of the Plans shall in no event be or be deemed to be (i) a representation or agreement, implied or otherwise, by PE Member, PE’s Architect or any of PE’s Consultants, that any such Plans or other materials comply with applicable Laws, the Construction Loan Documents, the IDA Documents or the MTA Project Documents, or (ii) an assumption by PE Member, PE’s Architect or PE’s Consultants of any liability in respect of any such Plans or materials, or in respect of the implementation of any such Plans or materials.
Section 3.09    Plans and Materials Available. Developer shall maintain on the Project Data Site (or other comparable electronic data retention system reasonably acceptable to PE Member), for inspection and use by PE Member, PE’s Architect, and PE’s Consultants and/or any agent, representative or other designee of the foregoing (on a non-exclusive basis), at least one record copy of (i) the Plans, and any change orders or other modifications to any such Plans, in each case in good order, and (ii) all Shop Drawings, Product Data and Samples showing or related to all current and pending Developer Work. The obligations of Developer pursuant to this Section 3.09 shall survive the PE Unit Closing and the termination of this Agreement for a period of seven (7) years after the latest of the PE Unit Closing, such termination, the date on which Final Completion is achieved, and the date on which the Subway Entrance is completed in accordance with this Agreement.
Section 3.10    ERY Site Plan.
(a)    Developer and, by joining in the execution of this Agreement below, ERY Tenant, Tower A Tenant and Destination Retail Tenant each hereby agrees and covenants, for the benefit of PE Member, that to the extent the Related/Oxford Parties or any of their respective Affiliates engage in any further development or construction of the Initial Balance Lease Premises, or the ERY or any portion thereof, including any Severed Parcel, whether for its own account or otherwise, the same shall be developed and constructed substantially in accordance with the ERY Site Plan (without regard to the identity of any tenants or users stated thereon). Any breach by Developer, ERY Tenant, Tower A Tenant or Destination Retail Tenant of the terms of this Section 3.10(a) shall entitle PE Member to seek and obtain injunctive relief.
(b)    Developer and ERY Tenant shall (i) cause the landscaping and hardscaping on the public plaza of the ERY to be completed substantially in accordance with the ERY Site Plan; provided, that, except as otherwise expressly provided herein, Developer shall not be subject to any penalties or liability to PE Member if the same are not completed within any particular time, (ii) cause the open space required under applicable zoning laws to be substantially completed no later than December 31, 2018 (subject to maintenance of hoists, protection and similar items pursuant to the Site Logistics Procedures or ERY Site Logistics Plan necessary for the completion of the Tower Building), and (iii) cause the Platform to be substantially completed by December 31, 2016. Developer shall use Best Efforts to cause the Subway Entrance to be completed within two (2) years following issuance of a temporary certificate of occupancy for the PE Unit, subject to receipt of all necessary approvals from the MTA and other government agencies. Developer agrees to pursue diligently all such approvals.
(c)    From and after the PE Unit Closing, Developer shall provide (or cause to be provided) valet parking services for the Tower Building at cost subject to reasonable guidelines.Developer represents and warrants to PE Member, as of the date hereof, that Developer or its Affiliate has entered into binding agreements to purchase the parcels of real property designated as Block 705, Lots 45 and 46, and such agreements are in full force and effect. Developer shall, or shall cause such Affiliate to, use its best efforts to cause the acquisition of such parcels pursuant to such agreements. If Developer or its Affiliate acquires ownership or control after the date hereof of such parcels or any other parcel of real property within the 50 HY Block, Developer shall, or shall cause such Affiliate to, (1) record a restrictive covenant substantially in the form of the 50 HY Deed Restriction (the 50 HY Deed Restriction or any other restrictive covenant substantially in the form of the 50 HY Deed Restriction, a “50 HY Restrictive Covenant”) against such parcel in the appropriate local land records (provided, if such parcel is acquired by Developer or its Affiliate prior to Severance, such 50 HY Restrictive Covenant shall be recorded at Severance), and (2) simultaneously with or prior to the execution of such 50 HY Restrictive Covenant, cause any third party who may become the owner of any such parcel pursuant to a 50 HY Mortgage in effect as of the date of such acquisition to execute and record an instrument in the form of the 50 HY Mortgage Subordination subordinating its rights under such 50 HY Mortgage to the applicable 50 HY Restrictive Covenant. PE Member acknowledges and agrees that from and after the transfer by Developer or any of its Affiliates of any parcel within the 50 HY Block that is subject to a 50 HY Restrictive Covenant and (if applicable) a 50 HY Mortgage Subordination to any third party (that is not Developer or an Affiliate of Developer), neither Developer nor any of its Affiliates shall have any obligation to enforce such 50 HY Restrictive Covenant or 50 HY Mortgage Subordination nor any liability for any breach of such 50 HY Restrictive Covenant or 50 HY Mortgage Subordination by such transferee or any subsequent third-party owner of such parcel (that is not Developer or an Affiliate of Developer). In no event shall Developer or any Affiliate thereof transfer Floor Area from any parcel located on the 50 HY Block to another parcel located on the 50 HY Block that is not subject to a 50 HY Restrictive Covenant (any such parcel on the 50 HY Block that is not subject to such a restrictive covenant, an “Unburdened Parcel”), unless, prior to any such transfer of Floor Area, (A) the transferee of such Floor Area executes and records against such Unburdened Parcel a restrictive declaration or other agreement, for the benefit of the Benefited Parties (as defined in the 50 HY Deed Restriction), that prohibits the construction or development on any portion of such Unburdened Parcel of any building, structure or improvement (including, without limitation, any parapet, bulkhead, fence, elevator shaft, water tower, antenna, cell tower, satellite dish, chimney, pipe, ladder, fire escape, or other mechanical or telecommunications equipment) that exceeds the Height Limit (as defined in the 50 HY Deed Restriction) (any such restrictive declaration or similar agreement recorded against an Unburdened Parcel, an “Unburdened Parcel Restriction”) and (B) the transferee of such Floor Area causes any third party who may become the owner of any such Unburdened Parcel pursuant to a recorded instrument (including, without limitation, a mortgage or lease with an option to purchase) (any such instrument, an “Unburdened Parcel Mortgage”) in effect as of the date of such transfer of Floor Area to execute and record an instrument substantially in the form of the 50 HY Mortgage Subordination subordinating its rights under such Unburdened Parcel Mortgage to the applicable Unburdened Parcel Restriction (any such instrument, an “Unburdened Parcel Mortgage Subordination”). PE Member and Developer acknowledge and agree that (i) from and after the recording of any such Unburdened Parcel Restriction and (if applicable) Unburdened Parcel Mortgage Subordination against any such Unburdened Parcel that is owned or controlled by a third party (that is not Developer or an Affiliate of Developer), (x) the Benefitted Parties shall have the sole right to enforce such Unburdened Parcel Restriction and Unburdened Parcel Mortgage Subordination, and Developer and its Affiliates shall have no obligation to enforce such Unburdened Parcel Restriction or Unburdened Parcel Mortgage Subordination and (y) Developer and its Affiliates shall have no liability to PE Member or its Affiliates in connection with the transfer of Floor Area to such Unburdened Parcel or any breach of such Unburdened Parcel Restriction or Unburdened Parcel Mortgage Subordination by the transferee of such Floor Area or any subsequent third-party owner of such Unburdened Parcel (that is not Developer or an Affiliate of Developer) and (ii) any transfer of Floor Area to an Unburdened Parcel without the prior recordation of an Unburdened Parcel Restriction and (if applicable) Unburdened Parcel Mortgage Subordination shall be void, and PE Member shall be entitled to obtain equitable relief by way of injunction and/or to compel specific performance of Developer’s obligation to obtain such Unburdened Parcel Restriction or Unburdened Parcel Mortgage Subordination (without the need to prove or demonstrate damages).
(d)    The provisions of this Section 3.10 shall survive the PE Unit Closing.Delivery of Plans
Section 3.11    Construction Loan Documents; 30 HY Project Documents.
(a)    PE Member’s prior written approval shall be required for any amendment, modification, supplement or waiver to the Construction Loan Documents (or the documents evidencing any refinancing of the Construction Loan) that (i) changes the amount of proceeds of the Construction Loan available for disbursement with respect to the PE Unit, (ii) changes the timing or (or conditions to) the obligation of PE Member with respect to payment of the PE Unit Allocated Construction Loan Amount in any material respect, (iii) imposes any liability on PE Member or PE Guarantors with respect to the Construction Loan other than as set forth in the PE Developer Guaranty, (iv) increases the liability of PE Guarantors under the PE Developer Guaranty, (v) changes any provision regarding the Construction Lender’s consent or approval rights (if any) with respect to the PE Finish Work, or (vi) modifies the subordination (or priority) applicable to the Building Completion Guaranty.
(b)    PE Member’s prior written approval (not to be unreasonably withheld, conditioned or delayed) shall be required for entering into or approving any new 30 HY Project Document, or any amendment, modification, supplement or waiver to any 30 HY Project Document, in each case to the extent the same (x) discriminates against PE Member or the PE Unit as compared to the Other Members or Other Units, as applicable or (y) has a disproportionate material adverse effect on the PE Unit as compared to the Other Units. The foregoing shall not be deemed to replace or supersede (and shall be in addition to and shall supplement) any approval rights or consent rights provided to PE Member elsewhere in this Agreement or in the Operating Agreement (or in any other agreement with Developer or its Affiliates relating to the Project or the ERY to which PE Member is or becomes a direct party).
(c)    During the period prior to the time which PE Member (or its Affiliate) becomes a “Member” under the Operating Agreement (and entitled to exercise the rights and privileges of a Member), Developer shall not take (and shall ensure that Managing Member and/or the LLC shall not take) without the prior consent of PE Member (x) any action or decision constituting a Major Decision (as defined in the Operating Agreement) or (y) any action or decision for which the consent of PE Member (or its Affiliate) would be required if the Assignment Agreement were effective and PE Member (or its Affiliate) were a Member (in each case subject to the same standards and provisions for approval as provided in the Operating Agreement).
(d)    Developer shall provide PE Member (on a reasonably prompt basis) with copies of (i) any new 30 HY Project Document, (ii) any material amendment, modification, supplement to any 30 HY Project Document and (iii) any written notice of default sent or received under any 30 HY Project Document (which obligation shall be satisfied by making any such document or agreement on the Project Data Site).
ARTICLE 4

ACCESS TO INFORMATION; PAYMENT OF PE MEMBER TOTAL DEVELOPMENT COST AND PE MEMBER ADDITIONAL DEVELOPMENT COSTS; AUDIT RIGHTS; BOOKS AND RECORDS; ENVIRONMENTAL REPORTS
Section 4.01    Access to Information; Meeting with the Construction Lender.
(c)    PE Member and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) shall have prompt and complete access (on an unrestricted, complete and “open book” basis) to all spreadsheets and systems supporting any numbers or categories of costs relating to any Project Costs (including cost breakdowns and allocations), all revised Schedules, and all material financial analyses, studies and materials performed or prepared in connection with the Project. Developer shall make available on the Project Data Site or deliver as an attachment to an Email Notice all or any such materials prepared by Developer, Developer’s Consultants, or other Persons employed in connection with the Project, and shall cause all of Developer’s Consultants and other Persons employed in connection with the Project to provide prompt, complete and unrestricted access (subject to password protection (consistent with PE Member’s need to access the Project Data Site) and outages beyond Developer’s control) to all such materials to PE Member (and/or any agent, representative or other designee of PE Member), in each case promptly upon request of PE Member. In addition, upon request to Developer, Developer shall provide PE Member, PE’s Architect and PE’s Consultants (and/or any agent, representative or other designee of the foregoing) such other information and materials relating to the design, cost and construction of the Project or the ERY that PE Member may reasonably request.
(d)    Without limiting the generality of the foregoing, Developer shall invite, or cause the LLC or Tower A Tenant to invite, PE Member and PE’s Consultants to attend all regular monthly requisition meetings with the Construction Lender or its disbursement agents, and all other material meetings with the Construction Lender, and shall, simultaneously with any Draw Request or other material submission made to the Construction Lender or any disbursement agent regarding the Developer Work, copy, or cause the Executive Construction Manager to copy, PE Member on such Draw Request or submission, or make the same available on the Project Data Site (including providing or making available on the Project Data Site a copy of all supporting documentation simultaneously submitted to the Construction Lender or the disbursement agent for the Construction Lender), including copies of lien waivers, title continuations, architect’s certificates or revised budgets showing re-allocations among line items included therein and notify PE Member thereof by Email Notice. For the avoidance of doubt, the foregoing obligations shall not apply with respect to the DRB Construction Loan or any meetings with or submissions to the DRB Construction Lender.
(e)    To the extent (x) the schedule for TW Member’s Finish Work (or any amendment thereto) is made available to Developer and (y) Developer is not restricted by confidentiality provisions from disclosing the same, Developer shall, upon receipt, promptly provide to PE Member copies of TW Member’s schedule for its Finish Work (including amendments to such schedule).
Section 4.02    Draw Requests; Payment of PE Member Total Development Cost, PE Member Additional Development Costs and PE Member Additional Payment.
(e)    From and after the Severance Date, Developer shall deliver to PE Member a copy of each Draw Request for payment of Project Costs being requisitioned from any Member or Construction Lender. Each such Draw Request shall set forth, to the extent applicable, (i) the applicable PE Member Remaining Equity Payment to be funded by PE Member at such time in accordance with the PE Member Remaining Equity Payments Schedule, and (ii) a specific delineation of any Project Costs that constitute PE Member Additional Development Costs that are required to be paid in connection with such Draw Request. PE Member shall pay any amounts which it is responsible to pay pursuant to any such Draw Request as provided in Sections 4.02(b) or 4.02(c) below within ten (10) days following delivery to PE Member of the applicable Draw Request.
(f)    The PE Member Total Development Cost shall be funded as follows:
(i)    On the Severance Date, PE Member shall make the Severance Date Payment in accordance with the provisions of Section 11.01(b);
(ii)    Following the Severance Date, PE Member shall fund the PE Member Remaining Equity Payments in accordance with the PE Member Remaining Equity Payments Schedule within ten (10) days following receipt of the applicable Draw Request requesting each such PE Member Remaining Equity Payment;
(iii)    Following the funding by PE Member of the PE Member Remaining Equity Payments, Developer shall requisition funds from the Construction Lender to pay for the PE Share of all Project Costs set forth in any subsequent Draw Request until the total amount of Construction Loan proceeds funded in respect of the PE Share of Project Costs equals the PE Member Debt Funding Amount. Notwithstanding the foregoing, in the event that the Construction Lender does not fund Construction Loan proceeds requisitioned to pay for the PE Share of Project Costs set forth in any such Draw Request despite satisfaction of all material conditions to such funding as set forth in the Construction Loan Documents, PE Member shall make payments of the PE Member Total Development Cost in respect of such PE Share of Project Costs requisitioned in such Draw Request; provided, however, any such payments by PE Member pursuant to this clause (iii) shall not exceed in the aggregate the PE Member Debt Funding Amount; and
(iv)    PE Member shall pay the PE Unit Allocated Construction Loan Amount, the PE Member Fixed MTA Deed Payment and, if applicable, the PE Member True-Up Payment in accordance with the provisions of Section 12.01.
(g)    Notwithstanding anything to the contrary set forth herein, all Project Costs consisting of PE Member Additional Development Costs shall be the sole responsibility of PE Member (and shall not be included in the PE Member Total Development Cost) and PE Member shall pay all such PE Member Additional Development Costs to the extent set forth in any Draw Request within ten (10) days following delivery to PE Member of such Draw Request, or as such PE Member Additional Development Costs otherwise are payable pursuant to the provisions of this Agreement.
(h)    Developer shall be solely responsible to pay (or cause to be paid) the PE Share of any Project Costs in excess of the PE Member Total Development Cost (other than PE Member Additional Development Costs).
(i)    PE Member shall have the right to review each Draw Request, and shall have the right to dispute all or any portion of each Draw Request consisting of costs that are PE Member Additional Development Costs, and the allocation of costs consisting of PE Member Additional Development Costs to PE Member as shown in each Draw Request, as follows:
(i)    If, in PE Member’s opinion, the amount of any hard cost item to be funded pursuant to a Draw Request that constitutes PE Member Additional Development Costs is not supported by the work performed as of the date of such Draw Request, then within three (3) Business Days after delivery to PE Member of such Draw Request, PE Member shall inform Developer in writing (which may be by Email Notice) of its objection to the amount of such hard cost item or percentage of completion (it being agreed that any objection raised after such three (3) Business Day period shall be addressed in the following month’s Draw Request). Developer, the Executive Construction Manager, and the Construction Manager shall review and attempt to resolve PE Member’s objections within two (2) Business Days after delivery to Developer of such objection, and Developer and PE Member shall agree to do one of the following: (A) adjust such hard cost item, and the amount of such adjustment, in such Draw Request, (B) require additional documentation or inspection (including contracts with subcontractors, invoices, change orders, Field Change authorizations and drawings associated with the applicable Draw Request), or (C) remove the amount for such hard cost item in its entirety from such Draw Request. In the event that PE Member and Developer are unable to agree on the amount of any hard cost item included in a Draw Request, then such Draw Request shall be delivered for funding, including the amount of such hard cost item in dispute, and the dispute with respect to such amount shall be resolved through Arbitration pursuant to the provisions of Article 14.
(ii)    If, in PE Member’s opinion, the amount of any design professional costs or other soft costs to be funded pursuant to a Draw Request that constitutes PE Member Additional Development Costs is not supported by the work performed as of the date of such Draw Request, then within three (3) Business Days after delivery to PE Member of such Draw Request, PE Member shall inform Developer in writing (which may be by Email Notice) of its objection to the amount of such soft cost item or percentage of completion (it being agreed that any objection raised after such three (3) Business Day period shall be addressed in the following month’s Draw Request). Developer shall respond (which may be by Email Notice) within two (2) Business Days after delivery to Developer of such objection by (A) adjusting the amount for such item in such Draw Request, (B) providing additional documentation to PE Member (including contracts with subcontractors, invoices, and change orders), (C) removing the amount for such item in its entirety from such Draw Request or (D) notifying PE Member that Developer does not agree with such objection. In the event that PE Member and Developer are unable to agree on the amount of any soft cost item included in a Draw Request, then such Draw Request shall be delivered for funding, including the amount of such soft cost item in dispute, and the dispute with respect to such amount shall be resolved through Arbitration pursuant to the provisions of Article 14.
(iii)    PE Member shall be entitled to all materials and information that are reasonably necessary to evaluate and analyze the cost information in each Draw Request that includes PE Member Additional Development Costs (including contracts with subcontractors, invoices, change orders, Field Change authorizations and drawings associated with the applicable Draw Request), and Developer shall provide PE Member, PE’s Architect and the applicable PE’s Consultants with all such material and information. If PE Member disputes the allocation to PE Member of any cost in any Draw Request constituting PE Member Additional Development Costs, it shall notify Developer in writing (which may be by Email Notice) within five (5) Business Days after delivery to PE Member of such Draw Request together with such material and information (it being agreed that any objection raised after such five (5) Business Day period shall be addressed in the following month’s Draw Request). Developer and PE Member shall consult in good faith to resolve any allocation dispute, and any re-allocation of costs in resolution of such dispute will be implemented in the following month’s Draw Request in accordance with the further provisions of this Section 4.02. In the event that PE Member and Developer are unable to agree on the allocation of any cost in the Draw Request constituting PE Member Additional Development Costs, then such Draw Request shall be delivered for funding, including the amount in dispute, and the dispute with respect to such amount shall be resolved through Arbitration pursuant to the provisions of Article 14.
(iv)    In no event shall any dispute between PE Member and Developer with respect to any Draw Request give PE Member the right to withhold or delay the payment thereof beyond the due date set forth in the Operating Agreement.
(j)    If PE Member fails to pay any amounts required to be paid by it pursuant to a Draw Request as provided in this Section 4.02 within ten (10) days after delivery of the Draw Request, or fails to pay any other sum due hereunder on the date set forth herein, then PE Member shall pay to Developer (which amount shall not be a capital contribution to the LLC) a late charge in the amount of five percent (5%) of the unpaid portion of the amount set forth in such Draw Request; provided that with respect to the first two (2) instances during the term of this Agreement that a Draw Request is not paid on the due date thereof, no late charge shall be payable unless such failure continues for more than three (3) Business Days after written notice from Developer. Such late charge shall constitute compensation to Developer for the additional expense and inconvenience arising out of late payment by PE Member, and shall not be deemed to be a penalty. In addition, if PE Member fails to pay any Draw Request by the applicable due date therefor, then any actual delay caused by such late payment shall be a PE Delay.
(k)    Concurrent with the payment by PE Member of the first PE Member Remaining Equity Payment following Severance, PE Member shall also pay to Developer the PE Member Additional Payment.
Section 4.03    Audit of Construction Costs.
(e)    PE Member and its representatives (but excluding any consultant that is paid in whole or in part on a contingency fee basis) shall have the right, on an annual basis to inspect, make copies of and, where applicable to the extent relating to PE Member Additional Development Costs, audit, all books and records of the LLC and its subsidiaries or Developer, and all materials in Developer’s possession or in the possession of the LLC, the Executive Construction Manager, the Construction Manager (but, in such case, only to the extent relating to the Project or Project Costs), the Project Architect (but in such case, only to the extent relating to the Project or Project Costs), any of the Members and their Affiliates (including, without limitation, R/O Member and its Affiliates) that are not otherwise provided by Developer or the LLC and its subsidiaries, which may be posted on the Project Data Site (it being acknowledged and agreed that PE Member shall only have the right to audit such materials to the extent the same relate to expenses that are included in PE Member Additional Development Costs). Any such inspection, copying or, to the extent relating to expenses that are included in PE Member Additional Development Costs, audit shall be conducted during business hours, on reasonable notice, and at PE Member’s cost and expense; provided, that if such audit reveals any over-charging or over-allocation to PE Member of Project Costs constituting PE Member Additional Development Costs in excess of three percent (3%) of the aggregate amounts charged or allocated to PE Member which are the subject of such audit, then Developer shall reimburse PE Member for all reasonable out-of-pocket costs and expenses actually incurred by PE Member in conducting such audit. Any overcharge shall be paid with interest at the Interest Rate from the date of such overcharge to the date such excess is reimbursed (provided, that in the event an audit reflects an overcharge in excess of three percent (3%), then interest shall be at the Default Rate in lieu of the Interest Rate). Any such audit may cover all prior monthly Draw Requests that have not been the subject of a prior audit (unless it shall be necessary, in the reasonable judgment of the auditor, in order to understand and evaluate the particular transactions or payments that are the subject of the audit in question, to review transactions or payments which were the subject of any prior audit); provided, that no such audit may be commenced after the outside date for audits set forth in Section 13.03. PE Member shall deliver (which may be by Email Notice) a report of its findings (in each audit) to Developer not later than ten (10) Business Days after it concludes each such audit and such findings are finalized.
(f)    Developer and PE Member shall consult in good faith to resolve any matter in dispute raised in any audit conducted by PE Member as provided in paragraph (a) above within ten (10) Business Days after delivery to Developer of such audit report. If Developer and PE Member cannot resolve a particular dispute (with respect to any matter raised in such audit report) within such ten (10) Business Day period, the dispute shall be submitted to Arbitration pursuant to the provisions of Article 14. In no event shall a dispute prevent or delay Draw Requests from being processed and paid, subject in all events to the satisfaction of all conditions applicable thereto.
(g)    If any amounts paid are ultimately determined to have been improperly charged to PE Member as PE Member Additional Development Costs, then PE Member Additional Development Costs will be appropriately reduced and credited with interest at the Interest Rate from the date payment on account of such Project Costs was made through the date such credit is applied to the next Draw Request or such amount is repaid (provided, that in the event an audit reflects an overcharge in excess of three percent (3%), as described in Section 4.03(a), then interest on the portion of the overcharge that exceeds three percent (3%) shall be at the Default Rate in lieu of the Interest Rate).
(h)    Nothing herein shall prevent PE Member from conducting an inspection of all books and records of the LLC, Developer, its subsidiaries, the Executive Construction Manager or the Construction Manager to the extent relating to PE Member Additional Development Costs for purposes of the final accounting pursuant to Section 13.03.
Section 4.04    Books and Records. Developer shall maintain electronic copies of all Draw Requests, invoices and other documentation (electronic or otherwise) as shall be necessary to establish and verify the Project Costs for a period of seven (7) years following the date on which Final Completion occurs (or, if later, such date on which the Subway Entrance is completed in accordance with this Agreement); provided, that such maintenance shall give PE Member no additional rights or time periods for audit and provided further that, if PE Member requests (at any time prior to the expiration of such seven (7) year period) that Developer deliver to PE Member (at PE Member’s sole cost and expense) copies of all such Draw Requests, invoices and other documentation, then Developer shall deliver all such materials to PE Member.
Section 4.05    Environmental Reports.
(e)    Developer has provided to PE Member, or made available on the Project Data Site, copies of all environmental assessments commissioned by Developer or its Affiliates pertaining to the Land in connection with entering into the initial ground lease of the ERY from the MTA. Developer shall provide PE Member with, or make available on the Project Data Site (and promptly deliver Email Notice to PE Member thereof), a copy of all reports, inspections, or analyses concerning the presence (or possible presence) of Hazardous Materials in or on the Land or the Building, including, without limitation, drafts thereof, which Developer commissions or receives from and after the date hereof, in each case promptly after receipt thereof.
(f)    In connection with all aspects of the Project, Developer shall comply, and shall use Best Efforts to cause the Project Architect and any Developer’s Consultants (and any architects, engineers, consultants or advisors engaged by or on behalf of Destination Retail Tenant) to comply, with all Environmental Laws, and shall take all such actions with respect to the Project which may be required by any Government Entity to comply with any such Environmental Laws.
(g)    Developer shall indemnify, defend, reimburse, and hold harmless PE Member, and each of the PE Indemnitees, from and against any and all costs and claims (i) relating to any alleged violation or contravention of any Environmental Laws by Developer or any of its Affiliates or any of Developer’s Consultants with respect to the Land, the ERY, the Developer Work or any Finish Work performed by or on behalf of Developer or any of its Affiliates, and (ii) in connection with any remediation or cleanup of the Land or the ERY required by Environmental Laws resulting from the acts or omissions of any Person; except, in each case, to the extent such losses, claims or costs result from PE Member’s, PE’s Consultants’ or any of the PE Indemnitees’ carrying out of any PE Finish Work. The provisions of this Section 4.05(c) and the obligations of Developer hereunder shall survive the PE Unit Closing and the termination of this Agreement; provided, that Developer shall have no further obligations or liabilities under this Section 4.05(c) (other than for then existing claims hereunder) from and after both of the following occur: (x) the third (3rd) anniversary of the date on which Final Completion is achieved (or, if later, such date on which the Subway Entrance is completed in accordance with this Agreement), as agreed to by Developer and PE Member or, in the absence of such agreement, as determined by Arbitration as provided in this Agreement, and (y) the delivery by Developer to PE Member of a current Phase I environmental site assessment (and, if applicable, a current Phase II environmental assessment) for the Property, dated on or about the date referred to in clause (x) above, prepared consistent with ASTM Practice E 1527 that does not identify any recognized environmental conditions that require further investigation or remediation. Nothing contained in this Section 4.05(c) is intended to limit PE Member’s rights against any other Person.
(h)    PE Member shall indemnify, defend, reimburse, and hold harmless Developer, and each of the Developer Indemnitees, from and against any and all costs and claims relating to any alleged violation or contravention of any Environmental Laws by PE Member or any of PE’s Consultants with respect to their performance of the PE Finish Work; except, in each case, to the extent such losses, claims or costs (i) are caused by Developer or any of the Developer Indemnitees, (ii) result from Developer or Developer’s Consultants carrying out of any Developer Work or any work performed in the Destination Retail Building (other than by PE Member or its Affiliates) or (iii) result from the Finish Work of any Other Member. The provisions of this Section 4.05(d) and the obligations of PE Member hereunder shall survive the PE Unit Closing; provided, that PE Member shall have no further obligations or liabilities under this Section 4.05(d) (other than for then existing claims hereunder) from and after the third (3rd) anniversary of the date on which both Delivery Blocks have been delivered to PE Member in Delivery Condition.
(e)    Developer represents and warrants to PE Member that, to its knowledge, Developer is in compliance with its obligations pursuant to Article 9 of the Construction Agreement.
(f)    ERY Tenant represents and warrants to PE Member that, to its knowledge, ERY Tenant is in compliance with its obligations pursuant to Section 20.3 of the A/B Balance Lease and Section 6.4 of the Declaration of Easements.
Section 4.06    Survival. Except as otherwise expressly provided in Section 4.05, the provisions of this Article 4 shall survive the PE Unit Closing and the termination of this Agreement.
ARTICLE 5

LABOR MATTERS
Section 5.01    Project Labor Agreement. Developer has provided a copy of the Project Labor Agreement to PE Member. Developer hereby represents and warrants to PE Member that the Project Labor Agreement by its terms will no longer apply to the PE Unit or any owner or occupant thereof from and after the substantial completion of the PE Finish Work (including any PE Finish Work punch list items). Developer shall, and shall cause the Executive Construction Manager to, deliver to PE Member prior to execution thereof any amendment or supplement to the Project Labor Agreement, or any separate or additional letter or agreement sent to or entered into with the Building & Construction Trade Council of Greater New York or with any individual union or other trade group in connection with the Project. Developer shall consult with PE Member with respect to any amendment to the Project Labor Agreement, or any new agreement with any trade group or union affecting the construction of the Project or the PE Finish Work, in each case that affects the PE Unit, the PE Areas, the PE Member Total Development Cost, PE Member Additional Development Costs or PE Finish Work, and shall not, and shall not cause or permit the LLC, Tower A Tenant, Destination Retail Tenant, the Construction Manager or the DRB CM, and the LLC, Tower A Tenant, and Destination Retail Tenant shall not, enter into any of the foregoing without PE Member’s prior written consent if the same materially adversely affects the PE Finish Work (or the cost thereof), the PE Unit, the PE Areas, or the PE Member Additional Development Costs. PE Member acknowledges that the Building will be subject to collective bargaining agreements with Local 32BJ and Local 94.
Section 5.02    MWBE. If Developer implements, or causes the Executive Construction Manager to implement, any program with respect to Minority and/or Women-owned Business Enterprise or maintains any statistics with respect thereto, Developer shall upon request deliver to PE Member, or make available on the Project Data Site (and simultaneously deliver an Email Notice to PE Member notifying PE Member thereof), to the extent available, a copy of any such program, statistics of participation, information with respect to participation levels achieved and such other materials and information with respect thereto as PE Member may reasonably request.
ARTICLE 6

SCHEDULE AND UPDATES; PE DELAY; HOLDOVER COSTS;
AUTOMATIC TERMINATION OF AGREEMENT
Section 6.01    Project Schedule; Updates.
(i)    PE Member hereby approves the Schedule, in the form agreed by the Parties and dated as of the date hereof.
(j)    Developer shall provide monthly updates of the Schedule in connection with the monthly meetings described in Section 3.03.
(k)    Developer shall use Best Efforts to adhere to, and shall instruct and use Best Efforts to cause the Executive Construction Manager, the Project Architect, the DRB ECM and other Consultants and all contractors to adhere to, the dates and time periods set forth in the Schedule (subject to Force Majeure events and PE Delays).
(l)    Developer shall give PE Member (for PE Member’s review) monthly updates of the Schedule and monthly “look-aheads” with respect to the Schedule (or on such other more frequent basis as any such updates are prepared and issued by the Executive Construction Manager or Developer).
(m)    Notwithstanding anything to the contrary contained herein, no progress update or amendment to the Schedule shall be deemed to extend, modify or amend the Outside Delivery Date or the Outside Substantial Completion Date or affect PE Member’s rights under Section 6.03 or Section 11.04 (except to the extent by reason of PE Delay as provided in the definitions thereof).
Section 6.02    PE Delay.
(d)    With respect to any claim of PE Work Delay pursuant to this Agreement, if Developer fails to notify PE Member in writing (which may be by Email Notice) of any delay that could become a PE Work Delay within five (5) Business Days after Developer becomes aware of such delay, then such delay shall not be deemed to be a PE Delay unless and until such notice is delivered, and if such notice is delivered after such five (5) Business Day period has expired, only the delay (if any) occurring from and after delivery of such notice shall constitute PE Delay.
(e)    If Developer or PE Member believes that any PE Delay (or any delay which may result in a PE Delay) might be mitigated by the expenditure of additional funds, including for additional labor or performance of overtime work, Developer or PE Member, as applicable, may give notice thereof to the other party setting forth in reasonable detail Developer’s or PE Member’s, as applicable, proposed plan of mitigation (any such proposed plan, a “Proposed PE Delay Mitigation Plan”). In addition, if requested by PE Member, Developer shall endeavor to propose a Proposed PE Delay Mitigation Plan that, in Developer’s reasonable judgment, might mitigate the PE Delay in question. With respect to any Proposed PE Delay Mitigation Plan proposed by Developer and approved by PE Member, or proposed by PE Member and approved by Developer (which approval in each case shall not be unreasonably withheld), Developer shall promptly notify PE Member of Developer’s estimate of the cost, including the amount of additional labor or overtime work required to implement any such mitigation plan (such notice, a “Proposed PE Delay Mitigation Estimate”). If, within ten (10) days after delivery to PE Member of such Proposed PE Delay Mitigation Estimate, PE Member delivers notice that PE Member elects to proceed with such Proposed PE Delay Mitigation Plan, then Developer shall proceed to implement such Proposed PE Delay Mitigation Plan (to the extent such labor is available and to the extent overtime work is permitted by applicable Laws). Any actual costs arising from implementation of such Proposed PE Delay Mitigation Plan that PE Member elects to pursue (including costs that exceed Developer’s estimate) shall be PE Member Additional Development Costs, and PE Member may not require Developer to apply funds from any contingency reserve for the Project to pay such costs. The implementation of such Proposed PE Delay Mitigation Plan shall not affect the existence of such PE Delay to the extent such delay is not mitigated, reduced or eliminated. Any calculation of PE Delay shall be made on a net basis taking into account actual time savings, if any, resulting from any acts of PE Member, PE’s Architect, PE’s Consultants or any of such parties’ agents, employees or contractors, or resulting from any mitigation efforts taken by Developer or Developer’s Consultants.
(f)    For all purposes of this Agreement, concurrent PE Delays shall be counted only once, as a single period of delay.
Section 6.03    Delivery Blocks, Holdover Costs, Etc.
(i)    Developer shall use Best Efforts to deliver to PE Member each Delivery Block in Delivery Condition on or prior to the Estimated Delivery Date for such Delivery Block in accordance with the provisions of Section 9.02; provided, however, Developer shall have no liability to PE Member for failure to timely delivery any Delivery Block other than (i) the liability (if any) under Section 6.03(b) below for failure to deliver both Delivery Blocks on or prior to the Outside Delivery Date, (ii) any Developer liability for Specified Finish Work Costs under Section 6.03(h), and (iii) the obligations of Developer under Section 11.04 (if any). Without limiting the foregoing provisions of this Section 6.03 and Section 9.02 with respect to Delivery Condition, the parties agree that the delivery to, and acceptance by, PE Member of any Delivery Block shall constitute an acknowledgement that such Delivery Block, or such floor or floors, as applicable, was or were in Delivery Condition (subject to any DC Punch List Work) at the date of such acceptance.
(j)    If (1) Developer fails to (x) cause the Delivery Date for both Delivery Blocks to occur on or prior to the Outside Delivery Date or (y) cause Substantial Completion to occur on or prior to the Outside Substantial Completion Date (the occurrence of either (x) or (y), a “Holdover Cost Trigger Event” and the applicable deadline for each such Holdover Cost Trigger Event as set forth in the foregoing clauses (x) or (y), a “Holdover Cost Trigger Date”), and (2) PE Member and/or its Affiliates are actually delayed in completing the PE Finish Work and moving into the PE Unit for the normal conduct of their business in the ordinary course on or prior to the Occupancy Date (assuming PE Member complies with its obligations under Section 6.03(c)), Developer shall pay to, or as directed by, PE Member, from time to time, Holdover Costs in accordance with this Section 6.03(b). The express liability of Developer for Holdover Costs under this Section 6.03(b) shall be PE Member’s sole remedy against Developer with respect to Developer’s failure to cause the Holdover Cost Trigger Events to occur on or prior to the applicable Holdover Cost Trigger Date; provided, that the foregoing shall not reduce Developer’s obligation to pay costs payable by Developer pursuant to Section 6.03(c) or Section 6.03(h), and shall not reduce PE Member’s rights pursuant to Section 10.02(d) or affect PE Member’s rights under Section 11.04. If a PE Delay occurs after Holdover Costs have commenced to accrue, to the extent such PE Delay actually delays achievement of a Holdover Cost Trigger Event giving rise to such Holdover Costs, then such Holdover Costs shall be suspended during the period of any such actual delay caused by PE Delay. All such payments shall be made by Developer within ten (10) days after demand therefor, accompanied by reasonably satisfactory evidence of the amount so due and the due date thereof (which shall be no earlier than five (5) days prior to the date when such funds are due to the applicable landlord under the applicable Existing Lease or any Additional Lease or Temporary Space Agreement) (and any such payments not timely made by Developer shall incur interest at the Default Rate from the date due until the date such payment is made). Notwithstanding anything to the contrary herein (but subject to the provisions of Section 6.03(b)(i) below), it is expressly understood and agreed that if any Holdover Cost Trigger Event does not occur on or prior to the applicable Holdover Cost Trigger Date, then Developer’s aggregate liability for Holdover Costs shall not exceed the amount of Holdover Costs attributable to the period (“Holdover Delay Period”) commencing on the Occupancy Date and continuing for the number of days between the applicable Holdover Cost Trigger Date and the applicable Holdover Cost Satisfaction Date (provided that, if under the applicable Existing Lease, Additional Lease or Temporary Space Agreement holdover rent may not be determined on a per diem basis, such period shall extend to the end of the month in which the Holdover Satisfaction Date occurs); provided, further, that if more than one Holdover Cost Trigger Event does not occur by the applicable Holdover Cost Trigger Date, then Developer shall be solely liable for Holdover Costs for the longest Holdover Delay Period applicable to any such Holdover Cost Trigger Events. For example, if there is a 30 day Holdover Delay Period with respect to the first Holdover Cost Trigger Date (i.e., the Holdover Cost Satisfaction Date for the first Holdover Cost Trigger Event is 30 days after the Holdover Cost Trigger Date applicable to such Holdover Cost Trigger Event) and a 15 day Holdover Delay Period with respect to the second Holdover Cost Trigger Date, then Developer’s liability for Holdover Costs on account of failing to cause both the first and second Holdover Cost Trigger Events to occur on or prior to their respective Holdover Cost Trigger Dates shall be 30 days in the aggregate. For purposes of the foregoing, the “Holdover Cost Satisfaction Date” means (1) in the case of a Holdover Cost Trigger Date resulting from the failure to cause delivery of both Delivery Blocks on or prior to the Outside Delivery Date, the date on which both Delivery Blocks have been delivered in Delivery Condition (or, if a PE Delay occurs after the Outside Delivery Date, the date that such Delivery Block would have been delivered in Delivery Condition if such PE Delay had not occurred) and (2) in the case of a Holdover Cost Trigger Date resulting from the failure to cause Substantial Completion to occur on or prior to the Outside Substantial Completion Date, the date on which Substantial Completion occurs (or, if a PE Delay occurs after the Outside Substantial Completion Date, the date that Substantial Completion would have occurred if such PE Delay had not occurred).
(i)    Notwithstanding the foregoing, if a Holdover Delay Period has commenced and the applicable Holdover Cost Satisfaction Date has not occurred prior to the Rescission Open Date, the Holdover Delay Period shall also include (in addition to the period from the Occupancy Date through the Rescission Open Date) the period from and after the Rescission Open Date and continuing until the earlier to occur of (i) the date on which the applicable Holdover Cost Satisfaction Date occurs (or, if a PE Delay occurs after the Rescission Open Date, the date that the Holdover Cost Satisfaction Date would have occurred if such PE Delay had not occurred) and (ii) the Rescission Effective Date (if any); provided, however, if (x) the Holdover Cost Satisfaction Date has not occurred as of the one (1) year anniversary of the Rescission Open Date and (y) the failure of the Holdover Cost Satisfaction Date to occur is not the result of (I) a material breach by Developer (which, if PE Member has knowledge of the same, continues beyond a reasonable cure period) or (II) a breach by Developer of this Agreement for the purposes of selling or leasing the PE Unit to another purchaser or tenant, then, at any time from and after the one (1) year anniversary of the Rescission Open Date, Developer may elect to terminate its obligation to pay Holdover Costs by giving Notice of such election to PE Member (such Notice, a “Holdover Termination Notice”), in which case the Holdover Delay Period shall be deemed to have concluded on the date that is the earlier to occur of (1) the date that is twelve (12) months following the delivery the Holdover Termination Notice to PE Member (such date, the “Holdover Termination Date”) or (2) the Holdover Cost Satisfaction Date.
(ii)    Notwithstanding the provisions of this Section 6.03(b), if Developer fails to cause a Holdover Cost Trigger Event to occur on or prior to the applicable Holdover Cost Trigger Date and PE Member and/or its Affiliates are actually delayed in completing the PE Finish Work and moving into the PE Unit for the normal conduct of their business in the ordinary course on or prior to the Occupancy Date, then Developer shall not be liable for Holdover Costs under this Section 6.03(b) in respect of such failure to cause such Holdover Cost Trigger Event to occur on or prior to the applicable Holdover Cost Trigger Date to the extent that (A) Developer is able to prove that the failure of PE Member and/or its Affiliates to complete the PE Finish Work or move into the PE Unit was caused by the failure of PE Member to prosecute the PE Finish Work and move into the PE Unit with reasonable diligence and otherwise in accordance with the provisions of Section 6.03(c) following the relevant Delivery Date (taking into account any applicable constraints imposed by the Site Logistics Procedures and applicable Law), including, without limitation, as a result of any Force Majeure event affecting such prosecution by PE Member of the PE Finish Work or such moving into the PE Unit following the Delivery Date and (B) Developer notifies PE Member that it intends to assert the foregoing defense prior to the date on which PE Member commences payment of holdover rent under the applicable Existing Lease, Additional Lease or Temporary Space Agreement.
(iii)    Notwithstanding anything to the contrary herein, in the event that Developer is obligated to pay Holdover Costs to PE Member during a Holdover Delay Period, then PE Member shall be responsible for, and Developer shall receive a credit against such Holdover Costs for, the amount of Construction Loan interest allocable to the PE Unit during the Holdover Delay Period. Any amounts payable by PE Member on account of Construction Loan interest pursuant to this Section 6.03(b)(iii) shall constitute PE Member Additional Development Costs.
(k)    PE Member shall (and shall cause each Existing Lease Tenant, Additional Lease Tenant and Affiliates of PE Member to) promptly commence the PE Finish Work with respect to any Delivery Block upon delivery to PE Member of such Delivery Block in Delivery Condition and use commercially reasonable efforts to diligently prosecute completion of the PE Finish Work and to move all personnel and property out of the applicable Existing Space and into the portion of the PE Unit to which such personnel and property are intended to be relocated as soon as commercially practicable after completion of the PE Finish Work in such space. The parties acknowledge and agree that PE Member shall have no obligation to move personnel, or commence any move, into such space until Substantial Completion has been achieved and PE Finish Work has been substantially completed. If Developer believes in good faith that any delay in completion of the PE Finish Work or delay in the occupancy of the PE Unit by PE Member and its Affiliates for the normal conduct of their business in the ordinary course resulting from (x) the failure of the Delivery Date for both Delivery Blocks to occur on or prior to the Outside Delivery Date, or (y) the failure to achieve Substantial Completion on or prior to the Outside Substantial Completion Date, in either case might be mitigated, or that any Holdover Costs may otherwise be minimized, in either case by the expenditure of additional money, by the performance of overtime work, or by other reasonable means, then Developer may give notice thereof to PE Member setting forth in reasonable detail Developer’s proposed plan of mitigation. If any such plan of mitigation is approved by PE Member (which approval shall not be unreasonably withheld), PE Member shall cause its Affiliates and PE’s Consultants and contractors to implement the plan and Developer shall pay all reasonable costs and expenses of implementing such plan of mitigation (other than costs attributable to PE Delay). All such payments shall be made by Developer within ten (10) days after demand therefor, accompanied by reasonably satisfactory evidence of the amount so due and any such costs incurred by PE Member and not timely paid by Developer to PE Member shall incur interest at the Default Rate from the date paid by PE Member until the date reimbursed by Developer. The performance of any such mitigation work (including, without limitation, the payment of additional money by Developer or the performance of overtime work at Developer’s sole cost and expense) shall not affect any of Developer’s obligations to PE Member with respect to such delay (except to the extent any such delay is actually mitigated or eliminated).
(l)    PE Member shall deliver to Developer a certificate (the “Existing Lease Disclosure Certificate”), dated as of the date hereof and duly executed by an officer of PE Member, certifying that PE Member has delivered to Developer true, correct and complete copies of the Existing Leases, that except as set forth in such certificate the Existing Leases have not been amended, modified or supplemented, and that the facts set forth with respect to each Existing Lease in such certificate are true, correct and complete in all material respects as of the date hereof. To the extent PE Member delivers to Developer estoppel certificates from the landlords under one or more Existing Leases certifying with respect to the facts represented by PE Member in the Existing Lease Disclosure Certificate, which estoppel certificates state that they may be relied upon by Developer and its Affiliates and otherwise be in form and substance reasonably acceptable to Developer (each, an “Existing Lease Estoppel”), then PE Member shall have no further liability under this Section 6.03(d) or the Existing Lease Disclosure Certificate with respect to each Existing Lease as to which an Existing Lease Estoppel is delivered, but only to the extent the applicable Existing Lease Estoppel confirms the applicable representations made by PE Member in the Existing Lease Disclosure Certificate. To the extent the same is then available to PE Member, PE Member shall provide to Developer, for Developer’s information only, simultaneously with delivery of PE Member’s schedule for the PE Finish Work, a schedule of PE Member’s move-in plans or PE Member’s reasonable estimate thereof, including anticipated move-in dates and indication of the Existing Space from which Existing Lease Tenants or PE Member Affiliates are moving and their intended location within the PE Unit; it being understood that provision of such schedule of PE Member’s move-in plans or PE Member’s reasonable estimate thereof does not constitute a representation by PE Member and shall be subject to modification by PE Member, in its sole discretion, from time to time.
(m)    (i)    PE Member shall consult with Developer concerning potential Existing Lease Extensions and Additional Lease Extensions, the term of such extension and strategies for managing potential disputes with landlords pertaining to a Holdover and/or the amount of Holdover Costs (but shall not be required to accept any recommendations made by Developer).
(ii)     PE Member shall keep Developer apprised of any negotiations PE Member or its Affiliates may have with respect to any Existing Lease or Additional Lease, and PE Member shall not permit any Existing Lease Extension or Additional Lease Extension to be effectuated after the date hereof in a manner that (x) accelerates the expiration date under such Existing Lease or Additional Lease, (y) increases the Total Rent payable under such Existing Lease or Additional Lease from and after the Existing Lease Expiration Date, or in any way establishes the amount of holdover rent that may be applicable in the event of a Holdover (including by acknowledging the fair market rental value or “use and occupancy” charges of any Existing Space or Additional Space), or (z) otherwise results in an increase in the Holdover Costs that might arise as a result of a Holdover, in each case, without Developer’s prior written consent, which shall not be unreasonably withheld, and Developer shall not be liable pursuant to this Section 6.03 for any increase in Holdover Costs resulting from any such amendment entered into without Developer’s consent. PE Member shall deliver any proposed Existing Lease Extension or Additional Lease Extension which requires Developer’s consent under clauses (x), (y) or (z) above to Developer (which may be in the form of an Email Notice) and Developer shall have five (5) Business Days to respond. If Developer fails to respond within such five (5) Business Day period(s), PE Member may send a Notice to Developer (which may be in the form of an Email Notice), which notice shall conspicuously indicate “REQUEST FOR APPROVAL OF [EXISTING LEASE EXTENSION/ADDITIONAL LEASE EXTENSION]; FAILURE TO RESPOND WITHIN THREE (3) BUSINESS DAYS MAY RESULT IN DEEMED APPROVAL PURSUANT TO SECTION 6.03(e) OF THE DEVELOPMENT AGREEMENT,” and if Developer does not respond or object to such Notice within such three (3) Business Day period, then such Existing Lease Extension or Additional Lease Extension shall be deemed approved by Developer.
(n)    PE Member shall deliver to Developer, promptly following execution thereof, true and correct copies of any Additional Lease it enters and any amendment it enters into with respect to any Existing Lease or Additional Lease.
(o)    PE Member shall deliver to Developer, promptly following receipt thereof, copies of any written notices received from any landlord (or from its counsel, property manager or agent) under any of the Existing Leases with respect to the impending expiration of an Existing Lease, under any of the Additional Leases with respect to the impending expiration of an Additional Lease or with respect to any actual or threatened claim that is reasonably likely to give rise to Holdover Costs (“Landlord Claim”). If the entire amount of any costs, penalties or damages under an Existing Lease will constitute Holdover Costs to be paid by Developer pursuant to this Section 6.03, then Developer shall have the sole right to defend or settle any such Landlord Claim, provided, that Developer bears all legal fees and expenses incurred by Developer or its Affiliates (and the legal fees and expenses incurred by PE Member and its Affiliates to the extent expressly set forth in this clause (j) below) in connection with such settlement, such settlement does not result in PE Member (or its Affiliates) incurring any liability with respect to holdover costs, penalties, damages and the landlord under such Existing Lease or Additional Lease executes and delivers a release to PE Member and/or the applicable Affiliates solely with respect to such holdover costs, penalties or damages, which release shall be in form and substance reasonably acceptable to PE Member. PE Member shall have the right to participate in the defense of any Landlord Claim with counsel selected by it (subject to Developer’s right to control the defense thereof). The fees and disbursements of such counsel shall be at the expense of PE Member, provided, that if Developer fails to undertake the defense of any Landlord Claim, or if in the reasonable opinion of counsel to PE Member, there exists a conflict of interest between Developer and PE Member that cannot be waived, Developer shall be liable for the reasonable fees and expenses of counsel to PE Member in defending the Landlord Claim. PE Member shall cooperate in all commercially reasonable respects in connection with such defense and PE Member shall have no right to settle such claim without Developer’s prior written approval, which shall not be unreasonably withheld. If only a portion of such holdover costs, penalties or damages under an Existing Lease will constitute Holdover Costs to be paid by Developer pursuant to this Section 6.03, then the parties shall cooperate in the defense of the claim, and neither party will have the right to settle the claim without the prior written approval of the other, which approval shall not be unreasonably withheld.
(p)    Without limiting the foregoing provisions of this Section 6.03, if Developer fails to obtain a Core & Shell TCO on or prior to date on which the Delivery Blocks have been delivered to PE Member in Delivery Condition, then Developer shall be responsible for (and shall pay to PE Member) any actual increase in the Specified Finish Work Costs actually caused by the failure to have a Core & Shell TCO and actually incurred by PE Member during the period from and after delivery of the Delivery Blocks to PE Member until a Core & Shell TCO is obtained. As used herein, “Specified Finish Work Costs” means any (i) “standby labor” costs, (ii) costs to provide temporary HVAC or electricity, (iii) costs of vertical transportation, (iv) costs to open the job site beyond normal business for purposes of construction and (v) the costs of maintaining any temporary restrooms that would not have been required to be maintained had a Core & Shell TCO been obtained. For the avoidance of doubt, nothing herein shall obligate Developer to deliver the Delivery Blocks to PE Member prior to the Outside Delivery Date if a Core & Shell TCO has not been obtained, notwithstanding that the Delivery Blocks may then be in Delivery Condition; provided, at the request of PE Member, Developer shall deliver the Delivery Blocks (to the extent then in Delivery Condition) prior to the Outside Delivery Date even though a Core & Shell TCO has not been obtained, in which case Developer shall not be liable for any increased Specified Finish Work Costs incurred by PE Member in performing its Finish Work during the period from and after such delivery of the Delivery Blocks until the Outside Delivery Date.
(q)    Time is of the essence with respect to Developer’s obligation to cause the Holdover Cost Trigger Events to occur on or prior to the applicable Holdover Cost Trigger Date.
Section 6.04    Automatic Termination.
(e)    Notwithstanding anything to the contrary contained herein, if, in connection with the exercise of remedies by Construction Lender under the Construction Loan Documents, the Construction Lender or its designee takes title to the Property prior to the PE Unit Closing (by foreclosure, or deed-in-lieu, appointment or receiver or otherwise) or takes control of the Tower A Tenant prior to the PE Unit Closing (the date on which Construction Lender, its designee or any third party takes title to the Property or control of Tower A Tenant, a “Lender Transfer Date”), then Construction Lender or such designee shall have the right to cause an Qualified Developer to assume the obligations of Developer under this Agreement by delivering to PE Member, within 120 days following the Lender Transfer Date (the date that is 120 days following the Lender Transfer Date, the “Lender Election Date”), written notice of Construction Lender’s election to cause an Qualified Developer to assume the obligations of Developer hereunder (an “Assumption Notice”) accompanied by a written agreement and undertaking by such Qualified Developer to assume such obligations of Developer in accordance with the terms of this Section 6.04 (an “Assumption Agreement”); provided, however, that such Qualified Developer shall not be required to assume (i) the obligations of Developer under Sections 3.10(a), 3.10(b), 6.03(b), and 12.03(c) hereof, (ii) the obligation of Developer to pay the Rescission Payment under Section 11.04 hereof (provided, that, PE Member shall continue to have the right to exercise the Rescission Election in accordance with the terms thereof), or (iii) any liability of Developer under Section 10.02 with respect to Developer Defaults occurring prior to the Lender Transfer Date. If Construction Lender delivers such Assumption Notice and such Assumption Agreement (duly executed by an Qualified Developer) to PE Member on or prior to the Lender Election Date, then this Agreement shall continue in full force and effect and PE Member shall recognize the performance by such Qualified Developer of the obligations of Developer under this Agreement and shall continue to be obligated to perform its obligations hereunder subject to the terms and provisions of this Agreement. Notwithstanding anything to the contrary herein, no such assumption by an Qualified Developer shall affect or limit (A) the rights of PE Member against Developer under Section 6.03(b), (B) the right of PE Member to exercise the Rescission Election under Section 11.04 or the obligation of Developer to pay the Rescission Payment in accordance with Section 11.04, (C) the rights and remedies of PE Member against Developer under Section 10.02 with respect to any Developer Default occurring prior to the Lender Transfer Date or (D) the rights of PE Member against Related/Oxford Guarantor under the Building Completion Guaranty. Subject to the terms of the PE Unit Lender Agreement (and the rights of PE Member thereunder), if Construction Lender does not deliver such Assumption Notice and such Assumption Agreement (duly executed by an Qualified Developer) on or prior to the Lender Election Date, then this Agreement shall automatically terminate and be of no further force or effect on the Lender Election Date (except for those provisions which, pursuant to the provisions of Section 19.19 or otherwise expressly survive such termination); provided, that any such termination shall not affect the rights of PE Member against Related/Oxford Guarantor under the Building Completion Guaranty or any obligations of Related/Oxford Guarantor under the Building Completion Guaranty
(f)    Notwithstanding any provision of this Agreement to the contrary, if (a) the MTA terminates the A/B Balance Lease or, if then executed, the Tower A Lease, then this Agreement shall automatically terminate and be of no further force or effect on such date (except for those provisions which, pursuant to the provisions of Section 19.19 or otherwise expressly survive such termination); provided, that any such termination shall not affect the rights of PE Member against Related/Oxford Guarantor under the Building Completion Guaranty or any obligations of Related/Oxford Guarantor under the Building Completion Guaranty; provided, further, if, upon the termination of the A/B Balance Lease or, if then executed, the Tower A Lease, Construction Lender or its designee obtains a new lease with the MTA with respect to the premises demised thereunder pursuant to the mortgagee protection provisions in such lease, then the date on which Lender or its designees enters into any such new lease with the MTA shall be treated as a Lender Transfer Date for purposes of Section 6.04(a) above, and Construction Lender or such designee shall have the right to cause an Qualified Developer to assume the obligations of Developer under this Agreement in accordance with the provisions of Section 6.04(a) above.
Section 6.05    Survival. The provisions of this Article 6 shall survive the PE Unit Closing and any termination of this Agreement.
ARTICLE 7

SUBGUARD; DEVELOPER’S INSURANCE
Section 7.01    Subguard.
(g)    Developer shall obtain and maintain “subguard insurance” (or an equivalent policy) (the “Subguard Policy”) in a form and issued by a company (the “Subguard Insurer”) selected by Developer for the benefit of the LLC, Tower A Tenant and Destination Retail Tenant with respect to the Project.
(h)    Notwithstanding the foregoing provisions of Section 7.01(a), Developer may, in lieu of obtaining and maintaining a Subguard Policy, obtain or cause to be obtained (i) dual obligee payment and performance bonds for all trade contracts relating to the Developer Work with a contract amount in excess of Two Million Dollars ($2,000,000.00), which dual obligee payment and performance bonds shall be substantially in the form of Exhibit F attached hereto with a surety company selected by Developer and licensed to do business in the State of New York, as surety, and with, inter alia, the Executive Construction Manager, Developer, the LLC, Tower A Tenant, PE Member and the Construction Lender as dual obligees (or the Destination Retail Tenant, the DRB ECM and DRB Construction Lenders, in the case of the Destination Retail Building), and (ii) a guaranty in favor of, inter alia, the Executive Construction Manager, Developer, the LLC, Tower A Tenant, and PE Member (or Destination Retail Tenant, in the case of the Destination Retail Building), from the creditworthy parent entity of Construction Manager (or DRB CM, as applicable) with respect to any work that is “self-performed” by Construction Manager (or DRB CM, as applicable) or any Affiliate thereof.
Section 7.02    Insurance Coverages.
(r)    Developer and/or the Executive Construction Manager shall cause to be maintained (from Commencement of Construction through Substantial Completion and completion of all Punch List Work or such later date on which the Condominium is required to obtain property and liability insurance pursuant to the Condominium Documents) the insurance coverages listed and described in the Insurance Coverage Specifications, naming the parties described in the Insurance Coverage Specifications as named or additional insureds, as applicable.
(s)    Developer shall maintain in full force and effect the OCIP “Wrap-Up” liability insurance policy which is currently in effect until Substantial Completion and completion of Punch List Work (or such later date on which the Condominium is required to obtain property and liability insurance pursuant to the Condominium Documents). The OCIP Wrap-Up policy shall be limited to the activities that are performed on the ERY site and shall be implemented on or prior to the Commencement of Construction. PE Member and each PE Guarantor shall be named insured for any policies issued under the OCIP “Wrap-Up.” Developer shall use Best Efforts to cause the Project Architect to maintain in full force and effect the errors and omissions policies which are currently in effect until the work described in clause (a) of the definition of Developer Work is completed.
(t)    With respect to all insurance policies maintained by Developer as required hereunder, Developer shall (i) provide PE Member with a copy of the lead policy form that all underwriters have agreed to and (ii) provide PE Member with insurance certificates evidencing such insurance policies.
(u)    Each insurance policy provided under Sections 7.02(a), (b) or (c) above shall provide that it will not expire or terminate or be cancelled without, in each case, the insurer’s providing to PE Member at least thirty (30) days’ prior written notice of such expiration, termination or cancellation.
(v)    During the performance of any PE Finish Work or other work within the PE Unit by PE Member, PE Member shall comply with the insurance requirements set forth in the Operating Agreement.
(w)    The costs of the insurance described in Section 7.01 and 7.02 shall be included in Project Costs.
ARTICLE 8

PE FINISH WORK; SITE LOGISTICS
Section 8.01    Design of PE Finish Work.
(x)    PE Member shall design the PE Finish Work, at PE Member’s expense, and shall consult with Developer on an on-going basis in order to facilitate proper coordination of the design of the PE Finish Work with the design and construction of the PE Unit and the rest of the Building. PE Member has delivered (or will deliver) to Developer for information purposes only a preliminary schedule for design and construction of the PE Finish Work and shall periodically update such schedule. PE Member shall deliver design development documents and final construction documents showing the PE Finish Work when available. To the extent any PE Finish Work requires the prior consent of the Construction Lender pursuant to the terms of the Construction Loan Documents, the performance of such work shall be subject to Construction Lender’s consent and Developer shall promptly seek, or shall cause Tower A Tenant to promptly seek, Construction Lender’s consent and shall reasonably cooperate with PE Member and use Best Efforts to obtain such consents.
(y)    Developer will have the right to review plans for the PE Finish Work and may submit comments to PE Member with respect to PE Finish Work plans (it being understood and agreed by Developer and PE Member that, except as set forth in the immediately following sentence, Developer’s review of such plans is for informational purposes only and PE Member may disregard any such comments). Developer may disapprove (provided, that Developer shall not unreasonably disapprove same) any design feature in a plan or design relating to the PE Finish Work only if the design feature or element (i) violates the MTA Project Documents or applicable Laws, (ii) is structurally or mechanically incompatible with any aspect of the Building as shown on the Plans or as built, or the Platform, (iii) would require changes in the Building as shown on the Plans or as built, or in the Platform design, to accommodate such design feature (it being understood that Developer’s right to disapprove any such change and the design for the PE Finish Work shall, in such instance, be governed by the provisions of Section 3.06, which provisions are incorporated herein by this reference), (iv) would increase the costs of construction of any portion of the Building including the PE Unit (unless, in the case of any such increased construction costs, PE Member funds such costs at such time through payments under (and subject to the provisions of) Section 4.03 of the Operating Agreement or otherwise) or would increase the costs of operation of any portion of the Building other than the PE Unit, (v) would delay completion of the Building or the Platform in accordance with the then current Schedule or delay completion of the Finish Work being performed by (or on behalf of) TW Member to the TW Unit, (vi) would cause the Floor Area of the PE Unit to exceed the PE Floor Area, (vii) relates to PE Dedicated First Floor Lobby or (viii) relates to the interior design of the PE Sky Lobby or the corridor within the PE Sky Lobby that is shared by PE Member with Other Members. In addition, Developer shall have the right to approve the water proofing details or acoustical systems, as applicable, for any floor of the PE Unit (or the Limited Common Elements or exclusive easement areas) that is immediately above or below a floor of any Other Unit, if the floor in the PE Unit is intended to be occupied for a use that will create an unreasonable risk of water leaks or unreasonable disturbance from noise or vibrations, as to which Developer’s approval shall not be unreasonably withheld. PE Member shall give advance Notice to Developer of any elements of PE Finish Work proposed to be installed on any floors of the PE Unit that create any unreasonable risk of water leaks, transmission of sound or vibrations or fire to floors below the PE Unit, and will incorporate reasonable protections with respect to such risks, consistent with the practices of Class A buildings in New York City.
(z)    Developer shall approve or object to any plans for the PE Finish Work (to the extent Developer has the right to do so pursuant to Section 8.01(b)) within ten (10) Business Days after delivery to Developer of such plans and all additional information reasonably requested by Developer. If Developer gives comments or objections within such ten (10) Business Day period, Developer and PE Member shall consult in an effort to resolve any issues. PE Member shall furnish interpretations, explanations, and additional information if and as requested by Developer within the ten (10) Business Day period under this Section 8.01(c). Any consent granted by Developer to any plan submitted by PE Member which impacts the design or construction of the Base Building shall be deemed a representation by Developer that it has obtained (or has determined that it was not required to obtain) the prior consent of the Construction Lender to such plan, unless, together with the giving of its consent, Developer notifies PE Member that the consent of the Construction Lender to such plan is required and has not yet been obtained, in which case Developer shall promptly seek, and use Best Efforts to obtain, the consent of the Construction Lender and shall notify PE Member promptly if and when such consent is obtained or denied, and if denied, the reasons therefor.
(aa)    If Developer does not respond or object to any plans for the PE Finish Work within ten (10) Business Days after delivery to Developer of such plan and all additional information reasonably requested by Developer, then Developer will be deemed to have approved such proposed change and the implementation thereof, provided, that with respect to any proposed change that would cause the Floor Area of the PE Unit to exceed the PE Floor Area, if Developer fails to respond within such ten (10) Business Day period, PE Member may send a second notice to Developer of such failure to respond and if Developer does not respond or object, in reasonable detail, to such second notice within five (5) days after PE Member has delivered same to Developer, then Developer will be deemed to have approved such proposed change. PE Member understands that any deemed consent by Developer as provided in this Section 8.01(d) shall not bind the Construction Lender (if its consent is required under the Construction Loan Documents). Developer agrees, however, that it shall seek and use Best Efforts to obtain the consent of the Construction Lender (to the extent such consent is required).
(bb)    PE Member may not proceed to construct any aspect of the PE Finish Work which has been disapproved by Developer until the issue is resolved. Any dispute as to whether any matter is subject (or not) to the approval of Developer as set forth in Section 8.01(b) shall be submitted to Arbitration to be resolved in accordance with the provisions of Article 14.
(cc)    Without limiting the provisions of Section 3.03, Section 9.01 or Section 9.02, PE Member, PE’s Architect and PE’s Consultants (and any agent, representative or designee of the foregoing) shall have the right, but not the obligation, prior to satisfaction of the Delivery Condition, to enter any portion of the PE Unit between the hours of 8:00 a.m. and 3:00 p.m. and at all other times during which a hoist or any other vertical transportation is in operation at the Tower Building or Destination Retail Building, as applicable, for the purposes of inspecting, measuring and designing the same, subject to reasonable notice to Developer. Developer shall have the right to have its representatives present during such access.
(dd)    PE Member may not proceed to construct any aspect of the PE Finish Work unless PE Member first obtains all applicable DOB or other permits required by applicable Law, and shall perform all PE Finish Work in accordance with applicable Law and the applicable terms of the Condominium Documents, the Co-Construction Agreement and the Operating Agreement (to the extent the Operating Agreement is consistent with this Agreement). PE Member shall coordinate with Developer’s in-house code consultant (and Developer and Developer’s in-house code consultant will coordinate with PE Member) with respect to building permits and other similar filings to be made with DOB or other Government Entity in connection with the PE Finish Work. Developer shall, promptly upon request, provide to PE Member and PE’s Consultants all information and materials necessary (and execute the same if required) for PE Member to obtain all applicable DOB or other approvals and permits required by applicable Law with respect to the PE Finish Work. Developer’s execution of any applications or other materials with respect to permits for PE Finish Work shall not be deemed an approval by Developer of any such PE Finish Work or a confirmation that such PE Finish Work complies with applicable Law.
(ee)    PE Member shall perform the PE Finish Work in accordance with LEED Gold certification requirements. The Developer will develop certain Unit Owner and/or tenant fit out specifications to protect building attributes necessary for LEED Gold certification and will inform Unit Owners and tenants of high performance tenant fit out features that will reduce Unit Owner and/or tenant energy costs, raise the building’s energy performance for LEED and improve the building’s Energy Star and Energy Use Intensity scores, which will be publicly reported in accordance with Local Law 84. All PE Finish Work shall be designed to preserve and promote the LEED Gold certification requirement.
(ff)    PE Member covenants and agrees that the design of the PE Dedicated First Floor Lobby will be consistent with the overall design of the lobbies on the first floor of the Tower Building and the “shared highrise elevator corridor” (as defined in the Plans) in the PE Sky Lobby will be consistent with the overall design of the sky lobby in the Tower Building. Developer covenants and agrees to use Best Efforts to assist PE Member with the design of the portion of the terrace on the 80th floor of the Tower Building to be occupied by PE Member, as shown on the Plans (which is referred to in the Condominium Documents as the “Office Terrace”) in a manner such that the space therein is permitted to be used as a terrace and will not constitute Floor Area and to assist PE Member in communicating with the applicable governmental authorities with respect thereto.
Section 8.02    Intentionally Omitted.
Section 8.03    Site Logistics Procedures. Developer has prepared the plan and written procedures for provision of certain services, logistics, hoisting and access for the Tower Building, as set forth in the document titled Site Logistics Procedures, in the form agreed by the Parties and dated as of the date hereof (as may be amended from time to time, the “Site Logistics Procedures”). Developer shall have the right to amend and expand upon the Site Logistics Procedures from time to time; provided, however, Developer and PE Member agree that any revisions or additions to the Site Logistics Procedures (or any new like plan or procedure) shall, and that Developer and the Executive Construction Manager in implementing same, shall: (i) not discriminate against PE Member (e.g., favor Other Members or their occupants), it being understood, however, that (x) the Developer Work shall have priority over Finish Work performed by the Members and (y) with respect to the Site Logistics Procedures for the Tower Building, the Finish Work being performed by (or on behalf of) TW Member in respect of its Unit shall have priority in advanced scheduling over all Finish Work performed by any Members; (ii) not cause or permit any shut-downs of the Building or of any temporary or permanent services (including, without limitation, electrical, mechanical and plumbing services), including, without limitation, shut-downs necessary to accommodate the switch-over to permanent building services, without (x) advance coordination with the PE Finish Work and (y) five (5) Business Days advance notice to PE Member (except that no such advance coordination or notice shall be required in an emergency); (iii) following the delivery of any Delivery Block to PE Member in Delivery Condition, provide PE Member non-exclusive access to, and use of areas, services and facilities (each if and to the extent operational) for use by PE Member, PE’s Consultants and their respective workers and vendors (as more fully described in the Site Logistics Procedures, including, without limitation, construction hoists, cranes, freight elevator, loading docks and staging areas (outdoor or indoor as appropriate) in accordance with the Site Logistics Procedures; in all cases, PE Member and Developer hereby agreeing to coordinate the performance of the Project and the PE Finish Work in accordance with the Site Logistics Procedures and (iv) shall provide the that PE Finish Work and the Finish Work of any Other Member other than PE Member or TW Member shall be coordinated in a manner so as not to delay the Finish Work being performed by TW Member. PE Member, PE’s Consultants and their respective workers and vendors use of freight elevators and construction hoists in accordance with the Site Logistics Procedures during normal business hours shall be charged to PE Member at the direct cost thereof to Developer with no additional markup to PE Member; provided, the charges for the use thereof during overtime hours shall include the incremental cost to Developer of running the freight elevators and construction hoists during such overtime hours (equitably allocated between PE Member and any other user of the freight elevators and construction hoists during such overtime hours). Charges to PE Member for use of freight elevators and construction hoists as provided in this Section 8.03 shall constitute PE Member Additional Development Costs.
Section 8.04    Performance of PE Finish Work.
(a)    Developer understands that PE Member may perform PE Finish Work both prior to and after the occurrence of Substantial Completion and the PE Unit Closing Date. PE Member understands that its contractors and subcontractors performing any PE Finish Work, whether prior to or after Substantial Completion or the PE Unit Closing Date and until Developer completes all of its work in the Building, will be subject to the direction and coordination of Developer and the Executive Construction Manager in accordance with the Site Logistics Procedures. PE Member shall comply with the Site Logistics Procedures, and shall repair any damage to the Building caused by PE Member or its contractors and subcontractors in the performance of any PE Finish Work. Developer shall comply with the Site Logistics Procedures, and shall repair any damage to the PE Finish Work, the PE Unit or any PE Areas caused by Developer or its contractors and subcontractors in the performance of any Developer Work.
(b)    If (i) prior to the Substantial Completion Date, PE Member performs PE Finish Work with respect to any Delivery Block delivered in a manner that is not consistent with the Site Logistics Procedures, and such performance of PE Finish Work results in an actual delay in the occurrence of the Delivery Date for any Delivery Block on or prior to the Outside Delivery Date or the occurrence of Substantial Completion on or prior to the Outside Substantial Completion Date, (ii) PE Member fails to comply with its obligations under this Agreement or the Operating Agreement in connection with the performance of PE Finish Work and such failure results in an actual delay in the occurrence of the Delivery Date for any Delivery Block on or prior to the Outside Delivery Date or the occurrence of Substantial Completion on or prior to the Outside Substantial Completion Date, or (iii) PE’s Architect or PE’s Consultants act in a manner that is outside the scope of their engagement in connection with the Project and inconsistent with the provisions of this Agreement and such actions result in an actual delay in the occurrence of the Delivery Date for any Delivery Block on or prior to the Outside Delivery Date or the occurrence of Substantial Completion on or prior to the Outside Substantial Completion Date, then, in each case, such delay shall constitute “PE Work Delay”.
(c)    Any Developer Work, Finish Work (including, without limitation, PE Finish Work), and other work on the Project shall be performed in a manner that does not (i) violate the Project Labor Agreement or any other union contracts affecting the Project, or (ii) create any work stoppage, picketing, labor disruption or labor disharmony at the Project. Notwithstanding the foregoing, the parties shall cooperate to implement procedures whereby PE Member may install certain PE Member-supplied equipment using labor forces that may not be members of a union that is party to the Project Labor Agreement, provided, the same do not create a work stoppage, picketing, labor disruption or labor disharmony, and at no additional cost to Developer or Other Members and provided further that the indemnification provisions of the Operating Agreement with respect to Finish Work shall apply with respect to the foregoing.
(d)    Developer and PE Member shall coordinate, consult, assist and cooperate with each other in connection with obtaining DOB filings necessary in connection with the Project and the PE Unit. Developer will execute all required DOB forms in advance of reviewing and (if applicable) approving plans for PE Finish Work pursuant to Section 8.01(b).
Section 8.05    Cost of Performing PE Finish Work. Notwithstanding anything to the contrary in this Agreement, the cost of design and construction of the PE Finish Work shall not be the responsibility of Developer, the LLC or the Other Members of the LLC, but shall be paid for solely by PE Member.
Section 8.06    PE Member Violations. PE Member shall promptly cure and discharge all Violations arising from PE Finish Work and obtain all Sign Offs required in connection with PE Finish Work, in each case to the extent such Violations or the absence of such Sign Offs prevent or delay the issuance of a certificate of occupancy for the Building or any Other Units. If Developer notifies PE Member that PE Member is not timely removing Violations arising from PE Finish Work or has not obtained all such Sign Offs, and that such failure is preventing or delaying the issuance of a certificate of occupancy for the Building or any Other Units, and if PE Member fails within thirty (30) days following delivery of any such notice to commence to remove or cure such Violations and to prosecute such removal or cure with diligence, or to commence to obtain such Sign Offs and prosecute obtaining same with diligence, then Developer shall have the right (but not the obligation) to remove such Violations and/or pay the fine imposed in connection therewith, or to seek to obtain such Sign Offs. In such event, PE Member shall reimburse Developer for actual out-of-pocket costs of removing such Violation within fifteen (15) days of receiving an invoice therefor from Developer, together with reasonably satisfactory evidence of the amount of the expenditure. Any such costs incurred by Developer not timely paid by PE Member to Developer shall incur interest at the Default Rate from the date paid by Developer until the date reimbursed by PE Member. Amounts payable by PE Member to Developer pursuant to this Section 8.06 in respect of Violations arising from PE Finish Work shall constitute PE Member Additional Development Costs.
Section 8.07    Survival. The provisions of this Article 8 shall survive the PE Unit Closing and termination of this Agreement.
ARTICLE 9

INSPECTION RIGHTS DURING CONSTRUCTION; DELIVERY DATE, DELIVERY BLOCKS, DC PUNCH LIST; WARRANTIES; DEFECTIVE WORK
Section 9.01    Inspection by PE Member During Construction; On-Going Consultation. From and after the Severance Date, PE Member and its representatives and designees (including PE’s Consultants) will have the right, at PE Member’s expense, and on reasonable notice, between the hours of 8:00 a.m. and 3:00 p.m. and at all other times during which a hoist or any other vertical transportation is in operation at the Building, to inspect from time to time any construction work with respect to the Building being performed by (or on behalf of) the LLC, Tower A Tenant, Destination Retail Tenant or Developer if such work comprises or relates to the Developer Work (provided, that access to such areas may be subject to restrictions imposed by the MTA Parties). Inspection by PE Member pursuant to the provisions of this Section 9.01 will not, however, be construed as acceptance, by PE Member, or PE Member’s representatives, of work which is defective, incomplete, or otherwise not in compliance with the Plans, or as a waiver by PE Member of any rights under this Agreement, or as a release by PE Member of Developer or any of Developer’s contractors or any surety from any warranty, guarantee, or obligation provided under this Agreement or the Plans or the applicable construction contract(s). Any inspection performed by PE Member or its representatives shall be performed in compliance with the site safety plan for the Building, and any inspection of below-platform mechanical areas shall be subject to the provisions of the MTA Project Documents and the MTA Severance Agreement. PE Member acknowledges that its rights of inspection hereunder shall give it no right to direct any portion of the work.
Section 9.02    Delivery Date; DC Punch List; Acceptance Procedure. Developer and PE Member agree that the following procedures shall apply to determine when the Delivery Date for each Delivery Block has been achieved:
(a)    Developer shall give PE Member at least one hundred eighty (180) and then ninety (90) days’ prior notice of Developer’s good faith estimate of the Delivery Date for each Delivery Block (it being understood that such dates shall constitute estimates only and shall in no way affect the actual occurrence of the Delivery Date for such Delivery Block).
(b)    With respect to each Delivery Block, Developer shall give PE Member a notice stating that Developer believes that the Delivery Date is, or is about to be, achieved, and setting forth a date, not less than ten (10) Business Days after the giving of such notice (such date, a “Walk-Through Date”), for the parties to conduct a joint walk through of such Delivery Block. On or prior to the Walk-Through Date, Developer shall deliver to PE Member (i) a proposed list of DC Punch List Work for the applicable Delivery Block (the “Proposed DC Punch List”), and (ii) the outside date(s) by which Developer expects each item or group of items listed on the Proposed DC Punch List to be completed (such dates being hereinafter referred to as the “DC Punch List Work Completion Dates”). On the Walk-Through Date, PE Member, PE’s Consultants, Developer and the Project Architect (and/or any agent, representative or other designee of the foregoing) shall conduct one or more inspection(s) of the applicable Delivery Block to confirm whether the Delivery Date has occurred with respect to such Delivery Block and, further (subject to Section 9.02(c)), to confirm the DC Punch List Work to be performed and the DC Punch List Work Completion Dates for the applicable DC Punch List Work. If PE Member concurs that the applicable Delivery Block (or full floors thereof) is in Delivery Condition, PE Member shall thereupon be deemed to have accepted delivery of such Delivery Block (or full floors thereof), subject to completion of any DC Punch List Work, any latent defects and any other defects, omissions, or failures in Delivery Condition not readily ascertainable by a visual inspection. Notwithstanding the foregoing, if one or more whole (but not partial) floors within a Delivery Block are in Delivery Condition (but not the balance of such Delivery Block), PE Member shall accept delivery of such floor or floors (but not of the balance of such Delivery Block), provided that any such whole floors so delivered are the lowest floor or floors in the Delivery Block in question; provided, however, PE Member’s acceptance of delivery of any floor or floors constituting a portion of any Delivery Block shall not reduce or offset Developer’s obligation to deliver an entire Delivery Block in Delivery Condition nor in any way affect, reduce or limit any rights or remedies of PE Member set forth in this Agreement or otherwise with respect to any failure to deliver to PE Member the balance of such Delivery Block to PE Member on or prior to the Outside Delivery Date.
(c)    If PE Member believes that the Delivery Date for the applicable Delivery Block has not yet occurred, or if PE Member objects to (or believes corrections or additions are required to be made to) the Proposed DC Punch List or the applicable DC Punch List Work Completion Date, PE Member shall give Developer notice (such notice, and each subsequent objection notice as contemplated in the further provisions of this Section 9.02(c), an “Exceptions Notice”), within ten (10) Business Days following PE Member’s inspection in accordance with Section 9.02(b), detailing (i) any conditions to delivery of such Delivery Block in Delivery Condition which PE Member asserts have yet to be satisfied, and/or (ii) any other revisions to the Proposed DC Punch List, and/or to the DC Punch List Work Completion Dates. Developer and PE Member shall cooperate and proceed expeditiously to confirm the Delivery Date, the list of DC Punch List Work and the DC Punch List Work Completion Dates, and shall perform such additional inspections of the Building as shall be required to confirm such date and lists.
(d)    If Developer and PE Member are unable to agree on whether the applicable Delivery Block has been delivered to PE Member in Delivery Condition, the date on which such Delivery Block has been delivered to PE Member in Delivery Condition or on the DC Punch List for such Delivery Block (including the DC Punch List Work Completion Dates) within fifteen (15) Business Days after delivery to Developer an Exceptions Notice, then either PE Member or Developer may submit the matters still in dispute to Arbitration, to be resolved in accordance with the provisions of Article 14.
(e)    If the parties agree (or it is determined pursuant to Arbitration) that additional work is required in order to achieve the Delivery Date for such Delivery Block, Developer shall cause such work to be performed with due diligence, and the same procedure (including, without limitation, as to inspections and delivery of Exceptions Notices, and timing for delivery of Exceptions Notices) shall be repeated to the extent necessary until the parties agree upon, or an Arbiter has determined, (i) whether such Delivery Block has been delivered to PE Member in Delivery Condition, (ii) the Delivery Date for such Delivery Block, and (iii) the DC Punch List for such Delivery Block, provided, that subsequent inspections shall be performed at a mutually satisfactory time within five (5) Business Days following notice from Developer and any revised Exceptions Notice shall be delivered within five (5) Business Days after re-inspection.
(f)    If PE Member fails to deliver an Exceptions Notice to Developer within the applicable period(s) referred to in Section 9.02(c), Developer may send notice to PE Member of such failure, which notice shall conspicuously indicate on the first page thereof in bold face print “REQUEST FOR EXCEPTIONS NOTICE: FAILURE TO RESPOND WITHIN FIVE (5) BUSINESS DAYS MAY RESULT IN DEEMED APPROVAL PURSUANT TO SECTION 9.02(f) OF THE DEVELOPMENT AGREEMENT”, then if PE Member does not respond or object, in reasonable detail, to such notice within five (5) Business Days after delivery of the same, then PE Member shall have waived its right to deliver an Exceptions Notice for such Delivery Block, the Delivery Date for such Delivery Block shall be deemed to have occurred and the Proposed DC Punch List (or the revised Proposed DC Punch List or revised DC Punch List Work Completion Dates, as the case may be) for such Delivery Block shall be deemed approved by PE Member and shall constitute the DC Punch List for such Delivery Block.
(g)    Notwithstanding any provision of this Agreement to the contrary, any agreement regarding Delivery Condition, and any resolution by Arbitration of any dispute regarding Delivery Condition or the Delivery Date, shall not preclude PE Member from asserting any claims for latent defects as and to the extent provided in Section 9.03(b).
(h)    If the only matters in dispute regarding the occurrence of the Delivery Date for any Delivery Block are the DC Punch List Work Completion Dates, then, notwithstanding any provision of this Agreement to the contrary, the Delivery Date for such Delivery Block will be deemed to have occurred, and in such event Developer shall complete the DC Punch List Work in accordance with the schedule determined by the parties or by Arbitration.
(i)    The provisions of this Section 9.02 shall survive the PE Unit Closing and the termination of this Agreement.
Section 9.03    Contractor Warranties; Defective Work; Latent Defects.
(a)    Developer agrees that it has or shall include, or cause to be included, in each hard cost contract which governs (in whole or in part) the performance of the Developer Work, warranty/guaranty provisions customary for the type or category of work involved for projects of similar scope and character as the Project that are assignable as contemplated herein (any such warranty/guaranty, a “Contractor Warranty”), under which the respective contractor will be required, at its (or their) expense, to repair, replace, and/or correct work which is incorrect, inadequate, defective, incomplete, omitted, or otherwise not in compliance with the applicable Plans and this Agreement (any such work, “Defective Work”) for such period as is customary for such type or category of work. Developer shall obtain the written agreement of each contractor that the Condominium shall be a third-party beneficiary of (and, in any event, a permitted assignee of), and may enforce directly, each Contractor Warranty as to any work performed in respect of the PE Areas or the Common Elements (Developer hereby agrees to ensure, or cause the Executive Construction Manager and the DRB ECM to ensure, that each such Condominium Warranty is severable and assignable (in whole or in part) and to assign, or cause the Executive Construction Manager or each contractor to assign, such warranties to the Condominium when the contractor completes its work in the Project, if later (any such assigned warranties, a “Condominium Warranty”)). Each Contractor Warranty that is not a Condominium Warranty shall be assigned to Tower A Tenant or the applicable Other Member (or Tower A Tenant or such Other Member shall be a third-party beneficiary thereunder and may enforce such Contractor Warranty with respect to work performed in respect of the Other Units). If a contractor raises ongoing claims with Developer, the LLC, Tower A Tenant, Destination Retail Tenant, any Member (other than PE Member), the owner of any Other Unit or any Destination Retail JV Member as a defense in any claim by PE Member for Defective Work against such contractor, then Developer will remain responsible to use Best Efforts to enforce the applicable Contractor Warranty in accordance with its terms and conditions so as to cause such contractor, at the contractor’s expense, to repair, replace, and/or correct such Defective Work, but Developer shall have no liability, except as otherwise expressly provided in this Agreement, for any failure of any contractor to repair, replace, or correct such Defective Work. Upon request by PE Member, Developer shall provide PE Member with copies of all Contractor Warranties relating to the PE Areas. Developer shall not waive any Contractor Warranty.
(b)    Notwithstanding any provision of this Agreement to the contrary, if, in the course of performing PE Finish Work or at any other time, whether before or following the PE Unit Closing, PE Member discovers Defective Work in any Developer Work, the PE Areas or the Common Elements performed on behalf of Developer, Tower A Tenant, Destination Retail Tenant or the LLC, and if the Defective Work is covered by a Condominium Warranty, then, until such time as Developer both closes out the applicable contract and assigns the applicable Contractor Warranty to the Condominium Board, Developer shall use Best Efforts to enforce any applicable Condominium Warranty so as to cause the contractor to correct or replace the Defective Work. Any reasonable third party costs incurred in connection with enforcing warranties, as aforesaid shall constitute a Project Cost.
(c)    The provisions of this Section 9.03 shall survive the PE Unit Closing and the termination of this Agreement.
Section 9.04    PE Member’s Right to Remove Developer Violations. Developer shall promptly cure and discharge all Developer Violations, in each case to the extent such Violations prevent or delay PE Member from obtaining the approvals required under applicable Laws, including, without limitation, any approvals required under applicable Laws for PE Member to lawfully use and occupy the PE Areas for the normal conduct of PE Member’s (and its Affiliates’) business in the ordinary course. Without limiting the provisions of Section 9.02, if PE Member notifies Developer that Developer is not timely removing Developer Violation(s) and that such failure is preventing or delaying PE Member from obtaining the approvals required under applicable Laws, including any approvals required under applicable Laws for PE Member to lawfully use and occupy the PE Areas for the normal conduct of PE Member’s (and its Affiliates’) business in the ordinary course, and if Developer fails within thirty (30) days following delivery of any such notice to commence to remove or cure the Developer Violation and to prosecute such removal or cure with diligence, then PE Member shall have the right (but not the obligation) to remove such Developer Violation or pay the fine imposed in connection therewith, but only to the extent such work can be performed exclusively within the PE Unit or within PE Member’s exclusive Common Elements or exclusive easement areas. In such event, Developer shall reimburse PE Member for the costs of removing such Violation (including payment of any fines) within fifteen (15) days of receiving an invoice therefor from PE Member. Any such costs incurred by PE Member not timely paid by Developer to PE Member shall incur interest at the Default Rate from the date paid by PE Member until the date reimbursed by Developer.
ARTICLE 10

PE MEMBER TOTAL DEVELOPMENT COST; PE MEMBER ADDITIONAL DEVELOPMENT COSTS; DEVELOPER DEFAULT
Section 10.01    PE Member Total Development Cost; PE Member Additional Development Costs.
(j)    PE Member shall be responsible for paying, as and when provided in and subject to the provisions of this Agreement and the Operating Agreement, the PE Member Total Development Cost. The parties agree that the PE Member is paying for the cost of the PE Unit through payment of the PE Member Total Development Cost, and the PE Member Total Development Cost represents the best estimate of the parties of the actual cost to perform the Developer Work, provided, if the actual cost thereof is less than the PE Member Total Development Cost, then as additional compensation to Developer for the performance of its obligations hereunder the PE Member shall pay to Developer the remainder of the PE Member Total Development Cost to Developer in accordance with the terms hereof, and if the actual cost thereof exceeds the PE Member Total Development Cost, then in consideration of PE Member’s agreement to include a portion of the DMA Development Fee as part of the PE Member Total Development Cost, Developer shall pay such excess. The foregoing sentence shall not in any way limit the obligations of the parties to make the payments specified in this Agreement or otherwise modify, increase, limit or affect the rights or obligations of the parties set forth elsewhere in this Agreement. Notwithstanding anything to the contrary set forth herein, all Project Costs consisting of PE Member Additional Development Costs shall be the sole responsibility of PE Member and PE Member shall pay all such PE Member Additional Development Costs as such costs become due and payable pursuant to the provisions of this Agreement; provided, however, for the avoidance of doubt, all costs and expenses of PE’s Architect, PE’s Consultants and any other consultants, engineers or advisors engaged by PE Member in connection with the Project, and all other costs incurred by PE Member in connection with its due diligence review of the Project, the negotiation and execution of this Agreement and the other documents executed in connection herewith or pursuant to the terms hereof, PE Member’s review of the 30 HY Project Documents and any other documentation or agreements relating to the Project or the ERY, and the performance by PE Member of PE Member’s obligations (and exercise by PE Member of PE Member’s rights) hereunder and under the Operating Agreement and any other agreements entered into in connection herewith or pursuant to the terms hereof, and any other costs expressly identified as PE Member Additional Development Costs, shall in each case be paid solely by PE Member and shall not constitute part of the PE Member Total Development Cost. The parties hereby acknowledge and agree that (except for PE Member Additional Development Costs, the PE Member Additional Payment and the costs and expenses incurred by PE Member and referenced in the proviso to the immediately preceding sentence) the PE Member Total Development Cost represents the “all-in,” full and fixed consideration payable by PE Member for (i) the development, construction, financing and delivery of the PE Unit, (ii) Final Completion (and all components thereof), (iii) the operation and administration of the LLC (including all legal, accounting, auditing, reporting and compliance costs) to the extent relating to the construction of the Building and the performance by the Managing Member, R/O Member and the LLC of their obligations under the Operating Agreement (but excluding any costs of complying with any specific requests by PE Member pursuant to the LLC Agreement or any costs arising out of any breach or default by PE Member under the LLC Agreement or any indemnification obligations of PE Member under the LLC Agreement), (iv) the PE Member Fixed Land Cost, (v) any amounts due to the Brokers and (vi) the performance and completion by Developer (and, as applicable, Developer’s Affiliates and/or third-parties) of the Developer Work and Developer’s obligations under this Agreement and the 30 HY Project Documents (in each case whether pursuant to this Agreement or the Operating Agreement, and whether performed prior to or following the PE Unit Closing). Without limiting the foregoing, the PE Member Total Development Cost shall cover and include (without limitation) the Project Costs (or other costs and expenses) to be borne by (or allocated to) PE Member that are referenced in the following sections of the Operating Agreement (except to the extent any such cost is expressly specified to be a PE Member Additional Development Cost under this Agreement): Section 1.01(d), Section 1.10(i), Section 3.04(a) (other than Unit Carry Costs that are the responsibility of PE Member hereunder), Section 3.04(b) (other than Unit Carry Costs that are the responsibility of PE Member hereunder), Section 3.05(b), Section 4.01(a), Section 5.05(b), Section 6.02(a), Section 6.02(c), Section 6.03(a)-(g), Section 6.03(i), Section 6.04, Section 7.08, Section 11.01 and Section 11.03 (except to the extent PE Member would have liability with respect thereto pursuant to Section 17.02 hereof), and/or Section 11.05.
(k)    The following costs shall constitute “PE Member Additional Development Costs” (which shall not be included in the PE Member Total Development Cost), and, in addition to paying the PE Member Total Development Cost as provided in this Agreement, PE Member shall be solely responsible for paying all such PE Member Additional Development Costs as the same becomes due and payable pursuant to the provisions of this Agreement:
(i)    all Transfer Taxes payable in connection with (x) the transactions contemplated under the Assignment Agreement (including the assignment to PE Member of an interest in the LLC and admission of PE Member as a member of the LLC) and (y) the PE Unit Closing (if any);
(ii)    all Total PE Change Costs with respect to all PE Change Orders, provided, that in no event shall the Total PE Change Cost for any PE Change Order included in this calculation exceed the Maximum PE Change Cost for such PE Change Order;
(iii)    any actual increase in Project Costs caused by any PE Work Delay;
(iv)    any actual costs arising from implementation of a Proposed PE Delay Mitigation Plan that PE Member elects to pursue in accordance with the provisions of Section 6.02(b);
(v)    any amounts payable by PE Member in respect of the Construction Loan interest pursuant to Section 6.03(b)(iii) above;
(vi)    any amounts payable by PE Member for use of freight elevators and construction hoists pursuant to Section 8.03;
(vii)    all costs of design and construction of, and other costs relating to, the PE Finish Work, and all payments to be made by PE Member pursuant to the Developer Finish Work Agreement;
(viii)    any amounts payable by PE Member to Developer pursuant to Section 8.06 in respect of Violations arising from PE Finish Work;
(ix)    any Unit Carry Costs payable by PE Member pursuant to Section 12.02 below;
(x)    the PE Member Fixed MTA Deed Payment;
(xi)    any costs that are the responsibility of PE Member pursuant to Section 12.01(b)(iv);
(xii)    any costs of bringing or resolving a Dispute allocated to PE Member by the Arbiter or Work Dispute Arbiter pursuant to Section 14.01;
(xiii)    any amounts payable by PE Member in respect of its indemnification obligations under Sections 17.02 and 19.16;
(xiv)    any amounts payable by PE Member pursuant to Section 19.18; and
(xv)    any other costs expressly provided in this Agreement as being PE Member Additional Development Costs or being the responsibility of PE Member.
(l)    Developer may include any PE Member Additional Development Costs in a Draw Request delivered to PE Member in accordance with Section 4.02 and PE Member shall pay such PE Member Additional Development Costs as and when provided under Section 4.02.
(m)    Any disputes between Developer and PE Member as to whether any costs constitute PE Member Additional Development Costs shall be resolved by Arbitration as provided in Article 14.
Section 10.02    Developer Default.
(d)    Subject to Section 10.02(b), Developer shall be liable for all Professional Standard Default Liabilities, but only to the extent that such Professional Standard Default Liabilities exceed $250,000 in the aggregate (the “Floor”), and provided that Developer shall not be liable for any such Professional Standard Default Liabilities in excess of $1,500,000 in the aggregate (for all Professional Standard Default Liabilities) (the “Cap”). For all purposes under this Agreement and the Operating Agreement, if Developer, R/O Member, Destination Retail JV, Destination Retail Tenant, or the LLC receives any recoveries from insurance, consultants, contractors or other third parties with respect to any Professional Standard Default Claim, then any Professional Standard Default Liabilities that would otherwise have arisen from any such Professional Standard Default Claim shall be excluded to the extent of such recoveries in determining whether the Professional Standard Default Liabilities caused the Floor to be exceeded or the Cap to be reached. Except as expressly provided in this Section 10.02(a) (and subject in all cases to Section 10.02(b)), PE Member’s sole remedy with respect to any Developer Default (other than a Developer Misconduct Default) shall be to seek specific performance of the obligations of Developer under this Agreement and PE Member shall not be entitled to pursue or recover monetary damages from Developer on account of any Developer Default (other than a Developer Misconduct Default).
(e)    Notwithstanding the foregoing provisions of Section 10.02(a) or anything contained in this Agreement to the contrary:
(i)    Upon the occurrence of any breach or default by Developer of its obligations under this Agreement (including, without limitation, any Developer Default), PE Member shall have the right, without prejudice to any other rights and remedies otherwise available to PE Member under this Agreement, (x) to obtain equitable relief by way of injunction or (y) to compel specific performance by Developer of its obligations hereunder (without the need to prove or demonstrate damages).
(ii)    Without limiting (and in addition to) the available remedies in Section 10.02(b)(i), in the case of any Developer Misconduct Default PE Member shall be entitled to pursue and recover Losses from Developer (for the avoidance of doubt, without regard to the provisions of Section 10.02(a)).
(iii)    If Developer challenges or contests the availability or appropriateness of equitable relief or specific performance as the remedy for any Developer Default hereunder (whether such Developer Default constitutes a Professional Standard Default, Developer Misconduct Default or otherwise), then PE Member shall be entitled to pursue and recover all Losses arising from such Developer Default without regard to the provisions of Section 10.02(a)).
(iv)    PE Member’s sole remedy with respect to any delay in the performance of Developer’s obligations under this Agreement relating to the design, construction, development, or completion of the Tower Building or the Developer Work shall be limited to (A) the right to require Developer to pay Holdover Costs and other amounts payable to PE Member by Developer as expressly set forth in Section 6.03 and (B) PE Member’s rights under Section 11.04 (and nothing contained in Section 10.02(a) shall limit Developer’s obligation to reimburse or pay any amount set forth in Section 6.03 or Section 11.04 or the right of PE Member to pursue a monetary claim in connection therewith).
(v)    Nothing contained in Section 10.02(a) shall limit Developer’s obligation to reimburse or pay any amounts otherwise specifically required to be paid or reimbursed by Developer under this Agreement (or the right of PE Member to pursue a monetary claim in connection therewith), including obligations to refund any overpayments by PE Member hereunder or obligations to reimburse PE Member with respect to the exercise of any self-help rights contained herein, Developer’s liability for Claims under Section 17.02(b) or Developer’s indemnification obligations under Section 4.05.
(vi)    Nothing contained in Section 10.02(a) shall be deemed to modify the conditions to the Severance Date Transactions, Substantial Completion, Final Completion or the PE Unit Closing.
(vii)    Nothing contained in Section 10.02(a) shall limit PE Member’s rights against trade contractors (including Affiliates of Developer) under any Contractor Warranty, rights of recovery under any applicable insurance policies, or any other rights of recovery against any other indemnitors.
(viii)    Except as expressly set forth in Section 6.03(b), no party shall be entitled to recover special, punitive or consequential damages, including loss of profits or business opportunity, arising under or in connection with this Agreement or any default by any other party hereunder.
(ix)    For the avoidance of doubt, nothing contained in Section 10.02(a) shall limit PE Member’s rights against any Unit Owner for indemnification in connection with such Unit Owner’s Finish Work, as set forth in the Operating Agreement or the Co-Construction Agreement.
(f)    PE Member shall use Best Efforts to notify Developer of any Developer Default within no more than thirty (30) days following the date on which PE Member has knowledge of such Developer Default. In addition, at the PE Unit Closing, PE Member shall notify Developer whether it has actual knowledge of any Developer Default(s) as of such date. PE Member shall recognize any cure of a Developer Default(s), whether performed by Developer, the LLC, Destination Retail Tenant, R/O Member, the Related/Oxford Guarantor or the Construction Lender; provided, that such recognition shall not entitle Developer, the LLC, Destination Retail Tenant, R/O Member, the Related/Oxford Guarantor or Construction Lender to any notice or additional cure period with respect to any Developer Default. As used in this Agreement, the term “PE Member knows of” or “PE Member has knowledge of” any Developer Default shall mean solely the actual knowledge of Ralph Rosenberg or Peggy Shaughnessy, and any senior level project manager(s) responsible for the Project as shall be designated in writing (for the specific purpose of having “actual knowledge”, as provided in this Section 10.02(c)) by PE Member from time to time.
(g)    Without limiting the foregoing, upon the removal of R/O Member as the managing member of the LLC as a result of any Management Change Event (as defined in the Operating Agreement), PE Member shall have the right, without prejudice to any other rights and remedies otherwise available to PE Member, to terminate this Agreement and Developer’s rights under this Agreement upon delivery of a termination notice to Developer and, in its capacity as a Non-Affiliated Member (as defined in the Operating Agreement) and subject to the provisions of the Operating Agreement (including, without limitation, Section 5.04 thereof) to appoint or engage, or cause the LLC or Tower A Tenant to appoint or engage, an Approved Replacement Developer for the Project in accordance with the terms of the Operating Agreement and the Co-Construction Agreement; provided, that PE Member obtains all required consents required under, and otherwise subject to compliance with the applicable terms of, the Operating Agreement, Construction Loan Documents (or waiver thereof by the Construction Lender), Co-Construction Agreement and the MTA Project Documents (or the waiver thereof by the applicable counterparties) with respect to such termination and/or appointment of an Approved Replacement Developer. For the avoidance of doubt, PE Member shall not have the right to remove Developer as the developer for the Project or remove R/O Member as the managing member of the LLC or otherwise prevent Developer or R/O Member, as the case may be, from exercising their rights as developer of the Project or as managing member of the LLC, or terminate this Agreement, except for (a) in PE Member’s capacity as a Non-Affiliated Member (as defined in the Operating Agreement), the right to remove R/O Member as the managing member of the LLC, remove Developer as the developer for the Project and/or appoint an Approved Replacement Developer upon the occurrence of a Management Change Event (as defined in the Operating Agreement) and otherwise pursuant to and accordance with the provisions of the Operating Agreement (including, without limitation, Section 5.04 thereof) and (b) the right to terminate this Agreement pursuant to this Section 10.02(d). For purposes of this Agreement and as contemplated by Section 5.04(a)(ii) of the Operating Agreement, “Management Change Event” means a Developer Misconduct Default provided that, in the event of any dispute with respect thereto, it shall have been determined by (I) Arbitration whenever required or permitted hereunder that a Developer Misconduct Default occurred (or, in the event such Arbitration is challenged in court, determined by a court in accordance with clause (II) below), or (II) a court of competent jurisdiction (which determination has become final and non-appealable) that a Developer Misconduct Default occurred.
(h)    The failure or delay by PE Member in exercising any right, power or privilege shall not operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise.
(i)    The provisions of this Section 10.02 shall survive the PE Unit Closing and the termination of this Agreement.
ARTICLE 11

SEVERANCE DATE CLOSING; PE DEPOSIT; RESCISSION
Section 11.01    Severance Date Transactions.
(j)    Each of the following shall be conditions precedent to the effectuation of Severance and the obligations of PE Member to enter into the Severance Date Transactions, in addition to the conditions set forth in Sections 1.10 and 1.11 of the Operating Agreement:
(xvi)    the MTA and Destination Retail Tenant shall have entered into and delivered the Destination Retail Lease and a memorandum of the Destination Retail Lease shall have been submitted for recording and all conditions precedent to the commencement of the Developer Work and Required Destination Retail Building Work set forth in the Tower A Lease and/or the Destination Retail Lease shall have been satisfied or waived by the MTA in writing;
(xvii)    PE Member shall have been provided with evidence reasonably acceptable to PE Member that there are sufficient funds available from the construction financing and/or creditworthy direct and indirect owners of one or more of the Other Members in order to pay for all Project Costs necessary to substantially complete the Building in accordance with this Agreement, the MTA Project Documents, and the Operating Agreement and to cause the MTA to convey fee title to the PE Unit to PE Member;
(xviii)    the Construction Loan with respect to the Tower Building shall have closed and PE Member shall have approved the Construction Loan Documents in writing;
(xix)    the DRB Construction Loan shall have closed;
(xx)    (A) if the Initial Condominium Documents reflect any modification or change from the Preliminary Submitted Condominium Documents which modification or change would, pursuant to the terms of the Preliminary Submitted Condominium Documents, have required the approval of PE Member, TW Member and/or any Other Member if such party were a Unit Owner thereunder as of the date of such modification or change and the Unit owned by such party constituted a Unit thereunder as of the date of such modification or change, then PE Member, TW Member and/or any such Other Member, as applicable, shall have approved in writing (not to be unreasonably withheld) such modification or change to the Preliminary Submitted Condominium Documents; (B) if the Initial Condominium Documents include any schedules and/or exhibits that were not included in the Preliminary Submitted Condominium Documents, PE Member shall have approved in writing (not to be unreasonably withheld) such schedules and/or exhibits (and any provisions of the declaration and/or by-laws reasonably related to such schedules and/or exhibits); and (C) the Initial Condominium Documents shall have been executed and recorded in accordance with the provisions of the Operating Agreement and this Agreement, which Initial Condominium Documents shall expressly acknowledge the obligations of the parties under the Co-Construction Agreement;
(xxi)    PE Member shall have approved in writing (not to be unreasonably withheld), (x) the form and substance of the Co-Construction Agreement and (y) the form and substance of any other document requiring the approval of (or that must be “reasonably satisfactory” to) the Members pursuant to Section 1.10 of the Operating Agreement, and Tower A Tenant and Destination Retail Tenant shall have executed and delivered the Co-Construction Agreement;
(xxii)    Related/Oxford Guarantor shall have executed the Building Completion Guaranty and delivered the same to PE Member;
(xxiii)    Developer shall have obtained all building permits and other municipal permits, authorizations, consents, approvals and licenses necessary to commence the Developer Work;
(xxiv)    Developer shall have executed all construction agreements necessary to commence vertical construction of the Developer Work;
(xxv)    PE Member and Developer shall have agreed on a schedule for payment of the PE Member Remaining Equity Payments following the Severance Date which sets forth the amount of each such payment (which shall equal in the aggregate the PE Member Equity Remaining Equity Amount) and time at which PE Member shall fund such payment to the LLC (such schedule, the “PE Member Remaining Equity Payments Schedule”), which PE Member Remaining Equity Payments Schedule shall be based on the PE Member Preliminary Equity Payments Schedule as updated in order to account for the Actual PE Unit SF and the actual amount of the PE Member Severance Date Payment;
(xxvi)    Office Member and PE Member have executed and delivered the Assignment Agreement;
(xxvii)    PE Member, R/O Member, the Office Member, TW Member and Observation Deck Member have executed and delivered the LLC Amendment, and PE Member shall have approved any other changes to the Operating Agreement effectuated following the date of this Agreement;
(xxviii)    Gen-Par and PE Member have executed and delivered the Ancillary Rights Agreement;
(xxix)    Destination Retail Tenant and PE Member have executed and delivered the Retail Services Agreement;
(xxx)    Developer shall, or shall cause its Affiliate that is the owner of the applicable parcels to, (a) execute and deliver to PE Member a 50 HY Restrictive Covenant with respect to the parcels designated as Block 705, Lots 29, 32, 39 and 50, along with any other parcel of real property within the 50 HY Block over which Developer or its Affiliate acquires ownership after the date hereof but prior to the Severance Date, and shall cause the same to be recorded against such parcels in the appropriate local land records and (b) cause any third party who may become the owner of any such parcel pursuant to a recorded instrument (including, without limitation, any mortgage or lease with an option to purchase) (any such instrument, a “50 HY Mortgage”) in effect as of the Severance Date to execute and record an instrument in the form of Exhibit J attached hereto (the “50 HY Mortgage Subordination”) subordinating its rights under such 50 HY Mortgage to the applicable 50 HY Restrictive Covenant;
(xxxi)    Related Guarantor and PE Guarantors have executed and delivered the Non-Compete Agreement;
(xxxii)    the certificate of formation of the LLC has been amended (in a manner reasonably satisfactory to PE Member) to include the notice of limitation on liabilities of a series in accordance with DLLCA § 18-215(b);
(xxxiii)    Developer has confirmed that the “put right” of TW Member under the Platform Funding Agreement has lapsed and is no longer exercisable by TW Member;
(xxxiv)    the Condominium Board has entered into the Standby Power Agreement;
(xxxv)    Gen-Par shall (or shall cause its applicable Affiliate(s) to) execute and deliver in favor of PE Member the Ob Deck Pref Pledge, and shall provide to PE Member a fully executed copy of the Ob Deck Member LLC Agreement; and
(xxxvi)    Construction Lender and PE Member have executed and delivered the PE Unit Lender Agreement.
(k)    Provided that the conditions to Severance set forth in Section 11.01(a) above and in Sections 1.10 and 1.11 of the Operating Agreement have been satisfied (or waived by PE Member), Developer and the LLC shall be permitted to effectuate the Severance Date Transactions on the Severance Date and PE Member shall be obligated to perform the obligations of PE Member set forth below in this Section 11.01(b) concurrent with the consummation of the Severance Date Transactions. The following provisions shall apply to PE Member with respect to the Severance Date Transactions, in addition to the terms and conditions set forth in Section 1.10 and Section 1.11 of the Operating Agreement, and any actions or documents described below shall be taken or delivered, as the case may be, on the date that Severance occurs:
(i)    PE Member shall execute and deliver (a) the Assignment Agreement, (b) the LLC Amendment and (c) the PE Unit Lender Agreement.
(ii)    PE Member shall contribute the PE Member Severance Date Payment to the LLC;
(iii)    PE Member shall pay any Transfer Taxes payable in connection with the transactions effectuated under the Assignment Agreement and shall file any returns required in connection therewith; and
(iv)    PE Member shall execute and deliver an instrument confirming its approval in writing of any documents, other than those described above, as to which its written approval is required hereunder or under the Operating Agreement as of the occurrence of Severance and consummation of the Severance Date Transactions.
(l)    Notwithstanding anything to the contrary herein, PE Member’s sole remedy in respect of any breach of this Agreement by Developer prior to Severance or any failure of the conditions precedent to PE Member’s obligation to enter into the Severance Date Transactions to be satisfied by the Outside Severance Date shall be to receive the return of the PE Deposit LOC in accordance with the provisions of Section 11.03. Notwithstanding anything to the contrary herein, except as set forth in Section 6.03(b), no party shall be entitled to recover special, punitive or consequential damages, including loss of profits or business opportunity, arising under or in connection with this Agreement or any default by any other party hereunder.
(m)    PE Member acknowledges and agrees that the Condominium Board will be entering into the Standby Power Agreement providing for the purchase of backup power (and payment for reservation therefore) by each of the Tower Units, including the PE Unit.
(n)    PE Member acknowledges and agrees that Developer’s rights under this Agreement and the PE Developer Guaranty shall be collaterally assigned to Construction Lender as additional security for the obligations of Tower A Tenant under the Construction Loan Documents.
Section 11.02    Disclosures. Developer shall advise all Other Members on or before the Severance Date of the conditions to the Severance Date Transactions set forth in Section 11.01(a), and Developer shall disclose to PE Member the conditions to the Severance Date Transactions set forth in all Other Members’ development agreements (other than provisions relating to economic obligations of such Other Members) promptly after the execution of such development agreement or any amendment thereof.
Section 11.03    PE Deposit.
(a)    Simultaneously with (or within seventy-two (72) hours following) the execution and delivery of this Agreement, PE Member has delivered (or will deliver) to Developer a Letter of Credit in the amount of Twenty Five Million Dollars ($25,000,000) (the “PE Deposit LOC”). In the event that Severance has not occurred by June 30, 2016 (the “Outside Severance Date”), for any reason (other than a breach by PE Member of its obligation to close the Severance Date Transactions despite satisfaction of the conditions to Severance set forth in Section 11.01(a) and in Sections 1.10 and 1.11 of the Operating Agreement), then PE Member shall have the right, by delivering written notice to Developer within thirty (30) days of the Outside Severance Date (time of the essence), to receive the return of the PE Deposit LOC, in which event this Agreement shall automatically terminate and be of no further force or effect except for those provisions of this Agreement which expressly survive such termination. Notwithstanding anything to the contrary in this Agreement, PE Member’s sole remedy in respect of any breach of this Agreement by Developer prior to Severance or any failure of Severance to occur on or prior to the Outside Severance Date shall be to receive the return of the PE Deposit LOC in accordance with the provisions of this Section 11.03(a).
(b)    PE Member shall cause the PE Deposit LOC to be extended from time to time such that at least forty-five (45) days remain until its expiry date. If at any time less than forty-five (45) days remain until the expiration of the PE Deposit LOC, then Developer may draw upon the PE Deposit LOC and hold such amounts as an advance on PE Member’s obligations under this Agreement.
(c)    Upon the consummation of the Severance Date Transactions on the Severance Date, Developer shall return the PE Deposit LOC to the PE Member for cancellation.
(d)    If PE Member fails to close the Severance Date Transactions and perform its obligations at Severance as and when required pursuant to the provisions hereof and the Operating Agreement, despite the satisfaction of all conditions precedent to its obligation to do so as set forth herein and in the Operating Agreement, then PE Member shall be in default under this Agreement and Developer shall have the right to draw the full amount of the PE Deposit LOC and retain such amounts (including any amounts previously drawn by Developer on the PE Deposit LOC and being held by Developer in accordance with Section 11.03(b) above) as liquidated damages, in which event this Agreement shall terminate and the parties shall have no further obligations hereunder except those which by the express terms of this Agreement survive termination.
(e)    Related/Oxford Guarantor has executed the Joinder to this Agreement for the purposes of guaranteeing Developer’s obligation to return the PE Deposit LOC to PE Member as and when required pursuant to this Section 11.03.
Section 11.04    Rescission Right.
(a)    If (x) Developer fails to deliver both Delivery Blocks to PE Member in Delivery Condition on or prior to the Rescission Open Date and (y) Substantial Completion has not occurred on or prior to the Rescission Open Date, then at any time following the Rescission Open Date and prior to the date on which both Delivery Blocks are delivered to PE Member in Delivery Condition and Substantial Completion has occurred, PE Member may elect (such election, the “Rescission Election”) not to consummate the acquisition of the PE Unit and to receive a refund of all amounts paid by it in respect of the PE Member Total Development Cost and the PE Member Additional Payment by delivering Notice to Developer of its intent to exercise the Rescission Election (such written notice, a “Rescission Election Notice”). If PE Member timely delivers a Rescission Election Notice exercising the Rescission Election, then on the date (the “Rescission Effective Date”) that is thirty (30) days following the delivery of such Rescission Election Notice, Developer shall pay to PE Member an amount (the “Rescission Payment”) equal to the total amount actually previously paid by PE Member or PE Guarantors hereunder or under the Operating Agreement in respect of the PE Member Total Development Cost and the PE Member Additional Payment whereupon this Agreement (and any guarantees delivered by PE Guarantors) shall automatically terminate and be of no further force or effect except for those provisions of this Agreement and any such documents which expressly survive such termination, and PE Member shall withdraw as an Economic Member of the LLC; provided, however, if, following the delivery of a Rescission Election Notice but prior to the Rescission Effective Date, Developer delivers both Delivery Blocks to PE Member in Delivery Condition and Substantial Completion occurs (or would have delivered both Delivery Blocks in Delivery Condition and/or caused Substantial Completion to occur but for PE Delay), then (i) the Rescission Election shall be null and void and this Agreement shall continue in full force and effect, (ii) PE Member shall continue to be obligated to perform its obligations under this Agreement (including, without limitation, payment of the PE Unit Allocated Construction Loan Amount, the PE Member Fixed MTA Deed Payment and, if applicable, the PE Member True-Up Payment, and consummation of the PE Unit Closing in accordance with the terms of this Agreement), (iii) Developer shall not be obligated to pay the Rescission Payment to PE Member and (iv) this Section 11.04 shall be null and void and PE Member shall have no further rights hereunder, and provided, further, as a condition to Developer’s obligation to pay the Rescission Payment to PE Member, PE Member shall execute such documentation evidencing its withdrawal as an Economic Member of the LLC as shall be reasonably required by Developer.
(b)    Related/Oxford Guarantor has executed the Joinder to this Agreement for the purposes of guaranteeing Developer’s obligation to pay the Rescission Payment to PE Member as and when required pursuant to Section 11.04(a).
ARTICLE 12

UNIT CLOSING; PAYMENT OF PE UNIT ALLOCATED CONSTRUCTION LOAN AMOUNT AND PE MEMBER TRUE-UP PAYMENT
Section 12.01    PE Unit Closing.
(a)    Notwithstanding anything herein or in the Operating Agreement to the contrary (but subject to the provisions of Section 11.04), PE Member shall be obligated to consummate the Closing with respect to the PE Unit (the “PE Unit Closing”) upon the satisfaction of the following conditions (the “Unit Closing Conditions”):
(i)    Both Delivery Blocks have been delivered to PE Member in Delivery Condition;
(ii)    Provided that PE Member has paid (or by means of a customary escrow or similar arrangement at the PE Unit Closing will pay) (a) the PE Unit Allocated Construction Loan Amount to Construction Lender, (b) the PE Member True-Up Payment (if any) to the LLC and (c) the PE Member Fixed MTA Deed Payment to (or at the direction of) Developer, Developer has caused the MTA to (x) deliver the Deed (as defined in the Operating Agreement) to the PE Unit to PE Member or, subject to Section 12.01(f), an Affiliate thereof or other designee as designated by the PE Member to acquire fee title to the PE Unit at the PE Unit Closing (any such Affiliate or designee, a “Member Designee”), subject to the Multiple Unit Election (as defined in the Operating Agreement) if exercised by the PE Member in accordance with the provisions of the Operating Agreement, in which event multiple Deeds shall be so delivered to PE Member and/or any such Member Designee, or (y) if PE Member has elected in accordance with Section 12.04 to acquire the leasehold interest in the PE Unit in lieu of a fee interest therein, enter into a Severed Parcel Lease (as defined in the Tower A Lease) with respect to the PE Unit and has caused Tower A Tenant to assign such Severed Parcel Lease to PE Member or a Member Designee;
(iii)    The Condominium Documents shall have been amended to (i) subdivide the PE Unit as a separate unit in the Condominium, and (ii) incorporate the matters set forth in the PE Member Condominium Term Sheet;
(iv)    Substantial Completion has been achieved;
(v)    The conditions to release of the PE Unit under the Construction Loan Documents shall be satisfied or waived by the Construction Lender (it being understood that, except for PE Member’s express obligations under this Agreement, R/O Member shall have the obligation to satisfy such conditions);
(vi)    Provided that, PE Member has paid (or by means of a customary escrow or similar arrangement at the PE Unit Closing will pay) (a) the PE Unit Allocated Construction Loan Amount to Construction Lender, (b) the PE Member True-Up Payment (if any) to the LLC and (c) the PE Member Fixed MTA Deed Payment to (or at the direction of) Developer, Developer shall have caused Construction Lender to execute and deliver to PE Member and/or its Member Designee (and/or any lender for the foregoing) such documents as are necessary or appropriate in order to release the PE Unit from the lien of any mortgages on the PE Unit securing the Construction Loan as of the PE Unit Closing Date;
(vii)    The IDA shall have executed and delivered such documents as it is obligated to execute and deliver pursuant to the IDA Documents in order to sever the IDA Documents from the PE Unit in accordance with the terms and conditions of the IDA Documents such that the PE Unit maintains the existing tax benefits applicable to the PE Unit;
(viii)    On the PE Unit Closing Date, title to the PE Unit is free of Encumbrances other than the Permitted Encumbrances, and, at PE Member’s election and its sole cost and expense, a market standard pro forma ALTA form of title policy (showing no Encumbrances other than the Permitted Encumbrances) to be issued upon payment, naming the PE Member or the Member Designee as the insured thereunder, shall be provided to PE Member by the Title Insurer (the “Title Policy”);
(ix)    Subject to the payment by the PE Member at the PE Unit Closing of all amounts then due and payable by the PE Member as provided in Section 12.01(b) below, the LLC shall have caused Tower A Tenant to subsever the Tower A Lease with respect to the PE Unit in accordance with the terms thereof to exclude the PE Unit as of the PE Closing Date;
(x)    There has occurred no Major Event (as defined in the Operating Agreement);
(xi)    A No Action Letter (as defined in the Operating Agreement) shall have been issued by the NYS Department of Law or any required offering plan shall have been filed and accepted by the NYS Department of Law on or prior to the first Closing with respect to a Unit;
(xii)    The New York City Department of Finance shall have issued a separate tax lot(s) for the distributed Unit;
(xiii)    Either (a) an all-risk casualty insurance policy with standard coverages and endorsements (as specified in the Condominium Documents) covering the Common Elements (to the extent constructed and in existence as of such date) to the extent of the full replacement value (and all other insurance coverage required to be maintained by the Condominium pursuant to the Condominium Documents in effect on the PE Unit Closing Date) thereof shall be obtained and maintained by the Condominium Board and shall be in force, valid and enforceable on the PE Unit Closing Date, or (b) the builders risk policy maintained by the LLC during construction of the Developer Work remains in full force and effect; and
(xiv)    Without limiting the foregoing provisions of this Section 12.01(a), at the PE Unit Closing, the Managing Member shall have caused the LLC to execute and deliver, or as appropriate, caused Developer, Tower A Tenant, ERY Tenant, the LLC and the MTA (as applicable) to execute and deliver, the following:
a    the Transfer Tax Forms (as defined in the Operating Agreement);
b    such title affidavits or indemnities (if any) as the Title Insurer shall reasonably require to cause the Title Policy to be issued;
c    a certificate of non-foreign status pursuant to Section 1445 of the Internal Revenue Code, duly executed and acknowledged by the MTA, in the form attached to the Operating Agreement as Exhibit X;
d    a certificate of good standing of the LLC and all approvals, authorizations, consents or other actions by or filings with any Person (if any) which are required to be obtained or completed by the LLC, Tower A Tenant or ERY Tenant in connection with the execution and delivery of any of the Closing documents; and
e    the Redemption Agreement.
(b)    Subject to PE Member’s rights under Section 11.04 and provided that the Unit Closing Conditions have been satisfied (or waived in writing by PE Member), PE Member shall, upon ten (10) Business Days’ notice from Developer specifying the Closing Date for the PE Unit (the “PE Unit Closing Date”), pay the following amounts and consummate the PE Unit Closing:
(v)    PE Member shall pay to (or at the direction of) Developer the PE Member Fixed MTA Deed Payment.
(vi)    PE Member shall pay the PE Unit Allocated Construction Loan Amount to Construction Lender (to the extent not previously paid).
(vii)    PE Member shall pay the PE Member True-Up Payment (if any) to the LLC (to the extent not previously paid).
(viii)    PE Member shall pay (w) the costs of any Title Policy, (x) all costs and expenses incurred by PE Member or any Member Designee in connection with any financing of the PE Unit obtained by PE Member or any Member Designee, (y) any Transfer Taxes payable in connection with the PE Unit Closing and (z) all legal expenses or other expense incurred by the PE Member in connection with the PE Unit Closing that are not the responsibility of Developer pursuant to an express provision of this Agreement or the Operating Agreement.
(ix)    PE Member shall pay all PE Member Additional Development Costs and any other sums due and payable by PE Member under this Agreement or the Operating Agreement to the extent not paid prior to the PE Unit Closing Date.
For the avoidance of doubt, the amounts required to be paid by PE Member pursuant to this Section 12.01(b) shall constitute the amounts required to be paid by PE Member for purposes of Section 6.03(h)(1) of the Operating Agreement at the PE Unit Closing.
(c)    At the PE Unit Closing, PE Member shall execute and deliver, or cause to be executed and delivered, all such documents and instruments as required of the Withdrawing Member (as defined in the Operating Agreement) pursuant to Section 6.03(h)(ii) of the Operating Agreement.
(d)    On the PE Unit Closing Date, PE Member shall be paid, by wire transfer of immediately available federal funds to such account(s) as PE Member shall designate, to the extent not previously paid, any Holdover Costs or any other sums that are due and payable by the LLC, Developer, R/O Member or their Affiliates to PE Member under this Agreement or the Operating Agreement, together with any interest accrued and unpaid thereon in accordance with the terms of this Agreement or the Operating Agreement.
(e)    Developer shall use (and Developer shall cause the LLC and its Affiliates to use) commercially reasonable efforts to obtain (at PE Member’s cost) such other documents, closing deliveries and/or information (in addition to the documents, closing deliveries and/or information specified in Section 12.01) as PE Member (or a Member Designee) may reasonably request in order to effect the PE Unit Closing (or any financing transaction(s) executed in connection with the PE Unit Closing), provided that PE Member shall not be obligated to pay for the cost of Developer obtaining or delivering any documents, closing deliveries and/or information that Developer or its Affiliate is otherwise obligated to provide (at Developer’s cost) under this Agreement or the Operating Agreement.
(f)    As a condition precedent to PE Member’s ability to designate a Member Designee to take title to the PE Unit at the PE Unit Closing, PE Member shall cause such Member Designee to assume in all of the remaining obligations and liabilities of PE Member under this Agreement as of the PE Unit Closing pursuant to a written instrument reasonably acceptable to Developer.
Section 12.02    Unit Carry Costs. Notwithstanding anything to the contrary set forth herein and without limiting the provisions of Section 12.02 (but subject to PE Member’s rights under Section 11.04), if PE Member fails to consummate the PE Unit Closing despite satisfaction (or waiver in writing by PE Member) of all Unit Closing Conditions, then PE Member shall be deemed to be in default under this Agreement and, in addition to any other remedies available to the LLC, the Members or Developer by reason of such failure, PE Member shall be liable for, and shall pay from time to time upon written demand from Developer, all carry costs attributable to the PE Unit, including, without limitation, all rent and additional rent under the Tower A Lease (including PILOT and real estate taxes), all interest and other costs under the Construction Loan allocable to the PE Unit, and all common charges applicable to the PE Unit under the Condominium Documents (collectively, “Unit Carry Costs”) from the date of such default until the PE Unit Closing occurs, with interest thereon at the Default Rate from the date of such default. For the avoidance of doubt, PE Member shall be obligated to pay Unit Carry Costs pursuant to the preceding sentence regardless of whether Developer is paying Holdover Costs pursuant to Section 6.03 above, and the obligation of PE Member to pay Unit Carry Costs pursuant to the preceding sentence shall be exclusive of PE Member’s obligation, if any, to pay Construction Loan interest allocable to the PE Unit for any Holdover Delay Period in accordance with Section 6.03(b)(ii) above (provided that PE Member shall not be obligated to pay such amount twice). All Unit Carry Costs payable by PE Member pursuant to this Section 12.02 shall constitute PE Member Additional Development Costs.
Section 12.03    Repayment of PE Unit Allocated Construction Loan Amount; Release of PE Unit.
(c)    Upon payment by PE Member of (i) the PE Unit Allocated Construction Loan Amount to Construction Lender, (ii) the PE Member Fixed MTA Deed Payment to (or at the direction of) Developer, and (iii) the PE Member True-Up Payment (if any) to the LLC, Developer shall cause Construction Lender to execute and deliver to PE Member and/or its Member Designee (and/or any lender for the foregoing) such documents as are necessary or appropriate in order to release the PE Unit from the lien of any mortgages on the PE Unit securing the Construction Loan (or, at PE Member’s request, to sever the allocable portion of the mortgage and assign such severed portion to PE Member’s (or its Member Designee’s) lender).
(d)    Developer and PE Member shall cause the PE Unit Closing (or issuance of a severed leasehold interest, if PE Member so elects in accordance with Section 12.04 below) pursuant to Section 6.03 of the Operating Agreement to be consummated simultaneously with the payment by PE Member or its Member Designee, in accordance with the provisions of Section 12.01(b), of (i) the PE Unit Allocated Construction Loan Amount to Construction Lender, (ii) the PE Member Fixed MTA Deed Payment to (or at the direction of) Developer, and (iii) the PE Member True-Up Payment to the LLC.
(e)    If any ERY Completion Condition (as hereinafter defined) has not been satisfied as of the PE Unit Closing Date (any ERY Completion Condition that is not satisfied as of the PE Unit Closing Date, a “Deferred ERY Completion Condition”), then (1) at the PE Unit Closing, Developer shall pay to PE Member an amount equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) for each such Deferred ERY Completion Condition (the aggregate amount (up to Forty Five Million and 00/100 Dollars ($45,000,000)) so required to be paid by Developer to PE Member, the “ERY Holdback Amount”), and (2) upon satisfaction of each Deferred ERY Completion Condition, PE Member shall repay to Developer (to the extent previously paid by Developer to PE Member pursuant to Section 12.03(c)(1)) a portion of the ERY Holdback Amount equal to Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00). The parties agree, for all U.S. federal, state, local and foreign tax purposes, (i) to treat any payment by Developer to PE Member of the ERY Holdback Amount pursuant to clause (1) of the immediately preceding sentence as a rebate of the purchase price of the PE Unit and (ii) to treat any payment by PE Member to Developer of the ERY Holdback Amount pursuant to clause (2) of the immediately preceding sentence as a deferred payment of the purchase price of the PE Unit (except for amounts properly characterized as payments of interest under U.S. federal income tax principles). As used herein, each of the following items (i) through (vi) is individually referred to herein as an “ERY Completion Condition”:
(i)    a Core & Shell TCO (or temporary certificate of occupancy for first tenant occupancy) has been obtained for the building in the ERY commonly known as 10 Hudson Yards;
(ii)    a Core & Shell TCO (or temporary certificate of occupancy for first tenant occupancy) has been obtained for the building in the ERY commonly known as 15 Hudson Yards (excluding the “Culture Shed”);
(iii)    construction has commenced on the building in the ERY commonly known as 35 Hudson Yards and the structure thereon is at least 20 construction floors high;
(iv)    a Core & Shell TCO (or temporary certificate of occupancy for first tenant occupancy) has been obtained for the building in the ERY commonly known as 55 Hudson Yards;
(v)    the core and shell of the Destination Retail Building has been completed, a Core & Shell TCO (or temporary certificate of occupancy for first tenant occupancy) has been obtained for the Destination Retail Building, and the Destination Retail Building is open to the public; and
(vi)    the open space in the ERY between 30th street and 33rd street (including plaza, roads and landscaping) has been completed and is open to the public.
Developer’s obligation (if any) to pay the ERY Holdback Amount to PE Member at the PE Unit Closing shall be guaranteed by Related/Oxford Guarantor at Severance pursuant to the Building Completion Guaranty. In addition, at Severance, Gen-Par shall (or shall cause its applicable Affiliates holding such interest to) execute and deliver a pledge agreement to PE Member, in form and substance reasonably acceptable to PE Member (which senior preferred equity interest shall be subordinate to any bona fide third party debt financing and, for the avoidance of doubt, shall rank senior in priority to any equity interests or any obligations or liabilities due or payable to Gen-Par or its Affiliates) (the “Ob Deck Pref Pledge”), pledging in favor of PE Member, as additional security for Developer’s obligation to pay the ERY Holdback Amount in accordance with the provisions of this Section 12.03(c), a senior preferred equity interest in Observation Deck Member (the “Ob Deck Pref Interest”). The Ob Deck Pref Interest shall be evidenced by an amended and restated limited liability company agreement for Observation Deck Member entered into as of Severance in form and substance reasonably acceptable to PE Member (the “Ob Deck Member LLC Agreement”).
(f)    At Severance, PE Guarantors shall guaranty, pursuant to the PE Guaranty, (A) PE Member’s obligation to pay the PE Unit Allocated Construction Loan Amount as and when required in accordance with the provisions of Section 12.01(b), (B) PE Member’s obligation to pay the PE Member True-Up Payment to the LLC if, as and when required in accordance with the provisions of Section 12.01(b) and (C) PE Member’s obligation to pay the PE Member Fixed MTA Deed Payment as and when required in accordance with the provisions of Section 12.01(b).
Section 12.04    Issuance of Severed Leasehold Interest for PE Unit. Notwithstanding anything to the contrary set forth herein or in the Operating Agreement, but subject to the ability of Developer to obtain the agreement of the MTA to effectuate the same, PE Member shall have the right, by delivering Notice to Developer no less than six (6) months prior to the date set forth in Section 6.03(d) of the Operating Agreement for the PE Unit Closing, to elect to acquire a leasehold interest to the PE Unit (and not the fee interest to the PE Unit) at the PE Unit Closing. If PE Member makes such election, then Developer and R/O Member shall cause the MTA to enter into a Severed Parcel Lease (as defined in the Tower A Lease) with respect to the PE Unit and shall cause Tower A Tenant to assign such Severed Parcel Lease to PE Member at the PE Unit Closing in lieu of the delivery by the MTA of the Deed to the PE Unit.
ARTICLE 13

DC PUNCH LIST WORK;
DELIVERIES AND PAYMENTS TO BE MADE FOLLOWING THE
CLOSING; FINAL ACCOUNTING
Section 13.01    Completion of DC Punch List Work.
(f)    Developer shall cause to be completed the DC Punch List Work in accordance with the Plans and all applicable Laws, and with due diligence and, in any event, by the DC Punch List Work Completion Date, subject to Force Majeure, PE Delay and PE Punch List Delay. If PE Member fails to comply with its obligations under this Agreement or the Operating Agreement in connection with the performance of PE Finish Work and such failure results in an actual delay in the completion of DC Punch List Work by the applicable DC Punch List Work Completion Date, then such failure shall constitute a “PE Punch List Delay.”
(g)    If Developer fails to commence (or cause to be commenced) the DC Punch List Work promptly following agreement on the DC Punch List or if Developer does not thereafter diligently progress and complete (or cause the progression and completion of) such DC Punch List Work by the applicable DC Punch List Work Completion Date (subject to extension for Force Majeure, PE Delay and PE Punch List Delay), and if PE Member notifies Developer that the applicable contractors have not commenced and/or are not proceeding with due diligence and within the agreed-upon time periods to complete such DC Punch List Work (subject to extension for Force Majeure, PE Delay and PE Punch List Delay) and of PE Member’s intention to perform the DC Punch List Work, then within fifteen (15) Business Days thereafter, if the DC Punch List Work is not completed or being diligently prosecuted to completion by Developer (subject to extension for Force Majeure, PE Delay and PE Punch List Delay) (and provided, such Punch List Work is in the PE Areas), PE Member shall have the right (but not the obligation) to undertake the DC Punch List Work; provided that Developer shall reimburse, or cause R/O Member to reimburse, within ten (10) days after PE Member’s demand therefor, PE Member for any actual, out-of-pocket costs incurred by PE Member in connection with PE Member’s performance (as opposed to Developer’s performance) of such DC Punch List Work. Any such costs incurred by PE Member and not timely paid by Developer to PE Member shall incur interest at the Default Rate from the date paid by PE Member until the date PE Member is reimbursed therefor by Developer or R/O Member.
Section 13.02    Payment of the Cost of Post-Distribution Work Properly Allocable to the PE Unit.
(g)    Following the PE Unit Closing, (x) PE Member shall continue to make payments for any PE Member Additional Development Costs payable thereafter, and (y) Developer will continue to make payments for all amounts for which Developer is responsible pursuant to Section 10.01(a).
(h)    As more fully provided elsewhere in this Agreement, Developer shall simultaneously copy (or shall cause the Executive Construction Manager to simultaneously copy) PE Member on all Draw Requests (including all back-up documentation) and submissions made to the Construction Lender, including for work performed following the PE Unit Closing. Following the PE Unit Closing, each such copy to PE Member shall be accompanied by a title continuation search with respect to the PE Unit.
Section 13.03    Final Accounting at Final Completion; Final Payments. Promptly following Final Completion, Developer shall prepare and deliver to PE Member a final statement of all the PE Member Additional Development Costs, including a detailed statement of any costs incurred since the last Draw Request through the date of Final Completion. PE Member shall have the right within two (2) years following delivery of such final statement, to audit such final statement and all the books and records of the Project for the purposes of (i) verifying or confirming any matters set forth in such final statement which relate to any PE Member Additional Development Costs, (ii) reconciling PE Member Additional Development Costs and/or (iii) determining whether any costs were mistakenly or improperly allocated to PE Member as PE Member Additional Development Costs during the course of the Project. PE Member and Developer shall endeavor to resolve promptly any issues arising out of such examination. If the parties are unable to resolve such matters promptly, either PE Member or Developer may submit any dispute for resolution to Arbitration under the provisions of Article 14. If this final accounting shall establish that the amounts paid by or on behalf of PE Member exceed the final PE Member Additional Development Costs determined as provided in this Agreement, then, within thirty (30) days after the completion of said final accounting, Developer shall cause R/O Member or the applicable Other Member to pay (through the LLC) to PE Member the amount of such excess together with interest thereon at the Interest Rate, from the date paid by PE Member until reimbursed by R/O Member or such applicable Other Member. If the final accounting shall establish that the final PE Member Additional Development Costs exceed amounts paid by PE Member to date, then, within thirty (30) days after the completion of said final accounting, PE Member shall pay to the LLC (for distribution to the applicable Other Members) the amount of such deficiency together with interest thereon at the Interest Rate, from the date paid by such applicable Other Members until reimbursed by PE Member.
Section 13.04    Developer’s Obligation to Discharge Liens and Remove Violations After the Closing. Developer shall cause to be bonded or removed any liens or other Encumbrances (other than Permitted Encumbrances) filed or recorded against the PE Unit after the PE Unit Closing by any Person performing Developer Work or by any Person asserting a claim against Developer, Tower A Tenant, Destination Retail Tenant, Destination Retail JV or the LLC with respect thereto, in each case within thirty (30) days after the filing thereof, provided, that if Developer fails to cause to be bonded or removed any such liens or other Encumbrances within such thirty (30) day period, PE Member shall have the right (but not the obligation) to remove any such lien or Encumbrance, in which event Developer shall reimburse PE Member for the costs thereof within ten (10) days of receiving an invoice therefor from PE Member. Any such costs incurred by PE Member and not timely paid by Developer to PE Member shall incur interest at the Default Rate from the date paid by PE Member until the date PE Member is reimbursed therefor by Developer. In addition, Developer shall proceed with due diligence to cause to be removed all Developer Violations which are noticed or filed against the Building after the PE Unit Closing.
Section 13.05    Survival. The provisions of this Article 13 shall survive the PE Unit Closing and the termination of this Agreement.
ARTICLE 14

DISPUTE RESOLUTION
Section 14.01    Dispute Resolution.
(i)    If a dispute arises that the parties are unable to resolve and for which this Agreement provides resolution by Arbitration or pursuant to the provisions of this Article 14, then, in any such case, PE Member or Developer shall present the dispute to a single arbiter from among the arbiters identified in Exhibit G attached hereto (each, an “Arbiter”), who are listed in the order of priority (i.e., the second individual serves only if the first is not available and the third individual serves only if the first and second are not available) and who will resolve the dispute as provided in this Article 14; provided, that if this Agreement provides that a dispute is to be resolved by a Work Dispute Arbiter, then PE Member or Developer shall present the dispute to the arbiters identified in Exhibit H attached hereto (each, a “Work Dispute Arbiter”), who are listed in the order of priority (i.e., the second individual serves only if the first is not available and the third individual serves only if the first and second are not available) and who will resolve the dispute as provided in this Article 14. If one from among the panel of Arbiters (or Work Dispute Arbiters) resigns or becomes unable to serve hereunder, a successor individual shall be selected by the parties hereto. Except during the pendency of an arbitration proceeding pursuant to the procedures contained herein, either party may, by written notice to the other, disqualify any of the Arbiters or Work Dispute Arbiters for reasonable cause and propose additional arbitrators to be Arbiters or Work Dispute Arbiters to be agreed upon by the parties hereto.
(j)    A party (“Disputing Party”) may submit a request for resolution of a dispute (a “Dispute”) pursuant to the provisions of this Agreement by giving notice (a “Dispute Notice”) of the Dispute to the other party to the Dispute (the “Other Disputing Party”) and to the Arbiter (or Work Dispute Arbiter), which Dispute Notice shall identify the provision of the Agreement at issue and shall specify in reasonable detail: (i) the nature of the dispute and the interpretation or decision requested; (ii) the party’s proposal to resolve the dispute; and (iii) a written explanation of its position, together with any materials that it deems relevant for such purpose.
(k)    Within five (5) Business Days after receiving the Dispute Notice, the Other Disputing Party to the Dispute shall have the right to deliver to the Arbiter (or Work Dispute Arbiter), with a copy to the Disputing Party, its written statement setting forth (i) its position in reasonable detail with respect to the matters in Dispute, (ii) its proposal to resolve the dispute, and (iii) a written explanation of its position, together with any materials that it deems relevant for such purpose. The Arbiter (or Work Dispute Arbiter) shall coordinate among the Disputing Party and the Other Disputing Party in order to arrange for a time or time(s) to meet and present positions within the time deadlines as provided below. The Disputing Party and the Other Disputing Party shall each make themselves available during such time deadlines and if no mutually convenient time is agreed upon, each party shall be available during business hours on the last Business Day of such time deadline.
(l)    The Disputing Party and Other Disputing Party shall each be entitled to present additional evidence and arguments to the Arbiter (or Work Dispute Arbiter) (in addition to the initial written statements described above) in accordance with procedures, if any, determined by the Arbiter (or Work Dispute Arbiter), which procedures shall be implemented by the Arbiter (or Work Dispute Arbiter) so as to cause the time deadlines set forth below to be met. All evidence and arguments must be presented to the Arbiter (or Work Dispute Arbiter) within five (5) Business Days after the expiration of the five (5) Business Day period described in Section 14.01(c). The Arbiter (or Work Dispute Arbiter) shall in all events render its decision by the later of (i) ten (10) Business Days after delivery of the second initial statements of the Other Disputing Party pursuant to Section 14.01(c) or (y) seven (7) Business Days after all evidence and arguments have been presented under this Section 14.01(d). The Arbiter (or Work Dispute Arbiter) shall issue a single written decision stating, in reasonable detail, the basis for its decision. The Arbiter (or Work Dispute Arbiter) shall allocate the costs of the Dispute (including, without limitation, the costs of the Arbitration, any expert witnesses and reasonable attorney’s fees) between the Disputing Parties as it deems appropriate and shall set forth such cost allocation in its decision. The Arbiter (and Work Dispute Arbiter) shall not vary the terms of this Agreement, and any decision shall be subject to the limitations on liability and remedies set forth in this Agreement, including Section 10.02, and the Operating Agreement. The decision of the Arbiter (or Work Dispute Arbiter) need not accept, in its entirety, the position(s), or the specific cost allocations, advanced by either Disputing Party. The Arbiter’s (or Work Dispute Arbiter’s) decision shall be conclusive and binding on all Parties to the Dispute and shall be confirmable in a court of competent jurisdiction.
(m)    Developer shall not stop the design or construction of the Building during the pendency of any dispute, but shall not proceed with any aspects of the work at issue in the dispute if any work performed might have to be changed depending on the resolution of the Arbitration. The initiation or pendency of any Arbitration shall not give any Member the right to withhold or delay payment of any Draw Request or other sum due hereunder, provided that the making of such payment shall not prejudice PE Member’s right to pursue the dispute in question.
(n)    Proceedings before or involving dispute resolution under this Article in and of themselves shall not constitute events of Force Majeure or PE Delay. Notwithstanding the foregoing, if the Arbiter in any Arbitration determines that PE Member acted unreasonably (where PE Member is obligated to be reasonable) in withholding its approval or consent, and that the dispute and Arbitration resulted in actual delay, then such delay shall be PE Delay.
(o)    No dispute or matter arising under this Agreement shall be subject to resolution under this Article 14 unless this Agreement specifically provides for such dispute or matter to be resolved by Arbitration under this Article 14.
(p)    To the extent provided in the Co-Construction Agreement and/or the Co-Construction Agreement Term Sheet, Destination Retail Tenant shall join in and be bound by any arbitration conducted pursuant to this Article 14.
(q)    The provisions of this Article 14 shall survive the PE Unit Closing and the termination of this Agreement.
ARTICLE 15

REPRESENTATIONS AND WARRANTIES OF DEVELOPER AND PE MEMBER
Section 15.01    Developer’s Representations. Developer represents and warrants to PE Member, as of the date hereof, as follows:
(a)    Developer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted. Developer has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Developer of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action (including such requisite action by the direct and indirect members of Developer). This Agreement has been-duly executed and delivered by Developer. This Agreement constitutes a legal, valid and binding obligation of Developer enforceable against Developer in accordance with its terms.
(b)    The execution and delivery of this Agreement by Developer and the consummation of the transactions contemplated hereby by Developer do not and will not (i) violate or conflict with the limited liability company agreement of Developer (or the organizational documents of any R/O Party), (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting Developer or any R/O Party, (iii) breach any provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which Developer or any R/O Party is a party or by which Developer or any R/O Party is bound (including, without limitation, the DRB Development Agreement, the Construction Management Agreement and the DRB ECM Agreement), or (iv) violate or conflict with any Laws applicable to Developer or any R/O Party.
(c)    No approval, authorization, consent or other actions by or filing with any third party or governmental agency or authority is required for the execution of this Agreement by Developer and the performance of Developer’s obligation hereunder, other than (i) any such approval, authorization, consent or other action or filing which has been obtained, taken or made, and (ii) building and other similar governmental permits or approvals which, in accordance with best construction practices in New York City for similar first class projects, will be obtained in the regular course of construction of the Project and which are not otherwise required under the Construction Loan Documents as a condition precedent to the initial advance of the Construction Loan.
(d)    Neither Developer nor any of its constituent owners have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Developer nor any of its constituent owners (A) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (B) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of Developer’s knowledge, respectively neither Developer nor any of its Affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. Developer and its constituent owners have in place written policies and procedures, internal controls and systems that are reasonably designed to ensure compliance by Developer and its constituent owners with the anti-corruption, anti-terrorism and other laws and regulations referenced in this Section 15.01(d).
(e)    There are no actions, suits or proceedings at law or in equity by or before any Government Entity now pending or threatened against or affecting Developer, Related Parent, the Oxford Guarantor, any Affiliates of Developer or any of their respective assets, which actions, suits or proceedings, if determined against Developer, Related Parent, the Oxford Guarantor any such Affiliate of Developer or Related Parent or the Oxford Guarantor or any of such assets, might reasonably be expected to materially adversely affect the condition (financial or otherwise) or business of Developer or Related Parent or the Oxford Guarantor or the condition or ownership of any of their respective assets or their ability to perform their respective obligations under this Agreement, the Co-Construction Agreement (or the Co-Construction Agreement Term Sheet) or the Building Completion Guaranty.
(f)    Developer, as developer, has entered into the Executive Construction Management Agreement, and such agreement is in full force and effect and has not been amended, modified or supplemented. To Developer’s knowledge, no party is in breach of the Executive Construction Management Agreement.
(g)    Developer has delivered to PE Member or made available on the Project Data Site prior to the date of this Agreement, true, correct and complete copies of (1) the Operating Agreement (including all exhibits and schedules), (2) the Project Documents, (3) the TW Development Agreement (redacted, where applicable), including all exhibits and schedules, (4) the Project Labor Agreement, (5) the ZLDA, and (6) any other agreement (redacted where necessary) entered into by the Tower A Tenant or any R/O Party or binding upon the Tower A Tenant, the Tower Building or the Land that, in Developer’s reasonable opinion, is material to the design, construction, development, ownership, use or occupancy of the Tower Building other than (x) design and construction contracts (but excluding the Construction Management Agreement, the Executive Construction Management Agreement, the Architect’s Agreement, the DRB Executive Construction Management Agreement and the DRB Development Agreement) and (y) any agreement that solely affects one or more Other Units and does not impact the PE Unit (the agreements and documents referenced in this Section 15.01(g) (including for the avoidance of doubt any agreements or documents attached as exhibits, annexes or schedules to the foregoing), collectively, the “30 HY Project Documents”).
(h)    To Developer’s actual knowledge, no material default, or event which with the giving of notice or lapse of time or both would be a material default, exists under any 30 HY Project Document. Developer has not received any written notice of material default under any 30 HY Project Document which remains uncured.
(i)    Prior to the date hereof, Developer has commenced erection of building steel above the Platform.
(j)    Developer represents and warrants that the parcels referred to in the 50 HY Deed Restriction are the only parcels of real property currently owned or controlled by Developer or its Affiliate within the block bounded by 10th Avenue in the east, Hudson Boulevard in the west, 33rd Street in the south and 34th Street in the north, in the City, County and State of New York (the “50 HY Block”).
Section 15.02    PE Member’s Representations. PE Member represents and warrants to Developer, as of the date hereof, as follows:
(a)    PE Member is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. PE Member has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by PE Member of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite organizational action. This Agreement has been duly executed and delivered by PE Member. This Agreement constitutes a legal, valid and binding obligation of PE Member enforceable against PE Member in accordance with its terms.
(b)    The execution and delivery of this Agreement by PE Member and the consummation of the transactions contemplated hereby by PE Member do not and will not (i) violate or conflict with the limited liability company agreement of PE Member, (ii) violate or conflict with any judgment, decree or order of any court applicable to or affecting PE Member, (iii) breach any provisions of, or constitute a default under, any contract, agreement, instrument or obligation to which PE Member is a party or by which PE Member is bound, or (iv) violate or conflict with any Laws applicable to PE Member.
(c)    No approval, authorization, consent or other actions by or filing with any third party or governmental agency or authority is required for the execution of this Agreement by PE Member and the performance of PE Member’s obligation hereunder, other than any such approval, authorization, consent or other action or filing which has been obtained, taken or made.
(d)    Neither PE Member nor any of its constituent owners have engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither PE Member nor any of its constituent owners (A) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (B) are a person described in Section 1 of the Anti-Terrorism Order, and to the best of PE Member’s knowledge, respectively neither PE Member nor any of its Affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person.
(e)    There are no actions, suits or proceedings at law or in equity by or before any Government Entity now pending or threatened against or affecting PE Member, the PE Guarantors, any Affiliates of PE Member or the PE Guarantors or any of their respective assets, which actions, suits or proceedings, if determined against PE Member, the PE Guarantors, any Affiliates of PE Member or the PE Guarantors or any of such assets, might reasonably be expected to materially adversely affect the condition (financial or otherwise) of PE Member or the PE Guarantors or the condition or ownership of any of their respective assets or their ability to perform their obligations under this Agreement or the PE Developer Guaranty.
ARTICLE 16

FLOOR AREA
Section 16.01    Floor Area. PE Member and Developer agree that the Floor Area of the PE Unit (the “PE Floor Area”) and the other Units shall be set forth in the Condominium Documents. Subject to compliance with the provisions of this Agreement as to changes in the Plans, PE Member may alter the PE Areas (or elements within the PE Areas) so as to re-allocate RSF (or the Floor Area in the PE Unit) in the PE Areas, provided, that the PE Areas shall not exceed the Actual PE Unit SF (or, after the PE Floor Area has been determined, the PE Floor Area) in the aggregate.
ARTICLE 17

EXCULPATION; INDEMNIFICATION
Section 17.01    Exculpation.
(a)    Except for obligations and liabilities of the PE Guarantors under the PE Developer Guaranty, no Affiliate of PE Member and no direct or indirect partner, member or shareholder in or of PE Member or any Affiliate of PE Member (and no officer, director, manager, employee or agent of PE Member or such Affiliate or any such partner, member or shareholder) will be liable for the performance of PE Member’s obligations under this Agreement.
(b)    Except for obligations and liabilities of (x) the Related/Oxford Guarantor under the Building Completion Guaranty or (y) the Joinder Parties under the Joinder to this Agreement, no Affiliate of Developer and no direct or indirect partner, member or shareholder in or of Developer or any Affiliate of Developer (and no officer, director, manager, employee or agent of any such partner, member or shareholder), will be liable for the performance of Developer’s obligations under this Agreement. The foregoing shall not be deemed to alter or vitiate the obligations and liabilities of R/O Member under the Operating Agreement.
Section 17.02    Indemnification.
(a)    Subject to the provisions of Section 17.02(c), PE Member shall defend, indemnify and hold harmless the Developer Indemnitees from and against all actual losses, damages, charges, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from any third-party claims of any nature (hereinafter, collectively, “Claims”) relating to or arising from (i) PE Member’s breach or default in the performance of any of PE Member’s obligations under and in accordance with the terms of this Agreement or (ii) PE Member’s failure (other than by reason of Developer’s default under this Agreement) or refusal to comply with or abide by any applicable Laws, provided, that the foregoing indemnity shall not apply to the extent such claim results from the negligence or willful misconduct of the Developer Indemnitees or breach of this Agreement by the Developer Indemnitees.
(b)    Subject to the provisions of Section 17.02(c), Developer shall defend, indemnify and hold harmless the PE Indemnitees from and against all actual losses, damages, charges, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and expenses) arising from any Claims relating to or arising in connection with the Developer Work (including, without limitation, any Claims relating to or arising in connection with (i) Developer’s breach or default in the performance of any of Developer’s obligations under and in accordance with the terms of this Agreement or (ii) Developer’s failure (other than by reason of PE Member’s default under this Agreement) or refusal to comply with or abide by any applicable Laws); provided that the foregoing indemnity shall not apply to the extent any such Claim or Legal Proceeding results from (1) the negligence or willful misconduct of the PE Indemnitees or breach of this Agreement by the PE Indemnitees or (2) any matter for which PE Member is responsible to indemnify the Developer Indemnitees under clause (a) above. Developer’s liability under this Section 17.02 shall not be subject to the Floor or the Cap.
(c)    In no event shall PE Member or Developer be liable for, and each party, on behalf of itself and its respective PE Indemnitees or Developer Indemnitees (as applicable), hereby waives any claim for, any special, punitive or consequential damages (except, with respect to Developer, as expressly set forth herein with respect to Holdover Costs), including loss of profits or business opportunity, arising under or in connection with this Agreement or any default by the other party hereunder.
(d)    If any action shall be brought against any PE Indemnitee or Developer Indemnitee (each, for purposes of this Section 17.02(d), an “Indemnitee”) based upon any Claim for which such Indemnitee is indemnified hereunder, the Indemnitee shall promptly notify the indemnitor in writing thereof and the indemnitor shall promptly assume the defense thereof. The Indemnitees shall have the right to employ separate counsel in any such action and to participate in the defense thereof (subject to indemnitors’ right to control the defense thereof). The fees and disbursements of such counsel shall be at the expense of the Indemnitees; provided that if the indemnitor fails to undertake the defense of any Claim for which the Indemnitees are indemnified hereunder, or if in the reasonable opinion of counsel to the Indemnitees, there exists a conflict of interest between the indemnitor and the Indemnitees that cannot be waived, then the indemnitor shall be liable for the reasonable fees and expenses of one counsel representing the Indemnitees collectively in defending the Claim. The indemnitor and Indemnitees shall cooperate in all commercially reasonable respects in connection with the defense of any Claim. The indemnitors shall not have the right to settle any Claim without the prior written approval of Indemnitees, and the Indemnitees shall not have the right to settle any Claim without the prior written approval of the indemnitors, which approval in each case shall not be unreasonably withheld; provided, however, the indemnitors shall have the right to settle any Claim without the approval of the Indemnitees if such settlement shall release the applicable Indemnitees against whom liability has been asserted from all liability with respect to such Claim without contribution or admission of wrongdoing from such Indemnitees.
Section 17.03    Survival. The provisions of this Article 17 shall survive the PE Unit Closing and the termination of this Agreement.
ARTICLE 18

NOTICES
Section 18.01    Notices. Except as otherwise provided in Section 18.02, any and all notices, demands, requests, consents, approvals, objections, comments, responses or other communications (each, a “Notice”) permitted or required to be made under this Agreement shall be in writing, signed by the party giving such Notice and shall be delivered (a) by hand (with signed confirmation of receipt), or (b) by nationally or internationally recognized overnight mail or courier service (with signed confirmation of receipt). All such Notices shall be deemed delivered, as applicable: (i) on the date of the personal delivery if delivered by 5:00 p.m., and if delivered after 5:00 p.m. then on the next business day; or (ii) on the next business day if delivered by overnight mail. Notices directed to a party shall be delivered to the parties at the addresses set forth in the List of Authorized Representatives and Notice Addresses or at such other address or addresses as may be supplied by written Notice given in conformity with the terms of this Section 18.01.
Section 18.02    Email Notices.
(a)    Subject to the provisions of Section 18.02(b), except as otherwise expressly provided in this Agreement, any Notice permitted or required to be made pursuant to Article 3, Article 5, Article 6 or Article 8 may be given in the form of an Email Notice; provided, that if any materials, documents or other information are intended, or required, to be given with such Notice or otherwise made available to PE Member or Developer, as applicable, such materials or other information shall be attached to such Email Notice or posted on the Project Data Site (in which event PE Member shall be notified of the availability of such materials documents or other information by Email Notice).
(b)    With respect to any Notices that are expressly permitted or required in this Agreement to be given in the form of an Email Notice, such Notices shall be delivered by email addressed to the parties at the email addresses set forth in the List of Authorized Representatives and Notice Addresses, or such other email address or addresses as may be supplied by written Notice given in conformity with the terms of Section 18.01. All such notices shall, in the subject line, include the following language: “Notice pursuant to the PE Tower A Development Agreement.” All such Notices shall be deemed delivered upon sending to the individuals for PE Member or Developer, as applicable, listed on the List of Authorized Representatives and Notice Addresses on the date such email is delivered if delivered by 5:00 pm New York time and, if delivered after 5:00 pm New York time, on the next Business Day, provided, that (x) the Notice is not returned to the sender as undeliverable (in which event the returned message shall not count toward the required individuals), and (y) to the extent the Email Notice requires, or is intended to advise of, the posting of certain information, documents or other materials to the Project Data Site, such notice shall not be deemed delivered until the Project Data Site is accessible by PE Member and its designees and the required materials are posted thereon and available to PE Member and its designees and from and after the giving of Email Notice. Any Email Notice that advises of the posting of information on the Project Data Site shall include a link to such information, or shall otherwise indicate that such information will be so posted. Notwithstanding anything contained herein, if this Agreement sets forth a time period for PE Member to respond to any Notice given by Email Notice and such Notice and/or information, documents or other materials relating to such Notice are required to be provided (or are reasonably requested by PE Member) and are posted on the Project Data Site, such time period shall be extended by one (1) day for each day (if the Response Period is measured in days) or Business Day (if the response period is measured in Business Days) during such period when the Project Data Site is not available for viewing by PE Member’s designees for substantially all hours during such day or Business Day, as applicable. Any Notice given in accordance with this Section 18.02 shall be referred to as an “Email Notice.”
Section 18.03    Approvals.
(a)    Notwithstanding anything to the contrary contained herein, if either party receives a request from the other party for consent to or approval of a matter as to which consent or approval is required herein within a specified period of time (such period, a “Response Period”), and if the receiving party reasonably determines that (i) additional information is required that is in the possession or control of the requesting party and (ii) a decision cannot reasonably be made within the Response Period without such additional information, then if the receiving party gives Notice (which may be an Email Notice) thereof within a reasonable period of time after receipt of the request for approval, the Response Period shall not begin until the Business Day on which such additional information is received. For purposes of the foregoing sentence, the words “a reasonable period of time” means (x) five (5) Business Days if the Response Period is fifteen (15) Business Days or more, (y) three (3) Business Days if the Response Period is more than five (5) but fewer than fifteen (15) Business Days, and (z) two (2) Business Days if the Response Period is five (5) Business Days or fewer.
(b)    Whenever Article 3 or Article 5 provides PE Member with a specified time period within which to comment on or approve any request from Developer, and PE Member fails to comment on or approve such request within such time period (subject to Section 18.03(a)), PE Member shall be deemed to have approved such request. If any item is deemed approved in accordance with the foregoing or otherwise in accordance with this Agreement, then any such specified time periods required for such deemed approval to have occurred shall not constitute PE Delay.
ARTICLE 19

MISCELLANEOUS
Section 19.01    Further Assurances. Each of the parties shall take such actions and execute and deliver such other instruments and documents as may be reasonable, necessary or appropriate to effectuate the transactions contemplated under this Agreement; provided, however, that the taking of such acts or the execution of such documents will not result in any cost or liability (other than a de minimis cost or expense) to the respective party which is not otherwise required under this Agreement.
Section 19.02    Governing Law. This Agreement shall be governed and-construed in accordance with the laws of the State, without regard to principles of conflicts of law that would apply the laws of another jurisdiction.
Section 19.03    Submission to Jurisdiction; Waiver of Jury Trial.
(a)    Developer, PE Member and each of the other signatories and acknowledgement parties hereto (such other signatories and acknowledgement parties, collectively, the “Additional Parties”) hereby irrevocably and unconditionally (i) agree that the exclusive forum for any suit, action or other legal proceeding arising out of or relating to this Agreement shall be the Supreme Court of the State of New York in New York County or the United States, Southern District of New York; (ii) consent to, and waive any and all personal rights under the laws of any state to object to the jurisdiction of each such court in any such suit, action or proceeding; and (iii) waive any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts. In furtherance of such agreement, Developer, PE Member and each of the Additional Parties agree, upon request of any other party, to discontinue (or cause to be discontinued) any such suit, action or proceeding pending in any other jurisdiction or court and Developer, PE Member and each Additional Party irrevocably consent to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Developer, PE Member and/or each Additional Party, as the case may be, at its address provided herein. Nothing contained in this Section 19.03, however, shall affect the right of Developer, PE Member or any Additional Parties to serve legal process in any other manner permitted by applicable Law.
(b)    TO THE FULL EXTENT PERMITTED BY LAW, DEVELOPER, PE MEMBER AND EACH ADDITIONAL PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF DEVELOPER OR PE MEMBER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, SHAREHOLDERS, PARTNERS, MEMBERS, MANAGERS, EMPLOYEES, AGENTS OR ATTORNEYS, OR ANY AFFILIATES, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.
(c)    The waivers contained in this Section 19.03 are given knowingly and voluntarily by Developer, PE Member and each Additional Party and, with respect to the waiver of jury trial, is intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. Developer, PE Member each Additional Party are hereby authorized to file a copy of this Section 19.03 in any proceeding as conclusive evidence of these waivers by the other parties.
Section 19.04    Amendments and Waivers in Writing. This Agreement may not be amended, supplemented or otherwise modified, except by a written instrument executed by PE Member and Developer. No provision of this Agreement may be waived except by a written instrument executed by the party against whom the enforcement of such waiver is sought and then only to the extent set forth in such instrument.
Section 19.05    Confidentiality; Publicity.
(a)    PE Member, Developer and their respective partners, principals, members, owners, shareholders, partners, attorneys, agents, employees and consultants (and their respective successors and assigns) shall treat the terms of this Agreement and all information disclosed to it by the other party, or otherwise gained through the Project, as confidential, giving it the same care as its own confidential information, and make no use of any such disclosed information not independently known to it, except (A) in connection with the transactions contemplated hereby, (B) to the extent legally compelled or requested by a regulatory or other governmental authority (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose the same, (C) to the extent required by any federal, state, local or foreign laws, or by any rules or regulations of the United States Securities and Exchange Commission (or its equivalent in any foreign country) or any domestic or foreign public stock exchange or stock quotation system, that may be applicable to Developer or PE Member or any of their direct or indirect constituent owners or Affiliates (including that require this Agreement to be publicly filed) or (D) to the extent required by the MTA Project Documents or the Construction Loan Documents, but in such case disclosure may only be made to the MTA or the Construction Lender. Notwithstanding the foregoing, the terms of this Agreement (and/or any other information subject to the confidentiality and non-disclosure restrictions set forth in the preceding sentence) may be disclosed to (i) a party’s accountants, attorneys, employees, agents, actual or potential direct or indirect transferees, sublessees, direct or indirect investors and direct or indirect lenders, and others in privity with such party or its Affiliates or actual or potential transferees or lenders, purchasers, lessors, tenants and/or financial counterparties, in each case to the extent reasonably necessary for such party’s business purposes or in connection with a dispute hereunder, (ii) the LLC, Tower A Tenant, the Other Members and any Construction Lender or other lender providing financing to PE Member or its Affiliates or to the Other Members or their respective Affiliates, which financing shall be secured by the PE Unit or the Other Units or any direct or indirect interests therein, and (iii) any equity investor in PE Member or its Affiliates or the Other Members or their respective Affiliates providing equity capital for the Project. In the event of a termination of this Agreement, each party shall promptly return or destroy all confidential information it has received (except for such information that is required to be retained pursuant to applicable law or regulation or internal compliance procedures, for as long as the same is so required to be retained).
(b)    All publicity or signs located at or about the Tower Building that identify the PE Member or its Affiliates shall first be approved by PE Member. Neither party may, without the other party’s prior consent, permit the public dissemination of any public relations releases, advertisements or similar communications or materials with respect to the Project that includes or describes the identity of the other party or its constituents or affiliates.
(c)    Notwithstanding anything to the contrary herein, Developer shall have the right to disclose the Plans, Schedule, trade contracts, any budgets, and other similar information for the Project to Destination Retail Tenant and its direct and indirect owners, lenders, and tenants, including, without limitation, those portions of such information that may affect areas located within the Tower Building that are part of the Destination Retail Unit, the Limited Common Elements appurtenant to the Destination Retail Unit and/or any portion of the Project Costs for which Destination Retail Tenant or the owner of any Unit in the Destination Retail Building may be liable.
Section 19.06    Non-Waiver of Rights. Except as expressly provided in this Agreement, no delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof or as a waiver of any other right, power or privilege hereunder, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise hereunder. The waiver of any breach hereunder shall not be deemed to be a waiver of any other or any subsequent breach of this Agreement.
Section 19.07    Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.
Section 19.08    Exhibits and Schedules. All Exhibits and Schedules attached to this Agreement are hereby made (and shall be deemed to be) incorporated herein as a part of this Agreement with the same effect as if set forth in the body of this Agreement.
Section 19.09    Headings. The Article and Section headings in this Agreement are inserted only as a matter of convenience and are not to be given any effect (whether limiting or otherwise) in construing any provision of this Agreement.
Section 19.10    Assignments of this Agreement.
(a)    Developer shall not assign this Agreement, or any of its rights or obligations herein or hereunder, except with the prior written consent of PE Member (and only if such assignee assumes Developer’s obligations hereunder from and after the date of such assignment, it being understood that no such assumption shall be required in the event of a change in control that is deemed to be an assignment hereunder). Notwithstanding the foregoing (but subject to the applicable provisions of the Co-Construction Agreement (and the Co-Construction Term Sheet), Construction Loan Documents and the MTA Project Documents), Developer may, without the consent of PE Member, (i) assign its interest under this Agreement and its rights and obligations herein or hereunder to (w) Related Parent, (x) Oxford Parent, (y) a Related Affiliate or (z) an Affiliate of Related Parent and/or Oxford Parent (collectively, the “R/O Parties”); provided, that in each case (A) such assignee assumes in writing reasonably satisfactory to PE Member, all the obligations of Developer hereunder, (B) no such assignment shall impair, vitiate or otherwise affect the obligations of Developer hereunder or the Related/Oxford Guarantor under the Building Completion Guaranty, (C) such assignment is made in connection with an assignment of all of Developer’s other rights and interests in and to the Project to such assignee, (D) such assignment is made at the sole expense of Developer, (E) Related/Oxford Guarantor executes and delivers to PE Member a written ratification, in form and substance reasonably satisfactory to PE Member, confirming that the Building Completion Guaranty remains in full force and effect and (F) such assignee (if not controlled by Related or a Related Affiliate or Oxford Properties Group) shall retain a qualified developer reasonably acceptable to PE Member with experience in the New York, New York market comparable to that of Related to complete the Project, and (ii) collaterally assign this Agreement to the Construction Lender (subject to any applicable terms and conditions as may be set forth in the Construction Loan Documents). Any transfer of a direct or indirect interest in Developer shall constitute an assignment of this Agreement for purposes hereof if, as a result of such transfer, Developer is no longer controlled by (x) Related Parent, (y) a Related Affiliate or (z) Related Parent and/or Oxford Parent. Any attempted assignment in violation of this Section 19.10(a) shall be null and void. Without limiting the foregoing, PE Member acknowledges and agrees that Oxford Properties Group is a qualified developer satisfactory to PE Member so long as Oxford Properties Group or any wholly-owned subsidiary thereof is a “Qualified Replacement Developer” under and as defined in the MTA Project Documents.
(b)    PE Member shall not assign this Agreement, or any of its rights or obligations herein or hereunder, except with the prior consent of Developer (and only if such assignee assumes PE Member’s obligations hereunder from and after the date of such assignment). Notwithstanding the foregoing (but subject to the applicable provisions of the Construction Loan Documents), PE Member may, without the consent of Developer, assign this Agreement and its rights and obligations herein or hereunder to (i) the PE Guarantors or one or more Affiliates of the PE Guarantors, (ii) an entity created by merger, reorganization or recapitalization of or with the PE Guarantors or any Affiliate thereof, (iii) a purchaser of all or substantially all of PE Member’s, a PE Guarantor’s, or their respective Affiliate’s assets or a purchaser of a controlling share of PE Member’s, a PE Guarantor’s, or their respective Affiliate’s stock or other ownership interest, or (iv) to any person or entity to whom or to which a Transfer (as defined in the LLC Agreement) is permitted to be made by PE Member pursuant to the LLC Agreement; provided, that in each case (A) no such assignment shall impair, vitiate or otherwise affect the obligations of PE Member hereunder or the PE Guarantors under the PE Developer Guaranty and (B) such assignment is made at the sole expense of PE Member. Any transfer of a direct or indirect interest in PE Member shall constitute an assignment of this Agreement for purposes hereof if, as a result of such transfer, PE Member is no longer an Affiliate of the PE Guarantors. Any attempted assignment in violation of this Section 19.10(b) shall be null and void. Nothing contained in this Section 19.10 is intended to vitiate PE Member’s right to exercise the Multiple Unit Election.
Section 19.11    Successors and Assigns. This Agreement (and all terms thereof, whether so expressed or not), shall be binding upon the respective successors, permitted assigns and legal representatives of the parties and shall inure to the benefit of and be enforceable by the parties and their respective successors, permitted assigns and legal representatives.
Section 19.12    Severability. If any term, covenant, condition or provision of this Agreement is determined by a final judgment to be invalid or unenforceable, the remaining terms, covenants, conditions and provisions of this Agreement shall not be affected thereby; and each other term, covenant, condition and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.
Section 19.13    No Third Party Beneficiaries. The representations, warranties, covenants and agreements of the parties contained herein are intended solely for the benefit of the parties (and their successors and permitted assigns) to whom such representations, warranties, covenants or agreements are made and shall confer no rights hereunder, whether legal or equitable, upon any other party, and no other party shall be entitled to rely thereon, except that (a) the PE Indemnitees and the Developer Indemnitees may rely on and shall have the right to enforce any indemnification of such Person under and in accordance with the terms of this Agreement and (b) notwithstanding the foregoing, Tower A Tenant and Construction Lender shall be a direct third-party beneficiary of (and shall be entitled to directly enforce) the representations, warranties, covenants and agreements of PE Member under this Agreement and PE Member shall accept the performance by Tower A Tenant and/or Construction Lender of the obligations of Developer under this Agreement.
Section 19.14    No Joint Venture or Partnership. PE Member and Developer intend that the relationships created hereunder and under the other transaction documents be solely that of owner and developer. Nothing herein or therein is intended to create a joint venture or partnership relationship between PE Member and Developer.
Section 19.15    No Construction Against Draftsperson. This Agreement shall be construed without regard to any presumption requiring construction against the party drafting this Agreement.
Section 19.16    Brokerage. Each party hereby represents and warrants to the other that it has had no communication with any broker, consultant, finder or similar person in connection with the transactions contemplated hereby, other than CBRE, Inc. and ERY Manager LLC (collectively, “Broker”). Each party shall indemnify and hold the other harmless against and from all costs, expenses, damages and liabilities, including reasonable attorneys’ fees and disbursements, arising from any claims for brokerage commissions, finders’ fees or other compensation resulting from or arising out of any conversations, negotiations or actions (or claims of the same) that the indemnifying party had by itself or anyone acting on behalf of itself, with any broker, consultant, finder or similar person, other than Broker. R/O Member shall be solely responsible to compensate each Broker pursuant to the terms of separate agreements with such brokers and shall indemnify and hold PE Member harmless against and from all costs, expenses, damages and liabilities, including reasonable attorneys’ fees and disbursements, arising from any claims for brokerage commissions, finders’ fees or other compensation resulting from or arising out of Developer’s failure to pay any commission due and owing to Broker.
Section 19.17    Authorized Representatives. The signature of any one of a party’s Authorized Representatives, acting alone, shall constitute the duly authorized, valid and binding act of the party for whom the respective person is the Authorized Representative. A party may change (or add) Authorized Representative(s) at any time by notice to the other party; and each party shall be entitled to rely upon the written certificate or consent of any person designated by the other party as an Authorized Representative.
Section 19.18    Prevailing Party Entitled to Fees and Costs. In the event of any Legal Proceeding between or among PE Member and Developer concerning this Agreement, the prevailing party shall be entitled to reimbursement from the losing party for the reasonable fees and costs of such proceeding incurred by the prevailing party. For this purpose, “prevailing party” means the party who obtains a judgment or order, final beyond appeal, adverse to the other party. The foregoing provisions shall not apply to the fees and costs of any dispute that is resolved by Arbitration in accordance with Article 14.
Section 19.19    Survival. The provisions of this Article 19 shall survive the PE Unit Closing and the termination of this Agreement.
Section 19.20    Remedies. Except as specifically provided herein (including, without limitation, Section 10.02), each party has and may pursue all rights available at law or in equity by reason of the failure, by any other party hereto, to keep or perform such other party’s agreements or obligations under this Agreement.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, DEVELOPER AND PE MEMBER HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN:

ERY DEVELOPER LLC,
a Delaware limited liability company

By:	/s/ L. Jay Cross______________________ Name: L. Jay Cross Title: President

KKR HY LLC,
a Delaware limited liability company

By:    /s/ Ralph Rosenberg__________________
Name: Ralph Rosenberg
Title: Vice President
JOINDER

By executing this Agreement, each of the undersigned (each, a “Joinder Party”) hereby acknowledges and agrees to be bound solely by the sections of this Agreement set forth next to the applicable Joinder Party’s name below (the “Applicable Sections”).  PE Member and each Joinder Party hereby expressly acknowledges and agrees that the obligations and liabilities of each Joinder Party pursuant to the Applicable Sections are limited by Section 10.02 of this Agreement, as if each Joinder Party were Developer hereunder.  Solely for purposes of the obligations covered by this Joinder, (a) “Developer Misconduct Default” means a failure by the applicable Joinder Party in fulfilling its obligations under the Applicable Sections arising from such Joinder Party’s gross negligence, willful misconduct, intentional breach of the Applicable Sections for which such Joinder Party is liable pursuant to this Joinder, or fraud, and (b) “Professional Standard Default” means a failure by the applicable Joinder Party, beyond any applicable notice and cure periods (if any), in fulfilling, achieving or complying with its obligations under the Applicable Sections for which such Joinder Party is liable pursuant to this Joinder, arising from such Joinder Party’s negligence.

Joinder Party	Applicable Sections
LLC	§§ 2.01, 2.02, 2.04, 2.05, 3.01(a) and (b), 3.02(a), 4.03, 4.06, 5.01, 9.01, 10.01(a), 11.04(a), 13.03 and 13.05
Tower A Tenant	§§ 2.02(a)-(d), 2.05, 3.01(a) and (b), 3.02(a), 3.10(a) and (e), 5.01, 9.01, 19.13 and 19.19
Destination Retail Tenant	§§ 3.02(a), 3.10(a) and (e), 5.01, 9.01, 13.03, 13.05 and 14.01(h) and (i)
ERY Tenant	§§ 3.10(a), (b) and (e), 4.05(f) and 4.06
R/O Member	§§ 4.03, 4.06, 12.01(v), 12.04, 17.01(b), 17.03, 19.16, 19.19
Related/Oxford Guarantor	§§11.03, 11.04

TOWER A TENANT:

HUDSON YARDS NORTH TOWER TENANT LLC, a Delaware limited liability company

By: /s/ L. Jay Cross___________________
Name: L. Jay Cross
Title: President

DESTINATION RETAIL TENANT:

ERY RETAIL PODIUM LLC, a Delaware limited liability company

By: /s/ L. Jay Cross___________________
Name: L. Jay Cross
Title: President

LLC:

HUDSON YARDS NORTH TOWER HOLDINGS LLC, a Delaware limited liability company

By: /s/ L. Jay Cross___________________
Name: L. Jay Cross
Title: Authorized Signatory

ERY TENANT:

ERY TENANT LLC, a Delaware limited liability company

By: /s/ L. Jay Cross___________________
Name: L. Jay Cross
Title: President

R/O MEMBER:

ERY NORTH TOWER MEMBER LLC, a Delaware limited liability company

By: /s/ L. Jay Cross___________________
Name: L. Jay Cross
Title: President

RELATED/OXFORD GUARANTOR:
THE RELATED COMPANIES, L.P., a New York limited partnership

By:	THE RELATED REALTY GROUP, INC., a Delaware corporation, its general partner
By: /s/ Richard O’Toole_________

Name: Richard O’Toole

Title: Executive Vice President
OP USA DEBT HOLDINGS LIMITED PARTNERSHIP, an Ontario limited partnership

By:	OP USA DEBT GP INC., its general partner
By: /s/ Andrea L. Fellows-Paparizos

Name: Andrea L. Fellows-Paparizos

Title: Assistant Secretary
By: /s/ Alysha C. Valenti_________

Name: Alysha C. Valenti

Title: Vice President

Exhibit A

LLC Amendment Term Sheet

1.
Section 8.01 of the Operating Agreement will be amended to provide that, notwithstanding the provisions of Section 8.01(a) of the Operating Agreement, PE Member may, without the consent or approval of any Other Member, (A) Transfer (as such term is defined in the Operating Agreement) its membership interest in the Company and/or (B) Transfer (or permit or suffer to occur any Transfer of) any direct or indirect interest in PE Member and/or in the membership interest held by PE Member, in each case to PE Parent or its Affiliates, so long as (i) in the case of any Transfer under clause (A) or (B), PE Parent controls, directly or indirectly, and owns at least 51% of the direct or indirect equity interests in, PE Member, and (ii) in the case of a Transfer under clause (A) only, (x) PE Parent provides confirmation that PE Guaranty shall continue to apply and (y) PE Member provides not less than ten (10) days’ prior written notice to the Other Members, which notice shall be accompanied by such documentation as is reasonably necessary to permit the Other Members to determine whether such Transfer complies with Article VIII of the Operating Agreement. On the effective date of any Transfer pursuant to clause (A) of the preceding sentence, the relevant transferee shall become the PE Member of the Company, and shall have the same rights and obligations with respect to the PE Unit as the original PE Member has under this Agreement. “PE Parent” means KKR & Co. L.P., together with its successors. The following provision will be added to Section 8.01 of the Operating Agreement: “For the avoidance of doubt, “Transfer” does not include any agreement or commitment to enter into a financing, lease, sale or other transaction (and/or any mortgage, pledge or other grant of security), provided that the completion of any such transaction (and/or grant of security) is conditional on the prior occurrence of Unit Closing.”

2.
A provision will be added to the Operating Agreement clarifying that references in the Operating Agreement to the Members paying their share of Project Costs shall mean, in reference to any Member, only that such Member shall be required to make the payments required to be made by such Member under its applicable Member Agreements.

3.	Sections 6.03(i)(2) and (ii)(1) will be modified to clarify that the references therein to transfer taxes and transfer tax forms shall only apply to the extent required under applicable law.

4.
Section 7.03 will be modified to clarify that no “tax matters partner” shall exist (and the Managing Member shall not perform the acts required of the “tax matters partner thereunder) with respect to a Series that is a “disregarded” for federal income tax purposes.

5.
The definition of “Tower Unit” will be modified to provide that, prior to any Unit Closing with respect to the Tower Unit, the Tower Unit will be subdivided into multiple Units, and that each Economic Member owning a Series representing beneficial ownership in a portion of the Tower Unit will own a separate Unit prior to its applicable Unit Closing.

6.
Clause (i) of Section 5.04(a) will be amended to state that with respect to each Economic Member other than TW Member, a “Management Change Event” under clause (i) of Section 5.04(a) shall occur if Substantial Completion as defined in such Member’s Development Agreement does not occur by the date required for achievement of Substantial Completion in such Member’s Development Agreement.

7.
The references to term sheets that have been replaced with agreements or to documents that have been modified since the Operating Agreement was signed will be updated (e.g., Exhibit E (Condominium Document Term Sheet), Exhibit N (Preliminary Building Site Logistics Plan)).

8.	The references to Condominium Document Term Sheet will be updated to refer to the Initial Condominium Documents, as applicable.

9.	A new provision will be added to specify the percentage interest of PE Member and that PE Member will be a member of the LLC.

10.	The reference in Section 4.04(a) to Section 4.02 will be changed to refer to Section 4.03.

Exhibit B

Form of Building Completion Guaranty

(see attached)
GUARANTY AGREEMENT
THE RELATED COMPANIES, L.P.,
AND
OP USA DEBT HOLDINGS LIMITED PARTNERSHIP,
as Guarantor

GUARANTY AGREEMENT
THIS GUARANTY AGREEMENT (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance herewith, this “Guaranty”) is made as of _____________, 2015, by THE RELATED COMPANIES, L.P., a New York limited partnership, having an office at 60 Columbus Circle, New York, New York 10023 (“Related”), and OP USA DEBT HOLDINGS LIMITED PARTNERSHIP, an Ontario limited partnership, having an office at 200 Bay Street, Royal Bank Plaza, North Tower, Suite 900, Toronto, Ontario M5J 2J2 Canada (“OPUSA”; OPUSA and Related, each individually or collectively, as the context shall require, “Guarantor”), jointly and severally, to and for the benefit of KKR HY LLC, a Delaware limited liability company, having an office at 9 West 57th Street, New York, New York 10019 (“PE Member”).
W I T N E S S E T H:
WHEREAS, ERY Tenant LLC, a Delaware limited liability company (“ERY Tenant”), as ground lessee, and the Metropolitan Transportation Authority, a body corporate and politic constituting a public benefit corporation of the State of New York (the “MTA”), as ground lessor, entered into that certain Agreement of Lease (Eastern Rail Yard Section of the John D. Caemmerer West Side Yard), dated as of April 10, 2013, as amended by that certain First Amendment to Lease dated as of December 30, 2013, and as further amended by that certain Second Amendment to Lease dated as of March 17, 2014 (as further amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Development Agreement and the Operating Agreement (as each term is hereinafter defined), the “Initial Balance Lease”), pursuant to which ERY Tenant ground leased from the MTA certain airspace above and terra firma within the Eastern Rail Yard Section of the John D. Caemmerer West Side Yard in the City, County and State of New York (the “ERY”), as more particularly described in the Initial Balance Lease;
WHEREAS, ERY Tenant, as lessee, and the MTA, as lessor, entered into that certain Agreement of Lease (Eastern Rail Yard Section of the John D. Caemmerer West Side Yard –Tower A/Retail Parcel), dated as of March 17, 2014 (said lease, as amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms of the Development Agreement and the Operating Agreement, the “A/B Balance Lease”), pursuant to which ERY Tenant leased from the MTA real property demised therein;
WHEREAS, TW New York Properties, LLC (“TW Member”), ERY North Tower Member LLC, a Delaware limited liability company (the “R/O Member”), ERY North Tower Office Member LLC, a Delaware limited liability company (the “Office Member”) and ERY North Tower Ob Deck Member LLC, a Delaware limited liability company (“Observation Deck Member”) entered into that certain Amended and Restated Master Agreement of Limited Liability Company of Hudson Yards North Tower Holdings LLC (the “LLC”) dated as of February 17, 2015 (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Development Agreement, the “Operating Agreement”). TW Member, the R/O Member, the Office Member, Observation Deck Member and PE Member are simultaneously herewith entering into that certain LLC Amendment (as defined in the Development Agreement) amending the Operating Agreement and providing for the admission of PE Member as an Economic Member of the LLC;
WHEREAS, on or before the date hereof, the A/B Balance Lease has been further severed into the Tower A Lease and the Destination Retail Lease (as each term is defined in the Development Agreement) pursuant to which the Tower A Severed Parcel and the Destination Retail Severed Parcel (as each term is defined in the Development Agreement) have been leased to Tower A Tenant and Destination Retail Tenant (as each term is defined in the Development Agreement), respectively;
WHEREAS, Tower A Tenant, Destination Retail Tenant and Developer intend to construct, or cause to be constructed, within the Tower A Severed Parcel and Destination Retail Severed Parcel, a mixed use development referred to as the “Building” (as defined in the Operating Agreement);
WHEREAS, pursuant to the terms of that certain Development Agreement (the “Development Agreement”), dated as of ___________, 2015, between ERY Developer LLC, a Delaware limited liability company (“Developer”) and PE Member, Developer has agreed to perform (in accordance with the provisions thereof, the Co-Construction Agreement (as hereinafter defined) and the Operating Agreement) the Developer Work (as defined in the Development Agreement), to make certain payments, and to cause certain actions to be taken as more specifically provided therein;
WHEREAS, pursuant to the terms of the Operating Agreement, R/O Member has agreed to undertake certain obligations and make certain payments;
WHEREAS, in order to facilitate the construction of the Building (including, without limitation, the performance of the Base Building Work and Developer Work under the Development Agreement and the Operating Agreement), Tower A Tenant and Destination Retail Tenant are simultaneously herewith entering into that certain Co-Construction Agreement with respect to the Building (said agreement as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the Operating Agreement and the Development Agreement, the “Co-Construction Agreement”);
WHEREAS, all capitalized terms used in this Guaranty and not otherwise defined herein shall have the respective meanings specified in the Development Agreement (to the extent any capitalized term is not defined in either this Guaranty or the Development Agreement, it shall have the meaning set forth in the Operating Agreement);
WHEREAS, as a material inducement to PE Member to enter into the Development Agreement and the LLC Amendment and consummate the transactions contemplated thereunder and under the Operating Agreement, Guarantor agreed to execute and deliver this Guaranty in order to assure the payment and performance of the Guaranteed Obligations (as hereinafter defined); and
WHEREAS, Guarantor will derive, directly or indirectly, substantial benefits from the execution and delivery by PE Member of the LLC Amendment, the Development Agreement and the other Transaction Documents (as hereinafter defined) as well as the performance by PE Member of the transactions contemplated thereby.
NOW, THEREFORE, in consideration of the promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
SECTION 1.Guaranteed Obligations.
(a)    Subject to and in accordance with the succeeding provisions of this Guaranty (including, without limitation, Section 1(b), Section 1(c) and Section 6), Guarantor does hereby, jointly and severally, unconditionally, absolutely and irrevocably, as primary obligor and not merely as surety, guarantee, for the benefit of PE Member (each of the following Guaranteed Obligations (as defined below) being a separate and independent obligation):
(i)    Final Completion (including, without limitation, Substantial Completion and the Punch List Work), subject to and in accordance with the terms and conditions of the Development Agreement and the Operating Agreement, except to the extent that the failure to achieve Final Completion arises from PE Member’s failure (beyond the expiration of any applicable notice and/or cure periods) to pay any amounts required to be paid by PE Member pursuant to the Development Agreement and/or the Operating Agreement;
(ii)    if the Development Agreement terminates or is terminated (pursuant to Section 6.04 of the Development Agreement, in connection with the appointment or engagement of an Approved Replacement Developer or otherwise, except to the extent such termination is due to a default by PE Member under the Development Agreement and for the avoidance of doubt excluding any termination or expiration of the Development Agreement following completion of the obligations of Developer thereunder), or if an Approved Replacement Developer assumes the obligations of Developer under the Development Agreement (in connection with the exercise of remedies by Construction Lender or its designee or otherwise), payment of any damages, losses, liabilities, costs and expenses (including interest thereon at the Default Rate from the date incurred to the date of recovery) incurred by PE Member or its Affiliates as a result of (x) such termination or assumption and/or (y) any uncompleted or unperformed obligations of the Developer under the Development Agreement (provided that PE Member shall not be entitled to recover special, punitive or consequential damages, including loss of profits or business opportunity);
(iii)    the performance of the obligations of Developer and/or the other applicable affiliates of Guarantor under the Ancillary Rights Agreement, the Retail Services Agreement, Section 3.10 of the Development Agreement and the 50 HY Deed Restriction (it being acknowledged that (i) in the event Developer or its Affiliates transfers any parcel in the 50 HY Block that is subject to the 50 HY Deed Restriction or a 50 HY Restrictive Covenant (as defined in the Development Agreement) to a third party (that is not Developer or any Affiliate of Developer), Guarantor shall not have any liability hereunder for any breach of the 50 HY Deed Restriction or such 50 HY Restrictive Covenant by such transferee or any subsequent third-party owner of any such parcel (that is not Developer or an Affiliate of Developer), and (ii) in the event Developer or its Affiliates transfers any Floor Area (as defined in the Development Agreement) to any Unburdened Parcel (as defined in the Development Agreement) that is owned or controlled by a third party (that is not Developer or an Affiliate of Developer) and, in connection with such transfer an Unburdened Parcel Restriction (as defined in the Development Agreement) is recorded against such Unburdened Parcel, Guarantor shall not have any liability hereunder for any breach by the transferee of such Floor Area or any subsequent third-party owner of such Unburdened Parcel (that is not Developer or an Affiliate of Developer) of the applicable Unburdened Parcel Restriction);
(iv)    the removal of any and all liens or claims of any Persons (as defined in the Development Agreement) furnishing materials, labor or services in connection with the Developer Work, or in connection with any other work in and to the PE Unit (other than any such liens or claims due to (x) PE Finish Work, (y) liens caused by PE Member’s failure to fund any amounts required to be funded by PE Member under the Operating Agreement or the Development Agreement or (z) liens or claims attributable to any other work performed by PE Member), by bonding or other discharge within the time periods provided in the Development Agreement, subject to the rights of Developer, Tower A Tenant, Destination Retail Tenant and any Mezzanine Borrower (as defined in the Operating Agreement), as applicable, in accordance with the terms and conditions set forth in the Development Agreement and the Construction Loan Documents to contest any such liens or claims which are otherwise so removed by bonding;
(v)    the payment in full of (1) all Holdover Costs for which Developer is liable pursuant to Section 6.03 of the Development Agreement and (2) any amounts payable by Developer under Section 12.03(c) of the Development Agreement;
(vi)    the payment and performance of all obligations of the Tower A Tenant as the tenant under the Tower A Lease that are required to be paid or performed on or prior to, or in respect of periods ending on or prior to, the Closing Date for the PE Unit (except to the extent that the failure to pay or perform such obligations arises from PE Member’s failure (beyond the expiration of any applicable notice and/or cure periods) to pay any amounts required to be paid by PE Member pursuant to the Development Agreement and/or the Operating Agreement) (collectively, the “Lease Obligations”), provided, that the Guaranteed Obligations shall not include any Lease Obligations that constitute Unit Carry Costs for which PE Member is liable pursuant to Section 12.02 of the Development Agreement;
(vii)    the payment in full of: (A) all costs, sums, charges and other amounts due to or for the account of PE Member under the Development Agreement and/or the Operating Agreement, if any (including, without limitation, any repayment of Member Loans (as defined in the Operating Agreement), liquidated and other damages, penalties, self-help costs and interest charges payable by any of the Related/Oxford Parties (as hereinafter defined) under the Development Agreement and/or the Operating Agreement, as applicable); (B) any amounts payable to the Construction Lender to release the PE Unit from the lien of its mortgage (except to the extent that the failure to pay or perform such obligations arises from PE Member’s failure (beyond the expiration of any applicable notice and/or cure periods) to pay any amounts required to be paid by PE Member pursuant to the Development Agreement and/or the Operating Agreement); (C) subject to payment by PE Member of the PE Member Fixed MTA Deed Payment (as defined in the Development Agreement), any amounts required to be paid to the MTA in order to cause the MTA to deliver the Deed (as defined in the Development Agreement) or the leasehold estate to the PE Unit to PE Member at the PE Unit Closing; and (D) any and all other costs, sums, charges and other amounts that R/O Member or Developer is required to fund under the Operating Agreement or the Development Agreement, respectively, including without limitation under Section 4.04(c) of the Operating Agreement and under Section 2.02(n) of the Development Agreement, in all cases whether arising or accruing before, on, or after the date hereof;
(viii)    the payment and performance of any obligations of Developer under the Development Agreement, subject to Sections 10.02(a) and 10.02(b) of the Development Agreement;
(ix)    the conveyance of the PE Unit to PE Member or its Member Designee (as defined in the Operating Agreement), or, at PE Member’s election, the conveyance of multiple units within the PE Unit to multiple Member Designees, in accordance with the provisions of the Operating Agreement and the performance by Developer of Developer’s obligations under Section 12.01 of the Development Agreement;
(x)    satisfaction of and compliance with any indemnification obligations or other payment obligations of (I) Developer under the Development Agreement (including, without limitation, pursuant to Section 4.05 and/or Section 17.02 of the Development Agreement) or (II) R/O Member under the Operating Agreement;
(xi)    the payment of the Rescission Payment to PE Member, in the event that PE Member exercises the Rescission Election, subject to and in accordance with the terms and conditions set forth in Section 11.04(a) of the Development Agreement; and
(xii)    the payment of, or reimbursement to PE Member of, all reasonable out-of-pocket, third-party costs and expenses incurred by PE Member in connection with its enforcement of one or more of the foregoing Guaranteed Obligations, where such enforcement is brought either against Guarantor or in a combined action against both Guarantor and any or all Related/Oxford Parties and PE Member is the prevailing party with respect thereto (such costs, “Enforcement Costs”).
The obligations set forth in clauses (i) through (xii) above are hereinafter collectively referred to as the “Guaranteed Obligations” (provided, that there shall be no duplication of any such obligation to the extent the same underlying obligation is included in more than one such clause).
(b)    Subject to the provisions of Section 1(c), if at any time, whether or not a default shall have occurred or be continuing under the Development Agreement, the Operating Agreement or other Transaction Documents (as hereinafter defined), but subject to the rights of PE Member and the Related/Oxford Parties with respect to the arbitration of disputes between or among such parties pursuant to the terms of the Development Agreement or the Operating Agreement, as applicable, any of the Guaranteed Obligations shall not have been duly paid or performed after the expiration of applicable notice and cure periods (if any), then Guarantor shall, within ten (10) Business Days of written notice and demand made by PE Member, pay and perform such Guaranteed Obligations.
(c)    Notwithstanding anything to the contrary contained in this Guaranty, no amounts payable to PE Member hereunder shall duplicate any payments actually made to PE Member or any Affiliate thereof in respect of the same underlying obligation under the Operating Agreement or the Development Agreement (or any other agreements or instruments executed by any Related/Oxford Party pursuant thereto). The Operating Agreement, the Development Agreement, this Guaranty and any other agreements and instruments executed between any R/O Party, on the one hand, and PE Member or its Affiliates, on the other hand, in connection with the transactions evidenced thereby shall collectively be referred to herein as the “Transaction Documents”.
(d)    For purposes hereof, “Related/Oxford Parties” means Developer, R/O Member, Office Member, Observation Deck Member, Related Parent, Oxford Parent, Destination Retail JV, and Destination Retail Tenant.
SECTION 2.Nature of Guaranty.
(a)    Each Guarantor’s liability under this Guaranty is a guaranty of payment and performance and not of collection. PE Member has the right to require each Guarantor to pay, comply with and satisfy its obligations and liabilities under this Guaranty, and shall have the right to proceed immediately against any or both Persons constituting Guarantor with respect thereto, without being required to attempt recovery first from any other Related/Oxford Party, any other Guarantor or any other Person, and without demonstrating that PE Member has exercised (to any degree) or exhausted any of PE Member’s rights against any Related/Oxford Party under any of the Transaction Documents. This Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future, including Guaranteed Obligations arising or accruing after any bankruptcy of any Related/Oxford Party or any Person constituting Guarantor or any sale or other disposition of any security for this Guaranty under the Transaction Documents.
(b)    Each Guarantor acknowledges and agrees that it may be impossible to measure accurately the damages to PE Member resulting from a breach of such Guarantor’s covenant to (i) complete or cause Final Completion (including, without limitation, Substantial Completion and the Punch List Work) in accordance with the terms and conditions of the Development Agreement, (ii) cause the PE Unit Closing to occur in accordance with the terms of the Operating Agreement and the Development Agreement, and (iii) perform any of the other Guaranteed Obligations, that such a breach will cause irreparable injury to PE Member and that PE Member may not have an adequate remedy at law in respect of such breach. As a consequence, each Guarantor agrees that such covenants shall be specifically enforceable against such Guarantor and hereby waives, and agrees not to assert, any defense against any action for specific performance of any or all such covenants.
SECTION 3.Representations and Warranties.
(a)    Related hereby represents and warrants as of the date hereof as follows:
(i)    It is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of New York, and owns an indirect interest in Developer and the R/O Member.
(ii)    It has the power, authority and legal right, (x) to own and operate its properties and assets, (y) to carry on the business now being conducted, and (z) to execute, deliver and perform its obligations under, and engage in the transactions contemplated by, this Guaranty, and it has duly authorized, executed and delivered this Guaranty.
(iii)    There is no provision of any agreement or contract binding on it which would prohibit, conflict with, or in any way prevent the execution, delivery and performance of this Guaranty.
(iv)    All financial statements of Related and other documents and reports delivered to PE Member by Related in connection herewith are true and correct as of their respective dates and there has been no change in Related’s Reporting Methodology (unless the effect of such change is set forth in reasonable detail in such financial statements) and no material adverse change in Related’s financial condition since such dates.
(v)    True, correct and complete copies of the organizational documents of Related and each amendment thereto entered into as of the date hereof (collectively, the “Related Organizational Documents”) have been delivered to PE Member. The Related Organizational Documents are not subject to any right of rescission, set-off, counterclaim or defense by any partner, member or shareholder, and no partner, member or shareholder has asserted any right of rescission, set-off, counterclaim or defense. The Related Organizational Documents are the only documents in existence among the parties thereto relating to the subject matter thereof.
(vi)    It has, independently and without reliance upon PE Member and based on such documents and information as Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.
(vii)    It is not a Prohibited Person (as such term is defined in the A/B Balance Lease). Neither Related nor, to Related’s knowledge, any of its constituent owners has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Related nor, to Related’s knowledge, any of its constituent owners (A) is or will knowingly be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (B) is a person described in Section 1 of the Anti-Terrorism Order, and to Related’s knowledge, neither Related nor any of its Affiliates has engaged in any dealings or transactions, or otherwise been associated with any such person. Related and, to Related’s knowledge, each of its constituent owners has in place written policies and procedures, internal controls and systems that are reasonably designed to ensure compliance by Related and such constituent owner with the anti-corruption, anti-terrorism and other laws and regulations referenced in this Section 3(a)(vii).
(viii)    There are no actions, suits or proceedings at law or in equity by or before any Government Entity now pending or, to Related’s knowledge, threatened against Related, any Affiliates of Related or any of their respective assets, which actions, suits or proceedings, if determined against Related, any such Affiliate of Related or any of such assets, might reasonably be expected to materially adversely affect the financial condition of Related or its ability to perform its obligations under this Guaranty.
(ix)    This Guaranty in all respects represents valid and legally binding obligations, which are enforceable against Related in accordance with the terms hereof, subject only to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.
(x)    Related satisfies the Minimum Net Worth Requirement and Minimum Liquidity Requirement.
(xi)    No approval, authorization, consent or other actions by or filing with any third party or governmental agency or authority is required for the execution of this Guaranty by Related and the performance of Related’s obligation hereunder that has not been obtained, taken or filed.
(b)    OPUSA hereby represents and warrants as of the date hereof as follows:
(i)    It is a limited partnership, duly organized, validly existing and in good standing under the laws of the Province of Ontario, Canada, and all or substantially all of the partnership interests in OPUSA are held by Oxford USA Debt Holdings Trust (“Oxford USA”), and OMERS Administration Corporation (“OAC”), a non-share capital corporation continued pursuant to the Ontario Municipal Employees Retirement System Act, 2006, as administrator of the OMERS pension plans and as trustee of the pension funds, indirectly holds substantially all of the economic interests in Oxford USA and the economic interest of Oxford Hudson Yards LLC in the R/O Member and Developer.
(ii)    It has the power, authority and legal right, (x) to own and operate its properties and assets, (y) to carry on the business now being conducted, and (z) to execute, deliver and perform its obligations under, and engage in the transactions contemplated by, this Guaranty, and it has duly authorized, executed and delivered this Guaranty.
(iii)    There is no provision of any agreement or contract binding on it which would prohibit, conflict with, or in any way prevent the execution, delivery and performance of this Guaranty.
(iv)    All financial statements of OPUSA and other documents and reports delivered to PE Member by OPUSA in connection herewith are true and correct as of their respective dates and there has been no change in OPUSA’s Reporting Methodology (unless the effect of such change is set forth in reasonable detail in such financial statements) and no material adverse change in OPUSA’s financial condition since such dates.
(v)    True, correct and complete copies of the organizational documents of OPUSA and each amendment thereto entered into as of the date hereof (collectively, the “OPUSA Organizational Documents”) have been delivered to PE Member. The OPUSA Organizational Documents are not subject to any right of rescission, set-off, counterclaim or defense by any partner, member or shareholder, and no partner, member or shareholder has asserted any right of rescission, set-off, counterclaim or defense. The OPUSA Organizational Documents are the only documents in existence among the parties thereto relating to the subject matter thereof.
(vi)    It has, independently and without reliance upon PE Member and based on such documents and information as Guarantor has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty.
(vii)    It is not a Prohibited Person. Neither OPUSA nor, to OPUSA’s knowledge, any of its constituent owners has engaged in any dealings or transactions, directly or indirectly, (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of the Anti-Terrorism Order or on behalf of terrorists or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither OPUSA nor, to OPUSA’s knowledge, any of its constituent owners (A) is or will knowingly be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (B) is a person described in Section 1 of the Anti-Terrorism Order, and to OPUSA’s knowledge, neither OPUSA nor any of its Affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. OPUSA and, to OPUSA’s knowledge, each of its constituent owners has in place written policies and procedures, internal controls and systems that are reasonably designed to ensure compliance by OPUSA and such constituent owner with the anti-corruption, anti-terrorism and other laws and regulations referenced in this Section 4(a)(vii).
(viii)    There are no actions, suits or proceedings at law or in equity by or before any Government Entity now pending or, to OPUSA’s knowledge, threatened against OPUSA, any Affiliates of OPUSA or any of their respective assets, which actions, suits or proceedings, if determined against OPUSA, any such Affiliate of OPUSA or any of such assets, might reasonably be expected to materially adversely affect the financial condition of OPUSA or its ability to perform its obligations under this Guaranty.
(ix)    This Guaranty in all respects represents valid and legally binding obligations, which are enforceable against OPUSA in accordance with the terms hereof, subject only to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally.
(x)    A true, correct and complete copy of the Contribution Agreement (as defined in Section 4(h)) is attached as Exhibit A hereto. A true, correct and complete copy of the Put Agreement (as defined in Section 4(i)) has been delivered by OPUSA to PE Member.
(xi)    OPUSA satisfies the Minimum Net Worth Requirement.
(xii)    No approval, authorization, consent or other actions by or filing with any third party or governmental agency or authority is required for the execution of this Guaranty by OPUSA and the performance of OPUSA’s obligation hereunder that has not been obtained, taken or filed.
SECTION 4.Financial Covenants and Statements.
(a)    Each Guarantor shall maintain, at all times while this Guaranty is in force and effect, a Net Worth not less than such Guarantor’s Minimum Net Worth Requirement (as such terms are hereinafter defined), and Related shall maintain, at all times while this Guaranty is in force and effect, Liquidity of not less than the Minimum Liquidity Requirement (as such terms are hereinafter defined).
(b)    As used herein:
(i)    “Cash” shall mean the legal tender of the United States of America.
(ii)    “Cash Equivalents” shall mean any one or a combination of the following: (A) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition, (B) U.S. dollar denominated time deposits and certificates of deposit of (x) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 and having a long-term senior unsecured debt obligations credit rating of not less than A- from Standard and Poor’s Ratings Group (“S&P”) and the equivalent rating from another recognized major credit ratings agency (or if not rated by S&P, the equivalent rating from two or more recognized major credit ratings agencies) or (y) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s Investors Service, Inc. (“Moody’s”) is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition thereof by the applicable Guarantor, (C) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company of such Approved Bank with corporate credit ratings not less than those required of the Approved Bank) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition thereof by the applicable Guarantor, (D) repurchase agreements entered into by any person or entity with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 and having a long-term senior unsecured debt obligations credit rating of not less than A- from S&P and the equivalent rating from another recognized major credit ratings agency (or if not rated by S&P, the equivalent rating from two or more recognized major credit ratings agencies) for direct obligations issued by or fully guaranteed by the United States of America in which such person or entity shall have a perfected first priority security interest (subject to no other liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (E) investments in individual money market investment programs, registered under the Investment Company Act of 1940, as amended, classified in accordance with generally accepted accounting principles as current assets, and limited to 20% of any individual money market investment program, which are administered by reputable financial institutions having capital of at least $500,000,000 and having a long-term senior unsecured debt obligations credit rating of not less than A- from S&P and the equivalent rating from another recognized major credit ratings agency (or if not rated by S&P, the equivalent rating from two or more recognized major credit ratings agencies) and the portfolios of which are limited to investments of the character described in the foregoing subdivisions (A) through (D), (F) 50% of the current market value of readily marketable common or preferred shares of stock having trading privileges on the New York Stock Exchange or the American Stock Exchange or which are subject to price quotations on the NASDAQ Stock Market’s National Market System and are not pledged or encumbered or otherwise restricted from transfer, (G) letter(s) of credit unconditionally drawable upon sight by the applicable Guarantor issued by a lending institution having a long-term senior unsecured debt obligations credit rating of not less than A- from S&P and the equivalent rating from another recognized major credit ratings agency (or if not rated by S&P, the equivalent rating from two or more recognized major credit ratings agencies) (“Letters of Credit”), which Letters of Credit shall be valued at the face amount thereof and any collateral characterized as a Cash Equivalent of the applicable Guarantor securing such Letters of Credit shall be excluded from the calculation of Liquidity, (H) without duplication, undrawn lines of credit available to a Guarantor issued by a lending institution having a long-term senior unsecured debt obligations credit rating of not less than A- from S&P and the equivalent rating from another recognized major credit ratings agency (or if not rated by S&P, the equivalent rating from two or more recognized major credit ratings agencies) with respect to which (x) there are no conditions to such lines of credit other than the giving of notice, other administrative requirements or other conditions which have been satisfied as of such relevant date (“Lines of Credit”), and (y) such lines of credit are not secured by any other collateral characterized as a Cash Equivalent of the applicable Guarantor unless the value of such collateral is excluded from the calculation of Liquidity, (I) without duplication, unfunded and unencumbered capital commitments and recallable capital of the partners of Guarantor that are reflected on the audited balance sheet of such Guarantor as an asset and with respect to which there are no conditions to funding such commitments, other than the giving of notice or demand therefor and other administrative requirements or other conditions have been satisfied as of such relevant date, and as to which the creditworthiness of such partner is reasonably satisfactory to PE Member, and (J) with respect to OPUSA, (x) amounts due and payable to OPUSA pursuant to the Contribution Agreement or any equity commitment letter issued by OAC or any Affiliate of OAC to OPUSA, and (y) amounts (marked to market) due to OPUSA from any Affiliate of OPUSA, OAC or any Affiliate of OAC that are due and payable on demand by OPUSA and are not pledged or encumbered.
(iii)    “Liquidity” shall mean Unencumbered Cash or Cash Equivalents.
(iv)    “Minimum Liquidity Requirement” shall mean, with respect to Related, Liquidity equal to or greater than Fifty Million Dollars ($50,000,000.00).
(v)    “Minimum Net Worth Requirement” shall mean, (A) with respect to Related, Net Worth equal to or greater than Three Hundred Million Dollars ($300,000,000.00), and (B) with respect to OPUSA, Net Worth equal to or greater than [Four Hundred Million Dollars ($400,000,000.00)].
(vi)    “Net Worth” shall mean: (A) with respect to Related, an amount equal to the excess of consolidated total assets of Related over consolidated total liabilities of Related, determined in accordance with the Reporting Methodology, and (B) with respect to OPUSA, an amount equal to the excess of the value of all assets of OPUSA, including, without limitation and without duplication, all Cash and Cash Equivalents, as shown on a balance sheet of OPUSA, over all liabilities of OPUSA as of such date, (i) minus intangible assets and prepaid taxes and/or expenses, (ii) plus amounts due from OPUSA to any Affiliate of OPUSA, OAC or any Affiliate of OAC to the extent structurally or expressly subordinated to the payment of the Guaranteed Obligations, and all amounts due to OPUSA under any loan made by OPUSA to any Affiliate of OAC, all on or as of such date and with respect to any Canadian Dollar denominated amounts, calculated in U.S. Dollars based on the conversion rate from Canadian Dollars to U.S. Dollars as of such date. For the purposes of calculating OPUSA’s, Net Worth, all Qualified Guaranties (as hereinafter defined) shall be excluded as liabilities of OPUSA except for any claim made under any such Qualified Guaranty that is required to be reflected as a liability of OPUSA in accordance with the Reporting Methodology.
(vii)    “Reporting Methodology” shall mean, with respect to (A) Related, generally accepted accounting principles as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession, or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, to the extent such principles are applicable to the facts and circumstances on the date of determination, and (B) OPUSA, International Financing Reporting Standard (“IFRS”) or any other methodology for financial accounting and reporting which is commonly used by OPUSA and is recognized as standard in the principal industry in which OPUSA operates.
(viii)    “Unencumbered Cash or Cash Equivalents” shall mean Cash or Cash Equivalents that have not been pledged to any Person as security for any obligation of any Guarantor or any other Person.
(c)    Notwithstanding the foregoing, if a Guarantor or an Affiliate of Guarantor is the Person providing the guaranty of completion of construction of the Tower Building to a Construction Lender in connection with a Construction Loan (any such guaranty, the “Lender Guaranty; and Guarantor, in such case, a “Lender-Approved Guarantor”), the Minimum Net Worth Requirement and the Minimum Liquidity Requirement for such Guarantor shall be the greater of (i) the Minimum Net Worth Requirement and the Minimum Liquidity Requirement, and (ii) minimum Net Worth and Liquidity, respectively, required by any Construction Lender. PE Member acknowledges and, by its acceptance hereof, agrees that if (A) at any time the Construction Lender shall dispute the Net Worth set forth in any of the financial statements of OPUSA in accordance with the dispute resolution procedures set forth in the Lender Guaranty, (B) PE Member is permitted to participate in such dispute resolution proceeding, at its expense, as a party in interest thereto, and (C) such dispute is then resolved in accordance with such dispute resolution procedures set forth in the Lender Guaranty, then PE Member shall accept and be bound by the determination of OPUSA’s Net Worth made in accordance with such dispute resolution procedures. The valuation of OPUSA’s assets shall occur not less frequently than annually but may be based on an internal mark to market of such assets.
(d)    Not more than one hundred twenty (120) days after the end of each fiscal year of each Guarantor during the period that this Guaranty is in effect, each Guarantor shall deliver or cause to be delivered to PE Member: (i) such Guarantor’s audited annual financial statements and notes thereto (which statements shall include, without limitation, a balance sheet, income statement and a statement of cash flows) for such year, as certified by Guarantor’s independent certified public accountant prepared in accordance with the Reporting Methodology, evidencing such Guarantor’s satisfaction of its applicable Minimum Liquidity Requirement and Minimum Net Worth Requirement, (ii) a statement of cash flow for such fiscal year prepared in accordance with the Reporting Methodology, and (iii) concurrently with any delivery of financial statements under clause (i) or (ii) above, a certification of such Guarantor’s Chief Financial Officer or other responsible senior officer (x) setting forth reasonably detailed calculations demonstrating compliance with its applicable Minimum Liquidity Requirement and Minimum Net Worth Requirement, and (y) stating whether any change in Reporting Methodology or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4(d)(i), which has not been previously disclosed by the Guarantor pursuant to this Section 4(d), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
(e)    Not more than sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, and not more than ninety (90) days after the end of the last fiscal quarter of each fiscal year of Guarantor, during the period that this Guaranty is in effect, each Guarantor shall deliver to PE Member (i) a balance sheet as of the end of such quarter and statements of income and expense for such quarter and the fiscal year to date, in each case prepared in accordance with the Reporting Methodology, and (ii) concurrently with any delivery of balance sheets and statements of income and expense under clause (i) above, a certification of such Guarantor’s Chief Financial Officer or other responsible senior officer (x) setting forth reasonably detailed calculations demonstrating compliance with its applicable Minimum Liquidity Requirement and Minimum Net Worth Requirement, and (y) stating whether any change in Reporting Methodology or in the application thereof has occurred since the date of the most recent audited financial statements referred to in Section 4(d)(i), which has not been previously disclosed by the Guarantor pursuant to Section 4(d), and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.
(f)    Promptly following the giving of a notice of default under any Construction Loan Document, Member Agreement (as defined in the Operating Agreement), or MTA Project Document (collectively, the “Notice Documents”) to any Related/Oxford Party, ERY Tenant, the LLC, or Tower A Tenant, or any Affiliate thereof, but no more than five (5) Business Days thereafter, Guarantor shall deliver (or cause to be delivered) to PE Member a true, correct, and complete copy of such notice of default. In addition, promptly following the giving (but no later than five (5) Business Days thereafter) by Related/Oxford Party, ERY Tenant, the LLC, or Tower A Tenant, or any Affiliate thereof to any other party to any Notice Document any certification or other written report or statement as to whether a material default by any Related/Oxford Party, ERY Tenant, the LLC, Tower A Tenant or any Affiliate thereof, then exists under any Notice Document (“Default Statement”), Guarantor shall deliver (or cause to be delivered) a true, correct, and complete copy of such Default Statement to PE Member. Further, at any time following the giving of a notice of default under any Notice Document to any Related/Oxford Party, ERY Tenant, the LLC, or Tower A Tenant, or any Affiliate thereof, or a Default Statement identifying a material default by any Related/Oxford Party, ERY Tenant, the LLC, Tower A Tenant or any Affiliate then existing under any Notice Document, Guarantor shall deliver to PE Member, within ten (10) Business Days after a request therefor (or as soon thereafter as may be reasonably practicable), a certification of such Guarantor’s Chief Financial Officer or other responsible senior officer certifying as to (x) whether such default under such Notice Document remains uncured and (y) whether to the knowledge of such Chief Financial Officer or other responsible senior officer there has been an event or occurrence since the most recent quarterly financial statements that is reasonably expected to have a material adverse effect on the Net Worth or Liquidity of the Guarantor by comparison with the Net Worth or Liquidity set forth on the most recent quarterly statements, and stating to the knowledge of such Chief Financial Officer or other responsible senior officer his or her good-faith estimate of the impact on the Net Worth or Liquidity of such event or occurrence.
(g)    Prior to the date hereof, each Guarantor has delivered to PE Member true, correct and complete copies of the following documents and information, as applicable: (i) the organizational documents of such Guarantor; and (ii) the documents or other evidence provided in Section 4(d) and Section 4(e) for the fiscal year [●], and (to the extent such documents or evidence are available therefor) any quarterly periods thereafter with respect to Guarantor.
(h)    On the date hereof, Oxford USA, OAC and OPUSA have executed and delivered that certain Contribution Agreement, dated as of the date hereof (as amended or modified from time to time, the “Contribution Agreement”), a copy of which is attached hereto as Exhibit A. OPUSA acknowledges that the Contribution Agreement expressly provides that the PE Member is an intended third party beneficiary under the Contribution Agreement and has the right to enforce directly the contribution obligations of Oxford USA and OAC thereunder, and to execute and deliver all notices and demands, including, without limitation, demand for contribution by OAC to Oxford USA and Oxford USA to OPUSA, in PE Member’s own name, and not as agent for OPUSA, and OPUSA agrees and consents thereto. In addition, OPUSA agrees that until the Guaranteed Obligations have been paid and performed in full, the Contribution Agreement may not be amended, supplemented, terminated or replaced without the prior written consent of PE Member in each instance. PE Member acknowledges and agrees that the obligation of OAC to contribute or cause to be contributed to Oxford USA and the obligation of Oxford USA to contribute or cause to be contributed to OPUSA any cash or assets required to satisfy the Minimum Net Worth Requirement pursuant to the Contribution Agreement or any net worth and liquidity covenants contained in any other Qualified Guaranty pursuant to any other contribution or similar agreements executed by Oxford USA and/or OAC in connection with such Qualified Guaranty, shall be without duplication, and any contribution of funds made or caused to be made to OPUSA by Oxford USA or OAC shall satisfy such obligation under the Contribution Agreement and all such other agreements. As used in this Guaranty, the term “Qualified Guaranties” means, collectively, (A) all guaranties made by OPUSA in favor of the MTA or any other Person in connection with the Property (as defined in the Development Agreement) or any other portion of the ERY or the acquisition, ownership, development, construction, leasing and/or financing of any parcel of land located in Block 705 on the Tax Map of the City of New York, Borough of Manhattan (collectively, the “50 HY Property”), whether given prior to, on or at any time following the date hereof, (B) that certain Default Payments Guaranty (Western Rail Yard Section of the John D. Caemmerer West Side Yard), dated as of April 10, 2014, made by OPUSA and Related in favor of the MTA, as the same may be amended or modified from time to time, and (C) all guaranties made by OPUSA in favor of any Person in connection with the properties commonly known as 650 Madison Avenue and 450 Park Avenue in New York, New York, the property known as Gallery Place located in the District of Columbia, and the properties collectively known as the Greenfield US Portfolio prior to the date hereof. Each of the Qualified Guaranties is referred to herein as a “Qualified Guaranty”.
(i)    OAC and OPUSA have executed and delivered that certain Put Agreement, dated as of [the date hereof] (as amended or modified from time to time, the “Put Agreement”), a copy of which has been furnished to PE Member. OPUSA acknowledges and agrees that PE Member is an intended third party beneficiary under the Put Agreement as the holder of this Guaranty, and has the right to enforce directly the obligations of OAC thereunder, and to execute and deliver all notices and demands, including, without limitation, to exercise the Put Right (as defined in the Put Agreement), in PE Member's own name, and not as agent for OPUSA, and OPUSA agrees and consents thereto. In addition, OPUSA agrees that until the Guaranteed Obligations have been paid and performed in full, the Put Agreement may not be amended, supplemented, terminated or replaced without the prior written consent of PE Member in each instance, and further agrees that it shall give PE Member written notice of (i) any written demand for payment or performance by OPUSA (or OPUSA and Related) of any obligation guaranteed under any Qualified Guaranty made by the holder of such Qualified Guaranty in accordance with the terms thereof, (ii) any demand for contribution by Oxford USA and OAC made by the holder of any Qualified Guaranty pursuant to any contribution or similar agreement entered into by Oxford USA and/or OAC in connection with such Qualified Guaranty, or (iii) any exercise of the Put Right by OPUSA or any third party beneficiary (other than PE Member) thereunder.
(j)    Until the Guaranteed Obligations have been paid and performed in full, (i) no transfers of assets may be made by a Guarantor for other than fair market value except pursuant to the Put Agreement, and (ii) no dividends or distributions may be made by a Guarantor to any of its partners, members, shareholders or other constituent owner if such Guarantor, either at the time of the making of such dividend or distribution or as a result of the making of such dividend or distribution, fails or would fail to satisfy either the Minimum Net Worth Requirement or the Minimum Liquidity Requirement. Until the Guaranteed Obligations have been paid and performed in full, no obligations of any Person shall be guaranteed and no guaranty shall be made by OPUSA except with respect to and in connection with the ERY, the Western Rail Yard Section of the John D. Caemmerer West Side Yard and the acquisition, ownership, development, construction, leasing and/or financing 50 HY Property.
SECTION 5.Obligations Independent. The obligations of Guarantor under this Guaranty shall be independent of, and shall not be measured or affected by, (a) the legal sufficiency or insufficiency of the Development Agreement, the Operating Agreement or any other Transaction Document, (b) the modification, expiration, rescission or termination of the Development Agreement, the Operating Agreement or any other Transaction Document (except as any modifications shall modify the Guaranteed Obligations), (c) any extension of time for performance under the Development Agreement, the Operating Agreement, the Co-Construction Agreement or any Transaction Document (except as any extensions of time shall extend the time to perform the Guaranteed Obligations), (d) the terms and provisions of the Construction Loan Documents or the sufficiency of the funds advanced to Tower A Tenant or any Mezzanine Borrower by a Construction Lender pursuant thereto, (e) the terms and provisions of the DRB Construction Loan Documents or the sufficiency of the funds advanced to Destination Retail Tenant or any mezzanine borrower by a DRB Construction Lender pursuant thereto, (f) any bankruptcy, insolvency or other discharge of any Related/Oxford Party, and (g) any offsets or defenses available to any Related/Oxford Party or any other offsets or defenses to liability of Guarantor (other than any offset based on a default by PE Member in the payment of any PE Member Total Development Costs or any other amounts to be paid by PE Member in accordance with the applicable provisions of the Development Agreement or the Operating Agreement, as applicable), all of which are hereby waived. Notwithstanding the foregoing, the Guaranteed Obligations shall be deemed to be modified to the extent that the obligations of the applicable Related/Oxford Party with respect to the Developer Work pursuant to the Development Agreement or the Operating Agreement shall be modified. Notwithstanding the foregoing or anything to the contrary set forth in this Guaranty, if PE Member exercises the Rescission Election pursuant to Section 11.04 of the Development Agreement and receives payment in full of the Rescission Payment, all obligations of Guarantor under this Guaranty shall terminate and be of no further force and effect.
SECTION 6.Remedies. Notwithstanding anything to the contrary herein, it is expressly understood that Guarantor’s liability under this Guaranty, and the remedies available to PE Member to enforce payment and performance of the Guaranteed Obligations, shall be subject to the limitations on the liability of Developer, R/O Member and/or their Affiliates set forth in Sections 10.02(a) and 10.02(b) of the Development Agreement and Section 11.03 of the Operating Agreement. Notwithstanding the foregoing, the limitations on liability set forth in Sections 10.02(a) and 10.02(b) of the Development Agreement and Section 11.03 of the Operating Agreement do not apply to the Guaranteed Obligations referenced in Section 1(a)(ii).
SECTION 7.Limitation on Obligations. Notwithstanding anything to the contrary contained herein or in any other Transaction Document to the contrary, the maximum liability of Guarantor under this Guaranty shall be One and 00/100 Dollar ($1.00) less than the amounts which, under applicable federal and state laws, including those relating to the insolvency of debtors, and after giving effect to all applicable rights of contribution, would result in the avoidance or illegality of the obligations of Guarantor hereunder or, if applicable, under any other Transaction Document. Nothing herein shall be construed to shift to PE Member the burden of proof with respect to the maximum liability of Guarantor.
SECTION 8.Survival of Obligations. Subject to the final sentence in Section 5, the Guaranteed Obligations shall survive any rescission, termination, surrender, summary proceeding, foreclosure or other proceeding involving the Development Agreement, the Operating Agreement, the Tower A Lease, the Destination Retail Lease or any other Transaction Document and/or the exercise by PE Member of any of its remedies pursuant to the Development Agreement, the Operating Agreement, the Tower A Lease or any other Transaction Document. The Guaranteed Obligations shall survive until performed in full, and shall be reinstated in the event that any payment made is rescinded.
SECTION 9.Obligations Absolute.
(a)    The obligations and liability of Guarantor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, the following: (i) any amendment, modification, renewal, supplement or extension of or waiver under (or the termination or assumption of) the Development Agreement, the Co-Construction Agreement, the Operating Agreement or any other Transaction Document or any obligations thereunder (except that the Guaranteed Obligations shall be deemed to be modified to the extent that any such amendment, modification, renewal, supplement, extension or waiver shall modify any obligations of any Related/Oxford Party that constitute Guaranteed Obligations); (ii) any exercise or non-exercise by PE Member of (or any delay in exercising) any right or privilege under the Development Agreement, the Operating Agreement or any other Transaction Document; (iii) any voluntary or involuntary bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or similar proceeding relating to any Related/Oxford Party or Guarantor or any of the assets belonging to either of them, or any action taken with respect to this Guaranty by any trustee or receiver, or by any court, in any such proceeding, whether or not Guarantor shall have had notice or knowledge of any of the foregoing; (iv) any release, waiver or discharge of Guarantor from liability under any of the Transaction Documents (other than liability under this Guaranty); (v) any subordination, compromise, settlement, release (by operation of law or otherwise), discharge, collection or liquidation of any of the Transaction Documents or any repossession or surrender of the Premises (as defined in the Tower A Lease) under the Tower A Lease; (vi) any assignment or other transfer of any or all of the Development Agreement, the Co-Construction Agreement, the Operating Agreement or the other Transaction Documents, in whole or in part; (vii) any acceptance of a partial performance of any of the obligations of Guarantor (except to the extent of such partial performance); (viii) any transfer of any or all of the Building or any Unit or any consent thereto; (ix) any bid or purchase at any sale of any or all of the Tower Building, the Destination Retail Building or any Unit; (x) any change in the composition of any Related/Oxford Party, or any member, partner or shareholder of any Related/Oxford Party, including, without limitation, the withdrawal or removal of any Guarantor from any current or future position of direct or indirect ownership, management or control of the R/O Member and/or Developer or such member, partner or shareholder; (xi) any failure to file or record the Tower A Lease or any documents related thereto or any failure to take or perfect any security interest intended to be provided thereby; (xii) any breach or inaccuracy of a representation, warranty or covenant made by any Related/Oxford Party, whether express or implied; and (xiii) any replacement of Developer or the removal or other termination of Developer’s status as the developer for the Project or the Building.
(b)    Guarantor unconditionally waives: (i) any right to require PE Member to rescind or terminate the Development Agreement, the Operating Agreement or any other Transaction Document or to pursue any other remedy whatsoever under the Development Agreement, the Operating Agreement or any other Transaction Document or otherwise; (ii) any defense arising by reason of any invalidity or unenforceability of the Development Agreement, the Operating Agreement or any other Transaction Document or any of the respective provisions thereof; (iii) any defense based upon an election of remedies by PE Member, including, without limitation, any election to proceed by rescission (subject to the final sentence in Section 5) or termination of the Development Agreement, the Operating Agreement or any other Transaction Document, or exercise of any other remedies of PE Member under the Development Agreement, the Operating Agreement or any other Transaction Document; (iv) any defense to the recovery by PE Member against either or both of the Persons constituting Guarantor of any deficiency or otherwise to the enforcement of this Guaranty (except as otherwise expressly provided herein); (v) demand, presentment for payment, notice of nonpayment or other default by any Related/Oxford Party, protest, notice of protest and all other notices of any kind, or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of PE Member, any endorser or creditor of Guarantor or any other person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by PE Member, except for notices required under this Guaranty; (vi) any right or claim of right to cause a marshaling of the assets of either or both of the Persons constituting Guarantor; (vii) any duty on the part of PE Member to disclose to Guarantor any facts PE Member may now or hereafter know about the Building, the PE Areas (as defined in the Development Agreement) or the Land, regardless of whether PE Member has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the condition of the Building, the Land and PE Areas and of any and all circumstances bearing on the risk that liability may be incurred by Guarantor hereunder; (viii) any lack of notice of disposition or of manner of disposition of any collateral for any Transaction Document or the Guaranteed Obligations; (ix) any deficiencies in the collateral for any Transaction Document or the Guaranteed Obligations or any deficiency in the ability of PE Member to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any of the Guaranteed Obligations; (x) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the PE Member, including, without limitation, any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument related thereto or by reason of the cessation of the liability of any PE Member from any cause other than payment, performance and completion in full of the Guaranteed Obligations; (xi) any release, discharge, modification, impairment or limitation of the liability of the PE Member to the Developer, whether consented to by the Developer, consensual or arising by operation of law or any proceedings in bankruptcy or reorganization, or from any other cause; (xii) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and any legal or equitable discharge of any Guarantor’s obligations hereunder (other than payment, performance and completion of the Guaranteed Obligations), the benefit of any statute of limitations affecting Guarantor's liability hereunder or the enforcement hereof, any rights to setoffs, recoupments and counterclaims and promptness and diligence; and (xiii) any other circumstance which might otherwise constitute a defense available to a guaranty or surety, or a discharge of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, Guarantor hereby waives all rights and defenses arising out of an election of remedies by PE Member and all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of any payment by Guarantor pursuant to the provisions hereof for so long as the obligations of the applicable Related/Oxford Party under the Development Agreement or any other Transaction Document remain outstanding (to the extent such subrogation or contribution adversely affects the exercise of PE Member’s rights hereunder). Furthermore, Guarantor shall not have any right of recourse against PE Member or any of its Affiliates, or any other PE Indemnitee, by reason of any action that any PE Indemnitee may take or omit to take under the provisions of this Guaranty, the Development Agreement or, if applicable, any other Transaction Document, except as set forth in such Transaction Document or to the extent such action or omission constitutes gross negligence or willful misconduct, and provided that nothing in this Guaranty shall limit any rights or remedies of Guarantor or any of its Affiliates under the Development Agreement, the Operating Agreement or any other Transaction Document in the event of any default thereunder or violation of the terms thereof by PE Member.
SECTION 10.Intentionally Omitted.
SECTION 11.Release of Guaranty. Subject to the provisions of Section 24 regarding reinstatement of Guaranteed Obligations, Guarantor shall be released and discharged from all liability for the Guaranteed Obligations under this Guaranty at such time (the “Release Date”) as all of the following have occurred and have been satisfied: (a) the PE Unit Closing shall have occurred in accordance with the applicable provisions of the Operating Agreement and the Development Agreement, provided, that if all conditions precedent to the obligations of PE Member to consummate the PE Unit Closing under Section 12.01 of the Development Agreement have been satisfied (subject to the provisions of Section 11.04 of the Development Agreement), and PE Member fails to consummate the PE Unit Closing on the date set forth in Section 12.01(b) of the Development Agreement and such failure continues beyond thirty (30) days following the ten (10) Business Day period provided in Section 12.01(b) of the Development Agreement, then the condition specified in this clause (a) shall be deemed to have been satisfied as of the expiration of such 30-day cure period; (b) Final Completion shall have been achieved in accordance with the terms and provisions of the Development Agreement (provided that if the failure to achieve Final Completion was caused by PE Member’s failure to pay, as and when required, all amounts owed under the Development Agreement and/or the Operating Agreement (subject to any applicable notice and cure periods set forth in the applicable agreement), then Final Completion shall be deemed to have been achieved on the date they would have occurred, if not for such nonpayment); (c) all Enforcement Costs have been paid in full; and (d) the satisfaction in full of any and all other Guaranteed Obligations, provided that if the failure to satisfy any other Guaranteed Obligations was caused by PE Member’s failure to pay, as and when required, all amounts owed under the Development Agreement and/or the Operating Agreement (subject to any applicable notice and cure periods set forth in the applicable agreement) then the condition set forth in this clause (d) as to such Guaranteed Obligation shall be deemed to have been satisfied on the date such Guaranteed Obligation would have been satisfied if not for such nonpayment; provided, that Guarantor shall remain liable under this Guaranty with respect to any enforcement actions under this Guaranty in existence as of such Release Date (collectively, the “Enforcement Actions”). Upon satisfaction of the Guaranteed Obligations and the conditions set forth in this Section 11, at the request of Guarantor, PE Member will deliver a written instrument evidencing the termination of this Guaranty and the release of Guarantor of all obligations hereunder in form and substance reasonably satisfactory to PE Member and Guarantor, which release shall be subject to reinstatement as provided in Section 24, and subject to any Enforcement Actions; provided that PE Member’s failure to deliver such release shall not impair the termination of this Guaranty.
SECTION 12.Intentionally Omitted.
SECTION 13.Recourse; Exculpation.
(a)    Guarantor’s liability hereunder shall be fully recourse and shall not be subject to, limited by or affected in any way by any non-recourse provisions contained in the Development Agreement, the Operating Agreement or any other Transaction Document, but shall be subject to the limitations on remedies and damages contained herein, including, for the avoidance of doubt, the provisions of Section 1(c) hereof. Guarantor hereby acknowledges that it is the intent of PE Member to create separate obligations of Guarantor hereunder which can be enforced against Guarantor without regard to the existence of any other Transaction Document or the rights, liens or security interests created therein. Guarantor agrees that the agreements made and given in this Guaranty are separate from, independent of and in addition to the undertakings under any other guaranty now existing or hereafter made by Guarantor in favor of any other Person with respect to any of the Guaranteed Obligations (“Other Guarantees”). Guarantor agrees that a separate action may be brought to enforce the provisions of this Guaranty which shall in no way be deemed to be an action on any of the Other Guaranties, the Development Agreement, the Operating Agreement or any other Transaction Document.
(b)    PE Member shall not be required (and Guarantor hereby waives any rights that Guarantor may have to require PE Member), in order to enforce the obligations of Guarantor hereunder, first to (i) institute any suit or exhaust any remedies against any Related/Oxford Party or any other Person liable under the Development Agreement, the Operating Agreement or any other Transaction Documents, (ii) enforce PE Member’s rights against any other guarantors of the Guaranteed Obligations, (iii) enforce PE Member’s rights against any collateral which shall ever have been given to secure the Development Agreement, the Operating Agreement or any other Transaction Document, (iv) join any Related/Oxford Party or any other Person liable for the Guaranteed Obligations in any action seeking to enforce this Guaranty, or (v) resort to any other means of obtaining payment of the Guaranteed Obligations. PE Member shall not be required to mitigate damages or take any other action to reduce, collect or enforce the Guaranteed Obligations.
(c)    Guarantor shall have no right of recourse against PE Member by reason of any enforcement action that PE Member may take or omit to take under the provisions of this Guaranty or any of the Transaction Documents in connection with the enforcement of the Guaranteed Obligations in compliance with law and with such Transaction Documents.
(d)    No personal liability shall be asserted, sought or obtained by PE Member under this Guaranty or enforceable by PE Member under this Guaranty against (i) any Affiliate of Guarantor, (ii) any Person owning, directly or indirectly, any legal or beneficial interest in Guarantor or any Affiliate of Guarantor or (iii) any direct or indirect partner, member, principal, officer, beneficiary, trustee, advisor, shareholder, employee, agent, Affiliate or director of any Persons described in clauses (i) and (ii) above, other than any such Person that is itself a Guarantor (collectively, the “Exculpated Parties”), and none of the Exculpated Parties shall have any personal liability in respect of any of the Guaranteed Obligations or any other liabilities and obligations of Guarantor under this Guaranty. Nothing in this Section 13(d) shall derogate from or reduce the rights of PE Member in respect of any separate undertakings or agreements given in connection herewith.
SECTION 14.Independent Actions. Guarantor waives any right to require that any action be brought by PE Member against any other Person, or that any other remedy under the Development Agreement, the Operating Agreement or any other Transaction Document be exercised. PE Member may, subject to compliance with any notice obligations set forth in the Transaction Documents, at its option, proceed against Guarantor in the first instance to collect monies when due or obtain performance under this Guaranty, without first resorting to the Development Agreement, the Operating Agreement or any other Transaction Document or any remedies thereunder.
SECTION 15.Assignment.
(a)    Guarantor may not assign any of its rights and obligations under this Guaranty without the prior written consent of PE Member, which consent may be granted or withheld by PE Member in its sole and absolute discretion.
(b)    Subject to the provisions of the Transaction Documents, Guarantor acknowledges and agrees that PE Member shall have the right, upon notice to Guarantor but without Guarantor’s consent, to assign, transfer, sell, lease, negotiate, pledge, grant or otherwise hypothecate all or any portion of its rights in and to the PE Unit, the Development Agreement, the Operating Agreement, or any other Transaction Documents and/or this Guaranty to any permitted transferee of its interest under and in accordance with the terms of the Development Agreement, the Operating Agreement, or such other Transaction Document, and no such assignment, transfer, sale, lease, negotiation, pledge, grant or hypothecation, and/or transfer of PE Member’s rights thereunder or hereunder, shall in any way impair or affect, or constitute a defense to, Guarantor’s liability under this Guaranty.
SECTION 16.Successors and Assigns Included in Parties. Whenever in this Guaranty any of Guarantor, PE Member or any Related/Oxford Party is named or referred to, the heirs, legal representatives, successors and permitted assigns of such Person shall be included and all covenants and agreements contained in this Guaranty by or on behalf of Guarantor shall bind and inure to the benefit of their respective heirs, legal representatives, successors and permitted assigns, whether so expressed or not.
SECTION 17.Number and Gender. Whenever the singular or plural number, or the masculine, feminine or neuter gender is used herein, it shall equally include the other.
SECTION 18.Computation of Time Periods. In this Guaranty, with respect to the computation of periods of time from a specified date to a later specified date, the word “from” means both “from and including” and the words “to” and “until” both mean “to but excluding”.
SECTION 19.Notices.
(a)    Any request, notice, report, demand, approval, objection, comment, response or other communication (each, a “Notice”) permitted or required by this Guaranty to be given or furnished shall be in writing signed by the party giving such Notice and shall be delivered (x) by hand (with signed confirmation of receipt) or (y) by nationally or internationally recognized overnight mail or courier service (with signed confirmation of receipt). All such Notices shall be deemed delivered, as applicable: (i) on the date of the personal delivery if delivered by 5:00 p.m., and if delivered after 5:00 p.m. then on the next Business Day (as defined in the Development Agreement); or (ii) on the next Business Day for overnight mail.
(b)    Each Guarantor and PE Member may change the entity, address or the attention party to which any Notice is to be given to such Person by furnishing written Notice of such change to each Guarantor and PE Member in the manner specified above. Rejection or refusal to accept, or inability to deliver because of changed address or because no notice of changed address was given, shall be deemed to be receipt of any such Notice.
(c)    Notices directed to a Guarantor and/or PE Member shall be delivered to the applicable Persons at the addresses set forth below or at such other address or addresses as may be supplied by written Notice given in conformity with the terms of this Section 19:
if to PE Member:
9 West 57th Street
New York, New York 10019
Attention:
Facsimile:
with a copy to each of the following:
Sullivan & Cromwell
125 Broad Street
New York, New York 10004
Attention:
Facsimile:
if to Related:
The Related Companies, L.P.
60 Columbus Circle, 19th Floor
New York, New York 10023
Attention: Jeff T. Blau and L. Jay Cross
Facsimile: (212) 801-3540
with a copy to each of the following:
The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
Attention: Richard O’Toole, Esq.
Facsimile: (212) 801-1036
The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
Attention: Amy Arentowicz, Esq.
Facsimile: (212) 801-1003
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, New York 10166-0193
Attention: Andrew J. Dady, Esq.
Facsimile: (212) 351-4035
if to OPUSA:
OP USA Debt Holdings Limited Partnership
c/o Oxford Properties Group
Royal Bank Plaza, North Tower
200 Bay Street, Suite 900
Toronto, Ontario M5J 2J2 Canada
Attention: Chief Legal Counsel
Facsimile: (416) 868-3799
and, if different than the address set forth above, to the address posted from time to time as the corporate head office of Oxford
Properties Group on the website www.oxfordproperties.com to the attention of the Chief Legal Counsel (unless the same is not readily ascertainable or accessible by the public in the ordinary course)
with a copy to each of the following:
Oxford Hudson Yards LLC
c/o Oxford Properties Group
320 Park Avenue, 17th Floor
New York, New York 10022
Attention: Dean J. Shapiro
Facsimile: (212) 986-7510
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Stuart D. Freedman, Esq.
Facsimile: (212) 593-5955
if to OAC:
OMERS Administration Corporation
One University Avenue, Suite 400
Toronto, Ontario M5J 2P1 Canada
Attention: Chief Financial Officer
Facsimile: (416) 360-0217
with a copy to:
OMERS Administration Corporation
One University Avenue, Suite 400
Toronto, Ontario M5J 2P1 Canada
Attention: Chief Legal Officer
Facsimile: (416) 360-0217
if to Oxford USA:
Oxford USA Debt Holdings Trust
c/o Oxford Properties Group
Royal Bank Plaza, South Tower
200 Bay Street, Suite 2010
Toronto, Ontario M5J 2J2, Canada
Attention: Chief Legal Counsel
Facsimile: (416) 868-3799
with a copy to:
2266226 Ontario Inc.
c/o Oxford Properties Group
Royal Bank Plaza, North Tower
200 Bay Street, Suite 200
Toronto, Ontario M5J 2J2, Canada
Attention: Chief Legal Counsel
Facsimile: (416) 868-3799
The attorney for any Person may send notices on that Person’s behalf.
SECTION 20.Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed solely within such State.
SECTION 21.Consent to Jurisdiction; Waiver of Jury Trial. Each Person constituting Guarantor hereby irrevocably and unconditionally (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Guaranty shall be brought in the courts of record of the State of New York in New York County or the courts of the United States, Southern District of New York; (b) consents to, and waives any and all personal rights under the laws of any state or the United States to object to, the jurisdiction of each such court in any such suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts. In furtherance of such agreement, each such Person hereby agrees, upon request of PE Member, to discontinue (or allow to be discontinued) any such suit, action or proceeding pending in any other jurisdiction or court. Nothing contained herein, however, shall prevent PE Member from bringing any suit, action or proceeding or exercising any rights against any security or against any Guarantor, or against any property of any Guarantor, in any other state or court. Initiating such suit, action or proceeding or taking such action in any state shall in no event constitute a waiver of the agreement contained herein that the laws of the State of New York shall govern the rights and obligations of each Guarantor and PE Member hereunder or thereunder or the submission herein or therein by each Guarantor to personal jurisdiction within the State of New York. Each Guarantor hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to Guarantor at its address provided herein. Nothing in this Section 21, however, shall affect the right of PE Member to serve legal process in any other manner permitted by law. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH GUARANTOR AND PE MEMBER, EACH KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO THIS GUARANTY OR ANY CONDUCT, ACT OR OMISSION OF ANY GUARANTOR OR PE MEMBER, OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, PARTNERS, MEMBERS, EMPLOYEES, ATTORNEYS OR AFFILIATES, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. The waivers contained in this Section 21 are given knowingly and voluntarily by each Guarantor and PE Member, as the case may be, and, with respect to the waiver of jury trial, are intended to encompass individually each instance and each issue as to which the right to a trial by jury would otherwise accrue. PE Member and each Guarantor are hereby authorized to file a copy of this Section 21 in any proceeding as conclusive evidence of these waivers.
SECTION 22.Invalid Provisions to Affect No Others. If fulfillment of any provision hereof at the time performance of such provision shall be due, shall involve transcending the limit of validity presently prescribed by law, with regard to obligations of like character and amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Guaranty in whole or in part, then such clause or provision only shall be held for naught, as though not herein contained, and the remainder of this Guaranty shall remain operative and in full force and effect to the fullest extent permitted by law.
SECTION 23.No Waiver. No failure or delay on the part of PE Member to exercise any power, right or privilege under this Guaranty shall impair or be construed to be a waiver of any such power, right or privilege, or be construed to be a waiver of any default or an acquiescence therein, nor shall any single or partial exercise of such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege.
SECTION 24.Reinstatement of Guaranteed Obligations. If at any time all or any part of any payment made by any Related/Oxford Party or any Guarantor or received by PE Member from any Related/Oxford Party or any Guarantor under or with respect to the Guaranteed Obligations and/or this Guaranty is or may be voided in bankruptcy proceedings as a preference or for any other reason, or shall at any time be required to be restored or returned by PE Member upon the insolvency, bankruptcy or reorganization of any Related/Oxford Party or such Guarantor, or for any other reason, then the obligations of Guarantor hereunder shall, to the extent of the payment voided, rescinded or returned, be deemed to be reinstated and to have continued in existence, notwithstanding such previous payment made by any Related/Oxford Party or any Guarantor, or receipt of payment by PE Member, and the obligations of Guarantor hereunder shall continue to be effective or be reinstated, as the case may be, as to such payment, all as though such previous payment by any Related/Oxford Party or such Guarantor had never been made.
SECTION 25.Time of the Essence. Time is of the essence with respect to the performance by Guarantor of its obligations hereunder.
SECTION 26.Successive Actions. Separate and successive actions may be brought hereunder to enforce any of the provisions hereof at any time and from time to time. No action hereunder shall preclude any subsequent action, and Guarantor hereby waives and covenants not to assert any defense in the nature of splitting of causes of action or merger of judgments.
SECTION 27.Headings. The headings of the Sections and subsections of this Guaranty are for the convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.
SECTION 28.Waiver. Guarantor hereby covenants and agrees that upon the commencement of a voluntary or involuntary bankruptcy proceeding by or against any Related/Oxford Party, Guarantor shall not seek a supplemental stay pursuant to the United States Bankruptcy Code or any other debtor relief law (whether statutory, common law, case law, or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, to stay, interdict, condition, reduce or inhibit the ability of PE Member to enforce its rights against Guarantor by virtue of this Guaranty or otherwise.
SECTION 29.Amendments. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only by instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.
SECTION 30.Counterparts. This Guaranty may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and such counterparts shall constitute but one and the same instrument and shall be binding upon each party hereto as fully and completely as if all had signed but one instrument. The exchange of copies of this Guaranty, any signature pages required hereunder or any other documents required or contemplated hereunder by facsimile or portable document format (“PDF”) transmission shall constitute effective execution and delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. Signatures of the parties transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
SECTION 31.Entire Agreement. This Guaranty embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, whether oral or written, relating to the subject matter hereof, except as specifically agreed to the contrary.
SECTION 32.[Intentionally Omitted].
SECTION 33.Approval Standard. In any circumstance where this Guaranty specifies that the approval or consent of PE Member must be given, or that any matter or circumstance must be satisfactory or acceptable to PE Member, then unless expressly set forth to the contrary, or unless PE Member expressly agrees hereunder or under the applicable Transaction Document to be reasonable, such approval or consent or such determination of satisfaction or acceptability, shall be within the sole and absolute discretion of PE Member.
SECTION 34.Statute of Limitations. Each Guarantor hereby expressly waives and releases, to the fullest extent permitted by law, the pleading of any statute of limitations as a defense to payment or performance of its obligations hereunder.
SECTION 35.Confidentiality.
(a)    Each of PE Member and each Guarantor and their respective partners, principals, members, owners, shareholders, partners, attorneys, agents, employees and consultants (and their respective successors and assigns) shall treat the terms of this Guaranty as confidential, giving it the same care as its own confidential information, and make no use of any such disclosed information not independently known to it, except (i) in connection with the transactions contemplated hereby, (ii) to the extent legally compelled or requested by a regulatory or other governmental authority (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose the same, (iii) to the extent required by any federal, state, local or foreign laws, or by any rules or regulations of the United States Securities and Exchange Commission (or its equivalent in any foreign country) or any domestic or foreign public stock exchange or stock quotation system that may be applicable to any party hereto or any of their direct or indirect constituent owners or Affiliates (including that require this Agreement to be publicly filed) or (iv) to the extent required by the MTA Project Documents or the Construction Loan Documents, but in such case disclosure may only be made to the MTA or the Construction Lender. Notwithstanding the foregoing, the terms of this Guaranty (and/or any other information subject to the confidentiality and non-disclosure restrictions set forth in the preceding sentence) may be disclosed to (A) a party’s accountants, attorneys, employees, agents, actual or potential direct or indirect transferees, sublessees, direct or indirect investors and direct or indirect lenders, and others in privity with such party or its Affiliates or actual or potential transferees or lenders, purchasers, lessors, tenants and/or financial counterparties. in each case to the extent reasonably necessary for such party’s business purposes or in connection with a dispute hereunder, (B) the LLC, Tower A Tenant, the Other Members and any Construction Lender or other lender providing financing to PE Member or its Affiliates or to the Other Members or their respective Affiliates, which financing shall be secured by the PE Unit or the Other Units or any direct or indirect interests therein, (C) any equity investor in PE Member or its Affiliates or the Other Members or their respective Affiliates providing equity capital for the Project and (D) as otherwise permitted under the terms of the Development Agreement. In the event of a termination of this Guaranty, each party shall promptly return or destroy all confidential information it has received (except for such information that is required to be retained pursuant to applicable law or regulation or internal compliance procedures, for as long as the same is so required to be retained).
(b)    None of Guarantors, nor PE Member nor any Member may, without all other parties’ prior consent, permit the public dissemination of any public relations releases, advertisements or similar communications or materials with respect to the Project that includes or describes the identity of the other party or its constituents or affiliates.
SECTION 36.Joint and Several Liability. If more than one Person executes this Guaranty as Guarantor, the obligations of those Persons under this Guaranty shall be joint and several. PE Member may, in its sole and absolute discretion, (a) bring suit against Guarantor, or any one or more of the Persons comprising Guarantor, jointly and severally, or against any one or more of them; (b) compromise or settle with any one or more of the Persons comprising Guarantor for such consideration as PE Member may deem proper; (c) release one or more of the Persons comprising Guarantor from liability; and (d) otherwise deal with Guarantor or any one or more of them, in any manner, and no such action shall impair the rights of PE Member to collect from Guarantor any amount guaranteed by Guarantor under this Guaranty.
[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be duly executed and delivered as of the date first above written.
GUARANTOR:
THE RELATED COMPANIES, L.P., a New York limited partnership

By:	The Related Realty Group, Inc., a Delaware corporation, its general partner

By:	Name: Title:
OP USA DEBT HOLDINGS LIMITED PARTNERSHIP, an Ontario limited partnership

By:	OP USA Debt GP Inc., an Ontario corporation, its general partner

By:	Name: Title:

By:	Name: Title:

For purposes of agreeing to Sections 1(c), 4(h), 13 and 35 hereof:
________________, a Delaware limited liability company
By:
Name:
Title:

STATE OF NEW YORK            )
                        ) ss.
COUNTY OF NEW YORK            )
On the ____ day of _____________, 2015, before me, the undersigned, a Notary Public in and for the State of New York, personally appeared ____________, personally known to me or who proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or person upon behalf of which the individual acted, executed the instrument.

Notary Public
(Seal)

My commission expires:

PROVINCE OF ONTARIO
On the ____ day of _____________, 2015, before me, the undersigned, a Notary Public in and for the Province of Ontario, personally appeared ____________ and ___________, personally known to me or who proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signatures on the instrument, the individual(s) or person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

My commission expires:
STATE OF NEW YORK            )
                        ) ss.
COUNTY OF NEW YORK            )
On the ____ day of _____________, 2015, before me, the undersigned, a Notary Public in and for the State of New York, personally appeared ____________, personally known to me or who proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual or person upon behalf of which the individual acted, executed the instrument.

Notary Public
(Seal)

My commission expires:

Exhibit A
Contribution Agreement

(See following pages)

Exhibit C

Form of Certificate of Substantial Completion
(see attached)

FORM OF ARCHITECT’S CERTIFICATE OF SUBSTANTIAL COMPLETION
Kohn Pedersen Fox Associates PC
[___________ __, 20__]

Hudson Yards North Tower Tenant LLC (“Tower A Owner”)
c/o The Related Companies, L.P.
60 Columbus Circle
New York, New York 10023
[___________] (“PE Member”)
[___________]
[___________]
[___________]

Re:	Project: Hudson Yards, New York, New York — Tower A and Retail Podium

Ladies and Gentlemen:
The undersigned (“Architect”) entered into (i) an Architectural Services Agreement with ERY Developer LLC (“Developer”) dated as of July 22, 2013 (as amended and assigned by Developer to Tower A Owner by that certain Assignment, Amendment, and Assumption Agreement made and entered into on October 28, 2014 and as may be further amended from time to time, collectively, the “Tower A Architect Agreement”), with respect to the design and development by Tower A Owner of the building commonly referred to as Tower A (30 Hudson Yards) on the property located at the southwest corner of West 33rd Street and 10th Avenue and known as Parcel A of the Eastern Rail Yard Section of John D. Caemmerer West Side Yard, and (ii) an Architectural Services Agreement with Developer dated as of December 23, 2014 and effective as of April 1, 2013, as assigned from Developer to ERY Tenant LLC pursuant to that certain Assignment and Assumption Agreement dated as of December 23, 2014 and effective as of June 30, 2014, as further assigned from ERY Tenant to ERY Retail Podium LLC (“Retail Owner” and together with Tower A Owner, collectively, “Owners”) pursuant to that certain Assignment and Assumption Agreement, dated as of December 31, 2014 (and as may be further amended from time to time, collectively, the “Retail Architect Agreement”, and together with the Tower A Architect Agreement, collectively, the “Architect Agreements”), with respect to the design and development by Retail Owner of the building commonly referred to as the Retail Podium on the property bounded by Tower A to the north, Tower C to the south, Hudson Boulevard to the west, and 10th Avenue to the east, and known as Parcel B of the Eastern Rail Yard Section of John D. Caemmerer West Side Yard (collectively, the “Projects,” as more specifically described in the Architect Agreements). Architect has been engaged by each of Tower A Owner and Retail Owner to act as the architect of record for the respective Projects. PE Member and Developer have entered into that certain Development Agreement, dated as of [____], 2015, with respect to certain portions of the Project (the “Development Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Development Agreement.
In connection with the Projects and in accordance with the terms of the Architect Agreements, Architect hereby certifies to Owners and the PE Member that, in the Architect’s professional opinion, made in accordance with current, accepted professional architectural standards appropriate for the size, complexity, schedule and other characteristics of the Projects in the jurisdiction in which the Project is located (the “Standard of Care”) and based on (i) Architect’s performance of its services under the Architect Agreements; (ii) as to matters outside the services of the Architect, based on and limited to written representation of others (including but not limited to the main contractor, various subcontractors, and engineers and other consultants retained directly by Owners); and (iii) based upon all necessary information and certifications by others (which universe of information and certifications must be mutually agreed upon by Owners and Architect) supporting the below statements which must be supplied to Architect before Architect can provide this Certification, and further, based on the foregoing and upon the Architect’s knowledge, information and belief, the construction of the Developer Work designed by Architect is sufficiently complete in accordance with the Plans (as defined herein) so that the Owners can occupy or utilize the Developer Work designed by Architect for its intended use as specified below (“substantially complete”) and the date of such substantial completion for such Developer Work is the date hereof. For all matters outside the scope of Architect’s services, all certifications below are merely certifying that the Architect received information from the relevant parties confirming the information set forth below.

1.
The Developer Work is in substantial conformance with the plans and specifications identified in Exhibit A attached hereto (the “Plans”) [this exhibit should list all of the Plans, as defined in the Development Agreement, as modified by Change Orders, and omitting only those plans prepared by PE Member’s Architect], other than the completion of the Developer Work set forth on the punch lists prepared by Architect and others.

2.
As of the date hereof, the Developer Work (other than (i) any Base Building Lighting work not required in order to obtain a temporary certificate of occupancy for the core and shell of the Tower Building pursuant to Section 645 of the New York City Charter and (ii) the Subway Entrance) is substantially completed in accordance with the Plans and in accordance with applicable Laws, other than the completion of the Developer Work set forth on the punch lists prepared by Architect and others.

3.
The exterior envelope and curtain wall of Tower A (excluding the interior enclosing wall thereof) appear to be substantially complete, other than the completion of the Developer Work set forth on the punch lists prepared by Architect and others.

4.
All PE Elevators (excluding, for all purposes of this paragraph 5, the elevator cab interiors) and one Tower A elevator providing access to the roof (i) have been substantially completed and (ii) have been inspected and certified for use by the NYC DOB.

Notwithstanding anything to the contrary herein or otherwise, nothing contained in this Certificate, including but not limited to the capitalized terms not defined herein and the definitions thereof, shall increase Architect’s duties or obligations or decrease Architect’s rights under the Architect Agreements or with regard to the Plans, the Projects, or otherwise. Furthermore, without limiting the foregoing, any and all liability of Architect under this Certificate shall be subject to the same limitations of liability contained in the Architect Agreements. This certification is not a representation as to the performance of any of the systems or construction components contained in the Developer Work, and no opinions are expressed regarding the quality or completeness of the designs or work provided by any entity other than the Architect.

Very truly yours,
KOHN PEDERSEN FOX ASSOCIATES PC
By:
Name:
Title:

[ARCHITECT SEAL]

Acknowledged by:

[PE Member]

By:______________________________
Name:
Title:

Exhibit D
30 HUDSON YARDS
Delivery Conditions
Developer shall perform all work, and furnish and install all materials and equipment, so that the Building, Premises (i.e., the PE Unit), and building systems are delivered to PE Member free of hazardous materials and asbestos and in compliance with all applicable Laws:

1.	Floors will be delivered with base building HVAC as follows:

a.
Developer provides PE Member with a Water Cooled Local Floor Packaged Air Conditioning Unit in the core mechanical room, floors 81 to 83 fed from dedicated Packaged Air Conditioning Units (one unit per floor) that are to be located on the 85th floor machine room floor. Permanent cooling will be available at building core and shell 0% TCO no later than March 2019.

b.	Condenser water will be circulated 24x7, year round.

c.
Supply and Return air ducts including any fire/smoke dampers as may be required connected to the buildings fire alarm system from Water Cooled Local Floor Packaged Air Conditioning Units, or central Air Conditioning Units for floors all PE Member floors, shall be capped at core wall on both the North and South sides of the core for distribution by PE Member

i.	The base mechanical design for cooling will be 5.0 watts per usable square foot demand load for lighting and power, and 49 degree supply air

ii.	The outside air ventilation is designed at 20 CFM per person based on one (1) person per 140 usable square foot

1.
Note, the air change rate of the floor directly correlates to the ceiling height of the space because it is a volume calculation. Assuming a 9’
-6” ceiling, the air change rate would be approximately 4.5 Air Changes on the Mid Rise and High Rise and 5 Air Changes per hour on the Upper Office Floors. This air change rate is based on design conditions. Since it is a variable volume system, the air change rate will vary.

iii.	The post-fire smoke exhaust is designed at 6 air changes per hour.

iv.
All PE Member floors will be provided with a 2½” condenser water tap (for future PE Member connection), with approximately 30 tons per floor of capacity. The condenser water piping size (taps) can be increased or decreased in size in order to provide each floor with more or less capacity, as long as the total does not exceed the design criteria of 30 tons / floor (300 tons total for 10 floors).

d.	Secondary hot water supply and return risers (SHWS&R) at the perimeter of each floor

e.	Capped toilet supply air duct at North and South sides of core

f.	Capped toilet exhaust duct at North and South sides of core

g.	Return air duct at North and South sides of core

h.	Primary hot water to be used by PE Member to create via heat exchanger domestic hot water to serve kitchens/serveries and fitness center.

i.
Future Kitchen Exhaust Riser Shaft only at core. PE Member to furnish and install or work with Developer on terms to have installed at the time of the core and shell build out all material and equipment including, but not limited to, ductwork, risers, taps, precipitator, fans, filtration, etc. associated with their kitchen facilities. Note the following:

i.
Kitchen exhaust black-iron fire-wrap insulated ductwork riser from 81st Floor PE Member kitchen to base building MER (also on 81st Floor), where a new electrostatic precipitator shall be located to treat kitchen exhaust before discharge to atmosphere.  Location of precipitator discharge to be positioned to prevent odors on PE Member 80th floor terrace.

ii.
Additional kitchen exhaust black-iron fire-wrap insulated ductwork riser from a second PE Member kitchen (to be located within floors 74 to 79) to base building MER (80th Floor), where a new electrostatic precipitator shall be located to treat kitchen exhaust before discharge to atmosphere.  The most likely location for a second kitchen would be the 79th floor. If floor other than 79 is selected for a 2nd PE Member kitchen (i.e. 74 through 78), the appropriate black-iron-fire-wrap insulated ductwork and required access doors / clean outs will be coordinated in order to perform proper maintenance.

iii.	Makeup air insulated ductwork riser, originating from a new gas-fired H+V unit located within the base building MER (81st Floor), routing to PE Member kitchen.

iv.
Additional make-up air system with insulated ductwork riser, originating from a new gas-fired H+V unit located within the base building MER (80th Floor), routing to PE Member kitchen (to be located within floors 74 to 79).

v.
Type II Hood ductwork riser from PE Member amenity floor with a warming pantry to base building MER, where an exhaust system will be located to exhaust heat and vapors from the warming pantry to the atmosphere.

vi.
Type II Hood ductwork riser from PE Sky Lobby demised space from a warming pantry to base building MER, where an exhaust system will be located to exhaust heat and vapors from the warming pantry to the atmosphere.

vii.	A 4” gas service is currently provided to the 52nd floor and can be extended to two (2) PE Member kitchen floors. (+/-5,000 CFH)

viii.	Two (2) dedicated 400A/460V electric services to serve two (2) separate PE Member kitchens/cafeterias and associated equipment located in base building electric closet on the floor proper.

ix.	Two (2) dedicated 200A/460V electric services to serve PE Member warming pantry equipment locations in base building electric closet on the floor proper.

j.	Developer will provide sub-metering of all HVAC piping and electrical systems

k.
Developer shall provide HVAC during Building Hours, 8:00 AM to 6:00 PM, Monday through Friday, and 9:00 AM to 1:00 PM Saturday. The cost of electricity to power PE Member’s water cooled DX unit (AC) will be submetered and allocated to PE Member. The HVAC system shall have floor by floor temperature and system controls accessible by PE Member for its use.

l.
The Building BMS will accommodate the connection of PE Member systems & devices. All connections shall be made at PE Member’s sole cost and expense. The maintenance and service of these devices and points will be at the sole cost and expense of PE Member.

m.	Developer shall provide temporary heating within the core shell spaces on PE Member floors to the extent floors are delivered prior to building TCO.

2.	Floors will be delivered with base building plumbing at the core walls as follows:

a.	(2) 2” cold water valved outlet

b.	(2) 1” hot water valved outlet

c.	(2) 3/4” hot water circulation valved outlet

d.	(2) 4” sanitary plugged outlet

e.	(2) 3” vent plugged outlet

3.
Electrical service shall be distributed to each floor of the Premises via 265/460V Bus Duct risers serving high voltage lighting panel, step down transformer and utility panel in each of the (2) electric closets. Building design will be based on 5.0 watts / USF demand load, plus two (2) 400A/460V and one (1) 200A/460V supplemental power source to serve the PE Member Kitchen/café as noted above to be provided upon building substantial completion by March 2019. At initial delivery January 2019, floors shall be on temporary power.

4.	All sub-metering of utilities is included in base building work.

5.
Developer will provide an Emergency Power System (EPS), at no additional cost to PE Member, which will support all code required Building systems and all code required systems in PE Member’s Premises (including ¼ watt per rentable square foot for PE Member’s emergency lighting needs). In addition, Developer and PE Member to discuss alternative solutions available to address any additional emergency power requirements specific to PE Member’s Premises.

6.	Corridor walls, if any, to be completed with PE Member’s side ready to receive finishes. If shown on plans as drywall, it shall be taped, spackled, and sanded smooth.

7.	Steel columns, bracing and beams with spray fireproofing will be exposed.

8.
Mechanical equipment rooms including acoustical rated walls and doors shall be provided and completed by Developer, the assembly shall be rate at no more than 40 STC at the mechanical equipment room walls/doors and where there is drywall it shall be taped, spackled, and sanded smooth. PE Member will have an acoustical engineer of their choice to ensure the mechanical rooms meet the minimum standards for sound and vibration for a commercial office space. Any remedies to meet the minimum standard will be paid for by the Developer.

9.	All core doors and frames installed. Construction cores to be provided at locksets.

10.
Smooth unsealed concrete floors. All trowel finished slabs shall achieve an overall tolerance of FF25 and all float finished surfaces shall achieve an overall tolerance of FF20. Slab surface deviation from level not to exceed 3/8” in 10’-0” with an overall maximum of ¾”.

11.
Fire alarm/sprinkler and life safety system installed in core areas containing required points for base building code requirements & future connection points for PE Member’s fit-out installation. The Base Building Contractor will provide for the final programming at their cost for the PE Member fit out work.

12.
Fire sprinkler system distributed including sprinkler heads installed (but not commissioned) in core toilets, Mechanical Equipment rooms, electrical closets, tele-data rooms and janitor closets and other code required base building areas. 2½” sprinkler mains will be capped at the East and West sides of the core. The appropriate sprinkler system coverage per the Plans will be installed on each PE Member floor in order to achieve TCO. System will not be commissioned.

13.
Men’s and Women’s rest rooms on each floor shall be constructed and completed but not functioning. Core Restrooms are to be functional at the time of TCO/Turn-over to PE Member. PE Member will have approval rights over the interior design of the bathrooms on its floors (e.g. finishes, fixtures etc.) excluding major structural or mechanical changes. Bathrooms have been designed to meet NYC Building Code with 1 fixture per approximately 28 occupants on Floors 74 – 79 and 1 fixture per approximately 20 occupants on Floors 80─83.

14.	Temporary water and power will be provided to the Premises.

15.	Premises shall be delivered in broom clean condition.

16.	Insulation on Base Building pipes and ducts, if required, will be completed.

17.	Fire stopping in all areas of building core and perimeter completely in place and signed-off by a NYCDOB-certified Special Inspector.

18.
Floors are closed in and weather tight exclusive of standard leave-outs or come-back areas of curtain wall (e.g. hoist or crane openings). Infill logistic plan to be provided for PE Member review. The North will be removed by October 2019, although it may come off the building earlier depending on the timing of the various interior fit-outs. Leave-out areas will be provided by Related’s Contractor in a configuration that is to be submitted for PE Member approval such that PE Member’s interior fit-out can proceed around these locations. Refer to the Leave-Out Hoists Plan. Vertical transportation during construction to be provided as described in the Site Logistics Procedures.

19.
PE Member will submit a plan for any proposed penetrations (e.g. inter-floor connecting stairs) through floor slabs (within its stack) identifying the size, location, etc. for review by the base building Structural Engineer during PE Member’s schematic design process. Upon approval, PE Member will provide all required: structural reinforcing; fire safing; etc. as required by said approval and all applicable codes.

Two (2) 4” empty conduits from each of two (2) Points-of-Entry routing express vertically with pull boxes where required up to the 74th Floor (PE Member MDF Room).
The two Points of Entry shall provide PE Member redundant Carrier Central Office connectivity. At its option, PE Member can establish connectivity to the Site Wide Loop and 10th Avenue to provide additional diversity (the latter which would be considered an Upgrade Beyond DI-48/100% CDs (the Plans defined in the Development Agreement) at PE Member’s cost.
Additionally, provisions will be made to add four (4) 4” conduits in one of the shafts for connectivity of the 74th Floor PE Member MDF Room to the following locations; (a) Ground Floor Lobby, (b) 35th Floor Sky Lobby, (c) 81st Floor Terrace Level and (d) 82nd Floor Upper Stack. See attached drawing E-TC-501.00 dated 8.10.15.

20.	Fire hose valve outlets will be provided as required by code for Core & Shell.

21.
Refer to the Gensler Plans and Specifications for the additional Delivery Conditions and clarification if portions of Delivery Conditions are considered Developer Fitout Work or Upgrade Beyond DI-48/100% CDs (the Plans defined in the Development Agreement) at PE Member’s cost.

KKR NYC OFFICE RELOCATION

30 HUDSON YARDS
NEW YORK, NY

LEGEND

SHADING DENOTES KKR DEMISED PREMISES

CONCEPTUAL RISER DIAGRAM

ama consulting engineers, p.c.

CONCEPTUAL
EMPTY CONDUIT RISER DIAGRAM

NTS

08/10/2015

AM

AP

-

E-TC-501.00

Exhibit E

Form of Statement of Changes
(see attached)

ERY Developer LLC
Statement of Changes

Date:     OSCR # SAMPLE
[PE MEMBER]
[____________]
[____________]
Attention: [_____]
Dear [______]:
Pursuant to Section 3.06(a) of the Development Agreement, PE Member has submitted the request for a PE Change Order attached hereto as Exhibit A. Pursuant to Section 3.07(b) of the Development Agreement, the Developer is furnishing this Statement of Changes to PE Member in connection with such requested PE Change Order.

Total PE Change Cost
Direct Construction Cost of Change (Detail Attached)
Design Consulting Services (Detail Attached)
Bond Total — (__%)
Subtotal	$_____________________

Cost of OCIP Insurance — (__% of Construction & Bond Only)
Construction Manager Fee — (__% of Construction, Bond & OCIP)
ECM Fee (1%)
Developer Fee — (3.0%)
Overhead — (3.0%)
Sales Tax - (Estimate to be adjusted to actual, 8.875% of construction materials)
Contingency — (__%)
Subtotal — ECM Cost	$____________________

Other	$___________________

Total PE Change Cost	$____________________
The preceding change will add a maximum of [__] days to the Schedule and the Maximum PE Change Cost is reasonably estimated to be no greater than [$__].
[remainder of page left blank]

Developer Approval of Change:
ERY DEVELOPER LLC, a Delaware limited liability company

By: ___________________________
Name:     ________________________
Title:     ________________________

PE Member Approval:
The PE Member acknowledges the preceding estimate of the Total PE Change Cost, Maximum PE Change Cost and the additional time (if noted) as an addition to the Schedule.
Acknowledged and Accepted:
[PE MEMBER]
By:
Name:
Title:
Exhibit A
PE Change Order Request

Exhibit F

Dual Obligee Rider
(see attached)

FORM OF PERFORMANCE AND PAYMENT BOND
PERFORMANCE BOND

Bond No:
CONTRACTOR/PRINCIPAL:	SURETY:
Name: Address:	Name: Address:
OBLIGEE:	CONSTRUCTION CONTRACT/PROJECT:
Name: Hudson Yards Construction LLC Address: c/o The Related Companies, L.P. 60 Columbus Circle New York, New York 10023	Name: Hudson Yards — Tower A/30 Hudson Yards Address: 500 West 33rd Street New York, New York 10001
BOND
Date
Amount
1.    The Contractor and Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Obligee for the performance of the Construction Contract, which is incorporated herein by reference.
2.    If the Contractor performs the Construction Contract, the Surety and the Contractor shall have no obligation under this Bond.
3.    The Surety’s obligation under this Bond shall arise after
(i)    the Obligee declares the Contractor in Default, terminates the Construction Contract and notifies the Surety of such Default and termination; and
(ii)    the Obligee has agreed to pay the Balance of the Contract Price in accordance with the terms of the Construction Contract to the Surety or to a contractor selected by the Surety to perform the Construction Contract.
4.    Within ten (10) days after the Obligee has satisfied the conditions of Section 3, the Surety shall, at its sole cost and expense, take one of the following actions:
(i)    arrange for the Contractor, with the consent of the Obligee, to perform and complete the Construction Contract;
(ii)    undertake to perform and complete the Construction Contract itself, through its agents or independent contractors;
(iii)    obtain bids or negotiated proposals from qualified contractors acceptable to the Obligee for a contract for performance and completion of the Construction Contract, arrange for a contract to be prepared for execution by the Obligee and a contractor selected with the Obligee’s concurrence, to be secured with performance and payment bonds executed by a qualified surety equivalent to the bonds issued on the Construction Contract, and pay to the Obligee the amount of damages as described in Section 6 in excess of the Balance of the Contract Price incurred by the Obligee as a result of the Contractor Default; or
(iv)    waive its right to perform and complete, arrange for completion, or obtain a new contractor and with reasonable promptness under the circumstances:
a)    after investigation, determine the amount for which it may be liable to the Obligee and, as soon as practicable after the amount is determined, make payment to the Obligee; or
b)    deny liability in whole or in part and notify the Obligee, citing the reasons for denial.
5.    If the Surety does not proceed as provided in Section 4, the Surety shall be deemed to be in default on this Bond seven (7) days after receipt of an additional written notice from the Obligee to the Surety demanding that the Surety perform its obligations under this Bond, and the Obligee shall be entitled to enforce any remedy available to the Obligee. If the Surety proceeds as provided in Section 4(iv), and the Obligee refuses the payment or the Surety has denied liability, in whole or in part, without further notice the Obligee shall be entitled to enforce any remedy available to the Obligee.
6.    If the Surety elects to act under Sections 4(i), 4(ii) or 4(iii), then the responsibilities of the Surety to the Obligee shall not be greater than those of the Contractor under the Construction Contract, and the responsibilities of the Obligee to the surety shall not be greater than those of the Obligee under the Construction Contract. Subject to the commitment by the Obligee to pay the Balance of the Contract Price, the Surety is obligated, without duplication, for
(i)    the responsibilities of the Contractor for correction of defective work and completion of the Construction Contract;
(ii)    additional legal, design professional and delay costs resulting from the Contractor’s Default, and resulting from the actions or failure to act of the Surety under Section 4; and
(iii)    liquidated damages, or if no liquidated damages are specified in the Construction Contract, actual damages caused by delayed performance or non-performance of the Contractor.
7.    If the Surety elects to act under Section 4(i), 4(ii) or 4(iii), the Surety’s liability is limited to the amount of this Bond.
8.    The Surety shall not be liable to the Obligee or others for obligations of the Contractor that are unrelated to the Construction Contract, and the Balance of the Contract Price shall not be reduced or set off on account of any such unrelated obligations. No right of action shall accrue on this Bond to any person or entity other than the Obligee or its heirs, executors, administrators, successors and assigns.
9.    The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations. The Surety agrees that no change, extension of time, alteration, addition, omission or other modification of the Construction Contract, the Contract Documents or the Work to be performed, shall in any way affect its obligation under this Bond.
10.    Any proceeding, legal or equitable, under this Bond may be instituted in any court of competent jurisdiction in the location in which the work or part of the work is located and shall be instituted within two years after a declaration of Contractor Default or within two years after the Contractor ceased working or within two years after the Surety refuses or fails to perform its obligations under this Bond, whichever occurs first.
11.    Notice to the Surety, the Obligee or the Contractor shall be mailed or delivered to the address shown on the first page of this Bond.
12.    Definitions:
(i)    Balance of the Contract Price: The total amount payable by the Obligee to the Contractor under the Construction Contract after all proper adjustments have been made, including allowance to the Contractor of any amounts received or to be received by the Obligee in settlement of insurance or other claims for damages to which the Contractor is entitled, reduced by all valid and proper payments made to or on behalf of the Contractor under the Construction Contract.
(ii)    Construction Contract: The agreement between the Obligee and Contractor identified on the cover page, including all Contract Documents and changes made to the agreement and the Contract Documents.
(iii)    Contractor Default. Failure of the Contractor, which has not been remedied or waived, to perform or otherwise to comply with a material term of the Construction Contract.
(iv)    Contract Documents. All the documents that comprise the agreement between the Obligee and Contractor.
13.    If this Bond is issued for an agreement between a Contractor and Subcontractor, the term Contractor in this Bond shall be deemed to be Subcontractor and the term Owner shall be deemed to be Contractor.

CONTRACTOR/PRINCIPAL Name Signature Name and Title	SURETY Name Signature Name and Title

RIDER TO PERFORMANCE BOND ADDING ADDITIONAL OBLIGEE
Rider to be attached to and form a part of Bond Number             , dated the ___ day of                 , 20__, executed by                              (the “Surety”) on behalf of                              (the “Principal”) in favor of HUDSON YARDS CONSTRUCTION LLC (the “Obligee”),
WHEREAS, the Principal has by written agreement dated            , 20_, entered
into a contract (the “Construction Contract”) with the Obligee for                 ; and
WHEREAS, upon the request of the Principal and Obligee the attached bond is hereby amended to add HUDSON YARDS NORTH TOWER TENANT LLC, ERY RETAIL PODIUM LLC, ERY TENANT LLC, KKR HY LLC, [TOWER A LENDER], [RETAIL LENDER], METROPOLITAN TRANSPORTATION AUTHORITY and THE LONG ISLAND RAIL ROAD COMPANY, and their respective successors and assigns as additional Obligees,
In no event shall the aggregate liability of the Surety to either or to both Obligees exceed the penal sum of the attached bond, nor shall the Surety be liable except for a single payment for each single breach or default. At the Surety’s election, any payment due to either Obligee may be made by its check issued jointly both.
This change is effective this ___ day of             , 20__.
The attached bond shall be subject to all of its terms, conditions and limitations except as herein modified.
DATED as of this ___ day of ______, 20__.

CONTRACTOR/PRINCIPAL: Name Signature Name and Title	SURETY: Name Signature Name and Title

PAYMENT BOND

Bond No:
CONTRACTOR/PRINCIPAL:	SURETY:
Name: Address:	Name: Address:
OBLIGEE:	CONSTRUCTION CONTRACT/PROJECT:
Name: Hudson Yards Construction LLC Address: c/o The Related Companies, L.P. 60 Columbus Circle New York, New York 10023	Name: Hudson Yards — Tower A Address: 500 West 33rd Street New York, New York 10001
BOND
Date
Amount

1.
The Contractor and Surety, jointly and severally, bind themselves, their heirs, executors, administrators, successors and assigns to the Obligee for the payment of the above sum well and truly to be made.

2.	The Contractor has entered into a written Construction Contract with the Obligee, which is incorporated herein by reference.

3.
The condition of this Bond is such that, if the Contractor shall promptly pay all persons having just claims for (a) labor, materials, services, insurance, supplies, machinery, equipment, rentals, fuels, oils, implements, tools and/or appliances and any other items of whatever nature, furnished for, used or consumed in the prosecution of the work called for by said contract and any and all modifications thereof, whether lienable or nonlienable and whether or not permanently incorporated in said work; (b) pension, welfare, vacation and/or other supplemental employee benefit contributions payable under collective bargaining agreements with respect to persons employed upon said work; and (c)federal, state and local taxes and/or contributions required by law to be withheld and/or paid with respect to the employment of persons upon said work, then this obligation shall be null and void; otherwise it shall remain in full force and effect.

4.
The Surety hereby waives notice of any change, including changes of time, to the Construction Contract or to related subcontracts, purchase orders and other obligations. The Surety agrees that no change, extension of time, alteration, addition, omission or other modification of the Construction Contract, the Contract Documents or the Work to be performed, shall in any way affect its obligation under this Bond.

5.
The Contractor and the Surety agree that this Bond shall inure to the benefit of all persons supplying labor and material in the prosecution of the work provided for in the Construction Contract, as well as to the Obligee, and that such persons may maintain independent actions upon this Bond in their own names.

6.	Any proceeding, legal or equitable, under this Bond may be instituted in any court of competent jurisdiction in the location in which the work or part of the work is located.

7.	Notice to the Surety, the Obligee or the Contractor shall be mailed or delivered to the address shown on the first page of this Bond.

8.	Definitions:

(i)	Construction Contract: The agreement between the Obligee and Contractor identified on the cover page, including all Contract Documents and changes made to the agreement and the Contract Documents.

(ii)	Contract Documents. All the documents that comprise the agreement between the Obligee and Contractor.

9.
If this Bond is issued for an agreement between a Contractor and Subcontractor, the term Contractor in this Bond shall be deemed to be Subcontractor and the term Owner shall be deemed to be Contractor.

CONTRACTOR/PRINCIPAL: Name Signature Name and Title	SURETY: Name Signature Name and Title

RIDER TO PAYMENT BOND ADDING ADDITIONAL OBLIGEE
Rider to be attached to and form a part of Bond Number             , dated the ___ day of                 , 20__, executed by                              (the “Surety”) on behalf of                              (the “Principal”) in favor of HUDSON YARDS CONSTRUCTION LLC (the “Obligee”),
WHEREAS, the Principal has by written agreement dated            , 20_, entered
into a contract (the “Construction Contract”) with the Obligee for                 ; and
WHEREAS, upon the request of the Principal and Obligee the attached bond is hereby amended to add HUDSON YARDS NORTH TOWER TENANT LLC, ERY RETAIL PODIUM LLC, ERY TENANT LLC, [TOWER A LENDER], [RETAIL LENDER], METROPOLITAN TRANSPORTATION AUTHORITY and THE LONG ISLAND RAIL ROAD COMPANY, and their respective successors and assigns as additional Obligees,
In no event shall the aggregate liability of the Surety to either or to both Obligees exceed the penal sum of the attached bond, nor shall the Surety be liable except for a single payment for each single breach or default. At the Surety’s election, any payment due to either Obligee may be made by its check issued jointly both.
This change is effective this ___day of             , 20__.
The attached bond shall be subject to all of its terms, conditions and limitations except as herein modified.
DATED as of this ___ day of _____, 20__.

CONTRACTOR/PRINCIPAL: Name Signature Name and Title	SURETY: Name Signature Name and Title

101838571.3

Exhibit G

Arbiters

Honorable Bernard J. Fried
Honorable Stephen G. Crane
Michael Young, Esq.

Exhibit H

Work Dispute Arbiters

Walter Hunt, FAIA
Kenneth D. Levien, AIA

Exhibit I

Form of 50 HY Deed Restriction
(see attached)

AGREEMENT RE RESTRICTIVE COVENANT

between

_____________________________ LLC,
a Delaware limited liability company,

(“Owner”)

and

HUDSON YARDS NORTH TOWER TENANT LLC,
a Delaware limited liability company

(“Tower A Tenant”)

Block:    _____
Lot:     _____
County:     New York
Address:     ________________________

After recording, please return by mail to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention: Robert M. Schlein, Esq.

AGREEMENT RE RESTRICTIVE COVENANT
THIS AGREEMENT RE RESTRICTIVE COVENANT (this “Agreement”) made this _____ day of _______, 2015 by and between _____________________ LLC, a Delaware limited liability company, having an office at c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (or its successors or assigns as owner of the Burdened Premises or any portion thereof, “Owner”) and Hudson Yards North Tower Tenant LLC, a Delaware limited liability company, having an office at c/o The Related Companies, L.P., 60 Columbus Circle, New York, New York 10023 (“Tower A Tenant”).
WHEREAS, Owner is the owner of certain real property situated in the Borough of Manhattan, County of New York and State of New York, known and designated as Block ___, Lot __ (the “Burdened Premises”), as shown on the tax map of the City of New York for the County of New York and as more particularly described in Exhibit A hereto;
WHEREAS, Tower A Tenant is the lessee of the Office Unit, as defined in the Declaration Establishing a Plan for Condominium Ownership of the Premises known as 30 Hudson Yards, New York, New York, Pursuant to Article 9-B of the Real Property Law of the State of New York, dated ________________, 2015 (the “Declaration”), intended to be recorded simultaneously herewith with respect to the real property known and designated as Block 702, [Lot 125] and more particularly described in Exhibit B hereto. The Office Unit is known and designated as Block 702, [Lot ___];
WHEREAS, Tower A Tenant intends to further subdivide the Office Unit into one or more Subdivided Units (as defined in the bylaws of the Condominium attached to the Declaration (the “Bylaws”), including a Subdivided Unit comprising [floors 74-83] of the Building (as defined in the Declaration) (the “Upper Office Unit”) (the Office Unit prior to such subdivision, and the Upper Office Unit following such subdivision, being referred to herein as the “Benefited Unit”);
WHEREAS, the benefits conferred upon the Benefited Unit pursuant to this Agreement are essential to preserving sight lines, air and proper sunlight for the Office Unit and the Upper Office Unit; and
WHEREAS, the parties hereto wish to set forth certain agreements between Owner and Tower A Tenant relating to the improvements to be constructed at the Burdened Premises.
NOW, THEREFORE, it is agreed as follows:
1.    Restrictions. Owner hereby restricts the use and development of the Burdened Premises for the benefit of the Benefited Parties (as hereinafter defined) in perpetuity as expressly set forth in this Section 1:
(a)    In no event shall Owner construct, develop, maintain or rebuild, or permit or suffer to be constructed, developed, maintained or rebuilt, any building, structure or improvement (including, without limitation, any parapet, bulkhead, fence, elevator shaft, water tower, antenna, cell tower, satellite dish, chimney, pipe, ladder, fire escape, or other mechanical or telecommunications equipment) on the Burdened Premises that exceeds the lesser of (i) the height of the top slab of the 79th floor of the Building (as depicted in the construction drawings for the Building attached to the Initial Construction Agreements (as defined in the Declaration)) or (ii) the horizontal plane that is one thousand ten (1,010) feet above the Base Level (as hereinafter defined) (the “Height Limit”), irrespective of whether the same would be permitted under the Zoning Resolution of the City of New York or any other legal requirement. Owner acknowledges and agrees that the foregoing restriction on the Burdened Premises is to benefit the Benefited Unit by affording light, air and view for the perpetual benefit of the Benefited Parties. For purposes of the foregoing, “Base Level” means the Borough of Manhattan Datum 2.75 feet above mean sea level at Sandy Hook, New Jersey as determined by the United States Coast and Geodetic Survey.
(b)    In no event shall Owner transfer Floor Area from the Burdened Premises to another parcel located on the 50 HY Block that is not subject to a restrictive covenant substantially in the form of this Agreement (any such parcel on the 50 HY Block that is not subject to such a restrictive covenant, an “Unburdened Parcel”), unless, prior to any such transfer of Floor Area, the transferee of such Floor Area executes and records against such Unburdened Parcel a restrictive declaration or other agreement, for the benefit of the Benefited Parties, that prohibits the construction or development on any portion of such Unburdened Parcel of any building, structure or improvement (including, without limitation, any parapet, bulkhead, fence, elevator shaft, water tower, antenna, cell tower, satellite dish, chimney, pipe, ladder, fire escape, or other mechanical or telecommunications equipment) that exceeds the Height Limit (any such restrictive declaration or similar agreement recorded against an Unburdened Parcel, an “Unburdened Parcel Restriction”). Any transfer of Floor Area to an Unburdened Parcel without the prior recordation of such an Unburdened Parcel Restriction shall be void, and the Benefited Parties shall be entitled to obtain equitable relief by way of injunction and/or to compel specific performance of Owner’s obligation to obtain such Unburdened Parcel Restriction (without the need to prove or demonstrate damages). From and after the recording of any such Unburdened Parcel Restriction against any such Unburdened Parcel that is owned or controlled by a third party (that is not Owner or an Affiliate of Owner), (i) the Benefited Parties shall have the sole right to enforce such Unburdened Parcel Restriction, and Owner and its Affiliates shall have no obligation to enforce such Unburdened Parcel Restriction and (ii) Owner and its Affiliates shall have no liability to the Benefited Parties in connection with the transfer of Floor Area to such Unburdened Parcel or any breach of such Unburdened Parcel Restriction by the transferee of such Floor Area or any subsequent third-party owner of such Unburdened Parcel (that is not Developer or an Affiliate of Developer). For purposes of this Agreement (x) “Floor Area” shall have the meaning ascribed thereto in Section 12-10 of the Zoning Resolution and shall be measured in accordance with the standards set forth in the Zoning Resolution (notwithstanding that the Building may be exempt from application of the Zoning Resolution under Public Authorities Law Section 1266(8)) and (y) “50 HY Block” shall mean the block bounded by 10th Avenue in the east, Hudson Boulevard in the west, 33rd Street in the south and 34th Street in the north, in the City, County and State of New York.
2.    Covenants Running With the Land. The provisions of this Agreement shall run with the land and inure to the benefit of and be binding upon each party and its successors and assigns. Any present or future estate in the Burdened Premises and any lien, obligation, covenant, lease, mortgage, deed of trust or other encumbrance of any kind at any time arising, claimed or asserted in the Burdened Premises shall be subject and subordinate to this Agreement and the Benefited Parties’ interest herein, except in each case with respect to the Title Exceptions (as hereinafter defined). Notwithstanding the foregoing, upon the filing of an amendment to the Declaration subdividing the Office Unit and creating the Upper Office Unit, this Agreement shall automatically terminate and be of no further force or effect with respect to the owner or lessee of any portion of the Office Unit or the Building other than the Upper Office Unit. For purposes of this Agreement, “Benefited Parties” means Tower A Tenant, any owner of the Office Unit (prior to such subdivision) or the Upper Office Unit (from and after such subdivision), any Declarant Net Lessee (as defined in the Bylaws) of the Office Unit (prior to such subdivision) or the Upper Office Unit (from and after such subdivision), KKR HY LLC, a Delaware limited liability company, and their respective successors and assigns.
3.    Representations and Warranties of Owner. Owner hereby represents and warrants that it (a) owns fee simple title to the Burdened Premises, subject to any matters of record as of the date of recordation of this Agreement, including without limitation any mortgage recorded against the Burdened Premises; liens for real estate taxes and assessments; unrecorded leases; any laws, rules, regulations, statutes, ordinances, orders or other legal requirements affecting the Burdened Premises; and any state of facts which a current survey or inspection of the Burdened Premises would disclose (collectively, the “Title Exceptions”); (b) has all power and authority to enter into this Agreement, and (c) in connection with the Burdened Premises, has not transferred any development rights, air rights or rights or options to purchase to any third party.
4.    Estoppels. Each party shall, upon at least twenty (20) days’ prior written request, deliver to the other party a written statement, setting forth whether this Agreement is in full force and effect; the extent to which this Agreement has been modified by written instrument not of record; the extent to which the responding party has served any written notice of default under this Agreement, which default remains uncured; and that the statement may be relied upon by the requesting party and said designee.
5.    Remedies. In the event of a default by Owner under this Agreement, the Benefited Parties shall have the right to seek any and all administrative and judicial remedies as may be available at law or equity, including without limitation an action for injunctive relief or specific performance (it being agreed that any violation by Owner of the covenants contained in this Agreement would cause irreparable harm to the Benefited Parties as to which an award of money damages may be an inadequate remedy) or for damages (including the diminution in value of the Benefited Unit, if any). In the event of any action, suit or proceeding between the parties, the prevailing party shall be entitled to reimbursement from the non-prevailing party of the legal fees and expenses incurred by the prevailing party in connection with such action, suit or proceeding.
6.    No Transfer of Development Rights. Nothing in this Agreement shall be construed as conveying or otherwise transferring the fee or any other interest in the property owned or leased by either party to the other party, or in any air rights or development rights.
7.    Miscellaneous.
(a)    This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to principles of conflicts of laws, and the parties each individually agrees to submit to the jurisdiction of all Federal and New York State courts located in the State and County of New York in connection with any litigation instituted under this Agreement.
(b)    This Agreement shall be construed without regard to the presumption or other rule requiring construction against the party causing this Agreement to be drafted.
(c)    Except as expressly set forth in this Agreement, no party shall be deemed to have made any representations, warranties or promises, express or implied, concerning anything affected by this Agreement.
(d)    This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same investment. In addition, the parties may execute separate signature and acknowledgment pages, and such signature and acknowledgment pages (and/or signature and acknowledgment pages that have been detached from one or more duplicate original copies of this Agreement) may be combined and attached to one or more copies of this Agreement so that such copies shall contain the signatures and acknowledgments of all of the parties hereto.
(e)    In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or enforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
(f)    Except as expressly set forth in this Agreement, no covenant or agreement contained in this Agreement shall inure to the benefit of any party other than the parties hereto and their respective successors and assigns. For the avoidance of doubt, the Benefited Parties are expressly intended to be third party beneficiaries of this Agreement, and each of them shall have full power and authority to enforce this Agreement. Neither the members, managers, partners, shareholders, directors, officers or principals, direct and indirect, of Owner shall be liable for the performance of Owner’s obligations under this Agreement. From and after the transfer by Owner of the Burdened Premises to any third party (that is not Owner or an Affiliate of Owner), neither Owner nor any of its Affiliates shall have any obligation to enforce this Agreement nor shall either of them have any liability for any breach of this Agreement by such transferee or any subsequent third-party owner of the Burdened Premises (that is not Owner or an Affiliate of Owner).
(g)    The titles set forth in this Agreement are intended for ease of reference only and shall have no force or effect in the interpretation of this Agreement.
(h)    Each party shall execute, acknowledge and deliver such further instruments, and take such other or further actions as may be reasonably required in order to carry out and effectuate the intent and purpose of this Agreement, all at the sole cost and expense of the party requesting such further assurances.
(i)    This Agreement may not be amended or modified except by a written instrument duly executed by each party hereto or its respective successor in interest hereto.
(j)    This Agreement shall be recorded against the Burdened Premises and the Benefited Unit in the Office of the City Register for New York County.
(k)    Owner represents, covenants and warrants that any consideration received by it will be received subject to the provisions of Section 13 of the Lien Law.
[Signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed the day and year first above written.
OWNER:
_______________________ LLC, a Delaware limited liability company
By: _______________________________
Name:
Title:
TOWER A TENANT:
Hudson Yards North Tower Tenant LLC, a Delaware limited liability company
By: _______________________________
Name:
Title:

STATE OF NEW YORK            )
)    SS:
COUNTY OF NEW YORK            )
On the ____ day of ______ in the year 2015, before me, the undersigned, personal appeared [Name of signatory] personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his authorized capacity, and that by his signatures on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

_______________________________
Signature of Notary

STATE OF NEW YORK            )
)    SS:
COUNTY OF NEW YORK            )
On the ____ day of ______ in the year 2015, before me, the undersigned, personal appeared [Name of signatory] personally known to me or proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his authorized capacity, and that by his signatures on the instrument the persons, or the entity upon behalf of which the person acted, executed the instrument.

_______________________________
Signature of Notary

Exhibit A
Legal Description

Exhibit J

Form of Mortgage Subordination

(see attached)

WAIVER AND SUBORDINATION OF MORTGAGE
THIS WAIVER AND SUBORDINATION OF MORTGAGE made by MERCANTIL COMMERCEBANK, N.A., having an office at 11 East 51st Street, New York, New York 10022 (together with its successors and assigns, “Mortgagee”).
Mortgagee is the holder of that certain Amended, Restated and Consolidated Mortgage, Security Agreement and Assignment of Leases and Rents (as the same may be amended, restated, spread, replaced or otherwise modified from time to time, the “Mortgage”), made by and among 507-511 WEST 33RD STREET ASSOCIATES LLC, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having an office at c/o The Related Companies, L.P., 60 Columbus Circle, 19th Floor, New York, New York 10023 (“33rd Street Associates”), and 413 10TH AVENUE PROPERTY, LLC, a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, having an office at c/o The Related Companies, L.P., 60 Columbus Circle, 19th Floor, New York, New York 10023 (“10th Avenue Property LLC”; together with 33rd Street Associates, together with their respective successors and assigns, collectively, “Mortgagor”), as is more particularly described on Exhibit A annexed hereto and made a part hereof, encumbering (i) 33rd Street Associates’ fee interest in the premises known as Tax Lot 29 in Block 705 on the Tax Map of the City of New York, County of New York, which is known by the street address 507-511 West 33rd Street, New York, New York and (ii) 10th Avenue Property LLC’s fee interest in the premises known as Tax Lot 32 in Block 705 on the Tax Map of the City of New York, County of New York, which is known by the street address 413 Tenth Avenue, New York, New York, in each case, as is more particularly described on Exhibit B annexed hereto and made a part hereof (collectively, the “Premises”).

Mortgagee:

1.    Hereby waives its rights to execute that certain (i) Agreement RE Restrictive Covenant (the “33rd Street Restrictive Covenant”), dated as of the date hereof, by and between 33rd Street Associates and Hudson Yards North Tower Tenant LLC, a Delaware limited liability company (“HY North Tower Tenant”), and (ii) Agreement RE Restrictive Covenant (the “10th Avenue Restrictive Covenant”; and together with the 33rd Street Restrictive Covenant, collectively, the “Restrictive Covenant”), dated as of the date hereof, by and between 10th Avenue Property LLC and HY North Tower Tenant, together with any amendments thereof with respect to the Premises;
2.    Hereby agrees that the Mortgage and the lien thereof and any extensions, renewals, modifications, amendments, replacements, supplements, assignments and/or consolidations of the Mortgage shall in all respects be subject and subordinate to the Restrictive Covenant.
3.    Hereby represents that it has not assigned or further encumbered the Mortgage; and

4.    Hereby agrees that all of the covenants and agreements contained in this instrument: (a) shall run with the lands and buildings affected by this instrument and the undersigned’s interest therein; and (b) shall be binding on the undersigned, and its successors and assigns.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Waiver and Subordination this ______ day of __________, 2015.
MERCANTIL COMMERCEBANK, N.A.

By:	________________________________ Name: Title:

STATE OF NEW YORK            )
) ss:
COUNTY OF NEW YORK            )

On the ____ day of ____________, 2015 before me, the undersigned, a notary in and for said state, personally appeared ___________________, personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity and that by his/her/their signature(s) on the instrument, the individual, or the person upon behalf of which the individual(s) acted, executed the instrument.
____________________________________
Notary Public

EXHIBIT A
Schedule of Mortgages

A.
Mortgage made by Avon Development Enterprises Corp. to Citibank, N.A. in the original principal amount of $600,000.00, dated as of May 26, 1983 and recorded in the New York City Register’s Office on June 1, 1983 in Reel 692, Page 228.

1.
which Mortgage A was assigned by Citibank, N.A. to Apple Bank for Savings pursuant to that certain Assignment of Mortgage Without Covenant, dated as of November 3, 1988 and recorded in the New York City Register’s Office on November 21, 1988 in Reel 1496, Page 2497.

B.
Mortgage made by Avon Development Enterprises, Corp. to John Ford and William Goodman in the original principal amount of $600,000.00, dated as of May 26, 1983 and recorded in the New York City Register’s Office on June 1, 1983 in Reel 692, Page 243.

1.
which Mortgage B was assigned by John Ford and William Goodman to Apple Bank for Savings pursuant to that certain Assignment of Mortgage With Covenant, dated as of November 4, 1988 and recorded in the New York City Register’s Office on November 21, 1988 in Reel 1496, Page 2495.

C.
Mortgage made by Avon Development Enterprises Corp. to Apple Bank for Savings in the original principal amount of $142,667.38, dated as of November 4, 1988 and recorded in the New York City Register’s Office on November 21, 1988 in Reel 1496, Page 2388.

Mortgage Tax Paid: $2,140.50.

1.
which Mortgage C, was consolidated with Mortgages A and B above, pursuant to that certain Consolidation, Modification and Extension Agreement by and between Avon Development Enterprises Corp. and Apple Bank for Savings, dated as of November 4, 1988 and recorded in the New York City Register’s Office on November 21, 1988 in Reel 1496, Page 2393, to form a single lien in the amount of $1,300,000.00.

2.
which Mortgages A, B and C, as consolidated, were assigned by Apple Bank for Savings to National Bank of New York City pursuant to that certain Assignment of Mortgage, dated as August 17, 1999 and recorded in the New York City Register’s Office on December 15, 1999 in Reel 3010, Page 1119.

D.
Mortgage and Security Agreement made by Avon Development Enterprises, Corp. to National Bank of New York City in the original principal amount of $909,940.89, dated as of September 17, 1999 and recorded in the New York City Register’s Office on December 15, 1999 in Reel 3010, Page 1123.

Mortgage Tax Paid: $25,022.25.

1.
which Mortgage D, was consolidated with Mortgages A, B and C above, pursuant to that certain Agreement of Consolidation of Notes and Mortgage and Modification of the Consolidated Mortgage by and between Avon Development Enterprises, Corp. and National Bank of New York City, dated as of September 17, 1999 and recorded in the New York City Register’s Office on December 15, 1999 in Reel 3010, Page 1164, to form a single lien in the amount of $2,000,000.00.

E.
Mortgage and Security Agreement made by Avon Development Enterprises, Corp. to National Bank of New York City in the original principal amount of $162,028.46, dated as of May 1, 2002 and recorded in the New York City Register’s Office on May 24, 2002 in Reel 3524, Page 2339.

Mortgage Tax Paid: $3,240.00.

1.
which Mortgage E, was consolidated with Mortgages A, B, C and D above, pursuant to that certain Agreement of Consolidation of Notes and Mortgages and Modification of the Consolidated Mortgage by and between Avon Development Enterprises, Corp. and National Bank of New York City, dated as of May 1, 2002 and recorded in the New York City Register’s Office on May 24, 2002 in Reel 3524, Page 2379, to form a single lien in the amount of $2,100,000.00.

F.
Second Mortgage and Security Agreement made by Avon Development Enterprises, Corp. to National Bank of New York City in the original principal amount of $300,000.00, dated as of October 23, 2003 and recorded in the New York City Register’s Office on November 25, 2003 as CRFN 2003000472189.

Mortgage Tax Paid: $6,000.00.

G.
Mortgage and Security Agreement made by Avon Development Enterprises, Corp. to National Bank of New York City in the original principal amount of $1,413,858.94, dated as of July 19, 2007 and recorded in the New York City Register’s Office on August 28, 2007 as CRFN 2007000444155.

1.
which Mortgage G, was consolidated with Mortgages A, B, C, D, E and F above, pursuant to that certain Agreement of Consolidation, Extension and Modification of Mortgage by and between Avon Development Enterprises, Corp. and National Bank of New York City, dated as of July 19, 2007 and recorded in the New York City Register’s Office on August 28, 2007 as CRFN 2007000444156, to form a single lien in the amount of $3,500,000.00.

H.
Mortgage and Security Agreement made by Avon Development Enterprises, Corp. to National Bank of New York City in the original principal amount of $450,000.00, dated as of September 16, 2009 and recorded in the New York City Register’s Office on September 28, 2009 as CRFN 2009000312250.

1.
which Mortgage H, was consolidated with Mortgages A, B, C, D, E, F and G above, pursuant to that certain Agreement of Consolidation, Extension and Modification of Mortgage by and between Avon Development Enterprises, Corp. and National Bank of New York City, dated as of September 16, 2009 and recorded in the New York City Register’s Office on September 28, 2009 as CRFN 2009000312251, to form a single lien in the amount of $3,762,393.13.

2.
which Mortgages A, B, C, D, E, F, G and H, as consolidated, were assigned by National Bank of New York City to JPMorgan Chase Bank, N.A. pursuant to that certain Assignment of Mortgages, dated as of July 12, 2012 and recorded in the New York City Register’s Office on August 3, 2012 as CRFN 2012000306939.

I.
Mortgage made by Avon Development Enterprises, Corp. to JPMorgan Chase Bank, N.A. in the original principal amount of $216,154.82, dated as of July 16, 2012 and recorded in the New York City Register’s Office of New York on August 3, 2012 as CRFN 2012000306940.

1.
which Mortgage I, was consolidated with Mortgages A, B, C, D, E, F, G and H above, pursuant to that certain Mortgage Consolidation, Modification and Extension Agreement by and between Avon Development Enterprises, Corp. and JPMorgan Chase Bank, N.A., dated as of July 16, 2012 and recorded in the New York City Register’s Office on August 3, 2012 as CRFN 2012000306941, to form a single lien in the amount of $3,800,000.00.

2.
which Mortgages A, B, C, D, E, F, G, H and I, as consolidated, were assigned by JPMorgan Chase Bank, N.A. to Mercantil CommerceBank, N.A. pursuant to that certain Assignment of Mortgage, dated as of 8/4/2015 and recorded in the New York City Register’s Office on 8/31/2015 as CRFN 2015000302776.

J.
Gap Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing made by 507-511 West 33rd Street Associates LLC and 413 10th Avenue Property, LLC to Mercantil CommerceBank, N.A., in the original principal amount of $26,630,074.69, dated as of 8/12/2015 and recorded in the New York City Register’s Office on 8/31/2015, as CRFN 2015000302778.

1.
which Mortgage J was consolidated and spread with Mortgages A, B, C, D, E, F, G, H, and I above, pursuant to that certain Amended, Restated and Consolidated Mortgage, Security Agreement and Assignment of Leases and Rents by and among 507-511 West 33rd Street Associates LLC, 413 10th Avenue Property, LLC and Mercantil CommerceBank, N.A., dated as of 8/12/2015 and recorded in the New York City Register’s Office on 8/31/2015, as CRFN 2015000302779, to form a single lien in the amount of $30,000,000.

EXHIBIT B
Metes and Bounds Description of the Premises
Lot 29:

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, City, County and State of New York, bounded and described as follows:

BEGINNING at a point on the northerly side of West 33rd Street, distant 125 feet westerly from the corner formed by the intersection of the westerly side of 10th Avenue with the said northerly side of West 33rd Street;

RUNNING THENCE northerly parallel with said westerly side of 10th Avenue, and part of the distance through a party wall, 98 feet 9 inches to the center line of the block;

THENCE westerly along said center line of the block, 80 feet;

THENCE southerly again parallel with said westerly side of 10th Avenue, 98 feet 9 inches to the said northerly side of West 33rd Street;

THENCE easterly along said northerly side of West 33rd Street, 80 feet to the point or place of BEGINNING.

For Information Only: Said premises are known as 507-511 West 33rd Street, New York, NY and designated as Block 705 Lot 29 as shown on the Tax Map of the City of New York, County of New York.

Lot 32:

ALL THAT CERTAIN plot, piece or parcel of land, with the buildings and improvements thereon erected, situate, lying and being in the Borough of Manhattan, County of New York, City and State of New York, bounded and described as follows:

BEGINNING at the corner formed by the intersection of the Westerly line of Tenth Avenue with the Northerly line of West 33rd Street;

RUNNING THENCE Westerly along the Northerly line of West 33rd Street, 75 feet;

THENCE Northerly parallel with Tenth Avenue, 24 feet 9 inches (record) 24.75 feet (survey);

THENCE Easterly parallel with West 33rd Street and part of the way through the center of a party wall 75 feet to the Westerly line of Tenth Avenue aforesaid;

THENCE Southerly along said Westerly line of Tenth Avenue, 24 feet 9 inches (record) 24.75 feet (survey) to the Northerly side of West 33rd Street to the corner, at the point or place of BEGINNING.

For Information Only: Said premises are known as 413 10th Avenue, New York, NY and designated as Block 705 Lot 32 as shown on the Tax Map of the City of New York, County of New York.